As filed with the U.S. Securities and Exchange Commission on January 17, 2025.

Registration No. 333-270018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 8

TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MED EIBY HOLDING CO., LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	5047	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

8th Floor, Yifang Building, No. 315 Shuangming Avenue,

Dongzhou Community, Guangming Street, Guangming District,

Shenzhen, Guangdong, People’s Republic of China, 518107

0755- 26416184
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Ying Li, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor, New York, NY 10022 212-530-2206	Jing Ye, Esq. Ye & Associate, P.C. 135-15 40th Road, Suite 402 Flushing, NY 11354 929-300-7489

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☑

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS, DATED JANUARY 17, 2025

4,000,000 Ordinary Shares

MED EIBY HOLDING CO., LIMITED

This is an initial public offering, or the “offering,” of 4,000,000 ordinary shares, par value US$0.000002 per share (each, an “Ordinary Share,” and, collectively, the “Ordinary Shares”) of MED EIBY Holding Co., Limited, a Cayman Islands exempted company with limited liability whose principal place of business is in Shenzhen, the People’s Republic of China, on a firm commitment basis.

Throughout this prospectus, unless the context indicates otherwise, the terms “we,” “our,” and “our Company,” only refers to MED EIBY Holding Co., Limited, the Cayman Islands holding company; the term “the WFOE” or “our WFOE” refers to Beijing Agamemnon Technology Service Co., Ltd, a limited liability company organized under the laws of the People’s Republic of China (the “PRC”); the terms “Shenzhen Bestman,” or “the VIE” refers to Shenzhen Bestman Precision Instrument Co., Ltd., a limited liability company organized under the laws of the PRC; the term “Nanjing Yonglei” refers to Nanjing Yonglei Medical Products Import and Export Trade Co., Ltd., a PRC wholly-owned subsidiary of the VIE; the term “Shenzhen Xingcheng” refers to Shenzhen Xingcheng Zhiyun Technology Co., Ltd., a PRC wholly-owned subsidiary of the VIE, which company does not have any business operations as of the date of this prospectus; and the term “the PRC operating entities” refers, collectively, to the VIE and its operating subsidiary, Nanjing Yonglei.

Prior to this offering, there has been no public market for our Ordinary Shares. We expect that the initial public offering price of our Ordinary Shares will be in the range of $4.00 to $6.00 per Ordinary Shares. Currently no public market exists for the Ordinary Share.

We expect to list the Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BSME.” At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 23 to read about factors you should consider before buying our Ordinary Shares.

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. The Ordinary Shares offered in this offering are shares of our offshore holding company instead of shares of the VIE or its subsidiaries in China. As a holding company with no material operations of our own, the majority of our operations are conducted through the PRC operating entities. Due to PRC legal restrictions on foreign ownership in certain internet-related businesses we may explore and operate in the future, we do not have any equity ownership of the VIE. We control and receive the economic benefits of the business operations of the VIE and its subsidiaries through certain contractual arrangements (the “VIE Agreements”) which enable us to consolidate the financial results of the VIE and its subsidiaries in our consolidated financial statements for accounting purposes only because we met the conditions under the United States generally accepted accounting principles, or U.S. GAAP, to consolidate the VIE.

Under U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes, because pursuant to the VIE Agreements, the VIE shall pay service fees in an amount equivalent to all of its net income to our WFOE, while WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance, has the obligation to absorb the expected losses of the VIE, and has the right to receive substantially all of the economic benefits of the VIE. Such contractual arrangements are designed so that the operations of the VIE are solely for the benefit of WFOE and, ultimately, the Company. As such, the Company is deemed to be the primary beneficiary of the VIE for accounting purposes and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE.

The VIE structure involves unique risks to investors and the VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. Through the VIE Agreements among our WFOE, the VIE, and Shenzhen Bestman’s shareholders (the “VIE Shareholders”), we are regarded as the primary beneficiary of Shenzhen Bestman and its subsidiaries for accounting purposes, and, therefore, we are able to consolidate the financial results of Shenzhen Bestman and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

However, the VIE structure cannot completely replicate a foreign investment in China-based companies, as the investors will not, and may never directly, hold equity interests in the PRC operating entities. Instead, the VIE structure provides contractual exposure to foreign investment in us. The VIE Agreements may not be as effective as direct ownership in providing operational control over Shenzhen Bestman and its subsidiaries. See “Risk Factors — Risks Related to Our Corporate Structure — If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE and its subsidiaries, and our Ordinary Shares may decline in value or become worthless.” For a description of the VIE contractual arrangements, see “Corporate History and Structure — Our VIE Agreements.” As a result of our use of the VIE structure, you may never directly hold equity interests in the VIE and its subsidiaries.

Because we do not directly hold equity interests in the VIE and its subsidiaries, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles, and the validity and enforcement of our VIE Agreements. Further, given that PRC laws and regulations governing the validity of the VIE Agreements are uncertain and the relevant government authorities and the PRC courts have broad discretion in interpreting these laws and regulations, if the PRC government authorities or the PRC courts deems that our contractual arrangements with the VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, or deem the VIE Structure to be illegal, either in whole or in part, which would likely result in a loss of our consolidated VIE and cause a material change or disruption in our operations, and the value of our Ordinary Shares may depreciate significantly or become worthless. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. See “Risk Factors — Risks Relating to Doing Business in the PRC” and “Risk Factors — Risks Related to our Corporate Structure.”

All of the PRC operating entities’ operations are located in “mainland China,” that is, excluding the Hong Kong Special Administrative Region (“Hong Kong”) and the Macau Special Administrative Region (“Macau”). As at the date of this prospectus, we do not have any Macau subsidiary and our sole Hong Kong subsidiary, MED BESTMAN Holding Co., Limited (“HK Bestman”), has historically been and will continue to be designated as an investment holding company only and we do not intend it to conduct any business operations through such entity.

Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy of Hong Kong). While the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law do not apply to our Hong Kong subsidiary, HK Bestman. However, there is no assurance that certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, will not be applicable to HK Bestman due to change in the current political arrangements between mainland China and Hong Kong or other unforeseeable reasons. The application of such laws and regulations may have a material adverse impact on HK Bestman, as relevant authorities may impose fines and penalties upon HK Bestman, delay or restrict the repatriation of the proceeds from this offering into mainland China and Hong Kong, and any failure by us to fully comply with any such new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or in extreme cases, become worthless.

As of the date of this prospectus, no cash transfer nor transfer of other assets has occurred among our Company, our subsidiaries, and the consolidated VIE. As of the date of this prospectus, none of our subsidiaries or consolidated VIE have made any dividends or distributions to our Company. As of the date of this prospectus, neither we nor any of our subsidiaries have ever paid dividends or made distributions to U.S. investors. See “Prospectus Summary — Selected Consolidated Financial Schedule of Med Eiby Holding Co., Limited parent, VIE and Non-VIE.” We intend to retain most, if not all, of our available funds and any future earnings after this offering to the development and growth of our business. We do not expect to pay dividends or to distribute earnings or settle amounts owed under the VIE agreements in the foreseeable future after this offering. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our WFOE via capital contribution or shareholder loans, as the case may be. However, any proceeds we transfer to our WFOE, either as a shareholder loan or as an increase in registered capital, are subject to approval by, registration with, or information reporting to, relevant governmental authorities in mainland China. Pursuant to the relevant PRC regulations on Foreign Invested Enterprises in China, capital contributions to our mainland China subsidiary are subject to the information report with the Ministry of Commerce, or MOFCOM, or its respective local branches and registration with a local bank authorized by the State Administration of Foreign Exchange, or the SAFE. In addition, any foreign loan procured by our WFOE cannot exceed statutory limits and is required to be registered with the SAFE or its respective local branches. Any medium or long-term loan to be provided by us to the VIE must be registered with the National Development and Reform Commission, or NDRC, and the SAFE or its local branches. Further, we are subject to governmental control of currency conversion and, in certain cases, the control of the remittance of currency out of China. As a result, such governmental control may limit our ability to utilize our revenues effectively. The approval by the SAFE is required to use cash generated from the operations of our mainland China subsidiary and VIE to pay off their respective debts in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside mainland China in a currency other than Renminbi. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in the PRC operating entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering, to make loans or additional capital contributions to our WFOE, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.”

In addition, our Ordinary Shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCAA”) if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2022. Our auditor, Marcum Asia CPAs LLP, is headquartered in New York, New York, and has been inspected by the PCAOB on a regular basis, and was not included in the list of PCAOB Identified Firms in the PCAOB Determination Report issued in December 16, 2021. If trading in our Ordinary Shares is prohibited under the HFCAA in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares and trading in our Ordinary Shares could be prohibited. On August 26, 2022, China Securities Regulatory Commission, or the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, President Biden signed into law the Accelerating Holding Foreign Companies Accountable Act as a part of the legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiating new investigations, as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA, if necessary. See “Risk Factors — Risks Related to This Offering and the Ordinary Shares — Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.”

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. Any future action by the Chinese government expanding the categories of industries and companies whose foreign securities offerings are subject to government review could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations. The Chinese government may choose to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.”

Our business is subject to various government regulations and regulatory interference in China. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Furthermore, recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas. The Chinese government recently initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over Chinese-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. Pursuant to the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021, the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies have been emphasized. Subsequently, on December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”, collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), which stipulate that Chinese-based companies, or the issuer, shall fulfill the filing procedures after the issuer makes an application for initial public offering and listing in an overseas market, and certain overseas offering and listing such as those that constitute a threat to or endanger national security, as reviewed and determined by competent authorities under the State Council in accordance with law, may be prohibited under the Draft Rules Regarding Overseas Listing. On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures with the CSRC; if a domestic company fails to complete the filing procedures, such domestic company may be subject to administrative penalties; (2) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that (1) on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements; and (3) the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with contractual arrangements which duly meet the compliance requirements, and support the development and growth of these companies. Based on the foregoing, since we did not obtain the approvals from the SEC and Nasdaq for this offering and listing prior to March 31, 2023, the effective date of the Trial Measures, we are required to complete necessary filing procedures with the CSRC pursuant to the Trial Measures.

Furthermore, on February 24, 2023, the CSRC revised the Provisions on Strengthening the Management of Confidentiality and Archives Related to the Overseas Issuance of Securities and Overseas Listing by Domestic Companies which were issued in 2009, or the Archives Rules. The revised Archives Rules came into effect on March 31, 2023 together with the Trial Measures. As is consistent with the Trial Measures, the revised Archives Rules will expand their application to cover indirect overseas offering and listing, by stipulating that a domestic company which plans to publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers and overseas regulators, any documents and materials containing state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. In addition, on December 28, 2021, the Cyberspace Administration of China published the Measures for Cybersecurity Review, or Cybersecurity Review Measures, which stipulate that if an operator has personal information of over one million users and intends to be listed in a foreign country, it must be subject to the cybersecurity review.

As of the date of this prospectus, except for the Trial Measures, we believe, without relying on the opinions of any legal counsels, neither we nor the PRC operating entities are directly subject to those regulatory actions or statements currently in effect, as neither we nor the PRC operating entities have implemented any monopolistic behaviors and, neither we nor the PRC operating entities possess personal information of more than one million users in our business operations, and our business does not involve the collection of data that affects or may affect national security, implicates cybersecurity, or involves any type of restricted industry, or involve any other types of restricted industry. However, since those regulatory actions or statements are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, and, if any, the potential impact such modified or new laws and regulations will have on our daily business operation, ability to accept foreign investments and listing of our securities on a U.S. or other foreign exchange.

As advised by Han Kun Law Offices, our PRC counsel, as of the date of this prospectus, (1) we are subject to the Trial Measures for filing procedures with the CSRC, since we did not obtain the approvals from SEC and Nasdaq for this offering and listing prior to March 31, 2023, the effective date of the Trial Measures; and (2) since these statements and regulatory actions by the PRC government are newly published and there exists uncertainty with respect to their requirements and implementation, it is highly uncertain what the potential impact such modified or new laws and regulations will have on our or the PRC operating entities’ daily business operation, the ability to accept foreign investments and listing on U.S. exchanges. As of the date of this prospectus, we have submitted the application with the CSRC for this offering, as required by the Trial Measures. The filing application is currently under CSRC’s review and we have not yet received CSRC’s approval, as of the date of this prospectus. This offering is contingent upon the approval from the CSRC. We cannot assure you that we will be able to complete such filings with the CSRC pursuant to the Trial Measures in a timely manner or even at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or continue to offer our securities.

The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require our Company, the VIE or its subsidiary to obtain regulatory approval from Chinese authorities before listing in the U.S. Although as of the date of this prospectus, our Company, the VIE and its subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor have any of them received any inquiry, notice or sanction in such respect, it is uncertain whether or when we might be required to obtain permission from any PRC governmental authority to list our shares overseas, and even if such permission is obtained, whether it will be later denied or rescinded, which could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors and could cause the value of our Ordinary Shares to significantly decline or be worthless. See “Risk Factors — Risks Related to Our Corporate Structure.”

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Following the completion of this offering, our founder, Mr. Yong Bai, will beneficially own 9,870,477 Ordinary Shares, representing 51.95% of the total voting power of our issued and outstanding share capital immediately following the completing of this offering. As such, we will be deemed to be a “controlled company” under Nasdaq listing rules 5615(c). However, even if we are deemed to be a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq listing rules. See “Risk Factors” and “Management — Controlled Company.”

This prospectus does not constitute, and there will not be, an offering of securities to the public in the Cayman Islands.

	Per Share	Total
Initial public offering price	US$	US$
Underwriting discounts (1)	US$	US$
Proceeds to our Company before expenses (2)	US$	US$

(1)	See “Underwriting” in this prospectus for more information regarding our arrangements with Benjamin Securities, Inc. (the “Representative” or the “Underwriter”). Prime Number Capital is acting as co-manager (together with the Representative, the “Underwriters”).
(2)	We expect our total cash expenses for this offering (including cash expenses payable to the Underwriter for its out-of-pocket expenses) to be approximately $[●], exclusive of the above discounts. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

The Underwriter is selling 4,000,000 Ordinary Shares in this offering on a firm commitment basis. The Underwriter is obligated to take and pay for all of the Ordinary Shares if any such Ordinary Shares are taken. There is no over-allotment option granted to the Underwriter in connection with this offering.

The Underwriter expects to deliver the Ordinary Shares against payment in U.S. dollars to purchasers on or about         , 2025.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated         , 2025

About this Prospectus

We and the Underwriter have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“BVI” are to the British Virgin Islands;

●	“China” or the “PRC” refers to the People’s Republic of China; in this prospectus, any PRC laws, rules, regulations, statutes, notices, circulars and judicial interpretations or the like refer to those PRC laws, rules, regulations, statutes, notices, circulars and judicial interpretations or the like currently in force, published for comments (if specifically stated) or being promulgated but have not come into effect (if specifically stated) and publicly available in mainland China as of the date of this prospectus;

●	“Heketuoer BVI” are to Heketuoer Holding Co., Limited, a BVI business company incorporated with limited liability under the laws of the BVI on July 8, 2021;

●	“Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“HK Bestman” are to MED BESTMAN Holding Co., Limited, a limited liability company incorporated in Hong Kong on July 16, 2021;

●	“HK$” and “Hong Kong dollars” are to the legal currency of Hong Kong;

●

“mainland China” are to the People’s Republic of China, geographically, for the purposes of this prospectus only, excluding Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region;

●	“Nanjing Yonglei” and “Yonglei” are to Nanjing Yonglei Medical Products Import and Export Trade Co., Ltd., a limited liability company incorporated in the PRC on September 29, 2005;

●	“the PRC operating entities” and “PRC operating entities” are to the VIE, Shenzhen Bestman, and its subsidiary, Nanjing Yonglei;

●	“the VIE” or “Shenzhen Bestman” are to Shenzhen Bestman Precision Instrument Co., Ltd., a limited liability company incorporated in the PRC on August 3, 2001;

●	“RMB” and “Renminbi” are to the legal currency of China;

●	“SCNPC” are to Standing Committee of the National People’s Congress;

●	“shares,” “Shares,” or “Ordinary Shares” are to the ordinary shares of the Company, par value US$0.000002 per share;

●	“Shenzhen Xingcheng” are to Shenzhen Xingcheng Zhiyun Technology Co., Ltd., a company incorporated in the PRC on March 19, 2024 and a wholly owned subsidiary of Shenzhen Bestman;

●	“SMEs” are to small and medium enterprises;

●	“US$,” “$” and “U.S. dollars” are to the legal currency of the United States;

●	“we,” “us,” “Company,” “our” or “MED EIBY Holding” are to MED EIBY Holding Co., Limited, a Cayman Islands exempted company incorporated in the Cayman Islands on June 25, 2021 and its predecessor entity;

●	“WFOE,” “our WFOE” are to Beijing Agamemnon Technology Service Co., LTD, a limited liability company incorporated in the PRC on January 24, 2022; and

●	“Xuan Wu Holding” are to Xuan Wu Holding Co., Limited, a BVI business company incorporated with limited liability under the laws of the BVI on March 29, 2022.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares. This prospectus contains information from an industry report commissioned by us and prepared by Frost & Sullivan (Beijing) Inc., Shanghai Branch Co. (Frost & Sullivan), an independent research firm, to provide information regarding our industry and market position in China.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our ordinary shares at a ratio of 500-for-1 share and additional share issuances to our existing shareholders approved by our shareholders and board of directors on February 22, 2023.

Our Corporate Structure

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, the majority of our operations are conducted through the PRC operating entities in mainland China pursuant to the VIE Agreements. The VIE Agreements were entered into by and among our WFOE, the VIE, and the VIE’s shareholders (together the “VIE Shareholders,” and each a “VIE Shareholder”) and include the Powers of Attorney, Equity Pledge Agreement, Exclusive Business Cooperation Agreement, Exclusive Option Agreement, and a Spousal Consent Letter. Due to PRC legal restrictions on foreign ownership in certain internet-related businesses we may explore and operate in the future, we do not have any equity ownership of the VIE. We control and receive the economic benefits of the VIE’s business operations through the VIE Agreements, and we consolidate the VIE for accounting purposes only because we met the conditions under U.S. GAAP to consolidate the VIE. Pursuant to the VIE Agreements, the VIE shall pay service fees in an amount equivalent to all of its net income to our WFOE, while WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance, has the obligation to absorb the expected losses of the legal entity, and has the right to receive substantially all of the economic benefits of the VIE. Such contractual arrangements are designed so that the operations of the VIE are solely for the benefit of WFOE and, ultimately, the Company. As such, under U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes and must consolidate the VIE. However, the VIE Agreements have not been tested in a court of law and may not be effective in providing control over the VIE. We are, therefore, subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC regarding the VIE and the VIE structure. For a description of the VIE Agreements, see “Corporate History and Structure — Our VIE Agreements.” See also “Risk Factors – Risks Related to Our Corporate Structure —We rely on contractual arrangements with the VIE and the VIE Shareholders for a large portion of our business operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIE or the VIE Shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on our business.” and “Risk Factors — Risks Related to Our Corporate Structure — If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE and its subsidiaries, and our Ordinary Shares may decline in value or become worthless.”

Our Ordinary Shares in this offering are shares of our offshore holding company in the Cayman Islands instead of shares of the operating entities. The VIE structure provides contractual exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. As a result, you may never directly hold equity interests in the operating entities.

The following diagram illustrates our corporate structure, including our significant subsidiary, the VIE and its subsidiaries, as of the date of this prospectus and upon the completion of this offering based on proposed number of 4,000,000 Ordinary Shares being offered. For more detail on our corporate history, please refer to “Corporate History and Structure.”

As more stringent criteria have been imposed by the SEC and the PCAOB recently, our securities may be prohibited from trading if our auditor cannot be fully inspected. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This list does not include our auditor, Marcum Asia CPAs LLP. While our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause our securities to be delisted from the stock exchange. On August 26, 2022, CSRC, the MOF, and the PCAOB signed a Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, President Biden signed into law the Accelerating Holding Foreign Companies Accountable Act as a part of the Consolidated Appropriations Act, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiating new investigations, as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA, if necessary. See “Risk Factors — Risks Related to This Offering and the Ordinary Shares — Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.”

Risks associated with our corporate structure and VIE contractual arrangements

Because we do not directly hold equity interests in the VIE and its subsidiaries, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles, and the validity and enforcement of our VIE Agreements. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our Ordinary Shares may depreciate significantly or become worthless. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. See “Risk Factors — Risks Related to Our Corporate Structure — We rely on contractual arrangements with the VIE and the VIE Shareholders for a large portion of our business operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIE or the VIE Shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on our business.” and “Risk Factors — Risks Related to Our Corporate Structure — If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE and its subsidiaries, and our Ordinary Shares may decline in value or become worthless.”

We are the primary beneficiary of Shenzhen Bestman and its subsidiaries for accounting purposes, and, therefore, we are able to consolidate the financial results of Shenzhen Bestman and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP. The contractual arrangements may not be as effective as direct ownership in providing operational control. For instance, the VIE and the VIE Shareholders could breach their contractual arrangements with us by, among other things, failing to conduct its operations in an acceptable manner or taking other actions that are detrimental to our interests. The VIE Shareholders may not act in the best interests of our Company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with the VIE. In the event that the VIE or the VIE Shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. In addition, even if legal actions are taken to enforce such arrangements, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. See “Risk Factors — Risks Related to Our Corporate Structure — We rely on contractual arrangements with the VIE and the VIE Shareholders for a large portion of our business operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIE or the VIE Shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on our business.”

Our business is subject to various government regulations and regulatory interference in China. As of the date of this prospectus, except as disclosed in this prospectus and except for those permissions and approvals that would not be reasonably expected to have a material adverse effect on our business operation, the PRC operating entities have obtained all material permissions and approvals required by Chinese authorities for our business operation under the current applicable laws in effect, including (i) business licenses; (ii) PRC medical device production and operation licenses; (iii) Class I and II medical device qualifications, including record filings for Class I products and registration certificates for Class II products; (iv) internet drug information service qualification licenses; (v) foreign trade business operators registrations; (vi) medical device advertisement approvals; (vii) value-added telecommunications business permit (information service business (internet information service only)); and (viii) hygiene licenses for enterprises producing disinfection products and relevant record filings for such products. Shenzhen Bestman has developed a mobile application named “WristAnkle”, which is still undergoing internal testing and optimization review. On August 8, 2024, Shenzhen Xingcheng acquired a value-added telecommunications business permit, and Shenzhen Bestman acquired 100% of the equity interests in Shenzhen Xingcheng on October 12, 2024. . Shenzhen Xingcheng plans to launch vascular health management services to customers in mainland PRC through the “WristAnkle” app. The business model for vascular health management services is still at an early validation stage, and the specific service structure and types of services to be offered through the app have not yet been finalized by Shenzhen Xingcheng. Shenzhen Xingcheng currently expects to offer the following services through the app: (i) real-time monitoring and recording of health indicators: by connecting with detection devices, the app will display certain health indicators in real-time, including blood flow velocity and vascular wall elasticity, which will help users monitor their vascular health status in a timely manner while also recording their historical test results, allowing users to review their health data anytime; (ii) health mall: an online marketplace which will offer users a range of health products, including dietary supplements designed to promote vascular health; and (iii) other value-added services, such as the provision of lifestyle recommendations for vascular health and other health education information. The vascular health management services expected to be provided by Shenzhen Xingcheng will be categorized as information service businesses, and a value-added telecommunications business permit will be required under PRC laws. As of the date of this prospectus, no vascular health management services are actually provided through the app, nor has revenue been generated from the app., Shenzhen Xingcheng does not have a specific timeline as to the official launch of vascular health management services as of the date of this prospectus. See also “Corporate History and Structure.”

As advised by our PRC counsel, except for remaining uncertainties regarding whether we are subject to the cybersecurity review, other than those requisite for a domestic company in China to engage in the businesses similar to ours and those related to the Trial Measures, our Company, the VIE and its subsidiaries are not required to obtain any permission from Chinese governmental authorities, including the CSRC or any other governmental authorities that is required to approve our current business operations in China based on the laws and regulations currently in effect as of the date of this prospectus. However, if our Company, the VIE and its subsidiaries do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that our Company, the VIE and its subsidiaries are required to obtain approvals in the future, we may be subject to investigations by competent governmental authorities, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Furthermore, given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas, we cannot assure you we may receive or maintain applicable permissions, approvals with respect to the filing procedures for our operations and to offer the securities being registered to foreign investors. As of the date of this prospectus, our Company, the VIE and its subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor have any of them received any inquiry, notice or sanction in such respect. It is uncertain whether or when we might be required to obtain permission from any PRC governmental authority to list our shares overseas, and even if such permission is obtained, whether it will be later denied or rescinded, which could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors and could cause the value of our Ordinary Shares to significantly decline or be worthless. See “Risk Factors — Risks Related to Our Corporate Structure — The SCNPC or PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require us, our subsidiaries, the VIE or its subsidiary to obtain regulatory approval from Chinese authorities before or after listing in the U.S.” and “Risk Factors — Risks Related to Our Corporate Structure — If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE and its subsidiaries, and our Ordinary Shares may decline in value or become worthless.”

On December 24, 2021, the CSRC released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filling procedures may result in administrative penalties, such as order to rectify, warnings, and fines. On February 24, 2023, the CSRC revised the Archives Rules issued in 2009. The revised Archives Rules came into effect on March 31, 2023. In the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

As advised by our PRC counsel, except for remaining uncertainties regarding whether we are subject to the cybersecurity review, as of the date of this prospectus and based on the laws and regulations currently in effect, we are not required to obtain any other permission from any PRC governmental authorities to offer securities to foreign investors, except that we are subject to the Trial Measures for filing procedures with the CSRC, since we did not obtain the approvals from SEC and Nasdaq for this offering and listing prior to March 31, 2023, the effective date of the Trial Measures. We have submitted the application with the CSRC for this offering, as required by the Trial Measures. The filing application is currently under CSRC’s review and we have not yet received CSRC’s approval, as of the date of this prospectus. This offering is contingent upon the approval from the CSRC. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanction or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities, including, but not limited to, the Trial Measures. Although we endeavor to comply with all the applicable laws and regulations, if the PRC operating entities (i) do not receive or maintain applicable permissions or approvals for our operation and to offer the securities being registered to foreign investors, or (ii) inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and the PRC operating entities are required to obtain permissions or approvals in the future, the PRC operating entities’ business operation may be materially affected and\or we may lose our consolidated VIE, which conducts the PRC operating entities’ manufacturing operations, holds significant assets and accounts for significant revenues, and have to modify such structure to comply with regulatory requirements. There can be no assurance that we or the PRC operating entities can achieve this without material disruption to the PRC operating entities’ business. Therefore, it may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Our Corporate Structure — The SCNPC or PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require us, our subsidiaries, the VIE or its subsidiary to obtain regulatory approval from Chinese authorities before or after listing in the U.S.,” “Risk Factors — Risks Related to Our Corporate Structure — Additional compliance procedures may be required in connection with this offering, due to the promulgation of the Trial Measures, the new filing-based administrative rules for overseas offering and listing by domestic companies in China, which could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors and could cause the value of our Ordinary Shares to significantly decline or become worthless,” and “Risk Factors — Risks Related to Our Corporate Structure — If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE and its subsidiaries, and our Ordinary Shares may decline in value or become worthless.”

As the Trial Measures and the revised Archives Rules were newly published, it remains unclear on how they will be interpreted, amended and implemented by CSRC and relevant PRC governmental authorities. Thus, substantial uncertainties exist with respect to their interpretation and implementation regarding such laws and regulations. Furthermore, we are required to complete the filing procedures with the CSRC in connection with this offering, and we cannot assure you that we will be able to complete such filing procedures with the CSRC pursuant to the Trial Measures in a timely manner, or at all. Any failure by us to comply with such filing procedures could impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

As of the date of this prospectus, except for our ongoing communications with the CSRC regarding the filing procedures under the Trail Measures, our Company, the VIE and its subsidiaries have not received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, it is still uncertain how the potential impact such modified or new laws and regulations will have on the daily operations of the PRC operating entities, the ability to accept foreign investments and list on a U.S. exchange.

Our Mission

Our mission is to become a world-leading medical device manufacturer and provide high-quality medical devices to protect human health.

Overview

The PRC operating entities are a provider and manufacturer of Class I and II medical devices. Specifically, Nanjing Yonglei exports Class I and II medical devices and Shenzhen Bestman manufactures Class I and II medical devices.

Shenzhen Bestman has Class I and II medical devices qualifications, including record filings for Class I products, registration certificates for Class II products, and medical device production and operation licenses in mainland China.

Class I, II, and III medical devices are defined by the National Medical Products Administration of China according to their risk levels under the Regulations on the Supervision and Administration of Medical Devices (2021 Revision), Article 6 of which sets out as follows:

●	“Medical Devices of Class I” means the medical devices with low risks, whose safety and effectiveness can be ensured through routine administration.

●	“Medical Devices of Class II” means the medical devices with moderate risks, which shall be strictly controlled and administered to ensure their safety and effectiveness.

●	“Medical Devices of Class III” means the medical devices with relatively high risks, which shall be strictly controlled and administered through special measures to ensure their safety and effectiveness.

The National Medical Products Administration of the State Council, or the NMPA, is responsible for developing the classification rules for medical devices and maintaining catalogues of classified devices. Based on information on the production, distribution and use of medical devices, the NMPA analyzes and evaluates the risk levels of medical devices and adjusts the classification rules and classification catalogues.

The PRC operating entities have provided hospitals, pharmacies, medical equipment companies, and individual customers for over 20 years with more than 567,000 Class I and Class II medical device products for domestic and international sales.

Shenzhen Bestman mainly manufactures and sells Class I and II medical devices under its own brands. Specifically, Shenzhen Bestman mainly focuses on the manufacturing, sales and distributions of its own-produced medical devices, such as fetal dopplers, fetal/maternal monitors, ultrasonic vascular doppler detectors, vine finders, and feeding pumps, etc.

Nanjing Yonglei mainly sells Class I and II medical devices manufactured by Shenzhen Bestman and other medical devices sourced from other Chinese manufacturers to its overseas customers. Specifically, Nanjing Yonglei focuses on exporting medical devices.

The PRC operating entities sell their products both domestically and internationally. Besides significant domestic sales in China, the PRC operating entities’ export sales have expanded to more than 100 countries across the world. In 2003, Shenzhen Bestman obtained an ISO-9001 certificate and, in 2005, it received an ISO-13485 certificate. As of the date of this prospectus, both the ISO-9001 and ISO-13485 certificates are effective. The current effective ISO-13485 certificate will expire on September 27, 2027, and the current effective ISO-9001 certificate will expire on September 14, 2027.

In addition, Shenzhen Bestman’s product, fetal doppler (models: BF-500B, BF-500+, and BF500++), received United States Food and Drug Administration’s, or the FDA’s, approvals in 2010. The registration renewal has been recently renewed and will be valid through December 31, 2025.

Our Sales Ecosystem

The PRC operating entities’ distribution network covers major global markets. Internationally, the PRC operating entities mainly export medical devices through exporting distributors. Currently, the PRC operating entities cooperate with 1,646 exporting distributors, who are responsible for distributing their products to end users across the world.

Our Revenue Model

The PRC operating entities generate revenues through: 1) manufacturing and sales of Class I and II medical devices under their own brands, i.e. the brands owned by Shenzhen Bestman; and 2) resales of Class I, II and III medical devices sourced from other manufacturers. For the fiscal year ended June 30, 2024, the PRC operating entities recognized $3,280,403 in revenues, of which Shenzhen Bestman’s own brand sales accounted for 38%, and the resales of sourced medical devices from other manufactures accounted for 62%. For the fiscal year ended June 30, 2023, the PRC operating entities recognized $3,319,339 in revenues, of which Shenzhen Bestman’s own brand sales accounted for 50%, and the resales of sourced medical devices from other manufactures accounted for 50%.

The PRC operating entities’ medical devices reach end users both domestically and internationally. For fiscal years ended June 30, 2024, our total sales to domestic direct end users and domestic distributor customers accounted for 27% of our revenues. For the fiscal year ended June 30, 2024, our sales to overseas distributing customers accounted for 73% of our revenues. For the fiscal year ended June 30, 2023, our total sales to domestic direct end users and domestic distributor customers accounted for 40% of our revenues. For the fiscal year ended June 30, 2023, our sales to overseas distributing customers accounted for 60% of our revenues.

The PRC operating entities’ overseas distributors are mainly from Cameroon and Senegal. For the fiscal year ended June 30, 2024, revenue contributed by distributors from Cameroon accounted for 24%, and revenue contributed by distributors from Senegal accounted for 17%. For the fiscal year ended June 30, 2023, revenue contributed by distributors from Cameroon accounted for 24%, revenue contributed by distributors from Senegal accounted for 12%. Nigeria used to be one of our main sources of overseas distributors. But during the fiscal year ended June 30, 2024, there were only less than 10% of our revenue contributed by the distributors there.

The PRC operating entities sell medical devices through their direct sales force, including ecommerce platforms, and distributors. For the fiscal year ended June 30, 2024, the PRC operating entities’ sales through direct sales channels accounted for 3% of our revenues, and the sales through distributors accounted for 97% of our revenue, of which domestic distributors accounted for 24%, and exporting distributors accounted for 73% of our revenues. For the fiscal year ended June 30, 2023, the PRC operating entities’ sales through direct sales channels accounted for 4% of our revenues, and the PRC operating entities’ sales through distributors accounted for 96% of our revenues, of which domestic distributors accounted for 36%, and exporting distributors accounted for 60% of our revenues.

Competitive Strengths

We believe that the following strengths contribute to our success and are the differentiating factors that set us apart from our peers:

●	Strong brand and experienced management team.

●	Large distribution, sales, and service network for medical devices.

●	Competitive position maintained by high quality standard systems.

●	Close cooperation between departments.

●	Market-driven research and development allow for continual improvement and long-term client loyalty.

Our Growth Strategies

We will continue to adhere to our business principle of providing high-quality and safe products to our consumers. We believe that our pursuit of this goal will lead to sustainable growth driven by our capacity expansion based on market demand, enabling us to solidify our position in the industry, and create long-term value for shareholders and employees. We intend to pursue the following strategies:

●	Strengthen our market position by gaining additional market share.

●	Continue to invest in our research and development department.

●	Strengthen our quality control system and uphold our commitment to product quality.

●	Expand our sales and distribution network.

●	Enhance our ability to attract, incentivize and retain talented professionals.

●	Launch Vascular Health Management Services in Mainland China through Proprietary Mobile App.

Our Securities

On February 22, 2023, our shareholders and board of directors approved a forward split of our outstanding Ordinary Shares at a ratio of 500-for-1 share. Unless otherwise indicated, all references to Ordinary Shares, options to purchase Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the forward split of our Ordinary Shares and the additional share issuances to our existing shareholders as if they had occurred at the beginning of the earlier period presented.

On April 2, 2024, our board of directors approved a share allotment of an aggregate of 2,319,000 Ordinary Shares to a total of 13 shareholders. See “Description of Share Capital — History of Share Capital” and “Item 7 — Recent Sales of Unregistered Securities.”

Summary of Significant Risk Factors

An investment in our Ordinary Shares is subject to a number of risks, including risks relating to the business and industry of the PRC operating entities, risks related to our corporate structure, risks related to doing business in China, and risks related to our Ordinary Shares and this offering. You should carefully consider all of the information in this prospectus before making an investment in the Ordinary Shares. The following list summarizes some, but not all, of these risks. Please read the information in the section titled “Risk Factors” for a more thorough description of these and other risks. These risks are discussed more fully in the section titled “Risk Factors” beginning on page 23 of this prospectus.

Risks Related to the Business and Industry of the PRC Operating Entities

Risks and uncertainties related to the business and industry of the PRC operating entities include, but are not limited to, the following. For more detailed discussion of these risks, see “Risk Factors — Risks Related to the Business and Industry of the PRC Operating Entities” from pages 24 to 41.

●	The PRC operating entities pay close attention to quality control, monitoring each step in the process from procurement to production and from warehouse to delivery. Yet, maintaining consistent product quality depends significantly on the effectiveness of the PRC operating entities’ quality control system, which in turn depends on a number of factors, including, but not limited to, the design of the PRC operating entities’ quality control system, employee training to ensure that the PRC operating entities’ employees adhere to and implement such quality control policies and procedures, and the effectiveness of monitoring any potential violation of such quality control policies and procedures. There can be no assurance that the PRC operating entities’ quality control system will always prove to be effective. See “Risk Factors — Risks Related to the Business and Industry of the PRC Operating Entities — Failure to maintain the quality and safety of the PRC operating entities’ products could have a material and adverse effect on our financial condition and results of operations” of this prospectus;
●	The quality of the PRC operating entities’ products is critical to the success of the PRC operating entities’ business, and such quality, to a large extent, depends on the effectiveness of the PRC operating entities’ quality control system. The PRC operating entities have developed a rigorous quality control system that enables them to monitor each stage of the production process. However, the PRC operating entities still cannot eliminate all risks of errors, defects or failures. Failure to detect quality defects in the PRC operating entities’ products could result in patient injury, customer dissatisfaction, or other problems that could seriously harm the PRC operating entities’ reputation and business, expose the PRC operating entities to liability, and adversely affect our revenues and profitability. See “Risk Factors — Risks Related to the Business and Industry of the PRC Operating Entities — Any failure to maintain effective quality control over the PRC operating entities’ products and services could materially adversely affect the PRC operating entities’ business” of this prospectus;
●	The PRC operating entities face an inherent risk of liability claims or complaints from their customers. Although, the PRC operating entities take those complaints and claims seriously and endeavor to reduce such complaints by implementing various remedial measures, the PRC operating entities cannot assure you that they can successfully prevent or address all complaints as and when they occur. Any complaints or claims against the PRC operating entities, even if meritless and unsuccessful, may divert management’s attention and other resources from the PRC operating entities’ business and adversely affect the PRC operating entities’ business and operations. Customers may lose confidence in the PRC operating entities and their brand, which may adversely affect the PRC operating entities’ business and results of operations. See “Risk Factors — Risks Related to the Business and Industry of the PRC Operating Entities — We may experience significant liability claims or complaints from customers, litigation, and regulatory investigations and proceedings relating to medical device safety, or adverse publicity involving the PRC operating entities’ products, which could adversely affect our financial condition and results of operations” of this prospectus;
●	The PRC operating entities do not have long term contracts with their suppliers. Their suppliers can reduce the quantities of products they sell to the PRC operating entities, or cease selling products to the PRC operating entities. Such reductions or terminations could have a material adverse impact on the PRC operating entities’ revenues, profits and financial condition, even if the PRC operating entities maintain an alternative suppliers list. See “Risk Factors — Risks Related to the Business and Industry of the PRC Operating Entities — The PRC operating entities do not have long term contracts with their suppliers and the suppliers can reduce order quantities or terminate their sales to the PRC operating entities” of this prospectus;
●	Currently, the PRC operating entities’ products are primarily produced at their factory located in Shenzhen, China. The products also rely on the PRC operating entities’ suppliers to provide raw materials and components. Nevertheless, natural disasters or other unanticipated catastrophic events, including storms, fires, explosions, earthquakes, terrorist attacks and wars, as well as changes in governmental planning for the land where the PRC operating entities’ factory or their suppliers’ factories are located could significantly impair the PRC operating entities’ ability to manufacture products and operate their business. Catastrophic events could also destroy the inventories stored in and those suppliers' factories. The occurrence of any catastrophic event could result in the temporary or long-term closure of manufacturing facilities, and may severely disrupt the PRC operating entities’ business operations. See “Risk Factors — Risks Related to the Business and Industry of the PRC Operating Entities — Any disruption of the operation of the PRC operating entities or the operation of the PRC operating entities’ suppliers could materially and adversely affect the PRC operating entities’ business and results of operations” of this prospectus;
●	The PRC operating entities rely on a combination of trademark, fair trade practice, patent, copyright and trade secret protection laws in China, as well as confidentiality procedures and contractual provisions, to protect their intellectual property rights. In the event that the PRC operating entities resort to litigation to enforce their intellectual property rights, such litigation could result in substantial costs and a diversion of their managerial and financial resources. We can provide no assurance that the PRC operating entities will prevail in such litigation. In addition, the PRC operating entities’ trade secrets may be leaked or otherwise become available to, or be independently discovered by, their competitors. Any failure in protecting or enforcing the PRC operating entities’ intellectual property rights could have a material adverse effect on our business, financial condition and results of operations. See “Risk Factors — Risks Related to the Business and Industry of the PRC Operating Entities — The PRC operating entities may not be able to prevent others from unauthorized use of their intellectual property, which could harm their business and competitive position” of this prospectus;
●	Global pandemics, epidemics in China or elsewhere in the world, or fear of the spread of contagious diseases, such as Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt the PRC operating entities’ business operations, reduce or restrict the PRC operating entities’ supply of products, incur significant costs to protect their employees and facilities, or result in regional or global economic distress, which may materially and adversely affect the PRC operating entities’ business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on the PRC operating entities’ business, financial condition, and results of operations. See “Risk Factors — Risks Related to the Business and Industry of the PRC Operating Entities — Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt the PRC operating entities’ delivery and operations, which could materially and adversely affect their business, financial condition, and results of operations” of this prospectus;
●	The PRC operating entities sell medical devices internationally. Although the PRC operating entities take measures to minimize risks inherent to their international sales, certain risks may have a negative effect on their profitability and operating results, impair the performance of the PRC operating entities’ foreign sales or otherwise disrupt their business. See “Risk Factors — Risks Related to the Business and Industry of the PRC Operating Entities — The PR operating entities’ international sales are subject to a variety of risks that could adversely affect their profitability and operating results” of this prospectus;

●	The medical devices the PRC operating entities manufacture and sell are closely related to human health, which is subject to strict supervision by relevant PRC authorities. The related national government authorities have issued a series of regulatory guidelines and industry policies to ensure the healthy development of the industry. In recent years, as China further deepens the reform of its medical and health system, relevant government departments have successively implemented a series of regulations and policies regarding industry standards, bidding, price formation mechanisms, circulation systems and other related fields, which have brought wide and profound impact on the livelihood and development of pharmaceutical companies. See “Risk Factors — Risks Related to the Business and Industry of the PRC Operating Entities — Failure to keep up with the changes in domestic industry policies or standards could have a material and adverse effect on the PRC operating entities’ reputation, financial condition, and results of operations” of this prospectus; and
●	The PRC operating entities have established and improved their internal control system against unfair business practices, to prevent, minimize and\or eliminate employees and customers improper behaviors in the medical device sales transactions, including unauthorized rebates. There can be no assurance that the PRC operating entities’ existing internal control system will be adequate to prevent, minimize and/or eliminate such improper transactions, that the PRC operating entities will be able to effectively implement their internal control polices, or that they will be able to perfect their internal control system to eliminate such improper transactions. See “Risk Factors — Risks Related to the Business and Industry of the PRC Operating Entities — If the PRC operating entities’ employees or customers are involved in improper medical device sales transactions, it could adversely affect the PRC operating entities’ reputation, financial conditions and results of operations” of this prospectus.

Risks Related to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following. For a more detailed discussion, see “Risk Factors — Risks Related to Our Corporate Structure” from pages 41 to 48.

●	We are a Cayman Islands exempted company and our mainland China subsidiary, namely our WFOE, is a foreign-invested enterprise. We have relied, and expect to continue relying, on contractual arrangements with the VIE and the VIE Shareholders to operate our business in China. We conduct our operations in the PRC mainly through the VIE and its subsidiaries pursuant to the VIE Agreements. The VIE Agreements may not be as effective as direct ownership in providing operational control. For example, the VIE and the VIE Shareholders could breach their contractual arrangements with us by, among other things, failing to conduct its operations in an acceptable manner or taking other actions that are detrimental to our interests. See “Risk Factors — Risks Related to Our Corporate Structure — We rely on contractual arrangements with the VIE and the VIE Shareholders for a large portion of our business operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIE or the VIE Shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on our business” of this prospectus;
●	It is uncertain whether any new PRC laws or regulations relating to VIE structures will be adopted or, if adopted, what they would provide. If our corporate structure and contractual arrangements are deemed by the relevant regulators that have competent authority, to be illegal, either in whole or in part, we may lose the consolidated VIE, which conducts our manufacturing operations, holds significant assets and accounts for significant revenues, and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our business. Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. See “Risk Factors — Risks Related to Our Corporate Structure — If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE and its subsidiaries, and our Ordinary Shares may decline in value or become worthless” of this prospectus;
●	Under the applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the VIE contractual arrangements were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of the VIE in the form of a transfer pricing adjustment. See “Risk Factors — Risks Related to Our Corporate Structure — Contractual arrangements in relation to the VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or the VIE owe additional taxes, which could negatively affect our financial condition and the value of your investment” of this prospectus;
●

We are a Cayman Islands exempted company and the majority of our assets are located in mainland China. All of our current operations are conducted in the PRC. In addition, the majority of our officers and directors are nationals and residents of mainland China or Hong Kong (including Yong Bai, Yufang Li, Wei Fang, Yee Man Yung, and Yu Guo) and a majority of them are currently located in mainland China or Hong Kong (including Yong Bai, Yufang Li, Wei Fang, Yee Man Yung, and Yu Guo; Lei Lei is currently living in Canada). The majority of the assets of these persons are located in mainland China. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. See “Risk Factors — Risks Related to Our Corporate Structure — Certain judgments obtained against us by our shareholders may not be enforceable” of this prospectus; and

●	The Trial Measures and the revised Archives Rules subjects us to additional compliance requirements, and we cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any failure by us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Our Corporate Structure — Additional compliance procedures may be required in connection with this offering, due to the promulgation of the Trial Measures, the new filing-based administrative rules for overseas offering and listing by domestic companies in China, which could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors and could cause the value of our Ordinary Shares to significantly decline or become worthless” of this prospectus.

Risks Related to Doing Business in China

Our PRC operating entities are based in China and have substantially all of their operations in China, and therefore, we face risks and uncertainties relating to doing business in the PRC in general, including, but not limited to, the following. For a more detailed discussion, see “Risk Factors — Risks Related to Doing Business in China” from pages 49 to 63.

●	All of our operations are conducted through the PRC operating entities located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic, social conditions and government policies in China generally. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. Furthermore, our Company, the VIE and its subsidiaries, and our investors may face uncertainty about future actions by the government of China that could significantly affect the VIE and its subsidiaries’ financial performance and operations, including the enforceability of the contractual arrangements that constitute the VIE Agreements. We cannot assure you that the PRC government will not initiate possible governmental actions or scrutiny to us, which could substantially affect our operation and the value of our Ordinary Shares may depreciate quickly. See “Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions, as well as possible interventions and influences of any government policies and actions, could have a material adverse effect on our business and operations and the value of our Ordinary Shares” of this prospectus;
●	Our business is subject to various government regulations and regulatory interference in China. If we or the PRC operating entities do not receive, complete, or maintain necessary approvals or filings, or we or the PRC operating entities inadvertently conclude that such approvals or filings are not required, or there is a change in the applicable laws, regulations, or interpretations such that we or the PRC operating entities need to make filings or obtain approvals in the future, it may have a material adverse effect on our business and results of operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in China — Our business is subject to various government regulations and regulatory interference in China. If we or the PRC operating entities do not receive, complete, or maintain necessary approvals or filings, or we or the PRC operating entities inadvertently conclude that such approvals or filings are not required, or there is a change in the applicable laws, regulations, or interpretations such that we or the PRC operating entities need to make filings or obtain approvals in the future, it may have a material adverse effect on our business and results of operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless” of this prospectus;
●	We conduct our business primarily through the PRC operating entities. Our operations in the PRC are governed by PRC laws and regulations. The PRC operating entities are subject to laws and regulations applicable to foreign investment in PRC, which are evolving rapidly and differ in material aspects from the laws of the United States. See “Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us” of this prospectus;
●	Substantially all of the PRC operating entities’ operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. The PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence the PRC operating entities’ operations at any time, which are beyond our control. Therefore, any such action may adversely affect our or the PRC operating entities’ operations and could completely limit or hinder our ability to offer or continue to offer securities to you and cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations. The Chinese government may choose to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless” of this prospectus;
●	We are subject to the Trial Measures for filing procedures with the CSRC, since we did not obtain the approvals from SEC and Nasdaq for this offering and listing prior to March 31, 2023, the effective date of the Trial Measures. If we are not able to complete such filing procedures with the CSRC pursuant to the Trial Measures, or if our holding company or any of the PRC operating entities are required to obtain any additional approval in the future and are later denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which events would materially affect the interest of the investors and cause the value of our securities to significantly decline or become worthless. Furthermore, even when such permission is obtained, it is uncertain whether it will be denied or rescinded. The PRC operating entities’ operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to their business or industry. See “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which the PRC operating entities’ conduct their business activities. The PRC government may also intervene or influence the PRC operating entities’ operations and this offering at any time, which could result in a material change in the PRC operating entities’ operations and our Ordinary Shares could decline in value or become worthless” of this prospectus;
●	On March 15, 2019, the PRC National People’s Congress approved the PRC Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law, and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. On December 26, 2019, the PRC State Council approved the Implementation Rules of Foreign Investment Law, which came into effect on January 1, 2020. The PRC Foreign Investment Law and its Implementation Rules embody an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since the PRC Foreign Investment Law is relatively new, substantial uncertainties exist with respect to its interpretation and implementation and future actions with respect to such laws and regulations promulgated thereunder could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in China — Substantial uncertainties exist with respect to the interpretation and implementation of newly enacted PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of our current corporate structure, corporate governance, and operations” of this prospectus;
●	We are a Cayman Islands holding company and we may rely on dividends and other distributions on equity from our WFOE for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and for services of any debt we may incur. Our WFOE’s ability to distribute dividends in turn depends on the payment it receives from the VIE as service fees pursuant to certain contractual arrangements among our WFOE, the VIE and the VIE Shareholders entered into to comply with certain restrictions under PRC law on foreign investment. Any limitation on the ability of our WFOE to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our WFOE to fund any cash and financing requirements we may have, and any limitation on the ability of our WFOE to make payments to us and any tax we are required to pay could have a material adverse effect on our ability to conduct our business” of this prospectus;
●	The conversion of the Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future. See “Risk Factors — Risks Related to Doing Business in China — Fluctuations in exchange rates could have a material adverse impact on our results of operations and the value of your investment” of this prospectus;
●	The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive a significant portion of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our mainland China subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our mainland China subsidiary in China may be used to pay dividends to our Company. See “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment” of this prospectus;
●	SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. See “Risk Factors — Risks Related to Doing Business in China — PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our WFOE to liability or penalties, limit our ability to inject capital into our WFOE, limit our WFOE’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us” of this prospectus;
●	Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. See “Risk Factors — Risks Related to Doing Business in China — It may be difficult for overseas regulators to conduct investigations or collect evidence within China” of this prospectus;

●	Any funds we transfer to our WFOE, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on Foreign Investment Enterprises (“FIEs”) in China, capital contributions to our mainland China subsidiary are subject to the information report with the MOFCOM or their respective local branches and registration with a local bank authorized by the SAFE. In addition, any foreign loan procured by our WFOE cannot exceed statutory limits and is required to be registered with SAFE or its respective local branches. Any medium or long-term loan to be provided by us to the VIE must be registered with the National Development and Reform Commission, or NDRC, and the SAFE or its local branches. We may not be able to complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by us to our WFOE. If we fail to complete such registrations, our ability to use the proceeds of this offering, and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in the PRC operating entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering, to make loans or additional capital contributions to our WFOE, which could materially and adversely affect our liquidity and our ability to fund and expand our business” of this prospectus;
●	Among other things, the M&A Rules adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirements in the future. See “Risk Factors — Risks Related to Doing Business in China — The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China” of this prospectus;
●	Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” See “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and holders of our Ordinary Shares” of this prospectus;
●	The business of the PRC operating entities involves collecting and retaining certain internal and customer data. The PRC operating entities also maintain information about various aspects of their operations as well as regarding their employees. The integrity and protection of customer, employee and company data is critical to our business. The customers and employees of the PRC operating entities expect that we will adequately protect their personal information. The PRC operating entities are required by applicable laws to keep strictly confidential the personal information that they collect, and to take adequate security measures to safeguard such information. See “Risk Factors — Risks Related to Doing Business in China — The PRC operating entities may be liable for improper use or appropriation of personal information provided by their customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, our listing on Nasdaq, and this offering” of this prospectus;
●	We are an exempted company incorporated under the laws of the Cayman Islands, we conduct all of our operations in China and the majority of our assets are located in mainland China. In addition, the majority of our current officers and directors (including Yong Bai, Yufang Li, Wei Fang, Yee Man Yung, and Yu Guo) are nationals and residents of mainland China or Hong Kong and a majority of them (including Yong Bai, Yufang Li, Wei Fang, Yee Man Yung, and Yu Guo) are currently located in mainland China or Hong Kong. The majority of the assets of these people are located in mainland China or Hong Kong. As a result, it may be difficult for you to effect service of process upon us or those persons inside China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. See “Risk Factors — Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws” of this prospectus; and
●	The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) and the Hong Kong Autonomy Act, or HKAA, could impact our Hong Kong holding subsidiary. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. See “Risk Factors — Risks Related to Doing Business in China — The enactment of Hong Kong National Security Law could impact our Hong Kong holding subsidiary” of this prospectus.

Risks Related to the Ordinary Shares and This Offering

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following. For a more detailed discussion, see “Risk Factors — Related to the Ordinary Shares and This Offering” from pages 63 to 70.

●	Prior to the completion of this offering, our Ordinary Shares were not traded on any market. Any active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained after this offering. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Ordinary Shares could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Ordinary Shares, you could lose a substantial part or all of your investment in our Ordinary Shares. The initial public offering price will be determined by us, based on numerous factors and may not be indicative of the market price of our Ordinary Shares after this offering. Consequently, you may not be able to sell our Ordinary Shares at a price equal to or greater than the price paid by you in this offering. See “Risk Factors — Risks Related to the Ordinary Shares and This Offering — The initial public offering price of our Ordinary Shares may not be indicative of the market price of our Ordinary Shares after this offering. In addition, an active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained, and our share price may be volatile” of this prospectus;
●	As a foreign private issuer, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our Ordinary Shares. See “Risk Factors — Risks Related to the Ordinary Shares and This Offering — As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders” of this prospectus;

●	We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers. See “Risk Factors — Risks Related to the Ordinary Shares and This Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” of this prospectus; and
●	Our current management team lacks experience in managing a company publicly traded in the U.S., interacting with public company investors and complying with the increasingly complex laws pertaining to U.S.-listed public companies. Prior to the completion of this offering, we mainly operate our businesses as a private company in the PRC. As a result of this offering, our Company will become subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the scrutiny of securities analysts and investors, and our management currently has no experience in complying with such laws, regulations and obligations. See “Risk Factors — Risks Related to the Ordinary Shares and This Offering — Our management team lacks experience in managing a U.S.-listed company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial conditions, and results of operations” of this prospectus.

In addition, we face risks and uncertainties related to our corporate structure, including risks associated with our contractual relationship with Shenzhen Bestman, the VIE, which is based on contractual arrangements rather than equity ownership.

We also face other challenges, risks and uncertainties that may materially adversely affect our business, financial condition, results of operations and prospects. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our Ordinary Shares.

Our VIE Agreements

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, the majority of our operations are conducted through the PRC operating entities in China pursuant to the VIE Agreements. The VIE Agreements were entered into by and among our WFOE, the VIE, and the VIE’s shareholders and include the Powers of Attorney, an Equity Pledge Agreement, an Exclusive Business Cooperation Agreement, an Exclusive Option Agreement, and a Spousal Consent Letter. Due to PRC legal restrictions on foreign ownership in certain internet-related businesses we may explore and operate in the future, we do not have any equity ownership of the VIE. We control and receive the economic benefits of the VIE’s business operations through the VIE Agreements, and we consolidate the VIE for accounting purposes only because we met the conditions under U.S. GAAP to consolidate the VIE. Pursuant to the VIE Agreements, the VIE shall pay service fees in an amount equivalent to all of its net income to our WFOE, while WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance, has the obligation to absorb the expected losses of the VIE, and has the right to receive substantially all of the economic benefits of the VIE. Such contractual arrangements are designed so that the operations of the VIE are solely for the benefit of WFOE and ultimately, the Company. As such, under the U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes and must consolidate the VIE. We are also subject to the risk that the PRC government could disallow the VIE structure, which would likely result in a material change in our operations and, as a result, the value of our Ordinary Shares may depreciate significantly or become worthless. For a description of our corporate structure and VIE contractual arrangements, see “Corporate History and Structure.” See also “Risk Factors – Risks Related to Our Corporate Structure.”

The following is a summary of the VIE Agreements.

Powers of Attorney. Under the Powers of Attorney, dated January 28, 2022, executed by each VIE Shareholder, accepted by our WFOE and acknowledged by the VIE, each of the VIE Shareholder irrevocably authorized our WFOE or its designee, to (i) convene, hold and attend shareholders’ meetings of the VIE, (ii) exercise all voting rights of the VIE Shareholder with respect to all matters to be discussed and voted on in the shareholders’ meetings of the VIE, (iii) exercise all voting rights of the VIE Shareholder under the PRC laws promulgated from time to time, and (iv) exercise all voting rights of the VIE Shareholder in accordance with law and the articles of association of the VIE. The powers of attorney will remain effective until the shareholders are no longer registered VIE Shareholders.

Equity Pledge Agreement. On January 28, 2022, the VIE Shareholders and our WFOE entered into an equity pledge agreement. Under this agreement, the VIE Shareholders pledged their equity interests in the VIE to our WFOE to secure the performance of their obligations under the exclusive option agreement and the power of attorney, and the VIE’s payment obligations under the exclusive business cooperation agreement as described below. Without our WFOE’s prior written consent, the VIE Shareholders shall not transfer the equity interests pledged thereunder or create any other pledge or encumbrance on such equity interests during the term of the equity interest pledge agreement. The equity interest pledge agreements remain effective unless otherwise terminated by our WFOE in the event of material breach by the VIE, or terminated pursuant to other agreements entered into among all parties to the Equity Pledge Agreement.

Spousal Consent. The spouse of Mr. Huaye Bai agreed, via spousal consent, to the execution of the “Transaction Documents” which consist of: (a) an Equity Pledge Agreement entered into by and between our WFOE and the VIE Shareholders; (b) an Exclusive Option Agreement entered into by and among the VIE Shareholders, the VIE, and our WFOE; (c) the Powers of Attorney issued to our WFOE, and the disposal of the operating rights or the assets for the business of Shenzhen Bestman held by Mr. Huaye Bai and registered in his name.

The spouse of Mr. Huaye Bai further undertakes not to make any assertions in connection with the operating rights and assets of Shenzhen Bestman which are held by Mr. Huaye Bai. The spouse confirms that Mr. Huaye Bai can perform his obligations under the Transaction Documents and further amend or terminate the Transaction Documents without her authorization or consent. The spouse undertakes to execute all necessary documents and take all necessary actions to ensure appropriate performance of the Transaction Documents.

The spouse of Mr. Huaye Bai also undertakes that if she obtains any operating rights and assets of Shenzhen Bestman which are held by Mr. Huaye Bai for any reasons, she shall be bound by the Transaction Documents entered into between Mr. Huaye Bai and our WFOE (as amended time to time) and comply with the obligations thereunder as an operator of Shenzhen Bestman. For this purpose, upon our WFOE’s request, she shall sign a series of written documents in substantially the same format and content as the Transaction Documents (as amended from time to time).

Exclusive Business Cooperation Agreement. On January 28, 2022, the VIE and our WFOE entered into an exclusive service agreement (the “Exclusive Business Cooperation Agreement”), pursuant to which agreement our WFOE will be the exclusive provider of services and support required by the VIE, including technical support and marketing services, services related to the development and manufacturing of medical devices, information technology and consulting services, the development, maintenance and update of computer system, hardware and database. Without our WFOE’s written consent, the VIE shall not accept any technology consulting and services covered by the Exclusive Business Cooperation Agreement from any third party. The VIE agrees to pay service fees to our WFOE on annual basis. The service fees for each year shall consist of a management fee and a fee for services provided, which shall be reasonably determined by our WFOE pursuant to the factors set out in the Exclusive Business Cooperation, such as the complexity and difficulty of the services provided by our WFOE, seniority of and time consumed by the employees of our WFOE, specific contents, scope and value of the services provided by our WFOE, the market price of the same type of services, and operation conditions of the VIE. Also, the amount of services fees may be set forth in the relevant contracts separately executed by the VIE and our WFOE. If our WFOE transfers or licenses technology to the VIE, develops software or other technology entrusted by the VIE, or leases equipment or properties to the VIE, then the technology transfer price, license price, development fees or rent shall be determined by our WFOE and the VIE separately based on the actual situations and/or set forth in the relevant contracts separately executed by the VIE and WFOE. The Exclusive Business Cooperation Agreement will remain effective for 30 years from the date of its execution and will automatically be extended for another 30 years upon the initial expiration date, unless otherwise terminated by our WFOE on such expiration date upon prior written notice or earlier terminated pursuant to other agreements entered into among all parties to the Exclusive Business Cooperation Agreement.

Exclusive Option Agreement. On January 28, 2022, the VIE Shareholders, the VIE and our WFOE entered into an exclusive option agreement (the “Exclusive Option Agreement), pursuant to which the VIE Shareholders granted our WFOE an irrevocable and exclusive right to purchase, or designate one or more persons to purchase, at its discretion, all or part of the equity interests in the VIE held by the VIE Shareholders for RMB10 (the “Base Price”), which Base Price was calculated on pro rata basis in the event of purchasing part of the equity interests. If the lowest price permitted under PRC law exceeds the Base Price, the amount exceeding the Base Price shall be promptly donated by the VIE Shareholders to our WFOE or any other person designated by our WFOE. The Exclusive Option Agreement further provides that the VIE Shareholders shall not dispose of or encumber any of their equity interests in the VIE without the prior written consent of our WFOE, and the VIE shall not dispose of or transfer any of its assets or income or distribute any dividends to the VIE Shareholders in any manner. The Exclusive Option Agreement will remain effective unless the equity interests held by its shareholders have been transferred or assigned to WFOE or any other person designated by WFOE.

In the opinion of Han Kun Law Offices, our PRC legal counsel:

●	the ownership structures of our WFOE and the VIE, both currently and immediately after giving effect to this offering, are not and will not result in any violation of PRC laws or regulations currently in effect; and

●	Our VIE Agreements are governed by PRC laws, both currently and immediately after giving effect to this offering, are valid, binding and enforceable, and do not result in any violation of PRC laws or regulations currently in effect.

However, we have been advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. Accordingly, the PRC regulatory authorities may take a view that is contrary to, or otherwise different from, the above opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to VIE structure will be adopted or if adopted, what they would provide. PRC laws and regulations governing the validity of the VIE Agreements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations. See “Risk Factors — Risks Related to Our Corporate Structure — We rely on contractual arrangements with the VIE and the VIE Shareholders for a large portion of our business operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIE or the VIE Shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on our business” and “Risk Factors — Risks Related to Our Corporate Structure — If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE and its subsidiaries, and our Ordinary Shares may decline in value or become worthless.”

Transfer of Cash or Assets

Dividend Distributions

As of the date of this prospectus, no cash transfer or transfer of other assets have occurred between our Company, our subsidiaries, and consolidated VIE. As of the date of this prospectus, none of our subsidiaries or consolidated VIE have made any dividends or distributions to our Company. As of the date of this prospectus, neither we nor any of our subsidiaries have ever paid dividends or made distributions to U.S. investors. We intend to retain most, if not all, of our available funds and any future earnings after this offering to the development and growth of our business. We do not expect to pay dividends in the foreseeable future after this offering. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our WFOE via capital contribution or shareholder loans, as the case may be.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will rely on dividends and other distributions on equity from the VIE to our WFOE in accordance with the VIE agreements for cash requirements, including the funds necessary to pay dividends and other cash contributions to our shareholders.

According to the Foreign Investment Law of the PRC and its implementing rules, which jointly established the legal framework for the administration of foreign-invested companies, a foreign investor may, in accordance with other applicable laws, freely transfer into or out of China its contributions, profits, capital earnings, income from asset disposal, intellectual property rights, royalties acquired, compensation or indemnity legally obtained, and income from liquidation, made or derived within the territory of China in RMB or any foreign currency, and any entity or individual shall not illegally restrict such transfer in terms of the currency, amount and frequency. According to the Company Law of the PRC and other Chinese laws and regulations, our WFOE may pay dividends only out of its respective accumulated profits as determined in accordance with Chinese accounting standards and regulations. In addition, our WFOE is required to set aside at least 10% of its accumulated after-tax profits, if any, each year to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Where the statutory reserve fund is insufficient to cover any loss our WFOE incurred in the previous financial year, its current financial year’s accumulated after-tax profits shall first be used to cover the loss before any statutory reserve fund is drawn therefrom. Such statutory reserve funds and the accumulated after-tax profits that are used for covering the loss cannot be distributed to us as dividends. At its discretion, our WFOE may allocate a portion of its after-tax profits based on Chinese accounting standards to a discretionary reserve fund. Any limitation on the ability of our WFOE to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

Renminbi is not freely convertible into other currencies. As result, any restriction on currency exchange may limit the ability of our WFOE to use its potential future renminbi revenues to pay dividends to us. The Chinese government imposes controls on the convertibility of renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in availability of foreign currency may then restrict the ability of our WFOE to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. The renminbi is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and foreign currency debt, including loans we may secure for our onshore subsidiary. Currently, our WFOE may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the State Administration of Foreign Exchange of China (“SAFE”) by complying with certain procedural requirements. However, the relevant Chinese governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. The Chinese government may continue to strengthen its capital controls, and additional restrictions and substantial vetting processes may be instituted by SAFE for cross-border transactions falling under both the current account and the capital account. Any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in renminbi to fund our business activities outside of China or pay dividends in foreign currencies to holders of our securities. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our WFOE to fund any cash and financing requirements we may have, and any limitation on the ability of our WFOE to make payments to us and any tax we are required to pay could have a material adverse effect on our ability to conduct our business” for a detailed discussion of the Chinese legal restrictions on the payment of dividends and our ability to transfer cash within our organization. In addition, if we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from the VIE to our WFOE in accordance with the VIE arrangements, and the distribution of payments from our WFOE to HK Bestman, and in turn to Heketuoer BVI and finally to the Company as dividends. Certain payments from the VIE to our WFOE are subject to PRC taxes, including VAT.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a mainland China project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in mainland China project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our WFOE to HK Bestman. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. HK Bestman intends to apply for the tax resident certificate when our WFOE plans to declare and pay dividends to HK Bestman. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our WFOE to fund any cash and financing requirements we may have, and any limitation on the ability of our WFOE to make payments to us and any tax we are required to pay could have a material adverse effect on our ability to conduct our business.”

In addition, Heketuoer BVI may be considered a non-resident enterprise for tax purposes, so that any dividends our Hong Kong subsidiary pays to Heketuoer BVI may be regarded as Hong Kong-sourced income and as a result may be subject to Hong Kong taxation law. See “Taxation — Hong Kong Taxation.”

Selected Consolidated Financial Schedule of Med Eiby Holding Co., Limited parent, VIE and Non-VIE

The following tables present selected consolidated financial information of Med Eiby Holding Co., Limited, Non-VIE subsidiaries, WFOE and VIE and Nanjing Yonglei for the fiscal year ended June 30, 2024 and 2023. Non-VIE subsidiaries include Heketuoer BVI, HK Bestman and Xuan Wu Holding.

SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

	Fiscal Year Ended June 30, 2024
	Parent US$	Non-VIE subsidiaries US$	WFOE US$	VIE and Nanjing Yonglei US$	Eliminating Entries US$	Total US$
Third party sales	-	-	-	3,189,329	-	3,189,329
Related party sales	-	-	-	91,074	-	91,074
Cost of revenues	-	-	-	(2,196,015)	-	(2,196,015)
Total operating expenses	-	(29,210)	(2,536)	(2,007,662)	-	(2,039,408)
Equity in loss of VIE and Nanjing Yonglei	-	-	(1,011,619)	-	1,011,619	-
Equity in loss of subsidiaries	(1,043,365)	(1,014,155)	-	-	2,057,520	-
Loss from operations	(1,043,365)	(1,043,365)	(1,014,155)	(923,274)	3,069,139	(955,020)
Total net loss	(1,043,365)	(1,043,365)	(1,014,155)	(1,011,619)	3,069,139	(1,043,365)

	Fiscal Year Ended June 30, 2023
	Parent US$	Non-VIE subsidiaries US$	WFOE US$	VIE and Nanjing Yonglei US$	Eliminating Entries US$	Total US$
Third party sales	-	-	-	3,119,795	-	3,119,795
Related party sales	-	-	-	199,544	-	199,544
Cost of revenues	-	-	-	(1,793,776)	-	(1,793,776)
Total operating expenses	(7,820)	(1,550)	(1,493)	(2,211,646)	-	(2,222,509)
Equity in loss of VIE and Nanjing Yonglei	-	-	(694,010)	-	694,010	-
Equity in loss of subsidiaries	(697,053)	(695,503)	-	-	1,392,556	-
Loss from operations	(704,873)	(697,053)	(695,503)	(686,083)	2,086,566	(696,946)
Total net loss	(704,873)	(697,053)	(695,503)	(694,010)	2,086,566	(704,873)

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

	As of June 30, 2024
	Parent US$	Non-VIE subsidiaries US$	WFOE US$	VIE and Nanjing Yonglei US$	Eliminating Entries US$	Total US$
Cash and cash equivalents	-	-	6,890	216,036	-	222,926
Accounts receivable	-	-	-	1,494,851	-	1,494,851
Other current assets	-	-	-	529,837	(45,560)	484,277
Total current assets	-	-	6,890	2,240,724	(45,560)	2,202,054
Investment deficit in subsidiaries	(5,014,112)	(4,983,352)	-	-	9,997,464	-
Investment deficit in VIE and Nanjing Yonglei	-	-	(4,981,872)	-	4,981,872	-
Property, Equipment and software, net	-	-	-	34,626	-	34,626
Other non-current assets	-	-	-	1,203,336	-	1,203,336
Total non-current assets	(5,014,112)	(4,983,352)	(4,981,872)	1,237,962	14,979,336	1,237,962
Total assets	(5,014,112)	(4,983,352)	(4,974,982)	3,478,686	14,933,776	3,440,016
Accounts payable	-	-	-	890,609	-	890,609
Other current liabilities	7,820	30,760	8,370	2,551,862	(45,560)	2,553,252
Total current liabilities	7,820	30,760	8,370	3,442,471	(45,560)	3,443,861
Total non-current liabilities	-	-	-	5,018,087	-	5,018,087
Total liabilities	7,820	30,760	8,370	8,460,558	(45,560)	8,461,948
Total shareholders’ deficit	(5,021,932)	(5,014,112)	(4,983,352)	(4,981,872)	14,979,336	(5,021,932)

	As of June 30, 2023
	Parent US$	Non-VIE subsidiaries US$	WFOE US$	VIE and Nanjing Yonglei US$	Eliminating Entries US$	Total US$
Cash and cash equivalents	-	-	27	234,625	-	234,652
Accounts receivable	-	-	1,269	1,228,929	-	1,230,198
Other current assets	-	-		958,701	(39,876)	918,825
Total current assets	-	-	1,296	2,422,255	(39,876)	2,383,675
Investment deficit in subsidiaries	(3,985,463)	(3,983,913)	-	-	7,969,376	-
Investment deficit in VIE and Nanjing Yonglei	-	-	(3,982,520)	-	3,982,520	-
Property, Equipment and software, net	-	-	-	-	-	-
Other non-current assets	-	-	-	1,173,777	-	1,173,777
Total non-current assets	(3,985,463)	(3,983,913)	(3,982,520)	1,173,777	11,951,896	1,173,777
Total assets	(3,985,463)	(3,983,913)	(3,981,224)	3,596,032	11,912,020	3,557,452
Accounts payable	-	-	-	649,878	-	649,878
Other current liabilities	7,820	1,550	2,689	2,805,508	(39,876)	2,777,691
Total current liabilities	7,820	1,550	2,689	3,455,386	(39,876)	3,427,569
Total non-current liabilities	-	-	-	4,123,166	-	4,123,166
Total liabilities	7,820	1,550	2,689	7,578,552	(39,876)	7,550,735
Total shareholders’ deficit	(3,993,283)	(3,985,463)	(3,983,913)	(3,982,520)	11,951,896	(3,993,283)

SELECTED CONSOLIDATED STATEMENTS OF CASH FLOWS INFOMRATION

	Fiscal Year Ended June 30, 2024
	Parent US$	Non-VIE subsidiaries US$	WFOE US$	VIE and Nanjing Yonglei US$	Eliminating Entries US$	Total US$
Net cash used in operating activities	-	-	(1,262)	(863,481)	-	(864,743)
Net cash used in investing activities	-	-	-	284,098	8,166	292,264
Net cash generated from financing activities	-	-	8,166	561,201	(8,166)	561,201
Cash and cash equivalents at the beginning of period	-	-	27	234,625	-	234,652
Effect of foreign exchange rate changes on cash and cash equivalents	-	-	(41)	(407)	-	(448)
Net decrease in cash and cash equivalents	-	-	6,863	(18,589)	-	(11,726)
Cash and cash equivalents at the end of period	-	-	6,890	216,036	-	222,926

	Fiscal Year Ended June 30, 2023
	Parent US$	Non-VIE subsidiaries US$	WFOE US$	VIE and Nanjing Yonglei US$	Eliminating Entries US$	Total US$
Net cash used in operating activities	(7,820)	(1,550)	(1,464)	(166,792)	10,863	(166,763)
Net cash used in investing activities	-	-	-	(328,790)	-	(328,790)
Net cash generated from financing activities	7,820	1,550	1,493	732,066	(10,863)	732,066
Cash, cash equivalents and restricted cash at the beginning of the year	-	-	-	15,097	-	15,097
Effect of foreign exchange rate changes on cash and cash equivalents	-	-	(29)	(16,929)	-	(16,958)
Net decrease in cash, cash equivalents and restricted cash	-	-	-	219,555	-	219,555
Cash, cash equivalents and restricted cash at the end of the year	-	-	-	234,652	-	234,652

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As long as we remain an emerging growth company, we may rely on exemptions from some of the reporting requirements applicable to public companies that are not emerging growth companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A;”

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, herein referred to as the Securities Act, occurred, if we have more than $1.235 billion in annual revenues, have more than $700 million in market value of our Ordinary Share held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Coronavirus (COVID-19) Update

On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization declared the outbreak of the novel strain of coronavirus, later named COVID-19, a “Public Health Emergency of International Concern (PHEIC),” and later on March 11, 2020, a global “pandemic.” The COVID-19 pandemic led governments across the globe to impose a series of measures intended to contain its spread, including border closures, travel bans, quarantine measures, social distancing, and restrictions on business operations and large gatherings. From 2020 to the middle of 2022, COVID-19 vaccination programs have been greatly promoted around the globe, however several types of COVID-19 variants emerged in different parts of the world and caused temporary lockdowns. Restrictions had been re-imposed from time to time in certain cities to combat sporadic outbreaks of COVID-19 in the PRC from early 2020 through December 2022. For example, in early 2022, the Omicron variant of COVID-19 was identified in China, especially in Shenzhen and Shanghai city, Jilin Province and Beijing, where strict lockdowns were imposed. In addition, in the second half of 2022, some cities, including Guangzhou, Shenzhen and Beijing, remained under lockdown from time to time due to the spread of Omicron and the zero-COVID measures taken by the local governments.

Due to the rapidly expanding nature of COVID-19 pandemic and the zero-COVID measures taken by the local governments from early 2020 through December 2022, and because substantially all of the PRC operating entities’ business operations and workforce are concentrated in the PRC, we believe that COVID-19 pandemic has impacted, and will likely continue to impact, the PRC operating entities’ business, results of operations, and financial condition. The potential further impact on the results of operations will also depend on future developments and information that may emerge regarding the duration and severity of COVID-19 and the actions taken by governmental authorities and other entities to contain COVID-19 or to mitigate its impacts, almost all of which are beyond our control.

The impacts of COVID-19 on the PRC operating entities’ business, financial condition, and results of operations as of the date of this prospectus include, but are not limited to, the following:

●	Shenzhen Bestman has experienced temporary lockdowns since February 2020. The lockdown from March 14, 2022 to March 18, 2022 resulted from a COVID-19 outbreak in Shenzhen, Guangdong Province, China (the “Shenzhen Lockdown”), which directly impacted the operations of Shenzhen Bestman. During the Shenzhen Lockdown, as required by the Shenzhen government, Shenzhen Bestman temporarily closed its offices and production facilities. Due to the nature of its business, the closure of the Shenzhen Bestman had delayed production and product delivery. Shenzhen Bestman’s offices and facilities were reopened on March 18, 2022. Such closures and operation interruptions adversely affected Shenzhen Bestman’s production during the lockdown period. Since the end of April 2022, we believe Shenzhen Bestman’s operations have returned to the level they were at before the Shenzhen Lockdown.

●	Product delivery has been delayed. Due to the Shenzhen Lockdown, Shenzhen Bestman had to postpone its product delivery. Since the end of April 2022, we believe the negative impact on our business due to the Shenzhen Lockdown has been gradually easing, as occasional small outbreaks in Shenzhen were usually controlled quickly, and the PRC government has gradually relaxed lockdown measures and travel restrictions and allowed the resumption of business since December 2022.

●	While Shenzhen Bestman actively seeks alternative raw materials and all of Shenzhen Bestman’s major suppliers are currently fully operational, increasing purchase prices for certain raw materials may adversely affect Shenzhen Bestman’s operations.

●	The PRC operating entities’ business depends on their employees. Due to the travel restrictions imposed by the local governments from early 2020 through December 2022, some of the operating entities’ employees were unable to return to work. We believe such issue has not had a significant impact on the PRC operating entities since April 2022.

The PRC operating entities’ operations may be further affected by COVID-19. China continuously optimized and adjusted COVID-19 prevention and control measures with the aim of protecting health, and lifted most of the travel restrictions and quarantine requirements in December 2022. The selling prices and the sales volume of epidemic prevention products decreased accordingly, due to the recovery from COVID-19 overseas and the decrease in the demand of pandemic-related products. As of the date of this prospectus, the impacts of COVID-19 on the supply chain have diminished, which benefits the PRC operating entities’ export business. However, in the meantime, the United States has been raising interest rates, resulting in an appreciation of U.S. dollars. Consequently, there has been a decline in the PRC operating entities’ customer purchases, as the export purchase prices are denominated in U.S. dollars. In addition, COVID-19 has resulted in volatility in some global financial markets, which could increase the Company’s cost of capital or limit its ability to access financing when needed. Broader impacts of the COVID-19 also include inflationary pressure, which may impact the costs of the PRC operating entities’ manufacturing of products. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Major Factors Affecting Our Results of Operations.” The extent to which COVID-19 impacts the PRC operating entities’ business in the future will depend on future developments and further government actions. Any future impact on the results of operations of the PRC operating entities will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of COVID-19 and the actions taken by government authorities and other entities to contain the spread or treat its impact, almost all of which are beyond our and the PRC operating entities’ control. Given the general slowdown in economic conditions globally and volatility in the capital markets, we cannot assure you that we will be able to maintain the growth rate we have experienced or projected. We will continue to closely monitor the situation throughout 2024 and beyond.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Corporate Information

The PRC operating entities’ principal executive offices are located at 8th Floor, Yifang Building, No.315 Shuangming Avenue, Dongzhou Community, Guangming Street, Guangming District, Shenzhen, Guangdong, the People’s Republic of China, 518107. Our telephone number at this address is +86 (755) 26416184. Our registered office in the Cayman Islands is located at the offices of Tricor Services (Cayman Islands) Limited, Second Floor, Century Yard, Cricket Square, P.O. Box 902, Grand Cayman, KY1-1103, Cayman Islands, and the phone number of our registered office is +1 (345) 743 1702.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our corporate website is https://www.szbestman.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

Notes on Prospectus Presentation

We have made rounding adjustments to reach some of the figures included in this prospectus. Consequently, numerical figures shown as totals in some tables may not be arithmetic aggregations of the figures that precede them.

Our business is conducted by the VIE, Shenzhen Bestman and its subsidiary, Nanjing Yonglei, in the PRC, using Renminbi, or RMB, the currency of mainland China. We do not own any equity shares in the VIE, and consolidate the VIE for accounting purposes only because we met the conditions under U.S. GAAP to consolidate the VIE.  For a description of the business of our consolidated VIE and its subsidiaries and a summary of the contractual arrangements, see “Corporate History and Structure — Our VIE Agreements.” See also “Risk Factors — Risks Related to Our Corporate Structure” for certain risks related to the contractual arrangements.

Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

For clarification, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chairman will be presented as “Yong Bai,” even though, in Chinese, Mr. Yong Bai’s name is presented as “Bai Yong.”

THE OFFERING

Offering Price per Ordinary Share	We currently estimate that the initial public offering price will be in the range of $4.00 to $6.00 per Ordinary Share.

Ordinary Shares offered by us	4,000,000 Ordinary Shares.

Ordinary Shares outstanding prior to the completion of this offering	15,000,000 Ordinary Shares

Ordinary Shares outstanding immediately after this offering

19,000,000 Ordinary Shares. Our founder, Mr. Yong Bai, will beneficially own 9,870,477 of our Ordinary Shares and 51.95% of the total voting power of our issued and outstanding share capital immediately following the completing of this offering.

No Over-Allotment Option	There is no over-allotment option granted to the Underwriter in connection with this offering.

Voting Rights	Each Ordinary Share is entitled to one vote.

Use of Proceeds

We estimate that we will receive net proceeds of approximately US$16.93 million from this offering, assuming an initial public offering price of US$5.00 per Ordinary Share, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We anticipate using the net proceeds of this offering primarily for (i) expansion of our manufacturing and assembly facilities; (ii) potential acquisition of, or investment in, business in the medical devices field; (iii) investing in our research and department team; (iv) expanding our sales and distribution network, including the establishment of a joint venture company in Uganda and (iv) general corporate purposes. See “Use of Proceeds” on page 72 for more information.

Lock-up	We, our directors and executive officers, and all of our existing shareholders before the offering have agreed with the Underwriter, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Ordinary Shares or similar securities or any securities convertible into or exchangeable or exercisable for our Ordinary Shares, for a period of six (6) months from the date on which the trading of the Ordinary Shares on the Nasdaq Capital Market commences. See “Shares Eligible for Future Sale” and “Underwriting.”

Listing	We have applied to have our Ordinary Shares listed on the Nasdaq Capital Market under the symbol “BSME.” At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Transfer Agent	Transhare Corporation

Payment and Settlement	The Underwriter expects to deliver the Ordinary Shares against payment on , 2025, through the facilities of The Depository Trust Company, or DTC.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Ordinary Shares.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to the Business and Industry of the PRC Operating Entities

The PRC operating entities’ operating history may not be indicative of their future growth or financial results and they may not be able to sustain their historical growth rates.

The PRC operating entities’ operating history may not be indicative of their future growth or financial results. There is no assurance that the PRC operating entities will be able to grow their revenues in future periods. Our operating entities’ growth rates may decline for any number of possible reasons, and some of them are beyond our operating entities’ control, including decreasing customer demand, increasing competition, declining growth of the medical device industry in general, emergence of alternative business models, or changes in government policies or general economic conditions. Our operating entities will continue to expand their sales network and product offerings to bring greater convenience to their customers and to increase their customer base and number of transactions. However, the execution of our operating entities’ expansion plan is subject to uncertainty and the total number of items sold and number of transacting customers may not grow at the rate our operating entities expect for the reasons stated above. If our operating entities’ growth rates decline, investors’ perceptions of our operating entities’ business and prospects may be adversely affected and the market price of our common stock could decline accordingly.

Failure to maintain the quality and safety of the PRC operating entities’ products could have a material and adverse effect on our financial condition and results of operations.

The quality and safety of the PRC operating entities’ products, whether self-manufactured and out-sourced, are critical to the PRC operating entities’ success. As a medical device manufacturer with a history of over 20 years, quality and safety are always the PRC operating entities’ core values as medical devices are directly used for human body and thus essential to the human health. The PRC operating entities pay close attention to quality control, monitoring each step in the process from procurement to production and from warehouse to delivery. Yet, maintaining consistent product quality depends significantly on the effectiveness of the PRC operating entities’ quality control system, which in turn depends on a number of factors, including, but not limited to, the design of the PRC operating entities’ quality control system, employee training to ensure that the PRC operating entities’ employees adhere to and implement such quality control policies and procedures, and the effectiveness of monitoring any potential violation of such quality control policies and procedures. There can be no assurance that the PRC operating entities’ quality control system will always prove to be effective.

In addition, the quality of the products or services provided by the PRC operating entities’ suppliers or business partners is subject to factors beyond the PRC operating entities’ control, including the effectiveness and the efficiency of their quality control systems, among others. There can be no assurance that the PRC operating entities’ suppliers or business partners may always be able to adopt appropriate quality control systems and meet the PRC operating entities’ stringent quality control requirements in respect of the products or services they provide. Any failure of the PRC operating entities’ suppliers or business partners to provide satisfactory products or services could harm the PRC operating entities’ reputation and adversely impact the PRC operating entities’ operations. In addition, the PRC operating entities may be unable to receive sufficient compensation from suppliers and business partners for the losses caused by them.

As of the date of this prospectus, the PRC operating entities are unaware of any material quality deficiencies with respect to their operations or any of their suppliers or business partners.

Any failure to maintain effective quality control over the PRC operating entities’ products could materially adversely affect the PRC operating entities’ business.

The quality of the PRC operating entities’ products is critical to the success of the PRC operating entities’ business, and such quality, to a large extent, depends on the effectiveness of the PRC operating entities’ quality control system. The PRC operating entities have developed a rigorous quality control system that enables them to monitor each stage of the production process.

However, the PRC operating entities still cannot eliminate all risks of errors, defects or failures. The PRC operating entities may fail to detect or cure defects as a result of a number of factors, many of which are outside their control, including, but not limited to:

●	technical or mechanical malfunctions in the production process;

●	human error or malfeasance by quality control personnel;

●	tampering by third parties; and

●	defective raw materials or equipment.

Failure to detect quality defects in the PRC operating entities’ products could result in patient injury, customer dissatisfaction, or other problems that could seriously harm the PRC operating entities’ reputation and business, expose the PRC operating entities to liability, and adversely affect our revenues and profitability. Relevant PRC laws and regulations were formulated to strengthen the administration of rules pertaining to product quality, as well as to clarify the rules on product liability, protect consumers and maintain social and economic order. Products offered for sales in China must meet the relevant quality and safety standards. Violations of state or industrial standards for health, safety and any other related violations may result in civil liabilities and penalties, such as compensation for damages, fines, suspension or termination of business, as well as the confiscation of products illegally produced for sales and the sales proceeds of such products.

On January 9, 2018 and September 6, 2021, Shenzhen Bestman was fined RMB30,000 (approximately $4,661) and RMB35,000 (approximately $5,462), respectively, by the Shenzhen Administration for Market Regulation, for producing medical devices that did not fully meet quality standard requirements. In December 2018, Shenzhen Bestman was ordered by the Guangdong Provincial Drug Administration to stop production for rectification between December 2018 and February 2019, due to non-compliance with medical device quality specifications, and was fined RMB30,000 (approximately $4,661) by the Shenzhen Administration for Market Regulation for conducting manufacturing activities of medical devices during the above period. As of the date of the prospectus, Shenzhen Bestman has paid the monetary penalties and taken necessary measures to rectify the defects that occurred during the production of their products, including updating the internal management procedures. In addition, Shenzhen Bestman voluntarily recalled certain medical devices they manufactured because of quality control concerns.

The PRC operating entities’ products are subject to various laws and regulations relating to medical devices with various requirements in details, including, but not limited to, the registration and filings of medical devices, the production and operation license, the production and quality management. Although the PRC operating entities endeavor to stay in compliance with such laws and regulations, we cannot assure you that the PRC operating entities comply with relevant laws and regulations at all times. Any such failure may have a material and adverse effect on our business, financial condition and results of operations.

As of the date of the prospectus, the PRC operating entities are not aware of any other investigations, prosecutions, disputes, claims or other proceedings in respect of quality issues, nor have the PRC operating entities been penalized additionally or can foresee any penalty to be made by any related PRC government authorities.

We may experience significant liability claims or complaints from customers, litigation, and regulatory investigations and proceedings relating to medical device safety, or adverse publicity involving the PRC operating entities’ products, which could adversely affect our financial condition and results of operations.

The PRC operating entities face an inherent risk of liability claims or complaints from their customers. Although, the PRC operating entities take those complaints and claims seriously and endeavor to reduce such complaints by implementing various remedial measures, the PRC operating entities cannot assure you that they can successfully prevent or address all complaints as and when they occur.

Any complaints or claims against the PRC operating entities, even if meritless and unsuccessful, may divert management’s attention and other resources from the PRC operating entities’ business and adversely affect the PRC operating entities’ business and operations. Customers may lose confidence in the PRC operating entities and their brand, which may adversely affect the PRC operating entities’ business and results of operations. Furthermore, negative publicity including, but not limited to, negative online reviews on social media and crowd-sourced review platforms, industry findings, or media reports related to medical device quality and safety, public health concerns, illness, injuries, whether or not accurate, and whether or not concerning the PRC operating entities’ products, can adversely affect our business, results of operations and reputation.

The PRC operating entities face potential legal liability due to the nature of their business. For example, customers could assert legal claims against the PRC operating entities in connection with personal injuries or illness related to the use of medical devices the PRC operating entities sold. The PRC government, media outlets, and public advocacy groups have been increasingly focused on customer protection in recent years. Selling defective products may expose the PRC operating entities to liabilities associated with customer protection laws. In addition, in certain cases, as the manufacturer of the products, the PRC operating entities may be responsible for compensation on a customer’s loss, even if such loss is not directly caused by the PRC operating entities. Thus, the PRC operating entities may also be held liable if their suppliers or other business partners fail to comply with applicable product quality and safety rules and regulations. Although the PRC operating entities may have the responsible parties for indemnity, the PRC operating entities’ reputation could still be adversely affected.

These claims and lawsuits could also divert management’s time and attention away from the PRC operating entities’ business and result of operations, regardless of the merits of the claims. In some instances, the PRC operating entities may elect or be forced to pay substantial damages if the PRC operating entities are unsuccessful in their efforts to defend against these claims, which could harm our financial condition and results of operations. In addition, the PRC operating entities’ directors, management and employees may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and expense in relation to medical device quality and safety, commercial, labor, employment, securities or other matters, which could also adversely affect the PRC operating entities reputation and results of operations. We do not carry business liability insurance or disruption insurance insuring the potential losses as aforementioned. See “Risk Factor — Risks Related to the Business and Industry of The PRC Operating Entities — The PRC operating entities have no business liability or disruption insurance, which could expose them to significant costs and business disruption.”

As of the date of this prospectus, the PRC operating entities are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings in respect of customer rights protection, nor have the PRC operating entities been punished or can foresee any punishment to be made by any PRC government authorities or any in any overseas jurisdiction.

The PRC operating entities face the risk of fluctuations in the cost, availability, and quality of raw materials, which could adversely affect our results of operations.

The cost, availability, and quality of the principle raw materials, such as electronic component, power adapters, transformers, printed circuit boards (PCB), dry cells, and plastic shells are essential factors in the PRC operating entities’ operations. After years of development, the PRC operating entities have established long-term cooperative relationships with many raw material suppliers, who provide favorable pricing for certain raw materials. However, if the cost of raw materials increases due to policy changes, significant market price fluctuation, or any other reason, the PRC operating entities business and results of operations could be adversely affected.

Lack of availability of raw materials, whether due to shortages in supply, delays or interruptions in processing, failure of timely delivery, or otherwise, could interrupt the PRC operating entities’ operations and adversely affect our financial results.

Defective raw materials or raw materials with quality deficiencies could subject the PRC operating entities to product liability claims or legal actions, which circumstances the PRC operating entities are not insured and which could adversely affected our financial conditions and results of operations. See “Risk Factor — Risks Related to the Business and Industry of The PRC Operating Entities — The PRC operating entities have no business liability or disruption insurance, which could expose them to significant costs and business disruption.”

A significant interruption in the PRC operating entities’ suppliers and other business partners could potentially disrupt the PRC operating entities’ operations.

The PRC operating entities have limited control over the operations of their third-party suppliers and other business partners. Any significant interruption in such suppliers and business partners’ operations may have an adverse impact on the PRC operating entities operations. For example, significant interruptions in the operations of the suppliers’ manufacturing facilities could cause delay or termination of shipment of the raw materials to the PRC operating entities, which in turn, may cause delay or termination of manufacture and shipment of ordered products to the customers, resulting in damage to the PRC operating entities’ customer relationships. If the PRC operating entities are unable to adequately address the impact of the interruptions of operations of their third-party suppliers, the PRC operating entities’ business operations and financial results may be materially and adversely affected.

Although the PRC operating entities believe that they could establish alternate sources from other suppliers for most of the raw materials, there can be no assurance that such replacement suppliers will provide the raw materials that are needed by the PRC operating entities in the quantities requested, at the quality required, or at the prices that the PRC operating entities are willing to pay. Any shortage in materials, deficiency in quality or any increase in prices could adversely affect the PRC operating entities’ reputation, financial conditions and results of operations.

The PRC operating entities do not have long term contracts with their suppliers and the suppliers can reduce order quantities or terminate their sales to the PRC operating entities.

The PRC operating entities do not have long term contracts with their suppliers. Their suppliers can reduce the quantities of products they sell to the PRC operating entities, or cease selling products to the PRC operating entities. Such reductions or terminations could have a material adverse impact on the PRC operating entities’ revenues, profits and financial condition, even if the PRC operating entities maintain an alternative suppliers list.

The PRC operating entities depend on the supply of raw materials and key component parts, and any adverse changes in such supply or the costs of raw materials may adversely affect the PRC operating entities’ operations.

For the fiscal year ended June 30, 2024, the most significant supplier represented approximately 52% of the PRC operating entities’ total purchases. For the fiscal year ended June 30, 2023, the most significant supplier represented approximately 48% of the PRC operating entities’ total purchases. The PRC operating entities do not enter into long-term contracts with their suppliers. Although the PRC operating entities believe that the raw materials needed in their operations are easy to source, if any of their significate suppliers ceases to supply key raw materials to them and if they need alternative sources for key component parts for any other reason, these component parts may not be immediately available to them. Even if the PRC operating entities remain on an alternative supplier list, the production of these components may still be delayed. The PRC operating entities may not be able to find an adequate alternative supplier on commercially acceptable terms. An inability to obtain the raw materials for the manufacture of the products might require the PRC operating entities to delay shipments of products, harm customer relationships or may force the PRC operating entities to curtail or cease operations.

Increases in labor costs in the PRC may adversely affect the PRC operating entities’ business and profitability and failure to comply with PRC labor laws may subject us to penalties.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage levels for the PRC operating entities’ employees have also increased in recent years. The PRC operating entities expect that their labor costs, including wages and employee benefits, will continue to increase. Unless the PRC operating entities are able to pass on these increased labor costs to their clients by increasing prices for their products, their profitability and results of operations may be materially and adversely affected.

In addition, the PRC operating entities have been subject to stricter regulatory requirements with respect to labor contracts with their employees and the payment of various statutory employee benefits, including pensions, housing fund deposits, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to designated government agencies for the benefit of their employees. Pursuant to the PRC Labor Contract Law, or the “Labor Contract Law,” that became effective in January 2008 and its amendments that became effective in July 2013 and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation, and unilaterally terminating labor contracts. In the event that the PRC operating entities decide to terminate some of their employees or otherwise change their employment or labor practices, the Labor Contract Law and its implementation rules may limit the PRC operating entities’ ability to effect those changes in a desirable or cost-effective manner, which could adversely affect the PRC operating entities’ business and results of operations.

Companies operating in mainland China are required to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and must contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where the employees are based. The PRC operating entities failed to make full contributions to social insurance and housing provident funds for their employees. Such failure to make full contributions to social insurance and to comply with applicable PRC labor-related laws regarding housing funds may subject the PRC operating entities to late payment penalties and other fines or labor disputes, and the PRC operating entities could be required to make up the contributions for these plans, which may adversely affect the PRC operating entities’ financial condition and results of operations.

The interpretation and implementation of labor-related laws and regulations are still constantly evolving, which may be further amended from time to time. Due to the constant evolution of the labor-related laws, we cannot assure you that the PRC operating entities’ current employment practices will not violate any future labor-related laws and regulations in China, which may subject the PRC operating entities to labor disputes or government investigations. If the PRC operating entities are deemed to have violated relevant labor laws and regulations, the PRC operating entities could be required to provide additional compensation to their employees, and our business, financial condition and results of operations could be materially and adversely affected.

If the PRC operating entities are unable to build and maintain a sufficient sales and distribution network to meet increasing demand of their products, their ability to execute on their business plan as outlined in this prospectus will be impaired.

The PRC operating entities sell their products through their direct sales force and distribution channel. As of the date of this prospectus, they have 21 employees in their sales department, 1,988 distributors for domestic sales and 1,843 distributors for overseas sales. For the fiscal year ended June 30, 2024, the direct sales force contributed 3% to the PRC operating entities’ revenues and distributors contributed 97% to the PRC operating entities’ revenues. For the fiscal year ended June 30, 2023, the direct sales force contributed 4% to the PRC operating entities’ revenues, and distributors contributed 96% to the PRC operating entities’ revenues.

As of the date of this prospectus, Shenzhen Bestman has six (6) regional special distributors, one (1) regional exclusive distributor in Sichuan and Chongqing, and one (1) international exclusive distributor in Indonesia. Shenzhen Bestman plans to expand the numbers of the domestic regional exclusive distributors in the future. In view of Shenzhen Bestman’s business development needs, Shenzhen Bestman retains some regional special distributors. Compared to the regional exclusive distributors, although the regional special distributors have the rights to sell certain products of Shenzhen Bestman in a particular territory, they have no exclusive rights to sell Shenzhen Bestman’s products in their territory. Accordingly, in one defined territory, there could be more than one regional special distributor selling Shenzhen Bestman’s products.

Although the PRC operating entities’ sales and distribution ability satisfy the current business needs, it might become insufficient to meet demand as the PRC operating entities continue to grow their business. To mitigate such risk, the PRC operating entities intend to invest their internally generated cash from operations and capital to be raised to add additional teams to their direct sales force, in order to expand their geographic reach with new distribution channels into other provinces within China and overseas. If the PRC operating entities’ planned efforts to expand their direct sales force and distribution channels are not effective, their ability to execute on their business plan and to realize continued growth will be impaired.

The PRC operating entities may face competition from, and they may be unable to compete successfully against, new entrants and established companies with greater resources.

The medical device industry is intensely competitive and includes thousands of companies both domestically and internationally. As more medical device companies seek to outsource more of the design, prototyping, and manufacturing of their products, the PRC operating entities will face increasing competitive pressures to grow their business in order to maintain their competitive position, and they may encounter competition from, and lose customers to, other companies with design, technological and manufacturing capabilities similar to them. Some of the PRC operating entities’ potential competitors may have greater name recognition, greater operating revenues, larger customer bases, longer customer relationships, and greater financial, technical, personnel and marketing resources than the PRC operating entities. If the PRC operating entities are unsuccessful in competing with their competitors for their existing and prospective customers’ business, the PRC operating entities’ financial condition and results of operation may be adversely affected.

Increased competition may further reduce the PRC operating entities’ market share and profitability and require them to increase their sales and marketing efforts and capital commitment in the future, which could negatively affect the PRC operating entities’ results of operations. Although the PRC operating entities are continuously growing their customer base, there is no assurance that they will be able to continue to do so in the future against current or future competitors, and such competitive pressures may have a material adverse effect on the PRC operating entities’ business, financial condition, and results of operations.

The continuing development of the PRC operating entities’ products depends upon their strong working relationships with their distributors.

The research, development, marketing, and sales of the PRC operating entities’ current products and potential new and improved products or future product indications for which the PRC operating entities receive regulatory clearance or approval depend upon the PRC operating entities’ working relationships with its distributors. See “Research and Development.” The PRC operating entities rely on those professionals to provide them with their knowledge and experience regarding the research, development, marketing and sales of its products.

Distributors assist the PRC operating entities in marketing and sales, as well as collecting customers’ feedback and advice related to the PRC operating entities products. If the PRC operating entities cannot maintain strong working relationships with these professionals and continue to receive their advice and input, the development, improvement and marketing of the PRC operating entities’ products could suffer, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, the PRC operating entities have only entered into written distribution agreements with a limited number of regional domestic distributors. They rely upon short-form order sheets to memorialize agreements with their overseas distributors, pursuant to which, the overseas distributors make their orders, on an as-needed basis. Accordingly, at any time, the distributors can reduce the quantities of products they order from the PRC operating entities, or cease purchasing products from the PRC operating entities. Such reductions or terminations could have a material adverse impact on the PRC operating entities’ revenues, profits and financial condition.

Technological changes may adversely affect the sales of the PRC operating entities’ products and may cause their products to become obsolete.

The medical device market is characterized by extensive research and development and rapid technological changes. Technological progress or new developments in the medical device industry could adversely affect sales of the PRC operating entities’ products. The PRC operating entities’ products could be rendered obsolete due to future innovations by their competitors, which would have a material adverse effect on the PRC operating entities’ business, financial condition, and results of operations.

The PRC operating entities depend on a few major customers with whom they do not enter into long-term contracts, the loss of any of which could cause a significant decline in the PRC operating entities’ revenues.

For the fiscal year ended June 30, 2024, the PRC operating entities’ top three customers accounted for 24%, 17% and 10%, respectively, of revenues for such period. The PRC operating entities had two significant customers which accounted for greater than 10% of their total revenue for the fiscal year ended June 30, 2023. For the fiscal year ended June 30, 2023, the PRC operating entities’ top two customers accounted for 23% and 12%, respectively, of revenues for such periods.

The PRC operating entities do not enter into long-term agreements with their customers. They rely upon short-form order sheets to memorialize agreements with their customers, pursuant to which customers make their orders on an as-needed basis. The customers can reduce the quantities of products from the PRC operating entities, or cease purchasing products from the PRC operating entities. Such reductions or terminations could have a material adverse impact on the PRC operating entities’ revenues, profits and financial condition. The loss of any of their major customers, or a significant reduction in sales to any such customers, would adversely affect the PRC operating entities’ profitability.

We expect that the PRC operating entities will continue to depend on a relatively small number of customers for a significant portion of their net revenue. Their ability to maintain close and satisfactory relationships with their customers is important to the ongoing success and profitability of their business. Their ability to attract potential customers is also critical to the success of their business. If any of their significant customers reduces, delays or cancels its orders for any reason, or the financial condition of any of their key customers deteriorates, the PRC operating entities’ business could be seriously harmed. Similarly, a failure to manufacture sufficient quantities of products to meet the demands of these customers may cause the PRC operating entities to lose customers, which may affect adversely the profitability of their business as a result. Furthermore, if the PRC operating entities experience difficulties in the collection of their accounts receivables from their major customers, the results of operation may be materially and adversely affected.

Consolidation in the medical device industry could have an adverse effect on the PRC operating entities’ revenues and results of operations.

Many medical device companies are consolidating to create new companies with greater market power. As the medical device industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may use their market power to negotiate price concessions or reductions for their products making them more desirable than the PRC operating entities’ products. If the PRC operating entities reduce their prices because of consolidation in the healthcare industry, their revenues would decrease accordingly, which could have a material adverse effect on the PRC operating entities’ business, financial condition, and results of operations.

The PRC operating entities may fail to effectively develop and commercialize new products, which would materially and adversely affect their business, financial condition, and results of operations.

The medical device market is developing rapidly and related technology trends are constantly evolving. This results in frequent introduction of new products, short product life cycles and significant price competition. Consequently, the PRC operating entities’ future success depends on their ability to anticipate technology development trends and identify, develop, and commercialize in a timely and cost-effective manner new and advanced products that their customers demand. Whether the PRC operating entities are successful in developing and commercializing new products is determined by their ability, among other things, to:

●	accurately assess technology trends and customer needs and meet market demands

●	optimize their manufacturing and procurement processes to predict and control costs;

●	manufacture and deliver products in a timely manner;

●	increase customer awareness and acceptance of their products;

●	minimize the time and costs required to obtain required regulatory clearances or approvals;

●	anticipate and compete effectively with other medical device developers, manufacturers and marketers;

●	price their products competitively; and

●	effectively integrate customer feedback into their research and development planning.

We cannot assure you that the PRC operating entities can effectively develop and commercialize new products. In the event the PRC operating entities fail to develop and commercialize new products, it would materially and adversely affect their business, financial condition, and results of operations.

If the PRC operating entities fail to identify, acquire and develop other products, they may be unable to grow their business.

As a significant part of the PRC operating entities’ growth strategy, they intend to develop and commercialize additional products through their research and development program or by acquiring additional technologies and patents from third parties. The success of this strategy depends largely upon the PRC operating entities’ ability to identify, select and acquire the technologies and patents on terms that are acceptable to them.

Any patents and technology the PRC operating entities identify or acquire may require additional development efforts prior to commercial manufacturing and sales, including approval or clearance by the applicable regulatory authorities. All products are prone to the risks of failure inherent in medical device product development, including the possibility that the products will not be shown to be sufficiently safe and effective for approval or clearance by regulatory authorities. In addition, we cannot assure you that any such products that are approved or cleared will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace.

If the PRC operating entities are unable to develop suitable new products through internal research programs or by obtaining patents or technologies from third parties, it could have a material adverse effect on the PRC operating entities’ business, financial condition, and results of operations.

If the PRC operating entities are not able to implement their strategies to achieve their business objectives, their business operations and financial performance will be adversely affected.

The PRC operating entities’ business plan and growth strategies are based on currently prevailing circumstances and the assumption that certain circumstances will or will not occur. However, there are uncertainties involved in various stages of development, and there is no assurance that the PRC operating entities will be successful in implementing their strategies or that their strategies, even if implemented, will lead to the successful achievement of their objectives. If the PRC operating entities are not able to successfully implement their strategies, their business operations and financial performance will be adversely affected.

We or the PRC operating entities may undertake mergers, acquisitions or investments to expand the PRC operating entities’ business, which may pose risks to our business and dilute the ownership of our existing shareholders, and we or the PRC operating entities may not realize the anticipated benefits of these mergers, acquisition or investments.

As part of our growth strategy, we or the PRC operating entities may evaluate opportunities to acquire or invest in other businesses or existing businesses, and expand the breadth of markets we and the PRC operating entities can address or enhance our market position. Specifically, we plan to use a portion of proceeds from this offering for, potential acquisition of, or investment in, businesses in the medical device manufacturing field. See “Use of Proceeds.” On March 23, 2022, Shenzhen Bestman entered into a framework cooperation agreement with Tiantang Group, a Ugandan company, and Mr. Zhigang Zhang, the legal representative of Tiantang Group (the “Framework Agreement”). The material terms of the Framework Agreement include, among other things, (i) the project: the parties will establish a joint venture company in Uganda before April 2022*, (ii) the scope of cooperation: the scale of construction (the specific provisions for funds to be invested shall be subject to a separate agreement to be entered into later by the parties); (iii) the cooperation mode and share distribution: Tiantang Group will own 15% shares of the joint venture company and Shenzhen Bestman will own 85% shares of the joint venture company; (iv) termination: the agreement may only be terminated by mutual agreement of the parties, upon material breach, or upon an event of force majeure; and (v) dispute resolution: any disputes shall be submitted to the People's Court of the respective locations of the parties. Due to the early COVID-19 pandemic policy adopted by the Chinese government, the parties did not form the joint venture company in April 2022, as originally contemplated.

*On August 7, 2022, the parties entered into a Supplemental Agreement and changed the timeline for the establishing of the joint venture company from “before April 2022” to a date the parties will agree to “at their earliest convenience.” However, due to a change in business development strategies and goals, on July 10, 2023, Shenzhen Bestman terminated the Framework Agreement with Tiantang Group. Shenzhen Bestman expects to seek other opportunities to acquire or invest in other businesses and expand its African markets. As of the date of this prospectus, no specific business target has been identified.

Shenzhen Bestman expects to invest approximately $1.5 million into expanding its African markets.

Mergers, investments or acquisitions that we or the PRC operating entities may enter into in the future entail a number of risks that could materially and adversely affect the PRC operating entities’ business, operating and financial results, including, among others:

●	problems integrating the acquired operations, technologies or products into our existing business and products;

●	diversion of management’s time and attention from PRC operating entities’ core business;

●	conflicts with joint venture partners;

●	adverse effect on the PRC operating entities’ existing business relationships with customers;

●	need for financial resources above the planned investment levels;

●	failures in realizing anticipated synergies;

●	difficulties in retaining business relationships with suppliers and customers of the acquired company;

●	risks associated with entering markets in which we or the PRC operating entities lack experience;

●	potential loss of key employees of the acquired company; and

●	potential write-offs of acquired assets.

Our failure to address these risks successfully may have a material adverse effect on our financial condition and results of operations. Accordingly, we cannot assure you that Shenzhen Bestman will successfully establish the joint venture company, or, if it is established, such joint venture company will make revenue in the future. Any such acquisition or investment will likely require a significant amount of capital investment, which would decrease the amount of cash available for working capital or capital expenditures. In addition, if we use our equity securities to pay for acquisitions, the value of your Ordinary Shares may be diluted. If we borrow funds to finance acquisitions, such debt instruments may contain restrictive covenants that can, among other things, restrict us from distributing dividends.

If capital resources required for our planned growth or development are not available, we may be unable to successfully implement our business strategy.

Historically, the PRC operating entities have been able to finance their capital expenditures through cash flow from their operating activities and financing activities, including long-term and short-term borrowings. The PRC operating entities’ ability to expand their market position will continue to largely depend on their ability to obtain sufficient cash flow from operations as well as external funding. We expect to make capital expenditures in connection with the development of the PRC operating entities’ business, including investments in connection with new capacity, opportunities to acquire or invest in other businesses or existing businesses, technological upgrades and the enhancement of capacity value. Our results of operations may be affected adversely if we do not have the capital resources to complete our planned growth, or if our actual expenditures exceed planned expenditures for any number of reasons, including changes in:

●	our growth plan and strategy;

●	manufacturing process and product technologies;

●	market conditions;

●	prices of equipment;

●	costs of construction and installation;

●	market conditions for financing activities of companies in the medical device industry;

●	interest rates and foreign exchange rates; and

●	social, economic, financial, political and other conditions in China and elsewhere.

If adequate funds are not available on satisfactory terms at appropriate times, we may have to curtail our planned growth, which could result in a loss of customers, adversely affect our ability to successfully implement our business strategy and limit the growth of our business.

The PRC operating entities’ future success depends on the continuing efforts of their senior management team and other key personnel, and the business may be harmed if the PRC operating entities lose their services.

The PRC operating entities’ future success depends heavily upon the continuing services of the members of their senior management team and other key personnel, in particular, Mr. Yong Bai, our and the PRC operating entities’ chairman of the board, or “Chairman,” and Chief Executive Officer. In addition, because of the importance of research and development to the PRC operating entities’ business, the PRC operating entities’ team of engineers plays a key role in the PRC operating entities’ operations. If one or more of the PRC operating entities’ senior executives or other key personnel, including key engineers, are unable or unwilling to continue in their present positions, the PRC operating entities may not be able to replace them easily or at all, and their business may be disrupted and financial condition and results of operations may be materially and adversely affected. Competition for senior management and key personnel is intense, the pool of qualified candidates is very limited, and the PRC operating entities may not be able to retain the services of their senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future. As is customary in the PRC, the PRC operating entities do not have insurance coverage for the loss of their senior management team or other key personnel.

In addition, if any member of the PRC operating entities’ senior management team or any of their other key personnel joins a competitor or forms a competing company, the PRC operating entities may lose clients, sensitive trade information, and key professionals and staff members.

If the PRC operating entities fail to adopt new technologies to evolving customer needs or emerging industry standards, their business may be materially and adversely affected.

To remain competitive, the PRC operating entities must continue to stay abreast of the constantly evolving industry trends and to enhance and improve their technology accordingly. The PRC operating entities’ success will depend, in part, on their ability to identify, develop or acquire leading technologies useful in their business. There can be no assurance that the PRC operating entities will be able to use new technologies effectively or meet customer’s requirements. If the PRC operating entities are unable to adapt in a cost-effective and timely manner in response to changing market conditions or customer preferences, whether for technical, legal, financial or other reasons, their business may be materially and adversely affected.

Changes to the PRC operating entities’ payment terms with both customers and suppliers may materially adversely affect our operating cash flows.

The PRC operating entities may experience significant pressure from their suppliers to reduce the number of days of their accounts payable. At the same time, the PRC operating entities may experience pressure from their customers to extend the number of days before paying their accounts receivable. Any failure to manage the PRC operating entities’ accounts payable and accounts receivable may have a material adverse effect on our business, financial condition and results of operations.

If the PRC operating entities are unable to collect account receivables from their customers, their results of operations and cash flows could be adversely affected.

The PRC operating entities’ business depends on their ability to successfully obtain payment from customers of the amounts they owe the PRC operating entities for products sold. As of June 30, 2024, the PRC operating entities’ accounts receivable balance amounted to $1,494,851. As of June 30, 2023, the PRC operating entities’ accounts receivable balance amounted to $1,230,198. If the PRC operating entities are unable to collect their accounts receivable on a timely and consistent basis, however, our cash flows and access to operating capital could be adversely affected.

If the PRC operating entities fail to manage their inventory effectively, their operations and financial condition may be materially and adversely affected.

If the PRC operating entities fail to manage their inventory effectively, they may be subject to a heightened risk of inventory obsolescence, a decline in inventory value, and significant inventory write-downs or write-offs. As of June 30, 2024, the PRC operating entities’ inventory balance amounted to $291,783. For the fiscal year ended June 30, 2024, the write-down made for inventory of the PRC operating entities was nil. As of June 30, 2023, the PRC operating entities’ inventory balance amounted to $371,137. For the fiscal year ended June 30, 2023, the write-down made for inventory of the PRC operating entities was nil.

Economic recessions could have a significant, adverse impact on the PRC operating entities’ business.

The PRC operating entities’ revenues are generated from sales of medical devices, both domestically and internationally, and the PRC operating entities anticipate that revenues from such sales will continue to constitute their sole source of revenues in the near future.  The PRC operating entities’ sales and earnings can also be affected by changes in the general economy.

The medical device industry historically has experienced cyclical fluctuations in financial results due to economic recession, downturns in business cycles of customers, interest rate fluctuations, and other economic factors beyond the PRC operating entities’ control. Deterioration in the economic environment subjects the PRC operating entities’ business to various risks, which may have a material and adverse impact on the PRC operating entities’ operating results and cause the PRC operating entities to not reach their long-term growth goals. A downturn in the economy could affect the discretionary spending power of customers and, in turn, depress the number of orders for the PRC operating entities’ products, which would have a material adverse effect on our business, financial condition and results of operations.

Any disruption of the operation of the PRC operating entities or the operation of the PRC operating entities’ suppliers could materially and adversely affect the PRC operating entities’ business and results of operations.

Currently, the PRC operating entities’ products are primarily produced at their factory located in Shenzhen, China. The products also rely on the PRC operating entities’ suppliers to provide raw materials and components. Nevertheless, natural disasters or other unanticipated catastrophic events, including storms, fires, explosions, earthquakes, terrorist attacks and wars, as well as changes in governmental planning for the land where the PRC operating entities’ factory or their suppliers’ factories are located could significantly impair the PRC operating entities’ ability to manufacture products and operate their business. Catastrophic events could also destroy the inventories stored in and those suppliers' factories. The occurrence of any catastrophic event could result in the temporary or long-term closure of manufacturing facilities, and may severely disrupt the PRC operating entities’ business operations.

In addition, the PRC operating entities’ and their suppliers’ factories are subject to fire control and environmental inspections and regulations. As of the date of this prospectus, we cannot assure you that all the factories are in strict compliance with such fire control and environmental inspections and regulations based on our knowledge. If such facilities fail to rectify and pass the fire control and environmental inspections or comply with relevant fire control and environmental requirements relating to production activities in a timely manner, they may be subject to fines, rectification, suspension and closure, which may materially and adversely affect the production at the PRC operating entities’ factories and in turn may impact their business. In the event of any changes in the PRC laws and/or regulations and/or government policies on environmental protection and more stringent requirements are imposed on the PRC operating entities’ and their suppliers, the PRC operating entities’ may have to incur extra costs and expenses to comply with such requirements and the PRC operating entities’ business and results of operations may be adversely affected.

In addition, such facilities are also subject to health and safety laws and regulations imposed by the PRC governmental authorities to ensure a healthy and safe production environment. Failure to comply with the existing and future health and safety laws and regulations could subject the PRC operating entities to monetary damages and fines, disruption to production plans, suspension of their operations, which may in turn materially and adversely affect the PRC operating entities’ business operations. On May 6, 2021, Shenzhen Bestman was inspected by the Emergency Management Bureau of Shenzhen Guangming District for the establishment of an accident and potential danger investigation and management system. While Shenzhen Bestman passed the on-site inspection without any further administrative penalties, we cannot assure you that the PRC operating entities’ production will not be disrupted due to any health and safety inspection activities. Furthermore, if any on-site personnel at such facilities is suspected of having any communicable diseases, such as COVID-19, such facilities may be subject to temporary closure and quarantine requirements, which may in turn materially and adversely affect the PRC operating entities’ business operations.

Furthermore, the PRC operating entities’ factories are located on leased properties. Though such leases are renewable upon expiration, the PRC operating entities’ ability to renew existing leases upon their expiration is crucial to the PRC operating entities’ production activities, operations and profitability. If the PRC operating entities are unable to negotiate for a renewal of the relevant leases, they may be forced to relocate their production bases and it may be difficult and costly to replace or relocate the facilities and equipment on a timely basis. If the PRC operating entities fail to address the risks mentioned above, their production will be materially and adversely affected. See also “Risk Factors — Risks Related to the Business and Industry of the PRC operating entities — The PRC operating entities are subject to risks relating to their leased properties.”

If the PRC operating entities or their suppliers experience any unanticipated disruptions, the PRC operating entities’ production will be severely disrupted, which may in turn materially and adversely affect the PRC operating entities’ business, financial condition and results of operations.

The PRC operating entities are subject to risks relating to their leased properties.

The PRC operating entities lease real properties from third parties primarily for their production facilities and offices in China, and such lease agreements for these properties have not been registered with the PRC governmental authorities as required by PRC law. Although the failure to do so does not in itself invalidate the leases, the PRC operating entities may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, the PRC operating entities may be subject to fines imposed by PRC government authorities ranging from RMB1,000 (approximately US$144.20) and RMB10,000 (approximately US$1,442) for each lease agreement that has not been registered with the relevant PRC governmental authorities.

As of the date of this prospectus, we are not aware of any claim or challenge brought by any third parties concerning the use of the PRC operating entities leased properties without obtaining proper ownership proof. If the PRC operating entities’ lease agreements are determined to be null and void by third parties who are the real owners of such leased real properties, the PRC operating entities could be required to vacate the properties, in the event of which the PRC operating entities could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if the PRC operating entities are unable to relocate their facilities, equipment, offices and employees in a timely manner, their operations may be interrupted.

The PRC operating entities may be exposed to intellectual property infringement and other claims by third parties which, if successful, could disrupt the PRC operating entities’ business and have a material adverse effect on our financial condition and results of operations.

The PRC operating entities’ success depends, in large part, on their ability to use and develop their technology and know-how without infringing third party intellectual property rights. As the PRC operating entities increase their product sales internationally, and as litigation becomes more common in PRC, the PRC operating entities face a higher risk of being the subject of claims for intellectual property infringement, invalidity or indemnification relating to other parties’ proprietary rights. The PRC operating entities’ current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, may have or may obtain patents that will prevent, limit or interfere with the PRC operating entities’ ability to make, use or sell their products in either China or other countries, including the United States and other countries in Asia. The validity and scope of claims relating to medical device technology patents involve complex scientific, legal and factual questions and analysis and, as a result, may be highly uncertain. In addition, the defense of intellectual property suits, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of the PRC operating entities’ technical and management personnel. Furthermore, an adverse determination in any such litigation or proceedings to which the PRC operating entities may become parties could cause them to:

●	pay damage awards;

●	seek licenses from third parties;

●	pay ongoing royalties;

●	redesign products; or

●	be restricted by injunctions,

each of which could effectively prevent the PRC operating entities from pursuing some or all of their business and result in their customers or potential customers deferring or limiting their purchase or use of the PRC operating entities’ products, which could have a material adverse effect on our financial condition and results of operations.

The PRC operating entities may not be able to prevent others from unauthorized use of their intellectual property, which could harm their business and competitive position.

The PRC operating entities rely on a combination of trademark, fair trade practice, patent, copyright and trade secret protection laws in China, as well as confidentiality procedures and contractual provisions, to protect their intellectual property rights. The PRC operating entities enter into confidentiality agreements with their employees that include terms identifying all employee-developed intellectually property as service inventions belonging to the PRC operating entities. In addition, the PRC operating entities strive to remain current in their annual patent fee payments. The PRC operating entities regard their trademark, patents, know-how, proprietary technologies, and similar intellectual property as critical to their success. The PRC operating entities may become an attractive target to intellectual property attacks in the future with the increasing recognition of their brand. Any of the PRC operating entities’ intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide the PRC operating entities with competitive advantages. In addition, there can be no assurance that (i) all of the PRC operating entities’ intellectual property rights will be adequately protected, or (ii) the PRC operating entities’ intellectual property rights will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Intellectual property protection may not be sufficient in China. Confidentiality agreements may be breached by counterparties, and there may not be adequate remedies available to the PRC operating entities for any such breach. Accordingly, the PRC operating entities may not be able to effectively protect their intellectual property rights or to enforce their contractual rights in China. In addition, policing any unauthorized use of the PRC operating entities’ intellectual property is difficult, time-consuming and costly and the steps they have taken may be inadequate to prevent the misappropriation of their intellectual property.

In the event that the PRC operating entities resort to litigation to enforce their intellectual property rights, such litigation could result in substantial costs and a diversion of their managerial and financial resources. We can provide no assurance that the PRC operating entities will prevail in such litigation. In addition, the PRC operating entities’ trade secrets may be leaked or otherwise become available to, or be independently discovered by, their competitors. Any failure in protecting or enforcing the PRC operating entities’ intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Changes in U.S. and international trade policies, particularly with regard to China, may adversely impact the PRC operating entities’ business and operating results.

The U.S. government has recently made statements and taken certain actions that may lead to potential changes to U.S. and international trade policies, including recently-imposed tariffs affecting certain products manufactured in China. It is unknown whether and to what extent new tariffs (or other new laws or regulations) will be adopted, or the effect that any such actions would have on the PRC operating entities or their industry and customers. As the PRC operating entities continue to sell their products internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for the PRC operating entities’ products, impact the competitive position of the PRC operating entities’ products or prevent the PRC operating entities from being able to sell products in certain countries. If any new tariffs, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to the recent U.S.-China trade tension, such changes could have an adverse effect on the PRC operating entities’ business, financial condition, and results of operations.

The PRC operating entities have no business liability or disruption insurance, which could expose them to significant costs and business disruption.

The insurance industry in China is still at an early stage of development, and insurance companies in China currently offer limited business-related insurance products. The PRC operating entities do not have any business liability or disruption insurance to cover their operations. The PRC operating entities have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for them to have such insurance. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect the PRC operating entities’ results of operations and financial condition.

The PRC operating entities are subject to product liability exposure. Any product liability claims or potential safety-related regulatory actions could damage the PRC operating entities’ reputation and materially and adversely affect their business, financial condition, and results of operations.

The PRC operating entities’ main products are medical devices used in the monitoring of patients, and the manufacture and sales of these products expose the PRC operating entities to potential product liability claims if the use of these products causes or are alleged to have caused personal injuries or other adverse effects. Any product liability claim or regulatory action could be costly and time-consuming to defend. If successful, product liability claims may require the PRC operating entities to pay substantial damages. Furthermore, the PRC operating entities do not carry any product liability or professional liability insurance. A product liability claim or potential safety-related regulatory action, with or without merit, could result in significant negative publicity and materially and adversely affect the marketability of the PRC operating entities’ products and reputation, as well as our business, financial condition and results of operations.

Moreover, a material design, manufacturing or quality failure or defect in the PRC operating entities’ products or other safety issues or heightened regulatory scrutiny, whether manufactured or otherwise sourced, could give rise to a product recall by and\or result in increased product liability claims.

Additionally, we can provide no assurance that all of the products the PRC operating entities manufacture or source will be in complete in compliance with the local rules or regulation in the countries where the PRC operating entities sell their products. If any of the authorities in the countries where the PRC operating entities sell their products determine that such products fail to conform to product quality and safety requirements, the PRC operating entities could be subject to regulatory action. In the PRC, a violation of PRC product quality and safety requirements may subject the PRC operating entities to confiscation of earnings, penalties, an order to cease sales of the violating product or an order to cease operations pending rectification. Furthermore, if the violation is determined to be serious, the PRC operating entities’ business license to manufacture or sell affected products could be suspended or revoked.

If the PRC operating entities do not obtain substantial additional financing, including the financing sought in this offering, their ability to execute on their business plan as outlined in this prospectus will be impaired.

The PRC operating entities’ plans for business expansion and development are dependent upon their raising significant additional capital, including the capital sought in this offering. The PRC operating entities’ plans call for significant new investments in research and development, marketing, expanded production capacity, and working capital for raw materials and other items. Management estimates that our capital needs for expanding our research and development department and management department, including, but not limited to, hiring high-end medical device talents and management personnel with international and professional backgrounds, will be approximately US$12 million. Although the PRC operating entities expect the proceeds of this offering and net earnings to substantially fund their planned growth and development, the management will be required to properly and carefully administer and allocate these funds. Should the PRC operating entities’ capital needs be higher than estimated, or should additional capital be required after the close of this offering, they will be required to seek additional investments, loans or debt financing to fully pursue their business plans. Such additional investment may not be available to the PRC operating entities in sufficient amounts or on terms which are favorable or acceptable. Should the PRC operating entities be unable to meet their full capital needs, their ability to fully implement their business plan will be impaired.

Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt the PRC operating entities’ delivery and operations, which could materially and adversely affect their business, financial condition, and results of operations.

Global pandemics, epidemics in China or elsewhere in the world, or fear of the spread of contagious diseases, such as Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt the PRC operating entities’ business operations, reduce or restrict the PRC operating entities’ supply of products, incur significant costs to protect their employees and facilities, or result in regional or global economic distress, which may materially and adversely affect the PRC operating entities’ business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on the PRC operating entities’ business, financial condition, and results of operations. Any one or more of these events may impede the PRC operating entities’ production and delivery efforts and adversely affect their sales results, whether short-term or for a prolonged period of time, which could materially and adversely affect the PRC operating entities’ business, financial condition, and results of operations.

Since late December 2019, the outbreak of a novel strain of coronavirus, later named COVID-19 has spread globally. On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization declared the outbreak a “Public Health Emergency of International Concern (PHEIC),” and later on March 11, 2020, a global “pandemic.” The COVID-19 pandemic has led governments across the globe to impose a series of measures intended to contain its spread, including border closures, travel bans, quarantine measures, social distancing, and restrictions on business operations and large gatherings. From 2020 to the middle of 2022, COVID-19 vaccination programs have been greatly promoted around the globe, however several types of COVID-19 variants have emerged in different parts of the world and caused temporary lockdowns. Restrictions had been re-imposed from time to time in certain cities to combat sporadic outbreaks of COVID-19 in the PRC from early 2020 through December 2022. For example, in early 2022, the Omicron variant of COVID-19 was identified in China, especially in Shenzhen and Shanghai city, Jilin Province and Beijing, where strict lockdowns were imposed. In addition, in the second half of 2022, some cities, including Guangzhou, Shenzhen and Beijing, remained under lockdown for discrete periods of time due to measures to contain the spread of Omicron and the zero-COVID measures taken by the local governments.

Due to the rapidly expanding nature of COVID-19 pandemic and the zero-COVID measures taken by the local governments from early 2020 through December 2022, and because substantially all of the PRC operating entities’ business operations and workforce are concentrated in the PRC, we believe that COVID-19 has impacted, and will likely continue to impact, the PRC operating entities’ business, results of operations, and financial condition. The potential further impact on the results of operations will also depend on future developments and information that may emerge regarding the duration and severity of COVID-19 and the actions taken by governmental authorities and other entities to contain COVID-19 or to mitigate its impacts, almost all of which are beyond our control.

The impacts of COVID-19 on the PRC operating entities’ business, financial condition, and results of operations as of the date of this prospectus include, but are not limited to, the following:

●	Shenzhen Bestman has experienced temporary lockdowns since February 2020. The Shenzhen Lockdown from March 14, 2022 to March 18, 2022 has directly impacted the operations of Shenzhen Bestman. During the Shenzhen Lockdown, as required by the Shenzhen government, Shenzhen Bestman temporarily closed its offices and production facilities. Due to the nature of its business, the closure of the Shenzhen Bestman delayed production and product delivery. Shenzhen Bestman’s offices and facilities were reopened on March 18, 2022. Such closures and operation interruptions adversely affected Shenzhen Bestman’s production during the lockdown period. Since the end of April 2022, we believe Shenzhen Bestman’s operations have returned to the level they were at before the Shenzhen Lockdown.

●	Product delivery has been delayed. Due to the Shenzhen Lockdown, Shenzhen Bestman had to postpone its product delivery. Since the end of April 2022, we believe the negative impact on our business by the Shenzhen Lockdown has been gradually easing, as occasional small outbreaks in Shenzhen were usually controlled quickly, and the PRC government has gradually relaxed lockdown measures and travel restrictions and allowed the resumption of business since December 2022.

●	While Shenzhen Bestman actively seeks alternative raw materials and all of Shenzhen Bestman’s major suppliers are currently fully operational, increasing purchase prices for certain raw materials may adversely affect Shenzhen Bestman’s operations.

●	The PRC operating entities’ business depends on their employees. Due to the travel restrictions imposed by the local governments from early 2020 through December 2022, some of the operating entities’ employees were unable to get back to return to work. However, such issue has not had a significant impact on the PRC operating entities since April 2022.

The PRC operating entities’ operations may be further affected by the COVID-19. China continuously optimized and adjusted COVID-19 prevention and control measures with the aim of protecting health, and lifted most of the travel restrictions and quarantine requirements in December 2022. The selling prices and the sales volume of epidemic prevention products decreased accordingly due to the recovery from the COVID-19 overseas and the decrease in the demand of pandemic-related products. As of the date of this prospectus, the impacts of the COVID-19 on the supply chain have diminished, which benefits the PRC operating entities’ export business. However, in the meantime, the United States has been raising interest rates, resulting in an appreciation of U.S. dollars. Consequently, there has been a decline in the PRC operating entities’ customer purchases, as the export purchase prices are denominated in U.S. dollars. In addition, the COVID-19 has resulted in volatility in some global financial markets, which could increase the Company’s cost of capital or limit its ability to access financing when needed. Broader impacts of the COVID-19 also include inflationary pressure, which may impact the costs of the PRC operating entities’ manufacturing of products. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Major Factors Affecting Our Results of Operations.” The extent to which the COVID-19 impacts the PRC operating entities’ business in the future will depend on future developments and further government actions. Any future impact on the results of operations of the PRC operating entities will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of the COVID-19 and the actions taken by government authorities and other entities to contain the spread or treat its impact, almost all of which are beyond our and the PRC operating entities’ control. Given the general slowdown in economic conditions globally and volatility in the capital markets, we cannot assure you that we will be able to maintain the growth rate we have experienced or projected. We will continue to closely monitor the situation throughout 2024 and beyond.

The PRC operating entities are also vulnerable to natural disasters and other calamities. The PRC operating entities cannot assure you that they are adequately protected from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events. Any of the foregoing events may give rise to interruptions, damage to the PRC operating entities property, delays in production, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of the PRC operating entities’ manufacturing facilities, as well as adversely affect their business, financial condition, and results of operations.

The PRC operating entities’ international sales are subject to a variety of risks that could adversely affect their profitability and operating results.

The PRC operating entities sell medical devices internationally. For the fiscal year ended June 30, 2024, the PRC operating entities’ international sales accounted for 73% of their revenues. For the fiscal year ended June 30, 2023, the PRC operating entities’ international sales accounted for 60% of their revenues. Although the PRC operating entities take measures to minimize risks inherent to their international sales, the following risks may have a negative effect on their profitability and operating results, impair the performance of the PRC operating entities’ foreign sales or otherwise disrupt their business:

●	fluctuations in the value of currencies could cause exchange rates to change and impact the PRC operating entities’ profitability;

●	greater difficulty in collecting accounts receivable and longer payment cycles, which can be more common in the PRC operating entities’ international sales, could adversely impact the PRC operating entities’ operating results over a particular fiscal period; and

●	changes in foreign regulations, export duties, taxation and limitations on imports or exports could increase the PRC operating entities’ operational costs, impose fines or restrictions on their ability to carry on their business or expand their international sales.

The PRC operating entities are subject to a variety of environmental laws that could be costly for them to comply with, and the PRC operating entities could incur liability if they fail to comply with such laws or if they are responsible for releases of contaminants to the environment.

The PRC operating entities are all located in China. The manufacturing of their products will generate waste papers, plastics or other kinds of solid waste. Chinese laws impose various environmental controls on the management, handling, generation, manufacturing, transportation, storage, use and disposal of solid waste and other materials used or generated in the manufacturing of the PRC operating entities’ products. Although the solid waste generated in the manufacturing by the PRC operating entities is recycled, collected and disposed of by qualified waste disposal organizations, and the PRC operating entities believe that they are in compliance with the existing environmental laws, if the PRC operating entities fail to comply with any present or future environmental laws, they could be subject to fines, corrective action, other liabilities or the suspension of production.

The PRC operating entities are attentive to environmental protection and related management concerns and have formulated a systematic environmental protection management system in the treatment of solid waste in accordance with national requirements. However, changes in environmental laws may result in costly compliance requirements or otherwise subject the PRC operating entities to future liabilities, which could adversely impact their operating results.

In addition, with the implementation of the PRC operating entities’ business plan, their pollutant emissions may increase, resulting in the increase of the environmental protection spending and the difficulty of environmental protection management, which could have an adverse effect on the PRC operating entities’ financial conditions and results of operations.

As of the date of this prospectus, the PRC operating entities are not aware of any investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection, nor have any of them been punished or can any of them foresee any punishment to be made by any PRC environmental administration authorities.

Failure to keep up with the changes in domestic industry policies or standards could have a material and adverse effect on the PRC operating entities’ reputation, financial condition, and results of operations.

The medical devices the PRC operating entities manufacture and sell are closely related to human health, which is subject to strict supervision by relevant PRC authorities. The related national government authorities have issued a series of regulatory guidelines and industry policies to ensure the healthy development of the industry. In recent years, as China further deepens the reform of its medical and health system, relevant government departments have successively implemented a series of regulations and policies regarding industry standards, bidding, price formation mechanisms, circulation systems and other related fields, which have brought wide and profound impact on the livelihood and development of pharmaceutical companies.

In April 2016, the General Office of the State Council issued the Notice on Key Tasks for Deepening the Reform of the Pharmaceutical and Healthcare System in 2016, proposing to actively encourage the implementation of the “two-invoice system” in pilot cities for comprehensive reform of public hospitals. In December 2016, the Medical Reform Office of the State Council and seven other authorities promulgated the Opinions on the Implementation of the “two-invoice system” in Drug Procurement by Public Medical Institutions (for trial implementation), which means that the “two invoice system” has been officially launched and will be further promoted nationwide. Under the “two-invoice system,” invoices are issued once when pharmaceutical products are sold from manufacturers to wholesalers. Then, invoices are issued again when wholesalers resell the products to hospitals. This is aimed at shortening the circulation links and reducing hospital procurement costs. Under the “two-invoice system,” consumable products manufacturers with brand recognition and economies of scale could increase their coverage of terminals. At the same time, the “two-invoice system” also presents consumable products manufacturers with higher requirements for the construction and optimization of marketing channels. Manufacturers will need to grow their marketing teams, expand sales networks and improve refined service capabilities.

The deepening of the reform of the domestic pharmaceutical industry and the strengthening of supervision may affect the PRC operating entities’ business plan and profitability in the domestic market. If the PRC operating entities fail to adapt to the changes in industry policies timely, it could materially and adversely affect their business, financial condition, and results of operations.

The PRC operating entities’ success depend on their technology research and development talents and the PRC operating entities cannot assure their retention.

The PRC operating entities’ success partly depends upon the retention of their professional technology research and development talents (“R&D Talents”). As enterprises in the medical device industry, the PRC operating entities have a professional R&D Talents team comprised of 15 employees as of the date of this prospectus, who have expertise in the fields of network application platforms, application software, embedded software, and hardware circuits, and have extensive industry experience. There can be no assurance that the existing R&D Talents will be adequate or qualified to carry out the PRC operating entities’ strategies, or that they will be able to hire or retain new R&D Talents to carry out their strategies. The loss of one or more of the R&D Talents, or the failure to attract and retain additional R&D Talents, could have a material adverse effect on our business, financial condition and results of operations.

In addition, if the PRC operating entities fail to establish a competitive incentive mechanism in terms of career prospects, salary, benefits and working environment, they may face the risk of instability in the scientific research team, which could adversely affect their long-term development.

If the PRC operating entities’ employees or customers are involved in improper medical device sales transactions, it could adversely affect the PRC operating entities’ reputation, financial conditions and results of operations.

The PRC operating entities have established and improved their internal control system against unfair business practices, to prevent, minimize and\or eliminate employees and customers improper behaviors in the medical device sales transactions, including unauthorized rebates. There can be no assurance that the PRC operating entities’ existing internal control system will be adequate to prevent, minimize and/or eliminate such improper transactions, that the PRC operating entities will be able to effectively implement their internal control polices, or that they will be able to perfect their internal control system to eliminate such improper transactions. If any individual employees or downstream customers have improper business practices in the purchase and sales of medical devices, the PRC operating entities may be identified by the relevant regulatory authorities as a violator of relevant laws and regulations and thus included in the blacklist of commercial records, which could adversely affect the PRC operating entities’ reputation, financial conditions and results of operations.

If the PRC operating entities fail to timely renew their medical device licenses or registration certificates, it could adversely affect their reputation, financial conditions, and results of operations.

As medical device manufacturers located in mainland China, all of the PRC operating entities manufacturing and sales activities must comply with relevant Chinese laws and regulations. Pursuant to the Administrative Measures for the Registration and Record Filing of Medical Devices promulgated on August 26, 2021 and effective on October 1, 2021, as amended from time to time, Class I medical devices are subject to record administration with Class II and Class III medical devices subject to registration administration. The PRC operating entities are in the business of manufacturing and sales of Class I and II medical devices. Such record administration requirements and licenses are subject to periodic reviews and renewals by the relevant government authorities, and the standards of such reviews and renewals may change from time to time. There can be no assurance that the relevant authorities will approve the PRC operating entities’ renewal applications in the future. Any failure by the PRC operating entities to obtain the necessary renewals and otherwise maintain all the licenses, permits and certificates required for the PRC operating entities’ business at any time could disrupt the PRC operating entities’ business, which could have a material adverse effect on our business, financial condition and operating results. If, as a result of any change in the interpretation or implementation of existing laws and regulations or the implementation of new laws and regulations, the PRC operating entities are required to obtain additional licenses, permits or certificates, we cannot assure you that the PRC operating entities will be successful in obtaining these licenses, permits or certificates in a timely manner or at all. The PRC operating entities’ manufacturing facilities and products are subject to regular inspections, examinations, audits or reviews by the relevant government authorities. In the event that any of the PRC operating entities’ products or facilities fail any inspections, examinations, audits or reviews, they may be ordered to suspend or cease production and sales of such products and be subject to fines or other penalties. If the PRC operating entities fail a quality system review or inspection or if any corrective action plan is considered to be insufficient, their manufacturing process could be delayed or suspended.

As of the date of this prospectus, the medical devices manufactured or sold by the PRC operating entities are current in the recording or registration.

The PRC operating entities are subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our actual or perceived failure to comply with our legal obligations could harm our brand and business.

The PRC operating entities generate, collect, store and process a large amount of transactional and statistical data, including certain personal and other sensitive data from our distributors and customers. The PRC operating entities face risks inherent in handling large volumes of data and in securing and protecting such data. In particular, the PRC operating entities face a number of data-related challenges related to their business operations, including: (i) protecting the data in and hosted on their system and cloud servers, including protecting against attacks on their system and cloud servers by external parties or fraudulent behavior by their employees; (ii) addressing concerns related to privacy and sharing, safety, security and other factors; and (iii) complying with applicable laws, rules and regulations relating to the collection, use, and disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

Although the PRC operating entities have taken steps to protect such data, their security measures could be breached. As of the date of this prospectus, the PRC operating entities have not experienced any material breach of their cybersecurity system or measures. As techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, the PRC operating entities may be unable to anticipate these techniques or may not timely implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to the PRC operating entities’ system and cloud servers could cause confidential information to be accessed, stolen and used for illegal or unauthorized purposes. Security breaches or unauthorized access to confidential information could also expose the PRC operating entities to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the PRC operating entities’ technology infrastructure are exposed and exploited, their relationships with end-users, distributors, retailers, manufacturers or suppliers could be severely damaged, they could incur significant liability, and their business and operations could be adversely affected.

Risks Related to Our Corporate Structure

We control and receive the economic benefits of the business operations of the VIE through the VIE Agreements among our WFOE, the VIE and the VIE’s Shareholders to operate our business solely because we met the conditions for consolidation of the VIE under U.S. GAAP for accounting purpose; however, the VIE Agreements have not been tested in a court of law and are subject to significant risks, as set forth in the following risk factors.

We rely on contractual arrangements with the VIE and the VIE Shareholders for a large portion of our business operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIE or the VIE Shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on our business.

We are a Cayman Islands exempted company and our mainland China subsidiary, namely our WFOE, is a foreign-invested enterprise. We have relied, and expect to continue relying, on contractual arrangements with the VIE and the VIE Shareholders to operate our business in China. We conduct our operations in the PRC mainly through the PRC operating entities pursuant to the VIE Agreements. The VIE Agreements are designed so that the operations of the VIE are solely for the benefit of WFOE and, ultimately, the Company. As such, under U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because we met the conditions under the U.S. GAAP to consolidate the VIE.

For a description of these contractual arrangements, see “Corporate History and Structure — Our VIE Agreements.” The revenues contributed by the PRC operating entities constituted substantially all of our net revenues for the fiscal years ended June 30, 2024 and 2023.

The VIE Agreements may not be as effective as direct ownership in providing operational control. For example, the VIE and the VIE Shareholders could breach their contractual arrangements with us by, among other things, failing to conduct its operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of the VIE, we would be able to exercise our rights as a shareholder to effect changes in the Board of Directors of the VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by the VIE and the VIE Shareholders of their obligations under such contractual arrangements to exercise operational control for accounting purposes. The VIE Shareholders may not act in the best interests of our Company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with the VIE.

If the VIE or the VIE Shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. For example, if the VIE Shareholders refuse to transfer their equity interest in the VIE to us or our designee if we exercise the purchase option pursuant to the VIE Agreements, or if they otherwise act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in the VIE, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these events or other disputes between the VIE Shareholders and third parties were to impair our contractual relationship with the VIE, our ability to consolidate the financial results for accounting purposes of the VIE and its subsidiaries would be affected, which would in turn result in a material adverse effect on our business, operations and financial condition.

All of the VIE Agreements are governed by and interpreted in accordance with PRC law, and disputes arising from the VIE Agreements between us and the VIE will be resolved through arbitration in China. These disputes do not include claims arising under United States federal securities law and thus the arbitration provisions do not prevent our shareholders from pursuing claims under United States federal securities law. The legal system in mainland China is not as developed as in some other jurisdictions, such as the United States. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. As a result, uncertainties in the legal system could limit our ability to enforce the VIE Agreements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, awards by arbitrators are final, which means parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award enforcement proceedings, which would require additional expenses and delay. In the event we are unable to enforce the VIE Agreements, or if we suffer significant delays or other obstacles in the process of enforcing the VIE Agreements, our ability to conduct business may be negatively affected.

If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE and its subsidiaries, and our Ordinary Shares may decline in value or become worthless.

Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to variable interest entities. There are currently no relevant laws or regulations in the PRC that prohibit companies whose entity interests are within the PRC from listing on overseas stock exchanges. According to our PRC counsel, based on its understandings of the relevant PRC laws and regulations, (i) the ownership structures of the VIE in China and the WFOE, our wholly-owned subsidiary in China, are currently not in violation of applicable PRC laws and regulations currently in effect; and (ii) each of the contracts among the WFOE, the VIE, and the VIE shareholders is legal, valid, binding, and enforceable in accordance with its terms and applicable PRC laws. Our PRC counsel, however, has also advised us that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, and that the VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. Accordingly, the PRC regulatory authorities may ultimately take a view contrary to the opinion of our PRC counsel. It is uncertain whether any new PRC laws or regulations relating to VIE structures will be adopted or, if adopted, what they would provide.

If our corporate structure and contractual arrangements are deemed by the relevant regulators that have competent authority, to be illegal, either in whole or in part, we may lose the consolidated VIE, which conducts our manufacturing operations, holds significant assets and accounts for significant revenues, and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking our business and operating licenses;

●	levying fines on us;

●	confiscating any of our income that they deem to be obtained through illegal operations;

●	discontinuing or restricting our operations in China;

●	imposing conditions or requirements with which we may not be able to comply;

●	requiring us to change our corporate structure and contractual arrangements;

●	restricting or prohibiting our use of the proceeds from overseas offering to finance our consolidated mainland China subsidiary’s business and operations; and\or

●	taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. Occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations and the market price of our Ordinary Shares. In addition, if the imposition of any of these penalties or a requirement to restructure our corporate structure causes us to lose the rights to direct the activities of our consolidated VIE or our right to receive their economic benefits for accounting purposes, we would no longer be able to consolidate the financial results of such VIE in our consolidated financial statements for accounting purpose, which may cause the value of our securities to significantly decline or even become worthless.

The VIE Shareholders may have actual or potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Pursuant to the VIE Agreements, the VIE shall pay service fees in an amount equivalent to all of its net income to our WFOE, while WFOE has the power to direct the activities of the VIE, which can significantly impact the VIE’s economic performance and has the right to receive substantially all of the economic benefits of the VIE. Such contractual arrangements are designed so that the operations of the VIE are solely for the benefit of WFOE and, ultimately, the Company. As such, under U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE. We refer to the VIE Shareholders as its nominee shareholders because, although they remain the holders of equity interests on record in the VIE, pursuant to the terms of the Powers of Attorney, each such VIE Shareholder has irrevocably authorized our Company to exercise his rights as a shareholder of the VIE. As of the date of this prospectus, we are not aware of any conflicts between the VIE Shareholders and us. However, the VIE Shareholders may have actual or potential conflicts of interest with us in the future. These VIE Shareholders may refuse to sign or breach, or cause the VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIE, which would have a material and adverse effect on our ability to receive economic benefits from it for accounting purposes. For example, these VIE Shareholders may be able to cause our agreements with the VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these VIE Shareholders will act in the best interests of our Company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these VIE Shareholders and our Company. If we cannot resolve any conflict of interest or dispute between us and these VIE Shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

We may lose the ability to use and enjoy assets held by the VIE that are material to the operation of certain portions of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

As part of our contractual arrangements with the VIE, the entity holds certain assets that are material to the operation of certain portions of our business for accounting purposes, including permits, domain names and most of our intellectual property rights. If the VIE goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, the VIE may not, in any manner, sell, transfer, mortgage or dispose of its assets or legal or beneficial interests in the business without our prior consent. If the VIE undergoes a voluntary or involuntary liquidation proceeding, any independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Contractual arrangements in relation to the VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or the VIE owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under the applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the VIE contractual arrangements were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of the VIE in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by the VIE for PRC tax purposes, which could in turn increase their tax liabilities without reducing our WFOE’s tax expenses for accounting purposes. In addition, the PRC tax authorities may impose late payment fees and other penalties on the VIE for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if the tax liabilities of the VIE increase or if it is required to pay late payment fees and other penalties.

Our directors and officers currently own an aggregate of 69.80% of the total voting power of our outstanding Ordinary Shares, and will own 55.11% immediately after the completion of this offering.

Currently, our directors and officers collectively own an aggregate of 69.80% of the total voting power of our outstanding Ordinary Shares. Our directors and officers will collectively own an aggregate of 55.11% of the total voting power of our outstanding Ordinary Shares immediately after the completion of this offering. These beneficial owners could have significant influence on determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, these beneficial owners will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. The interests of these beneficial owners may differ from the interests of our other shareholders. The concentration in the ownership of our Ordinary Shares may cause a material decline in the value of our Ordinary Shares. For more information regarding our beneficial owners and their affiliated entities, see “Principal Shareholders.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to convene a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association allow our shareholders holding shares representing in aggregate not less than 10 percent of our voting share capital in issue, to convene a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 21 clear days is required for the convening of our annual general meetings and at least 14 clear days’ notice any other general meeting of our shareholders. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect. A quorum required for a meeting of shareholders consists of at least one shareholder (in person or by proxy), holding shares that represent not less than one-third / majority of the outstanding shares carrying the right to vote at such general meeting.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and the majority of our assets are located in the PRC. All of our current operations are conducted in the PRC. In addition, a majority of our current officers and directors (including Yong Bai, Yufang Li, Wei Fang, Yee Man Yung, and Yu Guo) are nationals and residents of mainland China or Hong Kong and a majority of them (including Yong Bai, Yufang Li, Wei Fang, Yee Man Yung, and Yu Guo) are currently located in mainland China or Hong Kong. Lei Lei is currently living in Canada. The majority of the assets of these persons are located in China. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Since the majority of our officers' and directors' reside in mainland China or Hong Kong, it may make it even more difficult to enforce any judgments obtained from foreign courts against such persons compared to other non-U.S. jurisdictions. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to seek recognition and/or enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities.”

The SCNPC or PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require us, our subsidiaries, the VIE or its subsidiary to obtain regulatory approval from Chinese authorities before or after listing in the U.S.

We are subject to certain legal and operational risks associated with the operations of our PRC operating entities in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the VIE and Nanjing Yonglei, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to variable interest entities, data security, and anti-monopoly concerns. As of the date of this prospectus, our Company, the VIE and its subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor have any of them received any inquiry, notice or sanction.

On August 8, 2006, six Governmental Agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules require that among other things, that the Ministry of Commerce, or MOFCOM, be notified in advance of any change of control transaction in which a foreign investor acquires control of a PRC domestic enterprise and involves following circumstances: (i) any important industry is concerned; (ii) such transaction involves factors that impact or may impact national economic security; or (iii) such transaction will lead to a change of control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. The M&A Rules also requires offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange.

Under the current PRC laws and regulations, we do not expect that this offering will trigger MOFCOM pre-notification under the above-mentioned circumstances or any review by other PRC government authorities. However, the application of the M&A Rules remains unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies. According to our PRC counsel, Han Kun Law Offices, based on their understanding of the current PRC laws, rules and regulations that the CSRC’s approval under the M&A Rules may not be required for our proposed initial public offering and proposed listing on Nasdaq, given that: (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours in this prospectus are subject to this regulation, and (ii) we did not establish our mainland China subsidiary through merger with or acquisition of PRC domestic companies as defined in the M&A Rules.

However, our PRC counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments, which require, among others, in addition to any “operator of critical information infrastructure,” any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. Later on December 28, 2021, the Measures for Cybersecurity Review (2021 version) were promulgated and became effective on February 15, 2022, which provide that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version) further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On November 14, 2021, the Cyberspace Administration of China published the Network Internet Data Protection Draft Regulations (draft for comments), which reiterates that data handlers that process the personal information of more than one million users listing in a foreign country should apply for a cybersecurity review. We do not believe we are among the “operator of critical information infrastructure”, “data processor”, “online platform operators” or “data handler” as mentioned above, however, the Measures for Cybersecurity Review (2021 version) were newly adopted and the Network Internet Data Protection Draft Regulations (draft for comments) is in the process of being formulated and it is unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023, and subjects us to certain compliance requirements. See “Risk Factors —  Risks Related to Our Corporate Structure — Additional compliance procedures may be required in connection with this offering, due to the promulgation of the Trial Measures, the new filing-based administrative rules for overseas offering and listing by domestic companies in China, which could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors and could cause the value of our Ordinary Shares to significantly decline or become worthless.”

The Measures for Cybersecurity Review (2021 version) was newly adopted, the Network Internet Data Protection Draft Regulations (draft for comments) is in the process of being formulated and the Opinions remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities. Thus, substantial uncertainties exist with respect to its interpretation and implementation regarding such laws and regulations. Furthermore, we are required by the Trial Measures to complete the filing procedures with the CSRC in connection with this offering, and we cannot assure you that we will be able to complete such filings in a timely manner, or at all. Any failure by us to comply with such filing procedures could impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

Furthermore, our Company, the VIE and its subsidiaries, and our investors may face uncertainty about future actions by the government of China that could significantly affect the VIE and its subsidiaries’ financial performance and operations, including the enforceability of the contractual arrangements constituting the VIE Agreements. We cannot assure you that the PRC government will not initiate possible governmental actions or scrutiny to us, which could substantially affect our operation and the value of our Ordinary Shares may depreciate quickly. As of the date of this prospectus, neither our Company nor the VIE has received nor was denied permission from Chinese authorities to list on U.S. exchanges under the PRC laws and regulations currently in effect. However, there is no guarantee that our Company or the VIE will receive, or not be denied, permission from Chinese authorities to list on U.S. exchanges in the future. China’s economic, political and social conditions, as well as interventions and influences of any government policies, laws and regulations are uncertain and could have a material adverse effect on our business.

Additional compliance procedures may be required in connection with this offering, due to the promulgation of the Trial Measures, the new filing-based administrative rules for overseas offering and listing by domestic companies in China, which could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors and could cause the value of our Ordinary Shares to significantly decline or become worthless.

On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; if a domestic company fails to complete the filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for an initial public offering in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that (1) on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements; and (3) the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with contractual arrangements which duly meet the compliance requirements, and support the development and growth of these companies. Based on the foregoing, since we did not obtain the approvals from the SEC and Nasdaq for this offering and listing prior to March 31, 2023, the effective date of the Trial Measures, we are required to complete necessary filing procedures with the CSRC pursuant to the Trial Measures.

On February 24, 2023, the CSRC revised the Provisions on Strengthening the Management of Confidentiality and Archives Related to the Overseas Issuance of Securities and Overseas Listing by Domestic Companies, or the Archives Rules issued in 2009. The revised Archives Rules came into effect on March 31, 2023. In the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests. Where a domestic company provides or publicly discloses to the relevant securities companies, securities service institutions, overseas regulatory authorities and other entities and individuals, or provides or publicly discloses through its overseas listing entity, any document or material involving any state secret or any work secret of any governmental agency, it shall report to the competent authority for approval in accordance with the law, and submit to the secrecy administration department for filing. Securities companies and securities service organizations shall comply with the confidentiality and archive management requirements, and keep the documents and materials properly. Securities companies and securities service institutions that provide domestic enterprises with relevant securities services for overseas issuance and listing of securities shall keep the working papers they compile (such as the records of working plan and procedure, evidence and supporting materials related to the services which are obtained and prepared by the aforementioned service providers) within the territory of the PRC. If such working papers need to be taken abroad, approval shall be obtained in accordance with relevant provisions.

As of the date of this prospectus, we have submitted the application with the CSRC for this offering, as required by the Trial Measures. The filing application is currently under CSRC’s review and we have not yet received CSRC’s approval, as of the date of this prospectus. This offering is contingent upon the approval from the CSRC. We cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any failure by us to fully comply with new regulatory requirements, including but limited to the failure to complete the filing procedures with the CSRC if required, may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless.

To the extent cash in the business is in mainland China or Hong Kong or business may be conducted by a mainland China or Hong Kong entity, such funds may not be available to fund operations or for other use outside of mainland China/Hong Kong, as applicable, due to interventions in, or the imposition of restrictions and limitations on, the ability of the Company, the Company’s subsidiaries, or the VIE by the PRC government to transfer cash.

Relevant PRC laws and regulations permit companies in mainland China to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, each of the companies in mainland China are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Companies in mainland China are also required to further set aside a portion of their after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at their discretion. These reserves are not distributable as cash dividends. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our WFOE to fund any cash and financing requirements we may have, and any limitation on the ability of our WFOE to make payments to us and any tax we are required to pay could have a material adverse effect on our ability to conduct our business.” If the Company is considered a tax resident enterprise of the PRC for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and holders of our Ordinary Shares.”

The PRC government also imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The majority of our and the PRC operating entities’ income is received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. See “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.”

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government nor under laws in Hong Kong on the transfer of capital within, into, and out of Hong Kong (including funds from Hong Kong to mainland China), except for the transfer of funds involving money laundering, terrorist financing or criminal activity(ies). However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions in the future. Pursuant to the Basic Law, the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy of Hong Kong). While the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law do not apply to our Hong Kong subsidiary. However, there is no assurance that our Hong Kong subsidiary will not become subject to PRC laws or regulations as a result of any significant change in the current political arrangements between mainland China and Hong Kong or any other unforeseeable reasons, in which event our Hong Kong subsidiary could be subject to similar government controls on the convertibility of foreign currency and the remittance of currency out of Hong Kong as described above.

As a result of the above, to the extent cash in the business is in mainland China or Hong Kong or business may be conducted by a mainland China or Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong, as applicable, due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the VIE by the competent government to transfer cash.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions, as well as possible interventions and influences of any government policies and actions, could have a material adverse effect on our business and operations and the value of our Ordinary Shares.

All of our operations are conducted through the PRC operating entities located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic, social conditions and government policies in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to a reduction in demand for the products of the PRC operating entities and adversely affect our competitive position. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. In addition, in the past the PRC government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Furthermore, our Company, the VIE and its subsidiaries, and our investors may face uncertainty about future actions by the government of China that could significantly affect the VIE and its subsidiaries’ financial performance and operations, including the enforceability of the contractual arrangements that constitute the VIE Agreements. We cannot assure you that the PRC government will not initiate possible governmental actions or scrutiny to us, which could substantially affect our operation and the value of our Ordinary Shares may depreciate quickly.

Our business is subject to various government regulations and regulatory interference in China. If we or the PRC operating entities do not receive, complete, or maintain necessary approvals or filings, or we or the PRC operating entities inadvertently conclude that such approvals or filings are not required, or there is a change in the applicable laws, regulations, or interpretations such that we or the PRC operating entities need to make filings or obtain approvals in the future, it may have a material adverse effect on our business and results of operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Our business is subject to various government regulations and regulatory interference in China. If we or the PRC operating entities do not receive, complete or maintain necessary approvals or filings, or we or the PRC operating entities inadvertently conclude that such approvals or filings are not required, or there is a change in the applicable laws, regulations, or interpretations such that we or the PRC operating entities need to make filings or obtain approvals in the future, we or the PRC operating entities may be subject to (i) investigations by competent regulatory authorities, (ii) fines or penalties, (iii) orders to suspend the PRC operating entities’ operations and to rectify any non-compliance, or (iv) prohibitions from engaging in relevant businesses and even securities offerings.

However, given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practices by relevant governmental authorities, if the relevant governmental authorities consider that the PRC operating entities are operating without proper approvals, licenses or permits, or if the relevant governmental authorities promulgate new laws and regulations that require additional approvals or licenses or impose additional restrictions on the operation of any part of our business and we or the PRC operating entities are not able to obtain such approvals, licenses or permits or adjust our business model in a timely manner or at all, they have the power, among other things, to levy fines, confiscate our income, revoke or the PRC operating entities’ business licenses, and require the PRC operating entities to discontinue their relevant business. Any of these actions by the relevant governmental authorities may have a material adverse effect on our business and results of operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through the PRC operating entities. Our operations in the PRC are governed by PRC laws and regulations. The PRC operating entities are subject to laws and regulations applicable to foreign investment in PRC. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. In addition, any new or changes in PRC laws and regulations related to foreign investment in PRC could affect the business environment and our ability to operate our business in PRC. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in PRC. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in PRC may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce contracts we have entered into and could materially and adversely affect our business and results of operations. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property and procedural rights could adversely affect our business and impede our ability to continue our operations.

In addition, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including, but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles, and the validity and enforcement of our VIE Agreements. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our Ordinary Shares may depreciate significantly or become worthless.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations. The Chinese government may choose to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Substantially all of the PRC operating entities’ operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. The PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence the PRC operating entities’ operations at any time, which are beyond our control. Therefore, any such action may adversely affect our or the PRC operating entities’ operations and could completely limit or hinder our ability to offer or continue to offer securities to you and cause the value of such securities to significantly decline or be worthless.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we and the PRC operating entities may not be aware of our or their violation of these policies and rules until after the occurrence of the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection the PRC operating entities enjoy than in more developed legal systems. These uncertainties may impede the PRC operating entities’ abilities to enforce the contracts they have entered into and could materially and adversely affect their business, financial condition and results of operations.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions remain unclear on how the law will be interpreted, amended and implemented by the relevant PRC governmental authorities, but the Opinions and any related implementing rules to be enacted may subject the PRC operating entities’ to compliance requirements in the future.

On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities.

On November 14, 2021, the Cyberspace Administration of China released the Network Internet Data Protection Draft Regulations (draft for public comments) and accepted public comments until December 13, 2021. The Network Internet Data Protection Draft Regulations provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. As of the date of this prospectus, based on the facts that (i) the PRC operating entities possess personal information of less than one million users in the PRC, and thus, do not qualify as a critical information infrastructure operator or possess any core data or important data of the PRC or any information, which affects or may affect national security of the PRC; and (ii) neither we nor the PRC operating entities have been informed by any governmental authority of mainland China of any requirement to file for a cybersecurity review, we believe that, without relying on the opinions of any legal counsels, neither we nor any of our PRC operating entities are subject to the cybersecurity review with respect to the offering of our securities or the business operations of our PRC operating entities. However, Measures for Cybersecurity Review (2021 version) was recently adopted and the Network Internet Data Protection Draft Regulations (draft for comments) is in the process of being formulated and the Opinions remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

There remain uncertainties as to when the final measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us and the PRC operating entities. If we inadvertently conclude that the Measures for Cybersecurity Review (2021 version) do not apply to us, or applicable laws, regulations, or interpretations change and it is determined in the future that the Measures for Cybersecurity Review (2021 version) become applicable to us or the PRC operating entities, we and the PRC operating entities may be subject to review when conducting data processing activities, and may face challenges in addressing its requirements and make necessary changes to our internal policies and practices. We and the PRC operating entities may incur substantial costs in complying with the Measures for Cybersecurity Review (2021 version), which could result in material adverse changes in the PRC operating entities business operations and financial position. If we or the PRC operating entities are not able to fully comply with the Measures for Cybersecurity Review (2021 version), our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and our securities may significantly decline in value or become worthless.

On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC. Based on the foregoing, since we did not obtain the approvals from the SEC and Nasdaq for this offering and listing prior to March 31, 2023, the effective date of the Trial Measures, we are required to complete necessary filing procedures with the CSRC pursuant to the Trial Measures. As of the date of this prospectus, we have submitted the application with the CSRC for this offering, as required by the Trial Measures. The filing application is currently under CSRC’s review and we have not yet received CSRC’s approval, as of the date of this prospectus. This offering is contingent upon the approval from the CSRC. We cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or continue to offer our securities. As the laws and regulations are relatively new, substantial uncertainties exist with respect to its interpretation and implementation regarding such laws and regulations. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we or the PRC operating entities obtain their approvals for this offering and any follow-on offering, we or the PRC operating entities may be unable to obtain such approvals, which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, could result in a material change in our or the PRC operating entities’ operations, financial performance and/or the value of our Ordinary Shares or impair our ability to raise money.

The PRC government exerts substantial influence over the manner in which the PRC operating entities’ conduct their business activities. The PRC government may also intervene or influence the PRC operating entities’ operations and this offering at any time, which could result in a material change in the PRC operating entities’ operations and our Ordinary Shares could decline in value or become worthless.

As of the date of this prospectus, except for the Trial Measures and remaining uncertainties regarding whether we are subject to the cybersecurity review, neither we nor the PRC operating entities are currently explicitly required under applicable laws and regulations in effect to obtain approval from Chinese authorities to list on U.S exchanges. If we are not able to complete such filing procedures with the CSRC pursuant to the Trial Measures, or if our holding company or any of the PRC operating entities are required to obtain any additional approval in the future and are later denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which events would materially affect the interest of the investors and cause the value of our securities to significantly decline or become worthless.

The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The PRC operating entities’ ability to operate in China may be harmed by changes in its laws and regulations, including, but not limited to, those laws and regulations relating to the manufacture and distribution of medical devices, foreign trade, foreign currency exchange, taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on the PRC operating entities’ part to ensure their compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require the PRC operating entities to divest themselves of any interest they then hold in their operations in China.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. Similarly, the PRC operating entities’ business segments may be subject to various government and regulatory interference in the regions in which they operate. The PRC operating entities could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The PRC operating entities may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether the PRC operating entities will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be subsequently denied or rescinded. The PRC operating entities’ operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to their business or industry. Recent statements by the Chinese government indicating an intent, and the PRC government may take actions, to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

Substantial uncertainties exist with respect to the interpretation and implementation of newly enacted PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of our current corporate structure, corporate governance, and operations.

On March 15, 2019, the PRC National People’s Congress approved the PRC Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law, and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. On December 26, 2019, the PRC State Council approved the Implementation Rules of Foreign Investment Law, which came into effect on January 1, 2020. The PRC Foreign Investment Law and its Implementation Rules embody an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since the PRC Foreign Investment Law is relatively new, substantial uncertainties exist with respect to its interpretation and implementation and future actions with respect to such laws and regulations promulgated thereunder could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The VIE structure has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. See “Risk Factors — Risks Related to Our Corporate Structure” and “Corporate History and Structure.” Under the PRC Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Although it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangement would not be interpreted as a type of indirect foreign investment activities in the future. In addition, the definition contains a catch-all provision providing that investments made by foreign investors through other methods specified in laws or administrative regulations or other methods prescribed by the State Council, which leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a method of foreign investment. Given the foregoing, it is uncertain whether our contractual arrangements will be deemed to be in violation of the market entry clearance requirements for foreign investment under the PRC laws and regulations.

The PRC Foreign Investment Law specifies that foreign investments shall be conducted in line with the “negative list” issued by the State Council. A foreign invested enterprise under PRC law, or an FIE, would not be allowed to make investments in prohibited industries in the “negative list,” while the FIE must satisfy certain conditions stipulated in the “negative list” for investment in restricted industries. Although the medical device industry, in which the PRC operating entities operate, is currently not subject to the foreign investment restrictions or prohibitions set forth on the “negative list,” it is uncertain whether the medical device industry will be subject to the “negative list” to be issued in the future. Moreover, the PRC Foreign Investment Law does not indicate what actions must be taken by existing companies with a VIE structure to obtain the market entry clearance if such structure would be deemed as a method of foreign investment. If the VIE structure would be deemed as a method of foreign investment, and any of our business operation would fall in the “negative list,” and if the interpretation and implementation of the PRC Foreign Investment Law and the final “negative list” mandate further actions, such as market entry clearance granted by the PRC Ministry of Commerce, to be completed by companies with an existing VIE structure like us, we face uncertainties as to whether such clearance can be timely obtained, or at all. There are uncertainties as to how the PRC Foreign Investment Law would be further interpreted and implemented. We cannot assure you that the interpretation and implementation of the PRC Foreign Investment Law made by the relevant governmental authorities in the future will not materially impact the viability of our current corporate structure, corporate governance and business operations in any aspect.

We may rely on dividends and other distributions on equity paid by our WFOE to fund any cash and financing requirements we may have, and any limitation on the ability of our WFOE to make payments to us and any tax we are required to pay could have a material adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and we may rely on dividends and other distributions on equity from our WFOE for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and for services of any debt we may incur. Our WFOE’s ability to distribute dividends in turn depends on the payment it receives from the VIE as service fees pursuant to certain contractual arrangements among our WFOE, the VIE and the VIE Shareholders entered into to comply with certain restrictions under PRC law on foreign investment. For more information on such contractual arrangements, see “Corporate History and Structure — Our VIE Agreements.”

According to the Foreign Investment Law of the PRC and its implementing rules, which jointly established the legal framework for the administration of foreign-invested companies, a foreign investor may, in accordance with other applicable laws, freely transfer into or out of China its contributions, profits, capital earnings, income from asset disposal, intellectual property rights, royalties acquired, compensation or indemnity legally obtained, and income from liquidation, made or derived within the territory of China in RMB or any foreign currency, and any entity or individual shall not illegally restrict such transfer in terms of the currency, amount and frequency. According to the Company Law of the PRC and other Chinese laws and regulations, our WFOE may pay dividends only out of its respective accumulated profits as determined in accordance with Chinese accounting standards and regulations. In addition, our WFOE is required to set aside at least 10% of its accumulated after-tax profits, if any, each year to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Where the statutory reserve fund is insufficient to cover any loss our WFOE incurred in the previous financial year, its current financial year’s accumulated after-tax profits shall first be used to cover the loss before any statutory reserve fund is drawn therefrom. Such statutory reserve funds and the accumulated after-tax profits that are used for covering the loss cannot be distributed to us as dividends. At its discretion, our WFOE may allocate a portion of its after-tax profits based on Chinese accounting standards to a discretionary reserve fund. Any limitation on the ability of our WFOE to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business

Renminbi is not freely convertible into other currencies. As result, any restriction on currency exchange may limit the ability of our WFOE to use its potential future renminbi revenues to pay dividends to us. The Chinese government imposes controls on the convertibility of renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in availability of foreign currency may then restrict the ability of our WFOE to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. The renminbi is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and foreign currency debt, including loans we may secure for our onshore subsidiary. Currently, our WFOE may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the SAFE”) by complying with certain procedural requirements. However, the relevant Chinese governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. The Chinese government may continue to strengthen its capital controls, and additional restrictions and substantial vetting processes may be instituted by SAFE for cross-border transactions falling under both the current account and the capital account. Any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in renminbi to fund our business activities outside of China or pay dividends in foreign currencies to holders of our securities. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries.

In response to the persistent capital outflow and the RMB’s depreciation against U.S. the dollar in the fourth quarter of 2016, the People’s Bank of China and the SAFE have implemented a series of capital control measures over recent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. For instance, the People’s Bank of China issued the Circular on Further Clarification of Relevant Matters Relating to offshore RMB Loans Provided by Domestic Enterprises, or the PBOC Circular 306, on November 22, 2016, which provides that offshore RMB loans provided by a domestic enterprise to offshore enterprises that it holds equity interests in shall not exceed 30% of the domestic enterprise’s ownership interest in the offshore enterprise. The PBOC Circular 306 may constrain our WFOE’ ability to provide offshore loans to us. The PRC government may continue to strengthen its capital controls and our WFOE’s dividends and other distributions may be subjected to tighter scrutiny in the future. Any limitation on the ability of our WFOE to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Under the Enterprise Income Tax Law and related regulations, dividends, interests, rent or royalties payable by a foreign invested enterprise, such as our WFOE, to any of its foreign non-resident enterprise investors, and proceeds from any such foreign enterprise investor’s disposition of assets (after deducting the net value of such assets) are subject to a 10% withholding tax, unless the foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax. Undistributed profits earned by foreign-invested enterprises prior to January 1, 2008 are exempted from any withholding tax. The Cayman Islands, where our Company is incorporated, does not have such a tax treaty with China. Hong Kong has a tax arrangement with China that provides for a 5% withholding tax on dividends subject to certain conditions and requirements, such as the requirement that the Hong Kong resident enterprise own at least 25% of the PRC enterprise distributing the dividend at all times within the 12-month period immediately preceding the distribution of dividends and be a “beneficial owner” of the dividends. If our WFOE declares and distributes profits to us, such payments will be subject to withholding tax, which will increase our tax liability and reduce the amount of cash available to our Company.

Fluctuations in exchange rates could have a material adverse impact on our results of operations and the value of your investment.

The conversion of the Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Significant fluctuation of the Renminbi may have a material adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any material hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive a significant portion of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our mainland China subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our mainland China subsidiary in China may be used to pay dividends to our Company.

However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our mainland China subsidiary and VIE to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

In light of the recent flood of capital outflows of China due to the weakening RMB, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement, including overseas direct investment. More restrictions and substantial vetting process have been put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of our shareholders regulated by such policies fails to satisfy the applicable overseas direct investment filing or approval requirement on a timely basis or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the Ordinary Shares.

PRC regulation of loans to and direct investment in the PRC operating entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering, to make loans or additional capital contributions to our WFOE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our WFOE, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on Foreign Investment Enterprises (“FIEs”) in China, capital contributions to our mainland China subsidiary are subject to the information report with the MOFCOM or their respective local branches and registration with a local bank authorized by the SAFE. In addition, any foreign loan procured by our WFOE cannot exceed statutory limits and is required to be registered with SAFE or its respective local branches. Any medium or long-term loan to be provided by us to the VIE must be registered with the National Development and Reform Commission, or NDRC, and the SAFE or its local branches. We may not be able to complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by us to our WFOE. If we fail to complete such registrations, our ability to use the proceeds of this offering, and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect on June 1, 2015, revised on December 30, 2019 and March 23, 2023, respectively. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including, but not limited to, foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may limit our ability to use Renminbi converted from the net proceeds of this offering, to fund the establishment of new entities in China by the VIE, to invest in or acquire any other PRC companies through our WFOE, or to establish new consolidated VIE in China, which may adversely affect our business, financial condition and results of operations.

On October 23, 2019, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since the SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry this out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans made by us to our WFOE or with respect to future capital contributions made by us to our WFOE. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we receive from our initial public offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our WFOE to liability or penalties, limit our ability to inject capital into our  WFOE, limit our WFOE’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. If our shareholders who are PRC residents or entities fail to make the required registration or to update the previously filed registration, our WFOE may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our WFOE.

We have requested PRC residents who we know hold a direct or indirect interest in the Company to make the necessary applications, filings and registrations as required under SAFE Circular 37, and we have confirmed that all of these shareholders have completed the initial foreign exchange registrations with relevant banks. We cannot assure you, however, that all of these individuals may continue to make the required filings or updates in a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding a direct or indirect interest in our Company. Any failure or inability by such individuals to comply with SAFE regulations may subject us to fines or legal sanctions, restrict our cross-border investment activities, and limit our WFOE’s ability to distribute dividends to us. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

In addition, on February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

It may be difficult for overseas regulators to conduct investigations or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also “Risk Factors — Risks related to the Ordinary Shares and this Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.”

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

Among other things, the M&A Rules adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. Such regulation requires, among other things, that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008 and revised on September 18, 2018, are triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of National People’s Congress, which became effective in 2008 and revised on August 1, 2022, requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by State Administration for Market Regulation, or the SAMR, the successive authority of MOFCOM, before they can be completed. In addition, the security review rules issued by the State Council that became effective in September  2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses, which may be subject to SAMR merger review. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirements in the future. As these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all.

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and holders of our Ordinary Shares.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board customers or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that MED EIBY Holding Co., Limited is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from interest or dividends we pay to our noteholders and shareholders that are non-resident enterprises, including the holders of our Ordinary Shares. In addition, non-resident enterprise noteholders and shareholders (including holders of our Ordinary Shares) may be subject to PRC tax at a rate of 10% on gains realized on the sales or other disposition of the Ordinary Shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed to be a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the holders of Ordinary Shares) and any gain realized on the transfer of the Ordinary Shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the Ordinary Shares.

The PRC operating entities may be liable for improper use or appropriation of personal information provided by their customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, our listing on Nasdaq, and this offering.

The business of the PRC operating entities involves collecting and retaining certain internal and customer data. The PRC operating entities also maintain information about various aspects of their operations as well as regarding their employees. The integrity and protection of customer, employee and company data is critical to our business. The customers and employees of the PRC operating entities expect that we will adequately protect their personal information. The PRC operating entities are required by applicable laws to keep strictly confidential the personal information that they collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations. The legal consequences of violation of the Cyber Security Law include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business licenses or relevant permits.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the Cyberspace Administration of China, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the Cyberspace Administration of China, the Ministry of Public Security and the State Administration for Market Regulation, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

Further, the Measures for Cybersecurity Review (2021 version) issued by the Cyberspace Administration of China and which became effective on February 15, 2022, include the following key changes:

●	companies who are engaged in data processing are also subject to the regulatory scope;

●	the China Securities Regulatory Commission, or CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

●	the operators of critical information infrastructure and online platform operators holding more than one million users/users’ (to be further specified) individual information and seeking a listing outside China shall file for cybersecurity review with the Cybersecurity Review Office; and

●	the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process.

Currently, the Measures for Cybersecurity Review (2021 version) was newly adopted, and its implementation provisions and explanations remain substantially uncertain and may be subject to change. If the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals or ex-post record-filings for this offering and any follow-on offering, we may become subject to enhanced cybersecurity review. Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters. As of the date of this prospectus, as a manufacturer of medical devices through the PRC operating entities in China, we do not possess personal information of more than one million users in the PRC, and do not qualify as a critical information infrastructure operator or possess any core data or important data of the PRC or any information, which affects or may affect national security of the PRC, and we have not been informed by any PRC governmental authority of any requirement that we file for a cybersecurity review.

However, if we are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, we could be subject to PRC cybersecurity review.

As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, we may not be able to pass such review in relation to this offering. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business and website closure, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations. For instance, Shenzhen Bestman did not file a record with relevant governmental authorities regarding its provision of certain non-commercial information services through a mobile application program, “Bestman,” which program was a mobile tool that permitted the medical device users to obtain their own data generated by themselves when using their medical device without data storage or transmission through the internet. As of the date of this prospectus, this mobile application program has been removed from the app store and Shenzhen Bestman has terminated the operations at its own option. However, if relevant governmental authorities determine that this mobile application program or Shenzhen Bestman breached any laws and regulations regarding internet information services or internet drug information services, penalties such as warnings, orders to make corrections within a specified time, or orders to shut down such mobile application program may be imposed, pursuant to the Measures for the Administration of Internet Information Services, the Administrative Measures on Internet Drug Information Services, the Measures for the Administrative Provisions on Mobile Internet Applications Information Services, and other applicable PRC laws and regulations. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by the Cyber Administration of China or related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. We believe that we are in compliance with the aforementioned regulations and policies that have been issued by the Cyber Administration of China.

On October 29, 2021, the Cyberspace Administration of China published the Draft Outbound Data Transfer Security Assessment Measures (the “Draft Outbound Data Transfer Security Assessment Measures”), which specify the circumstances in which data handlers providing data outbound shall apply for outbound data transfer security assessment with the Cyberspace Administration, including, among others, the operator of critical information infrastructure provide personal information outbound collected and generated by them. On November 14, 2021, the Cyberspace Administration of China published the Network Internet Data Protection Draft Regulations (draft for comments), which reiterates that data handlers that process the personal information of more than one million users listing in a foreign country should apply for a cybersecurity review. The Measures for Cybersecurity Review (2021 version) and the Draft Outbound Data Transfer Security Assessment Measures were newly adopted, and the Network Internet Data Protection Draft Regulations (draft for comments) are in the process of being formulated. We do not know whether the regulations will be adopted or how such regulations will affect us and our listing on Nasdaq. In the event that the Cyberspace Administration of China determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties.

On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which became effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.

If the implementation of the Measures for Cybersecurity Review (2021 version), the Draft Outbound Data Transfer Security Assessment Measures and/or the Network Internet Data Protection Draft Regulations (draft for comments) mandates clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all. As of the date of this prospectus, we do not expect that the current PRC laws on cybersecurity or data security would have a material adverse impact on our business operations and this offering. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we will comply with such regulations in all respects and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions and the costs of compliance with, and other burdens imposed by such laws and regulations may limit the use and adoption of our products, which may have material adverse effect on our business, operations and financial condition.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands, we conduct all of our operations in China and the majority of our assets are located in mainland China. In addition, the majority of our current officers and directors (including Yong Bai, Yufang Li, Wei Fang, Yee Man Yung, and Yu Guo) are nationals and residents of mainland China or Hong Kong and the majority of them (including Yong Bai, Yufang Li, Wei Fang, Yee Man Yung, and Yu Guo) are currently located in mainland China or Hong Kong. As a result, it may be difficult for you to effect service of process upon us or those persons inside China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the U.S. may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

The enactment of Hong Kong National Security Law could impact our Hong Kong holding subsidiary.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, U.S. President Donald Trump signed the HKAA into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including HKSAR chief executive Carrie Lam. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Hong Kong subsidiary is determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

Risks Related to This Offering and the Ordinary Shares

The initial public offering price of our Ordinary Shares may not be indicative of the market price of our Ordinary Shares after this offering. In addition, an active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained, and our share price may be volatile.

Prior to the completion of this offering, our Ordinary Shares were not traded on any market. Any active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained after this offering. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sales orders. The market price of our Ordinary Shares could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Ordinary Shares, you could lose a substantial part or all of your investment in our Ordinary Shares. The initial public offering price will be determined by us, based on numerous factors and may not be indicative of the market price of our Ordinary Shares after this offering. Consequently, you may not be able to sell our Ordinary Shares at a price equal to or greater than the price paid by you in this offering.

The following factors could affect our share price:

●	our operating and financial performance;

●	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by our competitors;

●	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

●	speculation in the press or investment community;

●	the failure of research analysts to cover our Ordinary Shares;

●	sales of our Ordinary Shares by us or other shareholders, or the perception that such sales may occur;

●	changes in accounting principles, policies, guidance, interpretations or standards;

●	additions or departures of key management personnel;

●	actions by our shareholders;

●	domestic and international economic, legal and regulatory factors unrelated to our performance; and

●	the realization of any risks described under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Ordinary Shares. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

Our Ordinary Shares have never been publicly traded, and, as such, the price of our Ordinary Shares may fluctuate substantially.

Before this initial public offering, there was no public market for our Ordinary Shares. The initial public offering price for our Ordinary Shares will be determined through negotiations between the underwriters and us and may vary substantially from the market price of our Ordinary Shares following this offering. An active public trading market may not develop after completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other products, technologies or businesses using our Ordinary Shares as consideration. Furthermore, if our Ordinary Shares are approved for listing on Nasdaq, there can be no guarantee that we will continue to satisfy the continued listing standards of Nasdaq. If we fail to satisfy the continued listing standards, we could be de-listed, which would have a negative effect on the price of our Ordinary Shares and impair your ability to sell your shares.

Following this offering, the market price of our Ordinary Shares may be highly volatile and may fluctuate or decline substantially as a result of a variety of factors, some of which are beyond our control or are related in complex ways, including:

●	changes in analysts’ estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ estimates;

●	quarterly variations in our or our competitors’ results of operations;

●	periodic fluctuations in our revenues, which could be due in part to the way in which we recognize revenues;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	future sales of our Ordinary Shares or other securities, by us or our shareholders, as well as the anticipation of lock-up releases or lock-up waivers;

●	the trading volume of our Ordinary Shares;

●	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors;

●	actual or anticipated changes in regulatory oversight of our industry;

●	the loss of key personnel, including changes in our board of directors and management;

●	problems associated with our products;

●	legislation or regulation of our market;

●	lawsuits threatened or filed against us;

●	announced or completed acquisitions of businesses or technologies by us or our competitors;

●	announcements related to patents issued to us or our competitors and related litigation; and

●	developments in our industry.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Broad market and industry factors may significantly affect the market price of our Ordinary Shares, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our Ordinary Shares shortly following this offering. If the market price of our Ordinary Shares after this offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and harm our business, results of operations, financial condition and reputation. These factors may materially and adversely affect the market price of our Ordinary Shares.

You will experience immediate and substantial dilution.

The initial public offering price of our shares is substantially higher than the pro forma net tangible book value per share of our Ordinary Shares. Assuming the completion of the offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $4.37 per share or approximately 87.40% from the assumed offering price of $5.00 per share, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, and after deducting estimated underwriter fees and discounts and estimated offering expenses payable by us. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the Ordinary Shares for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the Ordinary Shares as a source for any future dividend income.

A sale or perceived sales of a substantial number of our Ordinary Shares may cause the price of our Ordinary Shares to decline.

If our shareholders sell substantial amounts of our Ordinary Shares in the public market, the market price of our Ordinary Shares could fall. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short our Ordinary Shares. These sales also make it more difficult for us to sell equity-related securities in the future at a time and price that we deem reasonable or appropriate.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the Ordinary Shares, the market price for the Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If industry or securities analysts decide to cover us and in the future downgrade our Ordinary Shares, the market price for our Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Ordinary Shares to decline.

There can be no assurance that we will not be a passive foreign investment company (“PFIC”) for United States federal income tax purposes for any taxable year, which could subject United States holders of our Ordinary Shares to significant adverse United States federal income tax consequences.

A non-United States corporation will be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (i) at least 75% of its gross income for such taxable year is passive income or (ii) at least 50% of the value of its assets (based on average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated value of our assets and the composition of our income assets, we do not expect to be a PFIC for United States federal income tax purposes for our current taxable year ended June 30, 2021 or in the foreseeable future. However, the determination of whether or not we are a PFIC according to the PFIC rules is made on an annual basis and will depend on the composition of our income and assets and the value of our assets from time to time. Therefore, changes in the composition of our income or assets or value of our assets may cause us to become a PFIC. The determination of the value of our assets (including goodwill not reflected on our balance sheet) may be based, in part, on the quarterly market value of Ordinary Shares, which is subject to change and may be volatile.

The classification of certain of our income as active or passive, and certain of our assets as producing active or passive income, and hence whether we are or will become a PFIC, depends on the interpretation of certain United States Treasury Regulations as well as certain Internal Revenue Service, or IRS, guidance relating to the classification of assets as producing active or passive income. Such regulations guidance is potentially subject to different interpretations. If due to different interpretations of such regulations and guidance the percentage of our passive income or the percentage of our assets treated as producing passive income increases, we may be a PFIC in one or more taxable years.

If we are a PFIC for any taxable year during which a United States person holds Ordinary Shares, certain adverse United States federal income tax consequences could apply to such United States person. For more information see “Taxation — Material U.S. Federal Income Tax Consequences — Passive Foreign Investment Company.”

Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.

On December 18, 2020, the former U.S. president signed into law the HFCAA. In essence, the HFCAA requires the SEC to prohibit foreign companies from listing securities on U.S. securities exchanges if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for two consecutive years. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA which became effective on January 10, 2022. The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection.

On September 22, 2021, the PCAOB adopted a new rule related to its responsibilities under the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The new rule became effective on November 4, 2021. On December 16, 2021, the PCAOB issued a report notifying the SEC of its determinations (the “PCAOB Determination Report”) that they are unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong. The report sets forth lists identifying the registered public accounting firms headquartered in mainland China and Hong Kong, respectively, that the PCAOB is unable to inspect or investigate completely.

This lack of PCAOB inspections of audit work performed in the PRC prevents the PCAOB from regularly and fully evaluating audit work of any auditors that was performed in the PRC. As a result, investors may be deprived of the full benefits of PCAOB inspections, and thus may lose confidence in our and the PRC operating entities reported financial information and procedures and the quality of our and the PRC operating entities’ financial statements.

Our auditor, Marcum Asia CPAs LLP, or Marcum Asia, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia CPAs LLP, is headquartered in New York, New York, and has been inspected by the PCAOB on a regular basis  and was not included in the list of PCAOB Identified Firms in the PCAOB Determination Report issued in December 16, 2021.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed a Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, President Biden signed into law the Accelerating Holding Foreign Companies Accountable Act as a part of the Consolidated Appropriations Act, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiating new investigations, as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA, if necessary. There can be no assurance that we will be able to comply with requirements imposed by U.S. regulators if there is a significant change to current political arrangements between mainland China and Hong Kong, or if any component of our auditor’s work papers become located in mainland China in the future. Delisting of our Ordinary Shares would force holders of our Ordinary Shares to sell their Ordinary Shares. The market price of our Ordinary Shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation required of larger public companies, or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Ordinary Shares to be less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the fiscal years ended June 30, 2023 and 2024, and balance sheet data as of June 30, 2023 and 2024, we and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB, and other control deficiencies. The material weaknesses identified included (i) a lack of accounting staff and resources with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements; (ii) a lack of formal internal controls over financial closing and reporting processes; and (iii) a lack of independent directors and an audit committee. Following the identification of the material weaknesses and control deficiencies, we plan to continue to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. The presence of material weaknesses in internal control over financial reporting could result in financial statement errors which, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the Ordinary Shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, the Ordinary Shares may not be able to remain listed on the Nasdaq Capital Market.

Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

We have engaged Frost & Sullivan to prepare a commissioned industry report that analyzes the PRC medical device industry. The report is entitled “Market Study of Global Ultrasonic Vascular Doppler Detector, Fetal Monitor, Fetal Doppler, Blood and Infusion Warmer, Infrared Mammography, Intelligent Disinfection Vehicle industry” (the “Frost & Sullivan report”). Information and data relating to the PRC medical device industry included in this prospectus have been derived from Frost & Sullivan’s report. Statistical data included in the Frost & Sullivan report also include projections based on a number of assumptions. The PRC medical device industry may not grow at the rate projected by market data, or at all. Any failure of the PRC medical device industry to grow at the projected rate may have a material adverse effect on our business and the market price of our Ordinary Shares. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

We have not independently verified the data and information contained in the Frost & Sullivan report or any third-party publications and reports Frost & Sullivan has relied on in preparing its report. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

As a foreign private issuer, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States and disclosure with respect to our annual general meetings will be governed by Cayman Islands legal requirements. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our Ordinary Shares.

We will be a “controlled company” within the meaning of the Nasdaq listing rules, and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Following this offering, our founder, Mr. Yong Bai, will continue to own more than a majority of the voting power of our outstanding Ordinary Shares. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed to be a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq listing standards that allow us to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. Currently, we do not intend to rely on home country practice with respect to our corporate governance after we complete with this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England. Decisions of the Privy Council (which is the final Court of Appeal for British Overseas Territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal, are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority.

The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions the Companies Act (Revised) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

Our management team lacks experience in managing a U.S.-listed company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial conditions, and results of operations.

Our current management team lacks experience in managing a company publicly traded in the U.S., interacting with public company investors and complying with the increasingly complex laws pertaining to U.S.-listed public companies. Prior to the completion of this offering, we mainly operate our businesses as a private company in the PRC. As a result of this offering, our Company will become subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the scrutiny of securities analysts and investors, and our management currently has no experience in complying with such laws, regulations and obligations. Our management team may not successfully or efficiently manage our transition to becoming a U.S.-listed public company. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial conditions and results of operations.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a public company in the United States. As a public company, we will be required to file periodic reports with the SEC upon the occurrence of matters that are material to our Company and shareholders. Although we may be able to attain confidential treatment of some of our developments, in some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S. public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public company status could affect our results of operations.

Certain existing shareholders have substantial influence over our Company and their interests may not be aligned with the interests of our other shareholders.

Upon the completion of this offering, our directors and officers will collectively own an aggregate of 55.11% of the total voting power of our outstanding Ordinary Shares. As a result, they have substantial influence over our business, including significant corporate actions such as mergers, consolidations, election of directors and other significant corporate actions.

They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our Company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our Company and may reduce the price of the Ordinary Shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase Ordinary Shares in this offering. In addition, the significant concentration of share ownership may adversely affect the trading price of the Ordinary Shares due to investors’ perception that conflicts of interest may exist or arise. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and “Regulation.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	the expected or potential impact of the novel coronavirus (COVID-19), and the related responses of the government, consumers, and the Company, on our business, financial condition and results of operations;

●	the cyclical nature of our industry;

●	our dependence on introducing new products on a timely basis;

●	our dependence on growth in the demand for our products;

●	our ability to effectively manage inventories;

●	our ability to compete effectively;

●	our dependence on a small number of customers for a substantial portion of our net revenue;

●	our ability to successfully manage our capacity expansion and allocation in response to changing industry and market conditions;

●	implementation of our expansion plans and our ability to obtain capital resources for our planned growth;

●	our ability to acquire sufficient raw materials and key components and obtain equipment and services from our suppliers in suitable quantity and quality;

●	our dependence on key personnel;

●	our ability to expand our businesses and to undertake mergers, acquisitions, investments or divestments;

●	changes in technology and competing products;

●	general economic and political conditions, including those related to the medical device industry;

●	possible disruptions in commercial activities caused by events such as natural disasters, terrorist activity

●	fluctuations in foreign currency exchange rates; and

●	other factors in the “Risk Factors” section in this prospectus.

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.

Industry Data and Forecasts

This prospectus contains data related to the PRC operating entities’ industry and market position in China and globally. This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The medical device industry may not grow at the rate projected by industry data, or at all. The failure of the industry to grow as anticipated is likely to have a material adverse effect on the PRC operating entities’ business and, accordingly, the market price of our Ordinary Shares. In addition, the rapidly changing nature of the medical device industry subjects any projections or estimates relating to the growth prospects or future condition of the PRC operating entities’ operations to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$16.93 million after deducting underwriting discounts and estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$5.00 per Ordinary Share, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus.

We plan to use the net proceeds of this offering as follows in the order of priority:

●	approximately 15%, or US$2.6 million, for expanding markets, such as expansion of our manufacturing and assembly facilities;
●	approximately 25%, or US$4.33 million, for the acquisitions of, or investments in, businesses engaged in the development and production of the new medical devices, although as of the date of this prospectus, we have not identified, or engaged in any material discussions regarding, any potential target;
●	approximately 20%, or US$3.46 million, for investing in our research and department team, such as recruitment of high-end medical device talents and senior executives with international and professional background;
●	approximately 25%, or US$4.33 million, for expanding our sales and distribution network, including exploring our markets in Africa; and
●	approximately 15%, or the remaining amount for general corporate purposes, which may include working capital needs and other corporate uses.

On March 23, 2022, Shenzhen Bestman entered into the Framework Agreement with Tiantang Group, a Ugandan company and Mr. Zhigang Zhang, the legal representative of Tiantang Group. The material terms of the Framework Agreement include, among other things, (i) the project: the parties will establish a joint venture company in Uganda before April 2022*, (ii) the scope of cooperation: the scale of construction (the specific provisions for funds to be invested shall be subject to a separate agreement to be entered into later by the parties); (iii) the cooperation mode and share distribution: Tiantang Group will own 15% shares of the joint venture company and Shenzhen Bestman will own 85% shares of the joint venture company; (iv) termination: the agreement may only be terminated by mutual agreement of the parties, upon material breach, or upon an event of force majeure; and (v) dispute resolution: any disputes shall be submitted to the People's Court of the respective locations of the parties. Due to the early COVID-19 pandemic policy adopted by the Chinese government, the parties did not form the joint venture company in April 2022, as originally contemplated.

*On August 7, 2022, the parties entered into a Supplemental Agreement and changed the timeline for the establishment of the joint venture company from “before April 2022” to a date the parties will agree to “at their earliest convenience.” However, due to a change in business development strategies and goals, on July 10, 2023, Shenzhen Bestman terminated the Framework Agreement with Tiantang Group. Shenzhen Bestman intends to seek other opportunities to acquire or invest in other businesses and expand its African markets. As of the date of this prospectus, no specific business target has been identified yet.

Shenzhen Bestman expects to invest approximately $1.5 million in expanding its African markets.

Mergers, investments or acquisitions that we or the PRC operating entities may enter into in the future entail a number of risks that could materially and adversely affect the PRC operating entities’ business, operating and financial results. We cannot assure you that such mergers, investments, or acquisitions will be successfully completed or, if they are completed, there is no assurance that such mergers, investments, or acquisitions will generate revenue for us in the future. See “Risk Factor — Risks Related to the Business and Industry of the PRC operating entities — We or the PRC operating entities may undertake mergers, acquisitions or investments to expand the PRC operating entities’ business, which may pose risks to our business and dilute the ownership of our existing shareholders, and we or the PRC operating entities may not realize the anticipated benefits of these mergers, acquisition or investments.” In addition, if, for any reason, the anticipated proceeds are not sufficient to fund all the proposed purposes, we intend to seek capital investment from institutional investors or obtain short-term or long-term borrowings. If we are unable to obtain sufficient financing, we intend to adjust or downscale our plans for expanding spaces and service offerings and potential strategic investments and acquisitions. See “Risk Factor — Risks Related to the Business and Industry of the PRC operating entities — If capital resources required for our planned growth or development are not available, we may be unable to successfully implement our business strategy.”

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of this offering. However, our management will have significant flexibility and discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

As an offshore holding company, under PRC laws and regulations, we are only permitted to use the net proceeds of this offering to provide loans or make capital contributions to our mainland China subsidiary or to provide loans to the VIE. Provided that we make the necessary registrations with government authorities and obtain the required governmental approvals, we may extend inter-company loans or make additional capital contributions to our mainland China subsidiary to fund their capital expenditures or working capital requirements.

We may not be able to make such registrations or obtain such approvals in a timely manner, or at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in the PRC operating entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering, to make loans or additional capital contributions to our mainland China subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

We have not previously declared or paid cash dividends. We do not have any plan to declare or pay any cash dividends on our Ordinary Shares in the foreseeable future after this offering. We intend to retain most, if not all, of our available funds and future earnings to operate and expand our business.

Our Board of Directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our Board of Directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that we may only pay dividends out of profits or share premium, and provided that in no circumstances may a dividend be paid if it would result in us being unable to pay our debts as they fall due in the ordinary course of business. Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant.

We are an exempted company with limited liability incorporated in the Cayman Islands. We rely principally on dividends distributed by our WFOE and payments from our operating entities for our cash requirements, including distribution of dividends to our shareholders. Dividends distributed by our mainland China subsidiary are subject to PRC taxes.

In addition, PRC regulations may restrict the ability of our mainland China subsidiary to pay dividends to us and only allow a PRC company to pay dividends out of its accumulated distributable after-tax profits as determined in accordance with its articles of association and the PRC accounting standards and regulations. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our WFOE to fund any cash and financing requirements we may have, and any limitation on the ability of our WFOE to make payments to us and any tax we are required to pay could have a material adverse effect on our ability to conduct our business.” and “Regulation — Regulations Relating to Dividend Distribution.”

To the extent we pay any dividends on our Ordinary Shares, we will pay those dividends which are payable in respect of our Ordinary Shares to the depositary, as the registered holder of such Ordinary Shares, and the depositary then will pay such amounts to the holders of our Ordinary Share, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of Share Capital.” Cash dividends on our Ordinary Shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2024, which is presented on:

●	an actual basis; and

●

an as adjusted basis to reflect the issuance and sales of the Ordinary Shares by us in this offering at the assumed initial public offering price of $5.00 per Ordinary Share, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the estimated discounts to the Underwriter and the estimated offering expenses payable by us.

You should read this table in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus:

	As of June 30, 2024
	Actual	As Adjusted(1)
	$	$
Cash and cash equivalents	222,926	17,149,356
Debt:
Amount due to related parties	823,756	823,756
Amount due to related parties - non current	4,126,476	4,126,476
Short-term borrowing	134,302	134,302
Current portion of long-term bank borrowing	37,153	37,153
Long-term bank borrowing	845,060	845,060
Total Debt	5,966,747	5,966,747
Shareholders’ deficit
Ordinary Shares, $0.000002 par value, 25,000,000,000 shares authorized, 15,000,000 shares issued and outstanding as of June 30, 2024; 19,000,000 shares issued and outstanding, as adjusted	30	38
Subscription receivable	(30)	-
Additional paid-in capital(2)	6,060,919	22,987,311
Accumulated other comprehensive loss	373,904	373,904
Accumulated deficit	(11,456,755)	(11,456,755)
Total shareholders’ deficit/equity(2)	(5,021,932)	11,904,498
Total capitalization(2)	944,815	17,871,245

(1)	The as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ (deficit) equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)	Reflects the sales of Ordinary Shares in this offering at an assumed initial public offering price of $5.00 per share, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $16,926,400.

A $1.00 increase in the assumed initial public offering price of $5.00 per Ordinary Share, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, would increase each of additional paid-in capital, total shareholders’ equity and total capitalization by $3.7 million, assuming the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated expenses payable by us.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of June 30, 2024 was negative $5,911,684, or negative $0.39 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Ordinary Share (as adjusted for the offering) from the initial public offering price per Ordinary Share and after deducting the estimated discounts to the Underwriter and the estimated offering expenses payable by us.

After giving effect to our sales of 4,000,000 Ordinary Shares offered in this offering, based on the initial public offering price of $5.00 per Ordinary Share, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, and after the deduction of the estimated discounts to the Underwriter and the estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2024, would have been $11,904,468, or $0.63 per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of $1.02 per Ordinary Share, and an immediate dilution of $4.37 per Ordinary Share to investors purchasing Ordinary Shares in this offering. The as adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

Post-Offering
Assumed Initial public offering price per Ordinary Share	$5.00
Net tangible book value per Ordinary Share as of June 30, 2024	$(0.39)
Increase in net tangible book value per Ordinary Share	$1.02
Pro forma net tangible book value per Ordinary Share immediately after this offering	$0.63
Amount of dilution per Ordinary Share to new investors in the offering	$4.37

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2024, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share and per Ordinary Share paid before deducting underwriting discounts and estimated offering expenses payable by us.

	Ordinary Shares Purchased		Total Consideration			Average Price per Ordinary Share
	Number	Percent	Amount		Percent
Existing shareholders	15,000,000	79%	US$	6,060,919	23%	US$	0.40
New investors	4,000,000	21%	US$	20,000,000	77%	US$	5.00
Total	19,000,000	100%	US$	26,060,919	100%	US$	1.37

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the Ordinary Shares and other terms of this offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy the following benefits associated with being a Cayman Islands exempted company:

●	political and economic stability;
●	an effective judicial system;
●	a favorable tax system;
●	the absence of exchange control or currency restrictions; and
●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

●	the Cayman Islands has a less exhaustive body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and
●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

We conduct substantially all of our operations in China, and substantially all of our assets are located in mainland China. The majority of our directors and officers (including Yong Bai, Yufang Li, Wei Fang, Yee Man Yung, and Yu Guo) are nationals of mainland China or Hong Kong and the majority of them (including Yong Bai, Yufang Li, Wei Fang, Yee Man Yung, and Yu Guo) are currently located in mainland China. Lei Lei is currently living in Canada. Additionally, substantially all of their assets are located in China. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors. Since the majority of our officers' and directors' residences are in mainland China, it may make it even more difficult to enforce any judgments obtained from foreign courts against such persons compared to other non-U.S. jurisdictions.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier (Cayman) LLP, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts in the Cayman Islands and the PRC, respectively, would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) in original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States so far as the liabilities imposed by those provisions are penal in nature.

We have been advised by our Cayman Islands legal counsel, Ogier (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against us, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits, based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Han Kun Law Offices has further advised us that the PRC Civil Procedures Law governs the recognition and enforcement of foreign judgments. PRC courts may recognize and enforce foreign judgments in accordance with the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions.

The PRC does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they determine that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our Ordinary Shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

Corporate History

MED EIBY Holding Co., Limited, or MED EIBY Holding, was incorporated on June 25, 2021 as an exempted company with limited liability in the Cayman Islands. On July 8, 2021, Heketuoer BVI was incorporated in the BVI as a business company with limited liability, which is a wholly owned subsidiary of MED EIBY. On July 16, 2021, we incorporated HK Bestman in Hong Kong as a wholly owned subsidiary of Heketuoer BVI.

On January 24, 2022, we incorporated our WFOE, a PRC limited liability company. Our WFOE is a wholly owned subsidiary of HK Bestman and has entered into certain contractual arrangements with the VIE and the VIE Shareholders. See “Corporate History and Structure — Our VIE Agreements.”

On March 29, 2022, we incorporated our wholly owned subsidiary, Xuan Wu Holding Co., Limited, in the BVI (“Xuan Wu Holding”). We planned to use Xuan Wu Holding as a holding Company for the Uganda joint venture company. However, due to a change in business development strategies and goals, on July 10, 2023, Shenzhen Bestman terminated the Framework Agreement with Tiantang Group. As of the date of this prospectus, Xuan Wu Holding has not conducted any operations.

On February 22, 2023, our shareholders and board of directors approved a forward split of our outstanding ordinary shares at a ratio of 500-for-1 share.

On October 12, 2024, Shenzhen Bestman acquired 100% of the equity interests in Shenzhen Xingcheng from Wei Wang, its seller, in consideration for RMB100 (approximately US$14.14), and as a result, Shenzhen Xingcheng became a wholly owned subsidiary of Shenzhen Bestman. In the equity transfer agreement entered into between Shenzhen Bestman and Wei Wang dated October 9, 2024, Wei Wang represented that, as of the date of such agreement, he held 100% of the equity interests in Shenzhen Xingcheng free of any liens and encumbrances, and had the obligation to disclose all of the indebtedness of Shenzhen Xingcheng as of such date. Both parties also agreed that the financial statements and results of Shenzhen Xingcheng, starting from the date of the equity transfer agreement, shall be consolidated into that of Shenzhen Bestman’s, and that Shenzhen Bestman shall bear all the costs to be incurred in connection with submitting necessary filings with the local corporate registry to reflect the changes in shareholders. Both parties may amend or terminate the equity transfer agreement with mutual consent. The Company determined that the transaction is not a business combination, which requires that the assets acquired and liabilities assumed constitute a business. The Company accounts for the transaction as an asset acquisition.

As of the date of this prospectus, Shenzhen Xingcheng does not have any business operations. Through Shenzhen Xingcheng, we intend to explore certain internet-related businesses in the future. We selected Shenzhen Xingcheng as the vehicle for conducting internet-related businesses in the future because it holds a value-added telecommunications business permit for information service businesses, which is a required permit for conducting internet-related businesses in the PRC. Shenzhen Xingcheng did not conduct any business operations prior to or in connection with obtaining its value-added telecommunications business permit, and, other than obtaining its value-added telecommunications business permit, it has not conducted any business operations since its formation.

As of the date of this prospectus, Shenzhen Bestman has developed a mobile application named “WristAnkle”, which is still undergoing internal testing and optimization. Shenzhen Xingcheng plans to launch vascular health management services to customers in mainland PRC through “WristAnkle” app. The business model for vascular health management services is still at an early validation stage, and the specific service structure and types of services to be offered through the app have not yet been finalized by Shenzhen Xingcheng. Shenzhen Xingcheng currently expects to offer the following services through the app: (i) real-time monitoring and recording of health indicators: by connecting with detection devices, the app will display certain health indicators in real-time, including indicators such as blood flow velocity and vascular wall elasticity, which will help users monitor their vascular health status in a timely manner while also recording their historical test results, allowing users to review their health data anytime; (ii) health mall: an online marketplace which will offer users a range of health products, including dietary supplements designed to promote vascular health; and (iii) other value-added services, such as lifestyle recommendations for vascular health and other health education information. The vascular health management services expected to be provided by Shenzhen Xingcheng will be categorized as information service businesses, and a value-added telecommunications business permit will be required under PRC laws. As of the date of this prospectus, no vascular health management services are actually provided through the app, nor has revenue been generated from the app. Shenzhen Xingcheng does not have a specific timeline as to the official launch of vascular health management services as of the date of this prospectus.

We conduct our operations in the PRC mainly through the PRC operating entities pursuant to the VIE Agreement. The VIE Agreements are designed so that the operations of the VIE are solely for the benefit of WFOE and ultimately, the Company. As such, under U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because we met the conditions under U.S. GAAP to consolidate the VIE.

For more details, including risks associated with the VIE structure, see the section of this prospectus captioned “Risk Factors — Risks Related to Our Corporate Structure.”

Corporate Structure

The following diagram illustrates our corporate structure, including our significant subsidiaries, the VIE and its significant subsidiary, as of the date of this prospectus:

Our VIE Agreements

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, the majority of our operations are conducted through the PRC operating entities in China pursuant to the VIE Agreements. The VIE Agreements were entered into by and among our WFOE, the VIE, and the VIE’s shareholders and include the Powers of Attorney, Equity Pledge Agreement, Exclusive Business Cooperation Agreement, Exclusive Option Agreement, and a Spousal Consent Letter. Due to PRC legal restrictions on foreign ownership in certain internet-related businesses we may explore and operate in the future, we do not have any equity ownership of the VIE. We control and receive the economic benefits of the VIE’s business operations through the VIE Agreements, and we consolidate the VIE for accounting purposes only because we met the conditions under U.S. GAAP to consolidate the VIE. Pursuant to the VIE Agreements, the VIE shall pay service fees in an amount equivalent to all of its net income to our WFOE, while WFOE has the power to direct the activities of the VIE that can significantly impact the VIE’s economic performance, has the obligation to absorb the expected losses of the VIE, and has the right to receive substantially all of the economic benefits of the VIE. Such contractual arrangements are designed so that the operations of the VIE are solely for the benefit of WFOE and ultimately, the Company. As such, under U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes and must consolidate the VIE. We are also subject to the risk that the PRC government could disallow the VIE structure, which would likely result in a material change in our operations and, as a result, the value of our Ordinary Shares may depreciate significantly or become worthless. For a description of our corporate structure and VIE contractual arrangements, see “Corporate History and Structure — Our VIE Agreements.” See also “Risk Factors – Risks Related to Our Corporate Structure.”

The following is a summary of the VIE Agreements.

Powers of Attorney. Under the Powers of Attorney, dated January 28, 2022 executed by each VIE Shareholder, accepted by our WFOE and acknowledged by the VIE, each of the VIE Shareholder irrevocably authorized our WFOE or its designee, to (i) convene, hold and attend shareholders’ meetings of the VIE, (ii) exercise all voting rights of the VIE Shareholder with respect to all matters to be discussed and voted on in the shareholders’ meetings of the VIE, (iii) exercise all voting rights of the VIE Shareholder under the PRC laws promulgated from time to time, and (iv) exercise all voting rights of the VIE Shareholder in accordance with law and the articles of association of the VIE. The powers of attorney will remain effective until the shareholders are no longer registered VIE Shareholders.

Equity Pledge Agreement. On January 28, 2022, the VIE Shareholders and our WFOE entered into an equity pledge agreement. Under this agreement, the VIE Shareholders pledged their equity interests in the VIE to our WFOE to secure the performance of their obligations under the exclusive option agreement and the power of attorney, and the VIE’s payment obligations under the exclusive business cooperation agreement as described below. Without our WFOE’s prior written consent, the VIE Shareholders shall not transfer the equity interests pledged thereunder or create any other pledge or encumbrance on such equity interests during the term of the equity interest pledge agreement. The equity interest pledge agreements remain effective unless otherwise terminated by our WFOE in the event of material breach by the VIE, or terminated pursuant to other agreements entered into among all parties to the Equity Pledge Agreement.

Spousal Consent. The spouse of Mr. Huaye Bai, agreed, via spousal consent, to the execution of the “Transaction Documents” including: (a) The Equity Pledge Agreement entered into by and between our WFOE and the VIE Shareholders; (b) The Exclusive Option Agreement entered into by and among the VIE Shareholders, VIE, and our WFOE; (c) the Powers of Attorney issued to our WFOE, and the disposal of the operating rights or the assets for the business of Shenzhen Bestman held by Mr. Huaye Bai and registered in his name.

The spouse of Mr. Huaye Bai further undertakes not to make any assertions in connection with the operating rights and assets of Shenzhen Bestman which are held by Mr. Huaye Bai. The spouse confirms that Mr. Huaye Bai can perform his obligations under the Transaction Documents and further amend or terminate the Transaction Documents without her authorization or consent. The spouse undertakes to execute all necessary documents and take all necessary actions to ensure appropriate performance of the Transaction Documents.

The spouse also undertakes that if she obtains any operating rights and assets of Shenzhen Bestman which are held by Mr. Huaye Bai for any reasons, she shall be bound by the Transaction Documents entered into between Mr. Huaye Bai and the our WFOE (as amended time to time) and comply with the obligations thereunder as an operator of Shenzhen Bestman. For this purpose, upon our WFOE’s request, she shall sign a series of written documents in substantially the same format and content as the Transaction Documents (as amended from time to time).

Exclusive Business Cooperation Agreement. On January 28, 2022, the VIE and our WFOE entered into an exclusive service agreement. Under this agreement, our WFOE will be the exclusive provider of services and support required by the VIE, including technical support and marketing services, services related to the development and manufacturing of medical devices, information technology and consulting services, the development, maintenance and update of computer system, hardware and database. Without our WFOE’s written consent, the VIE shall not accept any technology consulting and services covered by this agreement from any third party. The VIE agrees to pay service fees in an amount equivalent to all of its net income to our WFOE on annual basis. The service fees for each year shall consist of a management fee and a fee for services provided, which shall be reasonably determined by our WFOE pursuant to the factors set out in the Exclusive Business Cooperation, such as the complexity and difficulty of the services provided by our WFOE, seniority of and time consumed by the employees of our WFOE, specific contents, scope and value of the services provided by our WFOE, the market price of the same type of services, and operation conditions of the VIE. Also, the amount of services fees may be as set forth in the relevant contracts separately executed by the VIE and our WFOE. If our WFOE transfers or licenses technology to the VIE, develops software or other technology is entrusted by the VIE, or leases equipment or properties to the VIE, then the technology transfer price, license price, development fees or rent shall be determined by our WFOE and the VIE separately based on the actual situations and/or set forth in the relevant contracts separately executed by the VIE and WFOE. The Exclusive Business Cooperation Agreement will remain effective for 30 years from the execution of such Exclusive Business Cooperation Agreement, and will automatically be extended for another 30 years upon each expiration date, unless otherwise terminated by our WFOE on the expiration date upon prior written notice or terminated pursuant to other agreements entered into among all parties to the Exclusive Business Cooperation Agreement.

Exclusive Option Agreement. On January 28, 2022, the VIE Shareholders, the VIE and our WFOE entered into an exclusive option agreement. Pursuant to the agreement, the VIE Shareholders granted our WFOE an irrevocable and exclusive right to purchase, or designate one or more persons to purchase, at its discretion, all or part of the equity interests in the VIE held by the VIE Shareholder RMB 10 (“Base Price”), or the Base Price calculated on pro rata basis in the event of purchasing part of the equity interests. If the lowest price permitted under PRC law exceeds the Base Price, the amount exceeding the Base Price shall be promptly donated by the VIE Shareholders to our WFOE or any other person designated by our WFOE. Without the prior written consent of our WFOE, the VIE Shareholders shall not dispose of or encumber any of their equity interests in the VIE, and the VIE shall not dispose of or transfer any of its assets or income or distribute any dividends to the VIE Shareholders in any manner. The Exclusive Option Agreement will remain effective unless the equity interests held by its shareholders have been transferred or assigned to WFOE or any other person designated by WFOE.

In the opinion of Han Kun Law Offices, our PRC legal counsel:

●	the ownership structures of our WFOE and the VIE, both currently and immediately after giving effect to this offering, are not and will not result in any violation of PRC laws or regulations currently in effect; and

●	Our VIE Agreements are governed by PRC law, both currently and immediately after giving effect to this offering, are valid, binding and enforceable, and do not result in any violation of PRC laws or regulations currently in effect.

However, we have been advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of future PRC laws, regulations, rules and policies. Accordingly, the PRC regulatory authorities may take a view that is contrary to or otherwise different from the above opinion of our PRC legal counsel. It is also uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or the VIE is found to be in violation of any existing or future PRC laws or regulations, or fails to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Risk Factors — Risks Related to Our Corporate Structure — We rely on contractual arrangements with the VIE and the VIE Shareholders for a large portion of our business operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIE or the VIE Shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on our business.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our ordinary shares at a ratio of 500-for-1 share and additional share issuances to our existing shareholders approved by our shareholders and board of directors on February 22, 2023.

Overview

The PRC operating entities are providers and manufacturer of Class I and II medical devices. Nanjing Yonglei exports Class I, Class II and Class III medical devices and Shenzhen Bestman manufactures Class I and Class II medical devices. In PRC, Class I medical devices are those devices with low-level risks and whose safety and effectiveness can be ensured through routine administration and are subject to record-filing administration. Class II medical devices are those devices with moderate risks that must be strictly controlled and regulated to ensure their safety and effectiveness. Class III medical devices are those devices with relatively high risks that must be strictly controlled and regulated through special measures to ensure their safety and effectiveness.

Shenzhen Bestman has Class I and II medical device qualifications, including record filings for Class I products, registration certificates for Class II products, and medical device production and operation licenses in mainland China.

Shenzhen Bestman has four product categories: (i) ultrasonic doppler devices, (ii) warmer and syringe destroyer products, (iii) epidemic prevention products, and (iv) health screening products. Shenzhen Bestman produces a range of more than 35 medical devices across these categories. Currently, products of Shenzhen Bestman mainly include a fetal doppler series, fetal/maternal monitor series, ultrasonic vascular doppler detector series, breast self-check mammography apparatus, blood and infusion warmers series, vein finder series, syringe destroyer series, enteral nutrition pumps, medical infrared thermometers, insulin refrigerator box, and intelligent disinfection vehicles.

Shenzhen Bestman has provided hospitals, pharmacies, medical equipment companies, and individual customers for over 20 years with more than 567,000 Class I and Class II medical device products. Shenzhen Bestman’s product, Ultrasonic Doppler peripheral blood vessel detector (model: BV-650) obtained the Medical Device Registration Certificate of the People's Republic of China approved by Guangdong Drug Administration on January 10, 2022. On July 15, 2022, Shenzhen Bestman obtained the approval for changing the product model (model: BV-650, BV-660T++ and BV-660T+). The registration certificate will expire on January 19, 2026.

Besides domestic sales in China, our export sales are extended to more than 100 countries across the world. In 2003, Shenzhen Bestman obtained an ISO-9001 certificate and in 2005, it received an ISO-13485 certificate. As of the date of this prospectus, both the ISO-9001 and ISO-13485 certificates are effective. The ISO-9001 certificate will expire on September 14, 2027 and the ISO-13485 certificate will expire on September 27, 2027.

In addition, Shenzhen Bestman’s product, fetal doppler (models: BF-500B, BF-500+, and BF500++), received United States Food and Drug Administration’s, or the FDA’s, approvals in 2010. The registration renewal has been recently renewed and will be valid through December 31, 2025.

Shenzhen Bestman’s distribution network covers major global markets. Internationally, the PRC operating entities mainly export medical devices through exporting distributors. The PRC operating entities cooperate with 1,646 exporting distributors, who are responsible for distributing their products to end users across the world.

The PRC operating entities generate revenues through: 1) manufacturing and sales of medical devices under their own brands, and 2) resale of medical devices sourced from other manufacturers. For the fiscal years ended June 30, 2024 and 2023, the PRC operating entities recognized $3,280,403 and $3,319,339, respectively, in net revenues, of which Shenzhen Bestman’s own brand sales accounted for 38% and 50%, respectively, and the resales of medical devices from other manufactures accounted for 62% and 50%, respectively.

The PRC operating entities sell medical devices, both domestically and internationally. For the fiscal years ended June 30, 2024 and 2023, domestic sales accounted for 27% and 40%, respectively, and international sales accounted for 73% and 60%, respectively, of our total net revenues.

The PRC operating entities sell medical devices through both distributors and direct sales. For the fiscal years ended June 30, 2024 and 2023, the sales through direct sale channels accounted for 3% and 4%, respectively, and the sales through distributors accounted for 97% and 96%, respectively.

Major Factors Affecting Our Results of Operations

Our business and results of operations are affected by several general factors in the global markets and domestic market including, among others, economic, political and social conditions. Unfavorable changes in any of these general factors could adversely affect demand for the PRC operating entities’ products and materially and adversely affect our results of operations.

While our business is influenced by these general factors, our results of operations are more directly affected by the following company-specific factors.

The ability to maintain and expand international sales

The PRC operating entities sell medical devices internationally. For the fiscal years ended June 30, 2024 and 2023, the PRC operating entities’ international sales accounted for 73% and 60%, respectively, of their revenues. Their performance is affected by the risks including aging population, awareness of public health, the nature and guarantee scope of public medical plans, per capita disposable income and per capita gross domestic product (“GDP”) and other economic factors. The changes in foreign regulations, export duties, taxation, global shipping costs, exchange rates and limitations on imports or exports may also have influence to the PRC operating entities’ business.

The ability to lead competitive position maintained by high quality standard systems

The quality of the PRC operating entities’ products is critical to the success of our business, and such quality, to a large extent, depends on the effectiveness of the PRC operating entities’ quality control system. The PRC operating entities have developed a rigorous quality control system that enables them to monitor each stage of the production process. All of the PRC operating entities’ products, either self-manufactured or sourced elsewhere, fall within our quality control system subject to our quality inspection before delivery. The PRC operating entities’ customer support and sales support personnel provide training to their distributors and end-users. In addition, the PRC operating entities’ customer service center, located in Shenzhen, China, is currently staffed with eight representatives who assist our customers with technical support and maintenance. The PRC operating entities believe that their professional after-sale customer support enables them to develop and maintain customer trust and loyalty.

Impact of the COVID-19

The COVID-19 has had a severe and negative impact on the Chinese and the global economy. Whether this will lead to a continued downturn in the economy is still unknown.

The PRC operating entities’ operations may be further affected by the COVID-19. China continuously optimized and adjusted COVID-19 prevention and control measures with the aim of protecting health, and lifted most of the travel restrictions and quarantine requirements in December 2022. The selling prices and the sales volume of epidemic prevention products decreased accordingly, due to the recovery from the COVID-19 overseas and the decrease in the demand of COVID-related products for the years ended June 30, 2023. As of the date of this prospectus, the impacts of the COVID-19 on the supply chain have diminished, which benefits the PRC operating entities’ export business. The COVID-19 has resulted in volatility in some global financial markets, which could increase the Company’s cost of capital or limit its ability to access financing when needed. Broader impacts of the COVID-19 also include inflationary pressure, which may impact the costs of the PRC operating entities’ manufacturing of products. Accordingly, the Company cannot predict the ultimate impact of the COVID-19 on its business, financial condition and results of operations.

Impact of Russia-Ukraine War

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Since our raw and auxiliary materials are purchased from certified and qualified suppliers in China, their supply has been stable for many years and are easily sourced due to our geographical location. The prices of raw materials used in the PRC operating entities’ operations are not volatile and they, along with the supply chain, have not been impacted by the recent conflict between Russia and Ukraine.

Impact of foreign exchange fluctuation

The PRC operating entities derive a substantial portion of their revenues in US$. Foreign exchange rate fluctuations may adversely affect our business and performance. The exchange rates between US$ and RMB are subject to continuous movements affected by international political and economic conditions and changes in the PRC government’s economic and monetary policies. As the PRC operating entities derive a substantial portion of their revenues in US$ while a substantial portion of the costs are denominated in RMB, appreciation of RMB against US$, which is our reporting currency, will therefore directly decrease their profit margin if they are unable to increase the selling prices of their products accordingly. If the PRC operating entities increase the selling prices of their products as a result of the appreciation of the RMB against the relevant foreign currencies, there would result in a loss of price advantage in the markets.

In addition, we are subject to translation risks as our consolidated financial statements are reported in US$ while the financial statements of some operating subsidiaries are prepared in RMB, the currency of the primary economies in which the PRC operating entities’ operations are based. We recorded a currency translation gain of US$14,716 and US$324,464 for the fiscal years ended June 30, 2024 and 2023, respectively. Accordingly, we may incur currency translation losses or gains, due to translation of functional currency into the reporting currency, which may adversely affect our financial position and results of operations as well as cash flows.

Results of operations

Comparison of Results of Operations for the Fiscal Years Ended June 30, 2024 and 2023

The following table sets forth a summary of our consolidated results of operations for the years indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any years are not necessarily indicative of the results that may be expected for any future periods.

	For the Fiscal Years Ended		Change
	June 30,
	2024	2023	Amount
	US$	US$	US$	%
Revenues	3,280,403	3,319,339	(38,936)	(1.2)%
Third party sales	3,189,329	3,119,795	69,534	2.2%
Related party sales	91,074	199,544	(108,470)	(54.4)%
Cost of revenue	(2,196,015)	(1,793,776)	(402,239)	22.4%
Gross profit	1,084,388	1,525,563	(441,175)	(28.9)%
Operating expenses:
Selling and marketing expenses	(485,263)	(554,521)	69,258	(12.5)%
General and administrative expenses	(1,129,526)	(1,254,210)	124,684	(9.9)%
Research and development expenses	(424,619)	(413,778)	(10,841)	2.6%
Total operating expenses	(2,039,408)	(2,222,509)	183,101	(8.2)%
Loss from operations	(955,020)	(696,946)	(258,074)	37.0%
Other (expenses) income:
Interest expense	(104,915)	(70,613)	(34,302)	48.6%
Interest income	1,930	82	1,848	2,253.7%
Foreign currency exchange gain, net	23,591	56,256	(32,665)	(58.1)%
Other income, net	980	40,407	(39,427)	(97.6)%
Total other (expenses) income, net	(78,414)	26,132	(104,546)	(400.1)%
Loss before income tax	(1,033,434)	(670,814)	(362,620)	54.1%
Income taxes expense	(9,931)	(34,059)	24,128	(70.8)%
Net loss	(1,043,365)	(704,873)	(338,492)	48.0%

Net revenues

The PRC operating entities generate revenues through: 1) manufacturing and sales of medical devices under their own brands, and 2) resale of medical devices from other manufacturers. For the fiscal years ended June 30, 2024 and 2023, our total net revenues were US$3,280,403 and US$3,319,339, respectively.

The following table sets forth our revenues by source of products for the periods indicated.

	For the Years Ended		Change
	June 30,
	2024	2023	Amount
	US$	US$	US$	%
Self-manufactured products	1,255,773	1,656,413	(400,640)	(24.2)%
Resales of sourced medical devices from third party manufacturers	2,024,630	1,662,926	361,704	21.8%
Total	3,280,403	3,319,339	(38,936)	(1.2)%

Our revenues decreased by 1.2% from US$3,319,339 for the fiscal year ended June 30, 2023 to US$3,280,403 for the year ended June 30, 2024. The decrease was mainly due to a decrease of US400,640 of self-manufactured products, partially offset by an increase of US$361,704 of resales in sourced medical devices from third party manufacturers.

For sales of self-manufactured products, the 24.2% decrease was primarily attributed to a decrease in sales of ultrasonic doppler devices and fetal dopplers, due to the decrease in hospital procurement demand.

For sales of resales of sourced medical devices, the 21.8% increase was primarily attributed to an increase in sales of injection-related products. The increase was primarily attributed to the commencement of sales of injection-related products to a new customer from Hong Kong, Alitom Medicare Ltd. (“ALITOM”), since March 2024. The revenue generated from this customer accounted for approximately 10% of the total net revenues for the fiscal year ended June 30, 2024. To fulfill the contact with this customer, we are responsible for delivering the products to the ship bound for the specified port of arrival and freight charges are added to the total amount of each sales confirmation. We do not enter into framework or individual sales agreements with this customer, and instead, upon receiving an order from this customer, we send them a sales confirmation, which specifies the names and models of the goods sold, quantity, price per unit, and total purchase price. The sales confirmation also specifies the payment schedule and delivery method.

Cost of revenues

Our cost of revenues primarily consists of the following components: (i) inventory costs of self-manufactured products and resales of sourced medical devices from third party manufacturers; (ii) freight costs incurred by the PRC operating entities for delivering products.

Our cost of revenues increased by 22.4% from US$1,793,776 for the fiscal year ended June 30, 2023 to US$2,196,015 for the fiscal year ended June 30, 2024, which was primarily attributable to an increase of sales volume of injection-related products to a new customer from Hong Kong for resale of sourced medical devices.

Gross profit and gross profit margin

Gross profit represents our net revenues less cost of revenues. Our gross profit margin represents our gross profit as a percentage of our net revenues.

Gross profit decreased by 28.9% from US$1,525,563 for the fiscal year ended June 30, 2023 to US$1,084,388 for the fiscal year ended June 30, 2024. This decrease was mainly due to a decrease in gross profit of our self-manufactured products during this period attributed to a decrease in hospital procurement demand, partially offset by an increase in gross profit of resales of sourced medical devices from third party manufacturers, attributed to an increase of sales volume.

The gross profit margin experienced a decrease, from 46.0% for the fiscal year ended June 30, 2023, to 33.1% for the fiscal year ended June 30, 2024, primarily due to i) a 21.8% increase in the resale of sourced medical devices from third-party manufacturers, which typically have lower margins, thereby impacting our overall gross profit margin negatively; ii) a decrease in sales volume of ultrasonic doppler devices with high profit margin due to decrease in hospital procurement demand.

Selling expenses

Selling expenses primarily consist of: (i) salaries and benefits for the PRC operating entities’ sales and marketing personnel; (ii) rental and property management fees allocated to the PRC operating entities’ sales department; (iii) advertising and marketing expenses for promotion; and (iv) travelling expenses incurred by the PRC operating entities’ sales and marketing personnel for business purposes.

Our selling expenses decreased 12.5% from US$554,521 for the fiscal year ended June 30, 2023 to US$485,263 for the fiscal year ended June 30, 2024, primarily due to a decrease of US$71,913 of salaries and benefits for sales personnel, advertisement expenses and travelling expenses attributed to comprehensive cost control measures.

General and administrative expenses

General and administrative expenses primarily consist of: (i) salaries and benefits for the PRC operating entities’ administrative personnel; (ii) rental and property management fee; (iii) professional service fees; (iv) impairment losses of long-lived assets and prepayments; and (v) others, which primarily include staff training expenses, travelling expenses, depreciation and amortization expenses.

Our general and administrative expenses decreased by 9.9%, from US$1,254,210 for the fiscal year ended June 30, 2023 to US$1,129,526 for the fiscal year ended June 30, 2024, primarily due to a decrease of US$79,257 for the impairment of long-lived assets, a decrease of US$38,553 for the staff training expenses and travelling expenses attributed to comprehensive cost control measures, and a decrease of US$81,221 for the professional services fees for IPO listing, partly offset by an increase of US$172,820 for the provision for credit losses due to an increase in accounts receivable from African customers which are taking longer to collect as a consequence of foreign exchange restriction.

Research and development expenses

Research and development expenses primarily include: (i) salaries and benefits for research and development personnel; (ii) inspecting and testing expenses; (iii) rental and property management fees allocated to the research and development department; and (iv) others, which primarily include use of materials and depreciation expenses.

Our research and development expenses slightly increased by 2.6% from US$413,778 for the fiscal year ended June 30, 2023 to US$424,619 for the fiscal year ended June 30, 2024. We maintained stable research and development investment for our new products during such periods.

Interest expense

Interest expense was US$104,915 and US$70,613 for the fiscal years ended June 30, 2024 and 2023, respectively. The interest expense was mainly accrued from credit borrowing from a related company and banks in China. The increase of interest expense was attributed to the rise in bank loans.

Foreign currency exchange gain

We had a gain of US$23,591 and US$56,256 on foreign currency transactions between the US$ and the RMB for the fiscal years ended June 30, 2024 and 2023, respectively.

The gain recorded on the foreign currency transactions were due to the fluctuations of the value of RMB relative to the US$ over the respective periods.

Income taxes

Cayman Islands

Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gains. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax is imposed.

BVI

Heketuoer and Xuan Wu Holding are incorporated in the British Virgin Islands (“BVI”). Under the current laws of the British Virgin Islands, Heketuoer and Xuan Wu Holding are not subject to tax on income or capital gains. In addition, dividend payments are not subject to withholdings tax in the BVI.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, our Hong Kong subsidiary, MED BESTMAN Holding Co., Limited, is subject to 16.5% income tax on its taxable income generated from operations in Hong Kong. On December 29, 2017, Hong Kong government announced a two-tiered profit tax rate regime. Under the two-tiered tax rate regime, the first HK$2.0 million of assessable profits will be subject to an 8.25% tax rate and the remaining assessable profits will continue to be taxed at the existing 16.5% tax rate. The two-tiered tax regime which became effective from the assessment year of 2018/19, which was on or after April 1, 2018. The application of the two-tiered rates is restricted to only one nominated enterprise among connected entities. There are no assessable profits for the PRC operating entities’ Hong Kong subsidiary, HK Bestman, for the fiscal years ended June 30, 2024 and 2023.

PRC

Under the Enterprise Income Tax Law (“EIT Law”), FIEs and domestic companies are subject to Enterprise Income Tax (“EIT”) at a uniform rate of 25%.

EIT grants preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for the HNTE status every three years. Shenzhen Bestman obtained the HNTE certificate in November 2018, and enjoyed a preferential income tax rate at 15% from 2018 to 2020. The HNTE certificate was renewed on December 23, 2021 with a three-year validity period. Thus, Shenzhen Bestman is eligible for a 15% preferential tax rate for a period of three years from calendar year 2021 to 2023 if all the criteria for HNTE status could be satisfied in the relevant years. In September 2024, Shenzhen Bestman re-applied for the HNTE certificate renewal and submitted renewal application documents to related government department, waiting for the final approval and public announcement by government department.

For qualified small and low-profit enterprises, from January 1, 2023 to December 31, 2027, 25% of the first RMB 3.0 million of the assessable profit before tax is subject to the tax rate of 20%. For the year ended June 30, 2024, there is a qualified small and low-profit enterprise in PRC, and thus it was eligible for the above preferential tax rate for small and low-profit enterprises.

We had an income tax expense of US$9,931 and US$34,059 for the fiscal year ended June 30, 2024 and 2023, respectively.

Net loss

As a result of the foregoing, our net loss increased by 48.0% from US$704,873 for the fiscal year ended June 30, 2023 to US$1,043,365 for the fiscal year ended June 30, 2024.

Liquidity and Capital Resources

Our business requires substantial amounts of cash to cover operating expenses, as well as to fund capital expenditures, working capital changes, interest payments on the PRC operating entities’ borrowing, lease payments, and to support tax payments. We have financed our capital requirements with borrowings from related parties, primarily from our Chairman of the Board of Directors and Chief Executive Officer, Mr. Yong Bai, and from bank loans.

For the fiscal years ended June 30, 2024 and 2023, we had net cash used in operating activities of US$864,743 and US$166,763, respectively. As of June 30, 2024 and 2023, we had cash and cash equivalent of US$222,926 and US$234,652. The PRC operating entities have financed their capital requirements with borrowings from related parties and bank loans which have historically been sufficient to meet its working capital requirements. The PRC operating entities had net cash provided by financing activities of US$561,201 and US$732,066 for the fiscal years ended June 30, 2024 and 2023, respectively.

Mr. Yong Bai provided liquidity support on the PRC operating entities’ demand in the form of interest-free borrowings. The maturity dates of the interest-free borrowings from Mr. Yong Bai were June 30, 2029. As of June 30, 2024, the principal amount outstanding of such loans is US$2,870,697. There are no restrictive covenants or termination provisions.

The Company has obtained approval for a RMB10,000,000 (approximately $1,384,121) revolving line of credit from China Everbright Bank, of which the Company has borrowed RMB10,000,000 (approximately $1,384,121) in August 2024 at an interest rate of 3% per annum, with a maturity date of August, 2027, without any special debt covenant terms, which was collateralized with property of Mr. Yong Bai. In addition, the Company has obtained approval for a RMB10,000,000 (approximately $1,384,121) revolving line of credit from Shenzhen Haosen Micro-Credit Loans Co., Ltd, a non-bank financial institution, and this line of credit has not been used and will expire in April, 2026 without any special debt terms. The interest rate is 6% per annum. Management concluded that the current assets and the available lines of credit will be sufficient to satisfy its obligations as they become due and will support the operations for one year from the issuance date of the consolidated financial statements. The Company will meet anticipated working capital requirements and capital expenditures within the next 12 months from the issuance date of the consolidated financial statements.

Cash Flows

Cash Flows for the Fiscal Year Ended June 30, 2024, compared to the Fiscal Year Ended June 30, 2023

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Years Ended		Change
	June 30,
	2024	2023	Amount	%
	US$	US$	US$
Net cash used in operating activities	(864,743)	(166,763)	(697,980)	418.5%
Net cash provided by/(used in) investing activities	292,264	(328,790)	621,054	(188.9)%
Net cash generated from financing activities	561,201	732,066	(170,865)	(23.3)%
Effects of exchange rate changes on cash and cash equivalents and restricted cash	(448)	(16,958)	16,510	(97.4)%
Net (decrease) increase in cash and cash equivalent and restricted cash	(11,726)	219,555	(231,281)	(105.3)%
Cash, cash equivalent and restricted cash at the beginning of year	234,652	15,097	219,555	1,454.3%
Cash, cash equivalent and restricted cash at the end of year	222,926	234,652	(11,726)	(5.0)%

Operating activities

For the fiscal year ended June 30, 2024, our net cash used in operating activities was US$864,743, which was primarily attributable to (i) net loss of US$1,043,365, adjusted by amortization of ROU of US$234,047 and allowance for credit losses of US$172,820, (ii) an increase of US$435,528 in accounts receivable, because sales in certain African markets are taking longer to collect, mainly due to foreign exchange restriction, (iii) a decrease of lease liability of US$204,378, and (iv) a decrease of advances from customers of US$161,419; partially offset by an increase of accounts payable of US$243,574 as a result of longer payment periods with suppliers and increase of accrued expenses and other current liabilities of US$177,415.

For the fiscal year ended June 30, 2023, our net cash used in operating activities was US$166,763, which was primarily attributable to (i) net loss of US$704,873, adjusted by impairment of long-lived assets of US$88,097 and amortization of ROU of US$234,765, (ii) a decrease of US$376,794 in accounts payable due to reduced purchases, (iii) an decrease of lease liability of US$218,347; partially offset by (i) an increase of amounts due to related parties of US$371,059 for an increase of purchase payments received in advance, and (ii) an increase of advance from customers of US$173,990 mainly due to unshipped orders dated June 30, 2023, (iii) an increase of accrued expenses and other current liabilities of US$ 236,791, which was mainly attributable to the increase VAT tax payable due to more sales of products towards end of the year.

Investing activities

For the fiscal year ended June 30, 2024, our net cash provided by investing activities was US$292,264 which was primarily attributable to repayments of loans from a related party.

For the fiscal year ended June 30, 2023, our net cash used in investing activities was US$328,790, which was primarily attributable to the loans to a related party.

Financing activities

For the fiscal year ended June 30, 2024, our net cash generated from financing activities was US$561,201 which was primarily attributable to (i) the proceeds from bank borrowings of US$1,103,975, and (ii) the proceeds of loans from related parties of US$250,583 and was partially offset by (i) the repayments to short-term bank borrowings of US$415,236; (ii) the repayments to related parties of US$141,494; (iii) the repayments to long-term bank borrowings of US$145,362 and (iv) payment for deferred offering cost.

For the fiscal year ended June 30, 2023, our net cash provided by financing activities was US$732,066, which was primarily attributable to the loans from related parties of US$1,853,226 and was partially offset by the repayments to long-term bank borrowings of US$1,337,221.

Capital expenditures

Our capital expenditures were US$13,627 and US$2,190 for the fiscal years ended June 30, 2024 and 2023, respectively.

Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2024:

	Payment Due by Period
	Total	Less than	1-3 years	3-5 years	More than
		1 year			5 years
	(in US$)
Bank borrowing	1,016,515	171,455	845,060	-	-
Related party loans	4,234,206	107,730	4,126,476	-	-
Operating lease commitments	316,423	269,111	47,312	-	-
Total	5,567,144	548,296	5,018,848	-	-

We have operating leases to rent office spaces in Shenzhen and Nanjing and a staff dormitory in Nanjing. Rental expenses were $247,288 and $264,030 and were included in operating expenses in the consolidated statements of operations and comprehensive loss for the fiscal years ended June 30, 2024 and 2023, respectively.

Other than those shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of June 30, 2024.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interests in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Inflation

Inflation affects us by generally increasing the PRC operating entities’ cost of labor and costs of inventories, the way it does to all labor and costs of inventories. However, we do not anticipate that inflation will materially affect our business in the foreseeable future.

Seasonality

We believe our operation and sales do not experience seasonality.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, the reported amounts of revenue and expenses during the reporting period, and the related disclosures in the financial statements and accompanying footnotes. Out of our significant accounting policies, which are described in “Note 3—Summary of Significant Accounting Policies” of our consolidated financial statements for the fiscal years ended June 30, 2024 and 2023, included elsewhere in this registration statement, certain accounting policies are deemed “critical,” as they require management’s highest degree of judgment, estimates and assumptions, including (i) Provision of credit loss on accounts receivable; (ii) Net realizable value of inventories, (iii) Impairment assessment of long-lived asset and (iv) Valuation allowance for deferred tax assets. While management believes its judgments, estimates and assumptions are reasonable, they are based on information presently available and actual results may differ significantly from those estimates under different assumptions and conditions. We believe that the following critical accounting estimates involve the most significant judgments used in the preparation of our financial statements.

Accounts receivable

We account for provision of credit loss, in accordance with ASC Topic 326. ASC 326 requires the PRC operating entities to estimate future expected credit losses on such instruments before an impairment may occur. We established an allowance for uncollectible accounts receivable based on expected credit loss, which uses a lifetime expected loss allowance for accounts receivables and incorporates historical experience and other factors surrounding the credit risk of specific type of customers.

Accounts receivable are written off after all collection efforts have ceased. We regularly review the adequacy and appropriateness of the allowance for credit loss. The addition and reversal in the provision for credit losses were $167,274 and $660 for the fiscal year ended June 30, 2024, respectively. The addition and reversal in the provision for credit losses were $1,677 and nil for the fiscal year ended June 30, 2023, respectively.

Inventories

Inventories primarily consist of raw materials, work-in-process and finished goods, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost is principally determined using the first–in, first-out method.

We record adjustments to inventory for excess quantities, slow moving, obsolescence, when appropriate, to reflect inventory at net realizable value. These adjustments are based upon a combination of factors including current sales volume, market conditions, historical usage, inventory aging, expiration date, expected demand, anticipated sales price, product obsolescence, lower of cost or market analysis and expected realizable value of the inventory.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property, equipment and software and right-of-use assets. The Company evaluates the carrying value of long-lived assets when it determines a triggering event has occurred, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators exist, recoverability of assets is measured by a comparison of the carrying value of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset. Examples of such triggering events include a significant disposal of a portion of such assets, and adverse change in the market involving the business employing the related assets. If such assets are determined not to be recoverable, we perform an analysis of the fair value of the asset group and will recognize an impairment loss when the fair value is less than the carrying amounts of such assets. We recorded impairment of long-lived assets of nil and $88,097 for the fiscal years ended June 30, 2024 and 2023.

Valuation allowance for deferred tax assets

Deferred income taxes are provided using the assets and liabilities method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized to the extent that these assets are more likely than not to be realized. In making such a determination, management considers all positive and negative evidence, including future reversals of projected future taxable income and results of recent operation. Deferred tax assets are then reduced by a valuation allowance through a charge to income tax expense when, in the opinion of management, it is more likely than not that a portion of or all of the deferred tax assets will not be realized.

Our deferred tax assets are composed principally of net operating loss carryforwards. Under the applicable accounting standards, management has considered the PRC operating entities’ history of losses and concluded that it is more likely than not that the PRC operating entities will not generate future taxable income prior to the expiration of the majority of net operating losses for Bestman and Yonglei. As of June 30, 2024 and 2023, $1,437,469 and $1,346,417 valuation allowance has been provided respectively.

Recent accounting pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 3 to our financial statements included elsewhere in this prospectus.

We are an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, an EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

INDUSTRY

All the information and data presented in this section have been derived from the industry report of Frost & Sullivan commissioned by us in December 2021 entitled “Market Study of Global Ultrasonic Vascular Doppler Detector, Fetal Monitor, Fetal Doppler, Blood and Infusion Warmer, Infrared Mammography, Intelligent Disinfection Vehicle industry”, unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

OVERVIEW OF GLOBAL MEDICAL DEVICE MARKET

According to the World Health Organization, between 2015 and 2050, the proportion of the world's population that is over 60 years old will nearly double, from 12% to 22%, which will expand the sector of the population experiencing the attendant decrease in physical and mental capacity. This phenomenon, along with the increasing prevalence of chronic diseases and the growing clinical demand for medical devices have fostered the development of the global medical device market. The global medical device market has increased incrementally from US$371.0 billion in 2015 to US$456.6 billion in 2020, representing a CAGR of 4.2%. Driven by increasing clinical demand, rising healthcare expenditures and technological innovations in medical devices, the global medical device market is expected to reach US$644.5 billion in 2025, representing a CAGR of 7.1%.

OVERVIEW OF MEDICAL DEVICE MARKET IN AFRICA

Africa is quite dependent on imports for medical devices and the imports account for approximately 90% of its total medical device market. Driven by increasing health expenditures and expanding national insurance programs in the African region, more African people may gain the access to medical care. The African medical device market has increased incrementally from US$4.6 billion in 2015 to US$6.1 billion in 2020, representing a CAGR of 5.7%. The market is expected to reach US$8.5 billion by 2025, growing at a CAGR of 6.9% from 2020 to 2025. Among the major markets, South Africa and Egypt account ,collectively, for approximately 40% of the market. In addition, Nigeria, Algeria, and Morocco saw rapid growth, forming the top five markets in the African region. The three countries account, collectively, for approximately 25% of the total medical device market. There is limited local manufacturing of medical devices on the African continent, therefore, the region mostly relies on the importation of medical devices. A large proportion of such imports are from Chinese medical device suppliers, and American companies also play a key role in the African medical device market. In addition, the COVID-19 pandemic and increasing hospital admissions have significantly increased the demand for medical consumables such as syringes, needles, and infusion apparatus. The medical consumables market increased from US$2.8 billion in 2015 to US$3.8 billion in 2020, accounting for approximately 61.7% of the total medical device market in 2020.

Medical Device Market in Africa, 2015-2025E

Unit: Billion US$

Period	CAGR
2015-2020	5.7%
2020-2025E	6.9%

Source: Frost & Sullivan Analysis

OVERVIEW OF MEDICAL DEVICE MARKET IN CHINA

As a consequence of increasing patients with chronic diseases, and the implementation of supportive government policies, the medical device market in China has experienced strong growth in the past few years, increasing from RMB308.0 billion in 2015 to RMB729.8 billion in 2020, representing a CAGR of 18.8%, and it is expected to grow to RMB1226.7 billion in 2025. The following chart sets forth the historical and projected size of medical device market in China in terms of revenue for the periods indicated.

Medical Device Market in China, 2015-2025E

Unit: Billion RMB

Source: Frost & Sullivan Analysis

Period	CAGR
2015-2020	18.8%
2020-2025E	10.9%

OVERVIEW OF ULTRASONIC VASCULAR DOPPLER DETECTOR MARKET

OVERVIEW OF PERIPHERAL ARTERIAL DISEASE

Cardiovascular diseases (CVDs) are the leading cause of death globally. Peripheral Arterial Disease (PAD) is one category of CVDs, which affects the body's blood supply in the distant arteries of the limbs. Arteries carry blood from the heart to various parts of the body. The rise of cholesterol levels in the arteries and scar tissue formation can lead to peripheral artery stenosis. Once cholesterol and scar tissue accumulate, the plaque blocks inside the arteries, leading to a lack of blood supply. The onset of peripheral arterial disease is insidious, and the plaque blocks would restrict oxygen and nutrients to the arms and legs. There may be no symptoms in the early stage. As the disease progresses, patients with PAD might experience intermittent claudication (IC), ischemic resting pain, ulcers, and gangrene. The number of global PAD patients increased from 158.2 million in 2015 to 185.8 million in 2020, and is expected to reach 213.4 million in 2025. The number of PAD patients in China has also experienced an upward trend, increasing from 44.8 million to 50.7 million at a CAGR of 2.5% from 2015 to 2020. The patient number is expected to grow at a CAGR of 2.2% from 2020 to 2025.

Ultrasonic Vascular Doppler Detector Market

The ultrasonic vascular doppler detector is a type of vascular detector that uses ultrasound to measure blood flow rate and calculate the volume flow rate. It is a Class II medical device which has been widely used in clinical applications for diagnosing various vascular conditions, including PAD, arterial occlusions, and diabetes, among others. The ultrasonic vascular doppler detectors offer enhanced sensitivity and high-fidelity sound and use non-invasive technique which can be performed when the users’ limbs are still. The ultrasonic vascular doppler detector also provides continuous, beat-by-beat measurement of absolute blood flow, artery diameter, and blood velocity. The ultrasonic vascular doppler is generally applicable for use in cardiology, urology, andrology, orthopedics, trauma surgery, vascular surgery, burns and plastic surgery, endocrinology, cardiothoracic surgery, and medical examinations. There are two important indices that are measured by the ultrasonic vascular doppler detector: the ankle-brachial index (ABI) and the toe-brachial index (TBI). ABI is the ratio of ankle artery pressure to brachial artery pressure. The measurement of ABI can assist in the early diagnosis of PAD, determining whether there is severe arterial obstructive disease from the heart to the ankle, and estimating the severity of the obstruction, and performing differential diagnosis with symptoms caused by other diseases. TBI can be calculated by dividing the highest toe pressure by the highest brachial pressure, and if the result is –below 0.7, it is considered abnormal for TBI. Conditions associated with diabetes, chronic kidney disease, or advanced age, can lead to falsely elevated or falsely normal ankle pressures due to vessel stiffness. The toe vessels, however, are less susceptible to vessel stiffness, which makes the TBI useful.

Application of Ultrasonic Vascular Doppler Detectors

Currently, the ultrasonic vascular doppler detectors can be used in various scenarios, mainly in hospitals, primary medical institutions, health checkups, and nursing homes.

•	Hospitals: Ultrasonic vascular doppler detectors are utilized in multiple departments, especially cardiology, urology, andrology, orthopedics, trauma surgery, vascular surgery, burns and plastic surgery, endocrinology, and cardiothoracic surgery in hospitals.

•	Primary Medical Institutions: The application of ultrasonic vascular doppler detectors is for screening and diagnosing chronic diseases in primary medical institutions. As an accurate diagnosis and ongoing screening equipment for PAD, the ultrasonic vascular doppler detector is expected to play an important role in chronic disease management.

•	Health checkup centers: Health check-up centers offer comprehensive screening programs for disease risk and health assessment for individuals. Since the ultrasonic vascular doppler detectors can effectively assess the risk of PAD, the adoption of such devices can increase testing capacity of health checkup centers.

•	Nursing homes: As older people are often plagued by chronic diseases such as cardiovascular diseases, hypertension and diabetes, which require regular screening, health monitoring and long-term medication. The long-term health management of cardiovascular diseases in nursing homes can be enhanced by monitoring elderly residents using ultrasonic vascular doppler detectors to obtain ankle-brachial index (ABI) or toe-brachial index (TBI) data.

Market Size of Ultrasonic Vascular Doppler Detectors

The global ultrasonic vascular doppler detector market generated a revenue of US$32.1 million in 2020, representing a CAGR of 8.5% from 2016 to 2020. Driven by increasing number of PAD patients, rising demand for screening and diagnosis of CVD, the global ultrasonic vascular doppler detector market is expected to reach US$46.0 million in 2025.

Market Size of Ultrasonic Vascular Doppler Detector, Global, 2016-2025E

Period	CAGR
2016-2020	8.5%
2020-2025E	7.5%

Unit: Million US$

Source: Frost & Sullivan Analysis

The revenue of the ultrasonic vascular doppler detector market in China has increased from RMB23.7 million in 2016 to RMB36.3 million in 2020. Propelled by increasing awareness of screening and health management of CVD, and a series of government policies to encourage the domestic medical devices market, the ultrasonic vascular doppler detector market is expected to experience a rapid growth at a CAGR of 8.3%, reaching RMB54.1 million in 2025. The following chart sets forth the historical and forecasted growth of China’s ultrasonic vascular doppler detector market.

Market Size of Ultrasonic Vascular Doppler Detector, China, 2016-2025E

Period	CAGR
2016-2020	11.2%
2020-2025E	8.3%

Unit: Million RMB

Source: Frost & Sullivan Analysis

Analysis of Market Drivers

•	Aging population and increasing PAD patients: Declining fertility and increasing longevity are the key drivers of population aging globally. There were 727.0 million people over age 65 globally in 2020, accounting for 9.3% of the world's population. It is estimated that the number of people over age 65 will reach 829.3 million globally in 2025, accounting for 10.1% of the total population. The accelerated aging population in China is also a big challenge as the population over age 65 reached 190.6 million in 2020, accounting for 13.5% of the total population. The aging population is expected to reach 250.6 million in 2025, accounting for 17.4% of the total population. Chronic diseases, including diabetes and cardiovascular diseases, have become the prevalent cause of death for people over 65 years old.

•	Government support and favorable regulatory environment: Since 2016, the PRC government has announced several national strategies and goals to strengthen the prevention, early screening, and comprehensive intervention of chronic disease. The government published the “14th Five-Year Plan” and the “Development Plan of Medical Equipment Industry (2021-2025),” both of which encourage public hospitals to be equipped with domestic innovative medical devices.

•	Product update iteration in the medical institutions: Growing clinical demand has been driving continuous technology innovation. The basic functions of ultrasonic vascular doppler detectors can no longer meet clinical needs. The vascular detector, which only detects a single parameter, would gradually be replaced by those advanced ones which can detect various parameters with multiple functions

•	Domestic substitution driven by innovation: Manufacturers in the United States, Western Europe, and Japan have traditionally dominated the global ultrasonic vascular doppler detector market, especially serving the need for high-end devices with advanced technologies. Importing such medical devices tends to be expensive and is often unaffordable to medical institutions in China's rural regions. In recent years, domestic manufacturers have developed and launched products with advanced technologies and functions that can generate detailed parameters of vascular, allowing medical institutions in rural regions to acquire more affordable yet high-quality ultrasonic vascular doppler detectors.

Key Future Trends

•	Multi-scenario application on health management: Ultrasonic vascular doppler detectors provide advanced and disease screening solutions in various scenarios, such as sports, fitness, healthcare and rehabilitation. Additional applications are expected to be explored, such as auxiliary diagnosis for family doctors, and risk assessment for high-risk occupational groups, etc.

•	Data Centralization (AI and big data platform): Application of artificial intelligence in healthcare can integrate real-world data to train the algorithms and generate feedbacks to improve the diagnostic accuracy of ultrasonic vascular doppler detectors. The platform can provide long-term, rapid and stable health monitoring services for people in poor health, elderly people, and patients with chronic disease at lower cost.

•	Technology Upgrade: With the iterative update of ultrasonic doppler technology, the functions of the vascular detector will develop towards portability and intelligence. The ultrasonic vascular doppler detectors have developed from portable models for family use to the advanced models for hospital use (devices equipped with LCD screens, printers, carts, etc.). In addition, technological upgrades allow the devices to expand from detecting a single parameter to multiple parameters with multiple functions.

Analysis of Market Competition

The following pie chart sets forth the market share of major manufacturers in the ultrasonic vascular doppler detector market in China based on sales volume in 2020.

Market Share of Major Manufacturers, 2020

Source: Expert interview, Frost & Sullivan Analysis

Overview of Fetal Doppler and fetal monitor Market

overview of Fetal Monitor

A fetal monitor is a Class II medical device that provides continuous monitoring of the fetus during the perinatal period and provides timely alarm information in the event of abnormalities. The monitors currently measure two distinct parameters, fetal heart rate and the pattern of uterine contractions. Fetal heart rate can be measured with an external monitoring device or an internal one. Both of these transmit a signal to a console where the patterns are printed on a graph or transmitted to a video screen. The display is a two-channel display where the top channel is the fetal heart rate which is displayed in beats per minute, and the bottom channel is the uterine contraction pattern which coincides with the displayed fetal cardiac activity.

Applications of Fetal Monitors

•	The mid and late stages of pregnancy: Fetal monitors are typically used in the second and third trimesters of the pregnancy. Especially in the third trimester, the fetal heart rate of pregnant women will be monitored when they undergo physical examinations. For high-risk pregnant women (for example, pregnant women with pregnancy-induced hypertension, hyperthyroidism, etc.) after 35 weeks of gestation, doctors will use fetal monitors to monitor the fetal heart rate continuously.

•	Monitoring fetal hypoxia: During the perinatal period, as the fetus grows, the space available in the womb becomes smaller, which increases the risk of pressure on the umbilical cord. As a result, intrauterine distress may occur which may lead to fetal hypoxia. Fetal monitors trace the transient changes in the fetal heartbeat through signals, thus creating monitoring curves of fetal heart rate. By understanding the changes in fetal heart rate during fetal movements and uterine contractions, it is possible to determine whether fetus is hypoxic in the womb.

•	Application scenarios: Hospitals in China are major customers for the fetal monitor manufacturers to focus on. Individual consumers and community medical centers are also the target markets of fetal monitor manufacturers. The intelligent remote fetal monitors for home-use are expected to become the next growth point. Meanwhile, the postpartum care centers have large unmet needs for fetal monitors, which are still in the preliminary exploration stage.

overview of Fetal Doppler

A fetal doppler is a Class II medical device is a hand-held ultrasound transducer that is used to detect fetal heartbeats for prenatal care. It is used to check the fetus’ heartbeat of women during second trimester (weeks 13 to 28 of pregnancy). By using sound waves to check a baby’s heartbeat, a fetal doppler is a type of ultrasound that uses a handheld device to detect changes in fetal movement that are translated as sound. Fetal dopplers can be divided into two types, depending upon their applications:

•	Home-Use fetal dopplers: Fetal dopplers that can provide simple, inexpensive and convenient tool for parents to record the fetal heartbeat.

•	Fetal dopplers used in the medical environment, mainly the obstetrics and gynecology departments in hospitals and maternal and children’s’ health hospitals.

The number of deaths from birth defects and perinatal children in China are high. According to the statistics of National Health Commission of the PRC, the national maternal mortality rate was 16.9 per 100 thousand in 2020, and the infant mortality rate was 5.4 per one thousand. The fetal heart rate may change as the baby responds to conditions in the womb. Abnormal fetal heart rate may imply that the baby does not get enough oxygen or has other problems. Prenatal diagnosis is an effective means to significantly reduce perinatal mortality at birth of children with health defects. As one of the most important items of prenatal examination, the fetal dopplers are of great significance to reduce the defect rate and perinatal mortality. A fetal doppler can accurately diagnose cardiac abnormalities and congenital heart disease before birth, which is helpful to improve postpartum management. The fetal heart rate can be effectively detected by fetal doppler and can facilitate timely countermeasures.

Market Size of fetal doppler & fetal monitor market

The global fetal doppler & fetal monitor market generated a revenue of US$3.9 billion in 2020, representing a CAGR of 6.8% from 2016 to 2020. Rising demand for fetal monitoring during pregnancy, technological advancements and surge in preterm births are expected to propel the global market growth in the future. The global fetal doppler & fetal monitor market is expected to increase to US$4.9 billion in 2025.

Market Size of Fetal Doppler & Fetal Monitor, Global, 2016-2025E

Period	CAGR
2016-2020	6.8%
2020-2025E	4.6%

Unit: Billion US$

Source: Frost & Sullivan Analysis

Driven by increasing awareness of pregnancy complications and greater attention to prenatal diagnosis, increase in government and non-government initiatives for maternal and fetal health, the revenue from the fetal doppler and fetal monitor market in China increased to RMB8.2 billion in 2020. The market is expected to grow at a CAGR of 8.2% from 2020 to 2025.

Market Size of Fetal Doppler & Fetal Monitor, China, 2016-2025E

Period	CAGR
2016-2020	8.6%
2020-2025E	8.2%

Unit: Billion RMB

Source: Frost & Sullivan Analysis

Market Drivers of Fetal Doppler and Fetal Monitor

•	Increasing number of women at advanced maternal age: The annual number of global newborns has fluctuated at around 140 million in the past five years. In China, the proportion of women at advanced maternal age has increased in the past ten years. From 2015 to 2020, the proportion of pregnant women include age range reported by public hospitals increased from 13.1% to 20.4%. Women at advanced maternal age could suffer more complications during their pregnancies, and perinatal deaths also increase. Fetal monitors and fetal dopplers can help pregnant women and doctors monitor various indicators, and quickly troubleshoot maternal and infant hypertension and other problems.

•	Technological innovation in promoting accuracy of products: Traditional fetal dopplers with only one probe to detect the fetal heart rate may result in low speed and accuracy. Driven by the development of intelligent sensing technology and adoption of ergonomic design, the new intelligent sensor—double probe began to appear. Integrated with intelligent positioning system, it can quickly detect the fetal heart rate, and realize the monitoring of fetal heart rate and uterine contractions. The digital fetal heart algorithm has adopted a new fetal heart recording method, making the data more reliable and accurate.

•	Global increasing risk of miscarriage: There are approximately 23 million miscarriages worldwide each year. Among all the identified pregnancies, the entire miscarriage risk is 15.3%, and the risk continues to increase. Especially for women with a history of miscarriage, the risk is even more prominent. Fetal monitors can monitor various physical indicators of the fetus and mother in real-time, effectively reducing the probability of miscarriage.

Future Trend of Fetal Doppler Detector and Fetal Monitor

•	Fetal monitors have potential in the out-of-hospital market in China: With the upgrading of household consumption and the promotion of medical policies in rural areas, fetal monitors are expected to gradually become miniaturized and family-oriented based on existing functions. In the future, the application of out-of-hospital fetal monitors is expected to become a new growth point.

•	Wireless, portable fetal monitors: The development in wireless, portable and compact non-invasive fetal monitors are expected to fuel market growth, as they are safe and easy to operate compared with traditional fetal monitors.

•	The rising proportion of online sales channels: With the rapid development of e-commerce channels and changes in peoples’ consumption habits, the proportion of online sales channels gradually increases. Individual consumers can purchase fetal dopplers of different brands on JD.com, Tmall.com, etc. at a discount price.

Overview of Blood and Infusion Warmer

The blood and infusion warmer is a Class II medical device used for warming by heating the infusion tubing during infusion and transfusion operations. It reduces the patients’ discomfort and pain during cold infusions and avoids complications, ensuring that the medicine dissolves fully, and accelerates absorption.

The blood and infusion warmer is mainly used for pre-, intra-, and post-operative blood and fluid transfusions; intravenous nutritional infusions; infusions in children or newborns; and transfusions in cold environments.

•	In the clinical practice of blood infusion, patients often experience hypothermic reactions and may even suffer from cardiac arrhythmia or cardiac arrest, due to low blood temperature input or rapid and excessive blood transfusion.

•	In the clinical practice of transfusion, with mild hypothermia, the body mobilizes multiple regulatory mechanisms to increase heat production and decrease heat loss to maintain body temperature. The symptoms include chills, increased blood glucose, and increased excitability of the medullary respiratory and circulatory centers. To avoid the discomfort associated with hypothermia, the use of blood and infusion warmers will become increasingly common in clinical practice.

Market Size of the Blood and Infusion Warmer

Driven by the regulation of clinical blood transfusion and infusion operations, as well as the emphasis on medical devices used in ICUs during the COVID-19 epidemic, the revenue of the global blood and infusion warmer market has increased from US$9.6 million in 2016 to US$27.3 million in 2020. Affected by COVID-19, the global blood and infusion warmer market is expected to grow at a CAGR of 17.0%, reaching US$59.9 million in 2025.

Market Size of the Blood and Infusion Warmer, Global, 2016-2025E

Period	CAGR
2016-2020	29.7%
2020-2025E	17.0%

Unit: Million US$

Source: Frost & Sullivan Analysis

The blood and infusion warmer market in China has experienced a rapid growth during 2016 to 2020, with a CAGR of 39.1%. It is expected to grow at a CAGR of 26.1%, reaching RMB168.5 million in 2025. The following chart sets forth the historical and forecasted growth of China’s blood and infusion warmer market.

Market Size of the Blood and Infusion Warmer in China, 2016-2025E

Period	CAGR
2016-2020	39.1%
2020-2025E	26.1%

Unit: Million RMB

Source: Frost & Sullivan Analysis

Market Drivers and Future Trends of the Blood and Infusion Warmer

•	Clinical guidance drives expanding market demand: The National Health and Family Planning Commission of China has listed "surgical patient temperature maintenance techniques (liquid warming, warm air)" as one of the vital medical techniques in anesthesiology in the Guidelines on Medical Service Capabilities for Tertiary General Hospitals (2016 edition). Hypothermia in the perioperative period can lead to several postoperative complications and prolong the recovery period, which is the reason for the importance of perioperative temperature protection. Effective temperature monitoring can reduce the incidence of surgical wound’s infections and ventricular tachycardia. There is currently a significant unmet need in healthcare facilities.

•

Public hospitals give priority to the procurement of domestic equipment: In recent years, domestic brands have developed and launched various blood and infusion warmers of comparable quality and competitive prices. The PRC government has encouraged hospitals to purchase domestically manufactured products. In 2021, the government in Zhejiang Province issued a "list of imported medical equipment products," in which many medical devices, including the blood and infusion warmer, had been removed out from the Unified Demonstration List of imported products, which means public hospitals should give priority to domestic equipment in government procurement. The priority of domestically produced devices provides better opportunities for domestic blood and infusion warmer to access to the public hospital markets.

Analysis of Market Competition

The following pie chart sets forth the market share of major manufacturers in the blood and infusion warmer market in China based on sales revenue in 2020.

Price comparison of different product models from some manufacturers:

Company	Products (models)	Healthcare Institution Purchase Price (RMB)
Foshan Keewell	FT800	20,000
	FT2800	46,000~50,000
	QW3	64,000
	FT1800	64,000
Jiangsu Bairun	BRH-S14S14	60,000
Shenzhen Bestman	BFW-1020	40,000

Source: Frost & Sullivan Analysis

Overview of Infrared Mammography Market

Breast diseases include conditions such as infections, cysts, and hyperplasia, and the most common symptoms are breast mass, breast pain, and nipple discharge. They are common female diseases, which may lead to the occurrence of breast cancer if not treated in time or incompletely treated. Breast cancer ranks first in the incidence of malignant tumors in women and is one of the major diseases that seriously affect women's health at this stage. However, potential problems can often be detected at an early stage when women have regular breast examinations by their doctors or by themselves. Early detection of breast tumors can be essential to successful treatment.

According to the latest global cancer burden data released by the International Agency for Research on Cancer (IARC), there will be 19.3 million new cancer cases worldwide in 2020, including 2.26 million new cases of breast cancer, accounting for 11.7% of all new cancer cases worldwide. Female breast cancer has surpassed lung cancer as the most commonly diagnosed cancer in the world, and the incidence rates still tend to rise.

Top 10 cancers in global cancer incidence, 2020

Source: Frost & Sullivan Analysis

According to the latest global cancer burden data released by International Agency for Research on Cancer (IARC), there were 4.569 million patients diagnosed with cancer in China in 2020, including 416,000 new cases of breast cancer, accounting for 9.1% of all new cancer cases in China. Breast cancer has been ranked as the fourth highest disease among incidence of cancers and one of the most common malignant tumors.

Top 10 cancers with incidence in China, 2020

Source: Frost & Sullivan Analysis

Infrared mammography is an instrument used to check women's breast diseases in early stages. It is used to screen the conditions of breasts by infrared fluoroscopy and displays various breast tissue lesions on the screen, to diagnose various breast diseases. Infrared mammography includes functions of infrared light source fluoroscopy, photography, and image processing.

The human breast consisting mainly of glands, ducts, adipose tissue and concluding tissue, in which blood vessels are distributed, and is covered by skin. The infrared mammography diagnoses the state of tumorous tissue, as well as the hyperplastic glands and interstitial tissue, based on the principle that the red light transmits to the breast tissue with varying degrees of transmission.

Infrared mammography can be divided into four categories according to the equipment's configuration, the applicable scenario, and the user base.

•	Dual screen cart-mounted infrared mammography
Mainly used to detect benign and malignant tumors, hyperplasia, inflammation, and cysts.

•	Single screen cart-mounted infrared mammography
Mainly used to detect mastitis, breast cysts, and lobular enlargement of the breast, etc.

•	Tabletop Infrared Mammography
Mainly used to detect breast cysts, intraductal papilloma, mastitis, mastopexy, etc.

•	Portable (Handheld) Infrared Mammography
•	Mainly used to detect tumors, hyperplasia, inflammatory cysts, etc. It is mainly used at home by non-professionals.

Market Size of the Infrared Mammography

The global infrared mammography market increased from US$22.3 million in 2016 to US$40.6 million in 2020, representing a CAGR of 16.1% from 2016 to 2020. Driven by patient education and the increasing awareness of mammography screening, the market size is expected to grow at a CAGR of 14.2% and reach US$78.8 million in 2025.

Market Size of the Infrared Mammography, Global, 2016-2025E

Period	CAGR
2016-2020	16.1%
2020-2025E	14.2%

Unit: Million US$

Source: Frost & Sullivan Analysis

The revenue of the infrared mammography market in China reached RMB112.0 million in 2020. Along with the increasing application of devices and advancement in technology, the infrared mammography market is expected to experience rapid growth at a CAGR of 19.2%, reaching RMB269.3 million in 2025. The following chart sets forth the historical and forecasted growth of China’s infrared mammography market.

Market Size of the Infrared Mammography in China, 2016-2025E

Unit: Million RMB

Period	CAGR
2016-2020	24.0%
2020-2025E	19.2%

Source: Frost & Sullivan Analysis

Overview of Intelligent Disinfection VEHICLE Market

Intelligent disinfection vehicles are service robots used in public health disinfection. The main application settings include public services (public health disinfection areas, street parks, offices and commercial buildings, schools, exhibition halls), and medical services (hospitals, nursing homes).

Market Drivers of the Intelligent Disinfection Vehicle

•	Advances in technology: Innovative technology has provided growth impetus for intelligent service robots. Breakthroughs in technologies, such as AI chips, servo motors, sensors, and exploratory new functions, such as machine vision, voice recognition, NLP (Natural Language Processing), and deep learning, are expected to result in great advancement in the development of intelligent disinfection vehicles and change people's daily lives.

•	COVID-19 epidemic increases awareness of public health: Since the outbreak of COVID-19 in late 2019, attention in the public health sector has continued to rise, and China's fiscal spending on public health has rapidly increased from RMB203.85 billion in 2018 to RMB387.86 billion in 2020. Provinces and cities continue to launch investment plans in the public health sector. Prevention and control of infectious diseases efforts are anticipated to further unlock the market space for intelligent disinfection vehicles in China.

Future Trends of the Intelligent Disinfection Vehicle

•	Navigation and positioning: SLAM (Simultaneous Localization and Map Construction) is the process by which a moving object calculates its own position and constructs a map in an unknown environment based on information from sensors. In terms of sensors, SLAM is divided into two main categories: laser SLAM and VSLAM. Laser SLAM started earlier than VSLAM and is relatively mature in terms of theory, technology and product implementation, while VSLAM is more restricted by ambient light. Additionally, the cost of LiDAR has gradually decreased in recent years, and it is considered to be the most practical sensing solution at present. The fusion of multiple sensors is expected to be a significant trend in the future. To assist in collecting more reliable, accurate, and comprehensive information and making correct responses, the fusion of sensory data from various sensors (e.g., ultrasound, anti-drop, anti-collision sensors, depth cameras, etc.) is anticipated to become the future trend of intelligent disinfection vehicles.

•	Human-robot interaction: Currently, human-robot interaction technologies include voice recognition, semantic understanding, face recognition, image recognition, and physical/gesture interaction. More accurate access to commands and exclusive services can be achieved through voice recognition, synthesis, and comprehension technologies. Human-robot interaction technology can improve the intelligence of service robots by giving them the ability to communicate with people through language and image recognition.

•	Rising demand for household disinfection: Current mainstream household disinfection methods generally include sunlight disinfection, boiling disinfection, and manual disinfection by pharmaceutical disinfection methods, all of which have limitations in terms of disinfection scope and frequency. With the emergence of intelligent disinfection vehicles and the rising awareness of home hygiene, intelligent disinfection vehicles are likely to be widely used in the future in home hygiene and safety.

BUSINESS

We conduct our business in China through the PRC operating entities. The following description of our business is a description of the business of the PRC operating entities. See “Corporate History and Structure —  Our VIE Agreements” for a summary of the contractual arrangements, and “Risk Factors — Risks Related to Our Corporate Structure” for certain risks related to the contractual arrangements.

Our Mission

Our mission is to become a world-leading medical devices manufacturer and provide high-quality medical devices to protect human health.

Overview

MED EIBY Holding is a Cayman Islands exempted company incorporated on June 25, 2021. Heketuoer Holding Co., Limited, or Heketuoer BVI, is our wholly-owned subsidiary formed in British Virgin Islands on July 8, 2021. HK Bestman is Heketuoer BVI’s wholly-owned subsidiary formed in Hong Kong on July 16, 2021. Beijing Agamemnon Technology Service Co., LTD, or our WFOE, is HK Bestman’s wholly-owned subsidiary formed in Beijing on January 24, 2022. On March 29, 2022, we incorporated our wholly owned subsidiary, Xuan Wu Holding, in the BVI. We planned to use Xuan Wu Holding as a holding Company for the Uganda joint venture company. However, due to a change in business development strategies and goals, on July 10, 2023, Shenzhen Bestman terminated the Framework Agreement with Tiantang Group. Shenzhen Bestman expects to seek other opportunities to acquire or invest in other businesses and expand its African markets. As of the date of this prospectus, Xuan Wu Holding has not conducted any operations.

We operate our business through our operating entities in China, namely 1) Shenzhen Bestman, or VIE, a PRC Company formed on August 3, 2001, located in Shenzhen, Guangdong Province, PRC; 2) Nanjing Yonglei, a wholly owned subsidiary of Shenzhen Bestman, formed on September 29, 2005, located in Nanjing, Jiangsu Province, PRC.

Established in 2001, the VIE, Shenzhen Bestman, taking “making contribution to the global health industry, protecting human health” as a goal, commits to providing professional and reliable medical equipment to the global markets. The PRC operating entities focus on the manufacturing and sales of the medical devices as follows:

Nanjing Yonglei

As a medicare import and export company, Nanjing Yonglei mainly focuses on exporting medical devices and sells medical devices manufactured by Shenzhen Bestman. In addition, Nanjing Yonglei is also engaged in the resales of medical devices sourced from other manufacturers.

Shenzhen Bestman

Shenzhen Bestman mainly manufactures and sells both domestically and internationally all of the medical devices it manufactures.

Pursuant to the Regulations on the Supervision and Administration of Medical Devices promulgated on January 4, 2000, which is effective on June 1, 2014 and amended by the State Council on May 4, 2017 and February 9, 2021, medical devices are classified into the following three categories based on the degree of risk.

Class	Standard (per PRC National Medical Device Management regulations)
I	Class I medical devices shall refer to those devices with low level of risks and whose safety and effectiveness can be ensured through routine administration.
II	Class II medical devices shall refer to those devices with moderate risks that must be strictly controlled and regulated to ensure their safety and effectiveness.
III	Class III medical devices shall refer to those devices with relatively high risks that must be strictly controlled and regulated through special measures to ensure their safety and effectiveness.

Competitive Strengths

We believe that the following strengths contribute to our success and are the differentiating factors that set us apart from our peers:

●	Strong brand and experienced management team. Led by our CEO, Mr. Yong Bai, the PRC operating entities have more than 20 years’ experience in the medical device industry. Mr. Yong Bai has over 30 years of medical device industry experience in China, and over this time has developed a strong understanding of local markets and customer needs. The PRC operating entities’ strong brand recognition has allowed the PRC operating entities to build a broad customer base in both China and internationally, which in turn facilitates more rapid acceptance of the PRC operating entities’ new products.

●

Large distribution, sales and service network for medical devices. Through both direct sales and distribution network, the PRC operating entities’ products are sold to hospitals, pharmacies, and individual consumers both domestically and internationally. As of the date of this prospectus, the PRC operating entities have 21 employees in their sales department and 1,988 distributors for domestic sales and 1,843 exporting distributors for overseas sales. The PRC operating entities also actively manage their distribution network to maximize their local market penetration and sales opportunities. The PRC operating entities augment their distribution network with sales and sales support personnel who undergo intensive training to allow them to answer product-specific questions and proactively educate potential customers about the features and benefits of the products. The PRC operating entities’ customer support and sales support personnel provide training to their distributors and end-users. In addition, the PRC operating entities’ customer service center, located in Shenzhen, China, is currently staffed with eight representatives who assist our customers in both pre-sale and after-sale stages with introduction service, technical support, and repair services. The PRC operating entities believe that their professional after-sale customer support enables them to develop and maintain customer trust and loyalty.

●	Competitive position maintained by high quality standard systems. Quality and safety are among the PRC operating entities’ core values. The PRC operating entities established a sophisticated quality management system, as well as a strict and effective internal control standard system. All of the PRC operating entities’ products, either self-manufactured or sourced elsewhere, fall within our quality control system subject to our quality inspection before delivery.

●	Close cooperation between departments. The PRC operating entities employ an integrated operating model that enables the PRC operating entities to efficiently develop, manufacture, and market quality products at competitive prices. The PRC operating entities’ R&D team and manufacturing department work closely together to optimize manufacturing processes and develop commercially viable products. In addition, the PRC operating entities incorporate regular feedback from their sales and marketing personnel, enabling the PRC operating entities to timely and cost-effectively introduce products tailored to end-user needs.

●	Market-driven research and development allow for continual improvement and long-term client loyalty. As of the date of this prospectus, the PRC operating entities’ medical device R&D infrastructure in China includes an R&D team of 15 engineers, accounting for 26.79% of the PRC operating entities’ total employees. For the fiscal year ended June 30, 2024, the PRC operating entities have invested a total of US$424,619 in the products and R&D. For the fiscal year ended June 30, 2023, the PRC operating entities have invested a total of US$413,778 in the products and technologies R&D. The PRC operating entities adhere to a market-oriented R&D approach and actively cooperate with universities, hospitals, sales representatives, and distributors in sorting out their R&D orientation based on the real market demand.

Our Growth Strategies

We will continue to adhere to our business principles of providing high-quality and safe products to our consumers and promoting social responsibility. We believe that our pursuit of these goals will lead to sustainable growth driven by our capacity expansion based on market demand, solidify our position in the industry, and create long-term value for shareholders and employees. We intend to pursue the following strategies:

●	Strengthen our market position by gaining additional market share. Our goal is to strengthen our market position and accelerate our expansion by expanding our scale and gaining additional market share. We planned to increase investment in our business and expand our production capacity through establishing a joint venture company in Uganda. On March 23, 2022, Shenzhen Bestman entered into a Framework Agreement with a Ugandan company. Shenzhen Bestman expected to expand its production capacity and market share through the Framework Agreement and expects to invest approximately $1.5 million in this Ugandan joint venture. However, due to a change in business development strategies and goals, on July 10, 2023, Shenzhen Bestman terminated the Framework Agreement with Tiantang Group. Shenzhen Bestman intends to seek other opportunities to acquire or invest in other businesses and expand its African markets. In addition, we plan to participate in more expos or exhibitions domestically and internationally, upgrade our market operation plans, and increase our diversified cooperation model in order to increase our brand awareness and expand our market share. With more exposure and promotion, we expect that our product and brand will be better recognized.

●	Continue to invest in our research and department team. We believe that our success to date has in part resulted from our strong R&D capabilities. The R&D team consists of hardware engineers, embedded engineers, structural engineers, computer/mobile device software engineers and network platform engineers which allows the PRC operating entities to introduce new and more advanced products at competitive prices. We believe the R&D team has strong professional capabilities and professional expertise. We plan to invest additional capital in R&D on technology and new product to add new items to our product categories.

●	Strengthen our quality control system and uphold our commitment to product quality. We intend to uphold our commitment to product quality to ensure consistently high standards throughout our operations. To this end, we plan to continue to maintain and enhance our quality control systems across the entirety of our operations by cautiously selecting suppliers, closely monitoring product quality, keeping records of everyday operations, closely monitoring market feedbacks, and complying with the national and local laws and regulations on product quality, labor and environmental sustainability.

●	Expand our sales and distribution network. We intend to expand our sales and distribution network to penetrate new geographic markets, cultivate new market demands, further gain market share in existing markets and access a broader range of customers (e.g., expanding our markets in Africa). We also plan to increase by at least 20 domestic distributors in 2023. We expect to continue to expand our sales and distribution channels, leveraging our local resources to quickly enter new markets, while also minimizing requirements for capital outlay. With established long-term operations, broad coverage of project portfolio and high standards for quality control, we intend to maintain solid relationships with our customers and distributors. In addition, we actively attend expos, professional forums and seminars to keep informed about market trends, and constantly interact with our customers and distributors on-line or off-line to understand their needs and accommodate their orders. For our customers and distributors, we endeavor to be their reliable and go-to supplier, and some of them have been with us for many years and have been increasing their orders or introduced us to new sales channels.

●	Enhance our ability to attract, incentivize and retain talented professionals. We believe our success greatly depends on our ability to attract, incentivize and retain talented professionals. With a view to maintaining and improving our competitive advantage in the market, we plan to implement a series of initiatives to attract additional and retain mid- to high-level personnel, including formulating a market-oriented employee compensation structure, implementing a standardized multi-level performance review mechanism, and adopting equity incentive plan.

●	Launch Vascular Health Management Services in Mainland China through Proprietary Mobile App. As of the date of this prospectus, Shenzhen Bestman has developed a mobile application named “WristAnkle,” which is still undergoing internal testing and optimization. Shenzhen Xingcheng, the subsidiary that will operate this app upon its launch, expects to offer the following services through the app: (i) real-time monitoring and recording of health indicators: by connecting with detection devices, the app will display certain health indicators in real-time, including blood flow velocity and vascular wall elasticity, which will help users monitor their vascular health status in a timely manner while also recording their historical test results, allowing users to review their health data anytime; (ii) health mall: an online marketplace which will offer users a range of health products, including dietary supplements designed to promote vascular health; and (iii) other value-added services, such as the provision of lifestyle recommendations for vascular health and other health education information. As of the date of this prospectus, no vascular health management services are actually provided through the app, nor has revenue been generated from the app. Shenzhen Xingcheng does not have a specific timeline as to the official launch of vascular health management services as of the date of this prospectus. See also “Corporate History and Structure.”

Our Revenues

The PRC operating entities generate revenues through: 1) manufacturing and sales of medical devices under their own brands; and 2) resale of medical devices from other manufacturers. For the fiscal year ended June 30, 2024, the PRC operating entities recognized US$3,280,403, in revenues, of which the PRC operating entities’ own brand sales accounted for 38%, and the resales of medical devices from other manufactures accounted for 62%. For the fiscal year ended June 30, 2023, the PRC operating entities recognized US$ 3,319,339 in revenues, of which the PRC operating entities’ own brand sales accounted for 50%, and the resales of medical devices from other manufactures accounted for 50%.

The PRC operating entities sell medical devices, both domestically and internationally. For the fiscal year ended June 30, 2024, domestic sales accounted for 27%, and international sales accounted for 73% of the PRC operating entities’ revenues. For the fiscal year ended June 30, 2023, domestic sales accounted for 40%, and international sales accounted for 60% of the PRC operating entities’ revenues.

The PRC operating entities’ overseas distributors are mainly from Cameroon and Senegal. For the fiscal year ended June 30, 2024, revenue contributed by distributors from Cameroon accounted for 24% and revenue contributed by distributors from Senegal accounted for 17%. For the fiscal year ended June 30, 2023, revenue contributed by distributors from Cameroon accounted for 24%, revenue contributed by distributors from Senegal accounted for 12%.

The PRC operating entities sell medical devices through distributors and direct sales. For the fiscal year ended June 30, 2024, the PRC operating entities sales through direct sale channels accounted for 3% of their revenues, and their sales through distributors accounted for 97% of their revenues, of which domestic distributors accounted for 24%, and international distributors accounted for 73% of their revenues. For the fiscal year ended June 30, 2023, the PRC operating entities sales through direct sale channels accounted for 4% of their revenues, and their sales through distributors accounted for 96% of their revenues, of which domestic distributors accounted for 36%, and international distributors accounted for 60% of their revenues.

Distribution, Direct Sales and Marketing

Distribution

Distributors usually purchase products from the PRC operating entities at a lower price and then resell the products to end customers, both domestically and internationally, at a comparatively higher price and earn the price difference.

The PRC operating entities’ domestic distributors cover more than 23 provincial-level administrative regions of PRC for the resale of the PRC operating entities’ products in the Chinese market, as of the date of this prospectus. They market and distribute the PRC operating entities’ products in the regions where they are located. The PRC operating entities’ exporting distributors are limited to overseas sales.

The PRC operating entities will continue to work with existing distributors, and identify and secure new distributors, to expand their customer base and enhance their brand recognition both domestically and internationally.

Regional distributors.

Regional exclusive distributors

In view of Shenzhen Bestman’s business development needs, Shenzhen Bestman may retain regional exclusive distributors from time to time. Regional exclusive distributors have the exclusive rights to sell one or more of Shenzhen Bestman’s products in a defined territory and in a defined distribution channel. Shenzhen Bestman selects its regional exclusive distributors based on factors such as sales experience, knowledge of medical equipment, contacts in the medical community, reputation, and market coverage.

On January 26, 2024, Shenzhen Bestman entered into a regional exclusive distribution agreement with Shenzhen Qinghe Changfeng Medical Technology Co. Ltd. (the “Shenzhen Qinghe”). The material terms of the regional exclusive agreement between Shenzhen Bestman and Shenzhen Qinghe include, among other things, (i) distribution: Shenzhen Qinghe is Shenzhen Bestman’s regional exclusive distributor in the Sichuan province and Chongqing city for promoting Shenzhen Bestman’s products clinically, and Shenzhen Qinghe must attain a certain annual sales target of RMB1.2 million (approximately US$166,095) every year, and its failure to attain such target entitles Shenzhen Bestman to terminate the agreement; (ii) term: from January 26, 2024 to January 25, 2025; (iii) rights and obligations: Shenzhen Qinghe will sell Shenzhen Bestman’s products in Sichuan and Chongqing and Shenzhen Bestman will provide products and technical support to Shenzhen Qinghe; (iv) quality of goods: Shenzhen Bestman guarantees that the products comply with national, industry, or Shenzhen Bestman's factory standards, as applicable, and that the products should meet the standards specified in the instructions; (v) purchase and transportation: the parties will enter into separate purchase agreements regarding any purchases of Shenzhen Bestman’s goods; and (vi) termination: (A) Shenzhen Qinghe is entitled to terminate the agreement in the event, among others things, (i) that the agreement is not in accordance with the mandatory provisions of laws and regulations on agency qualifications at the time of signing, resulting in financial losses to Shenzhen Qinghe; and (ii) Shenzhen Bestman does not have, or loses, the ownership or use rights of the relevant intellectual property relating to the subject goods during the term of the agreement, resulting in third party claims against Shenzhen Qinghe. (B) Shenzhen Bestman is entitled to terminate the agreement in the event, among other things, (i) Shenzhen Qinghe assigns the agreement in part or in whole to a third party or authorizes a third party to perform the agreement without the consent of Shenzhen Bestman; (ii) Shenzhen Qinghe intentionally discloses Shenzhen Bestman’s confidential information; (iii) Shenzhen Qinghe intentionally reports wrong or misleading information for over three times to Shenzhen Bestman; (iv) Shenzhen Qinghe refuses to pay relevant fees under the agreement after 30 days of Shenzhen Bestman’s notification; or (v) Shenzhen Qinghe sells Shenzhen Bestman’s competitors’ products.

Regional special distributors

In view of Shenzhen Bestman’s business development needs, Shenzhen Bestman retains some regional special distributors. Compared to the regional exclusive distributors, although the regional special distributors have the rights to sell Shenzhen Bestman’s certain products in a certain territory, they have no exclusive rights to sell Shenzhen Bestman’s products in their territory. Accordingly, in one defined territory, there could be more than one regional special distributor selling Shenzhen Bestman’s products. Shenzhen Bestman selects its regional special distributors based on factors such as sales experience, knowledge of medical equipment, contacts in the medical community, reputation, and market coverage. In addition, in the event the regional exclusive distributors fail to meet their selling or purchase requirements as defined in their regional exclusive distribution agreements, Shenzhen Bestman may negotiate with such distributors and re-designate them as regional special distributors.

As of the date of this prospectus, Shenzhen Bestman has six (6) regional special distributors. The main terms of a regional special distribution agreement will include, among other provisions, the name, type, and price of the products, the distribution territory, the parties’ respective responsibilities, payment terms, and termination provisions.

On June 22, 2022, Shenzhen Bestman entered into a regional special distribution agreement with Chengdu Enpusheng Medical Technology Co., Ltd. (“Chengdu Enpusheng”). The material terms of the regional distribution agreement between Shenzhen Bestman and Chengdu Enpusheng, include, among other things, (i) distribution: Chengdu Enpusheng is Shenzhen Bestman’s regional special distributor in the Sichuan province for Shenzhen Bestman’s ultrasonic vascular doppler detector products and Chengdu Enpusheng must attain a certain annual sales target every year, with the first year’s target being RMB300,000 (approximately US$41,524), and if the agreement is renewed, the second year’s target being RMB600,000 (approximately US$83,047) and the third year’s target being RMB900,000 (approximately US$124,571); and its failure to attain such target entitles Shenzhen Bestman to terminate the agreement; (ii) term: from June 22, 2022 to June 21, 2023, subject to up to in total three years extension; (iii) rights and obligations: Chengdu Enpusheng can sell Shenzhen Bestman’s products in Sichuan province and Shenzhen Bestman will provide products and technical support to Chengdu Enpusheng; (iv) quality of goods: Shenzhen Bestman guarantees that the products comply with national, industry or Shenzhen Bestman's factory standards, as applicable, and that the products should meet the standards specified in the instructions; (v) purchase and transportation: the parties will enter into separate purchase agreements regarding any purchases of Shenzhen Bestman’s goods; unless otherwise stipulated, the delivery location will be Chengdu Enpusheng’s designated location; and (vi) termination: (A) Chengdu Enpusheng is entitled to terminate the agreement in the event, among other things, (i) the agreement is not in accordance with the mandatory provisions of laws and regulations on agency qualifications at the time of signing, resulting in financial losses to Chengdu Enpusheng; ii) Shenzhen Bestman does not have, or loses, the ownership or use rights of the relevant intellectual property relating to the subject goods during the term of the agreement resulting in third party claims made against Chengdu Enpusheng; and (iii) Shenzhen Bestman stops supplying products to Chengdu Enpusheng for no reason and refuses to supply products to Chengdu Enpusheng for 30 days after request therefor by Chengdu Enpusheng; (B) Shenzhen Bestman is entitled to terminate the agreement in the event, among other things, (i) Chengdu Enpusheng assigns the agreement in part or in whole to a third party or authorizes a third party to perform the agreement without the consent of Shenzhen Bestman; (ii) Chengdu Enpusheng intentionally or negligently discloses Shenzhen Bestman’s trade secrets; (iii) failure by Chengdu Enpusheng to pay for goods following 30 days demand therefor; and (iv) Chengdu Enpusheng distributes or sells competitors' products. The two parties extended the agreement on June 22, 2023, with a term of one year. Pursuant to the extended agreement, Chengdu Enpusheng was required to reach the sales target of RMB900,000 ($124,116) and a purchase amount of RMB900,000 ($124,116) from Shenzhen Bestman. Since Chengdu Enpusheng could not complete the required the sales target or the purchase amount, both parties agreed to terminate the agreement on June 13, 2024.

On May 22, 2024, Shenzhen Bestman entered into a regional special distribution agreement with Guangdong Suikang Pharmaceutical Co. Ltd. (“Guangdong Suikang”). The material terms of the regional distribution agreement between Shenzhen Bestman and Guangdong Suikang, include, among other things, (i) distribution: Guangdong Suikang is Shenzhen Bestman’s regional special distributor in the Guangdong province for Shenzhen Bestman’s ultrasonic vascular doppler detector products and Guangdong Suikang must attain a certain annual sales target every year, with the first year’s target being RMB600,000 (approximately US$83,047), and if the agreement is renewed, the second year’s target being RMB800,000 (approximately US$110,730), and the third year’s target being RMB1 million (approximately US$138,412), and any failure by Guangdong Suikang to attain such target entitles Shenzhen Bestman to terminate the agreement; (ii) term: from May 22, 2024 to May 21, 2025, subject to up to in total three years extension; (iii) rights and obligations: Guangdong Suikang can sell Shenzhen Bestman’s products in Guangdong province and Shenzhen Bestman will provide products and technical support to Guangdong Suikang; (iv) quality of goods: Shenzhen Bestman guarantees that the products comply with national, industry or Shenzhen Bestman's factory standards, as applicable, and that the products should meet the standards specified in the instructions; (v) purchase and transportation: the parties will enter into separate purchase agreements regarding any purchases of Shenzhen Bestman’s goods; unless otherwise stipulated, the delivery location will be Guangdong Suikang’s designated location; and (vi) termination: (A) Guangdong Suikang is entitled to terminate the agreement in the event, among other things, (i) the agreement is not in accordance with the mandatory provisions of laws and regulations on agency qualifications at the time of signing, resulting in financial losses to Guangdong Suikang; (ii) Shenzhen Bestman does not have, or loses, the ownership or use rights of the relevant intellectual property relating to the subject goods during the term of the agreement resulting in third party claims made against Guangdong Suikang; and (iii) Shenzhen Bestman stops supplying products to Guangdong Suikang for no reason and refuses to supply products to Guangdong Suikang for 30 days after request therefor by Guangdong Suikang; (B) Shenzhen Bestman is entitled to terminate the agreement in the event, among other things, (i) Guangdong Suikang assigns the agreement in part or in whole to a third party or authorizes a third party to perform the agreement without the consent of Shenzhen Bestman; (ii) Guangdong Suikang intentionally or negligently discloses Shenzhen Bestman’s trade secrets; (iii) failure by Guangdong Suikang to pay for goods following 30 days demand therefor; and (iv) Guangdong Suikang distributes or sells competitors’ products.

On May 22, 2024, Shenzhen Bestman entered into a regional special distribution agreement with Henan Kuiao Technology Co. (“Henan Kuiao”). The material terms of the regional distribution agreement between Shenzhen Bestman and Henan Kuiao, include, among other things, (i) distribution: Henan Kuiao is Shenzhen Bestman’s regional special distributor in the Henan province for Shenzhen Bestman’s ultrasonic vascular doppler detector products and Henan Kuiao must attain a certain annual sales target every year, with the first year’s target being RMB300,000 (approximately US$41,524), and if the agreement is renewed, the second year’s target being RMB600,000 (approximately US$83,047), and the third year’s target being RMB900,000 (approximately US$124,571), and any failure by Henan Kuiao to attain such target entitles Shenzhen Bestman to terminate the agreement; (ii) term: from May 22, 2024 to May 21, 2025, subject to up to in total three years extension; (iii) rights and obligations: Henan Kuiao can sell Shenzhen Bestman’s products in Henan province and Shenzhen Bestman will provide products and technical support to Henan Kuiao; (iv) quality of goods: Shenzhen Bestman guarantees that the products comply with national, industry or Shenzhen Bestman's factory standards, as applicable, and that the products should meet the standards specified in the instructions; (v) purchase and transportation: the parties will enter into separate purchase agreements regarding any purchases of Shenzhen Bestman’s goods; unless otherwise stipulated, the delivery location will be Henan Kuiao’s designated location; and (vi) termination: (A) Henan Kuiao is entitled to terminate the agreement in the event, among other things, (i) the agreement is not in accordance with the mandatory provisions of laws and regulations on agency qualifications at the time of signing, resulting in financial losses to Henan Kuiao; (ii) Shenzhen Bestman does not have, or loses, the ownership or use rights of the relevant intellectual property relating to the subject goods during the term of the agreement, resulting in third party claims made against Henan Kuiao; and (iii) Shenzhen Bestman stops supplying products to Henan Kuiao for no reason and refuses to supply products to Henan Kuiao for 30 days after request therefor by Henan Kuiao; (B) Shenzhen Bestman is entitled to terminate the agreement in the event, among other things, (i) Henan Kuiao assigns the agreement in part or in whole to a third party or authorizes a third party to perform the agreement without the consent of Shenzhen Bestman; (ii) Henan Kuiao intentionally or negligently discloses Shenzhen Bestman’s trade secrets; (iii) failure by Henan Kuiao to pay for goods following 30 days demand therefor; and (iv) Henan Kuiao distributes or sells competitors' products.

On May 22, 2024, Shenzhen Bestman entered into a regional special distribution agreement with Yunnan Baitian Medical Technology Co. (the “Yunnan Baitian”). The material terms of the regional distribution agreement between Shenzhen Bestman and Yunnan Baitian include, among other things, (i) distribution: Yunnan Baitian is Shenzhen Bestman’s regional special distributor in the Yunnan province for Shenzhen Bestman’s whole series products and Yunnan Baitian must attain a certain annual sales target every year, with the first year’s target being RMB300,000 (approximately US$41,524), and if the agreement is renewed, the second year’s target being RMB600,000 (approximately US$83,047), and the third year’s target being RMB900,000 (approximately US$124,571), and any failure by Yunnan Baitian to attain such target entitles Shenzhen Bestman to terminate the agreement; (ii) term: from May 22, 2024 to May 22, 2025, subject to up to in total three years extension; (iii) rights and obligations: Yunnan Baitian can sell Shenzhen Bestman’s products in Yunnan province and Shenzhen Bestman will provide products and technical support to Yunnan Baitian; (iv) quality of goods: Shenzhen Bestman guarantees that the products comply with national, industry or Shenzhen Bestman's factory standards, as applicable, and that the products should meet the standards specified in the instructions; (v) purchase and transportation: the parties will enter into separate purchase agreements regarding any purchases of Shenzhen Bestman’s goods; unless otherwise stipulated, the delivery location will be Yunnan Baitian’s designated location; and (vi) termination: (A) Yunnan Baitian is entitled to terminate the agreement in the event, among others things, (i) the agreement is not in accordance with the mandatory provisions of laws and regulations on agency qualifications at the time of signing, resulting in financial losses to Yunnan Baitian; (ii) Shenzhen Bestman does not have, or loses, the ownership or use rights of the relevant intellectual property relating to the subject goods during the term of the agreement, resulting in third party claims made against Yunnan Baitian; and (iii) Shenzhen Bestman stops supplying products to Yunnan Baitian for no reason and refuses to supply products to Yunnan Baitian for 30 days after request therefor by Yunnan Baitian; (B) Shenzhen Bestman is entitled to terminate the agreement in the event, among other things, (i) Yunnan Baitian assigns the agreement in part or in whole to a third party or authorizes a third party to perform the agreement without the consent of Shenzhen Bestman; (ii) Yunnan Baitian intentionally or negligently discloses Shenzhen Bestman’s trade secrets; (iii) failure by Yunnan Baitian to pay for goods following 30 days demand therefor; and (iv) Yunnan Baitian distributes or sells competitors' products.

On November 23, 2021, Shenzhen Bestman entered into a regional special distribution agreement with Shenzhen Zhongyu Medical Technology Co. (the “Shenzhen Zhongyu”). The material terms of the regional distribution agreement between Shenzhen Bestman and Shenzhen Zhongyu include, among other things, (i) distribution: Shenzhen Zhongyu is Shenzhen Bestman’s regional special distributor in the Shenzhen city for Shenzhen Bestman’s ultrasonic vascular doppler detector products and Shenzhen Zhongyu must attain a certain annual sales target of RMB300,000 (approximately US$41,524) every year, and any failure by Shenzhen Zhongyu to attain such target entitles Shenzhen Bestman to terminate the agreement; (ii) term: from January 1, 2022 to December 31, 2024, subject to annual review of Shenzhen Zhongyu’s performance and the parties’ re-negotiation; (iii) quality of goods: Shenzhen Bestman guarantees that the products comply with national standards, industry standards or Shenzhen Bestman's factory standards and that the products should meet the standards specified in the instructions; (iv) purchase and transportation: the parties will enter into separate purchase agreements regarding any purchases of Shenzhen Bestman’s goods; unless otherwise stipulated, the delivery designated location; and (vi) termination: (A) Shenzhen Zhongyu is entitled to terminate the agreement in the event, among others, (i) the agreement is not in accordance with the mandatory provisions of laws and regulations on agency qualifications at the time of signing, resulting in financial losses to Shenzhen Zhongyu; (ii) Shenzhen Bestman does not have, or loses, the ownership or use rights of the relevant intellectual property relating to the subject goods during the term of the agreement, resulting in third party claims against Shenzhen Zhongyu; and (iii) Shenzhen Bestman stops supplying products to Shenzhen Zhongyu for no reason and refuses to supply products to Shenzhen Zhongyu for 30 days after request therefor by Shenzhen Zhongyu; (B) Shenzhen Bestman is entitled to terminate the agreement in the event, among other things, (i) Shenzhen Zhongyu assigns the agreement in part or in whole to a third party without the consent of Shenzhen Bestman; (ii) Shenzhen Zhongyu discloses Shenzhen Bestman’s trade secrets to any third party; (iii) failure by Shenzhen Zhongyu to pay for goods following 30 days demand therefor; and (iv) Shenzhen Zhongyu distributes or sells competitors' ultrasonic vascular doppler detectors.

On January 19, 2022, Shenzhen Bestman entered into a regional special distribution agreement with Guangxi Kunnuo Technology Co., Ltd. (“Guangxi Kunnuo”). The material terms of the regional distribution agreement between Shenzhen Bestman and Guangxi Kunnuo include, among other things, (i) distribution: Guangxi Kunnuo is Shenzhen Bestman’s regional special distributor in the Guangxi province for Shenzhen Bestman’s whole series products and Guangxi Kunnuo must attain a certain annual sales target every year, and its failure to attain such target entitles Shenzhen Bestman to terminate the agreement. The targets of this agreement required Guangxi Kunnuo to reach the sales target of RMB800,000 ($110,325) and a purchase amount of RMB800,000 ($110,325) from Shenzhen Bestman; (ii) term: from January 7, 2022 to January 6, 2025, subject to up to three years extension; (iii) rights and obligations: Guangxi Kunnuo can sell Shenzhen Bestman’s products in Guangxi province and Shenzhen Bestman will provide products and technical support to Guangxi Kunnuo; (iv) quality of goods: Shenzhen Bestman guarantees that the products comply with national, industry, or Shenzhen Bestman's factory standards, as applicable, and that the products should meet the standards specified in the instructions; (v) purchase and transportation: the parties will enter into separate purchase agreements regarding the any purchases of Shenzhen Bestman’s goods; unless otherwise stipulated, the delivery location will be Guangxi Kunnuo’s designated location; and (vi) termination: (A) Guangxi Kunnuo is entitled to terminate the agreement in the event, among others things, (i) the agreement is not in accordance with the mandatory provisions of laws and regulations on agency qualifications at the time of signing, resulting in financial losses to Guangxi Kunnuo; (ii) Shenzhen Bestman does not have, or loses, the ownership or use rights of the relevant intellectual property relating to the subject goods during the term of the agreement, resulting in third party claims against Guangxi Kunnuo; and (iii) Shenzhen Bestman stops supplying products to Guangxi Kunnuo for no reason and refuses to supply products to Guangxi Kunnuo for 30 days after request therefor by Guangxi Kunnuo; (B) Shenzhen Bestman is entitled to terminate the agreement in the event, among other things, (i) Guangxi Kunnuo assigns the agreement in part or in whole to a third party or authorizes a third party to perform the agreement without the consent of Shenzhen Bestman; (ii) Guangxi Kunnuo intentionally or negligently discloses Shenzhen Bestman’s trade secrets; (iii) failure by Guangxi Kunnuo to pay for goods following 30 days demand therefor; and (iv) Guangxi Kunnuo distributes or sells competitors' products. Since Guangxi Kunnuo could not complete the sales target or the purchase amount target, both parties agreed to terminate the agreement on January 10, 2024.

On May 10, 2023, Shenzhen Bestman entered into a regional special distribution agreement with Changchun Kaitai Science and Trade Co. Ltd. (“Changchun Kaitai”). The material terms of the regional distribution agreement between Shenzhen Bestman and Changchun Kaitai include, among other things, (i) distribution: Changchun Kaitai is Shenzhen Bestman’s regional special distributor in the Jilin province for promoting Shenzhen Bestman’s new blood meter products clinically, including ultrasonic vascular doppler detector and blood flow detector, and during the contractual term, Changchun Kaitai must complete the sales of five units of BV-650 equipment, and 10 units of BV-520P + equipment, and any failure by Changchun Kaitai to attain such target entitles Shenzhen Bestman to terminate the agreement; (ii) term: from May 10, 2023 to May 6, 2024; (iii) rights and obligations: Changchun Kaitai can sell Shenzhen Bestman’s products in Jilin province and Shenzhen Bestman will provide products and technical support to Changchun Kaitai; (iv) quality of goods: Shenzhen Bestman guarantees that the products comply with national, industry, or Shenzhen Bestman's factory standards, as applicable, and that the products should meet the standards specified in the instructions; (v) purchase and transportation: the parties will enter into separate purchase agreements regarding the any purchases of Shenzhen Bestman’s goods; and (vi) termination: (A) Changchun Kaitai is entitled to terminate the agreement in the event, among others things, (i) the agreement is not in accordance with the mandatory provisions of laws and regulations on agency qualifications at the time of signing, resulting in financial losses to Changchun Kaitai; and (ii) Shenzhen Bestman does not have, or loses, the ownership or use rights of the relevant intellectual property relating to the subject goods during the term of the agreement, resulting in third party claims against Changchun Kaitai. (B) Shenzhen Bestman is entitled to terminate the agreement in the event, among other things, (i) Changchun Kaitai assigns the agreement in part or in whole to a third party or authorizes a third party to perform the agreement without the consent of Shenzhen Bestman; (ii) Changchun Kaitai sells the authorized products in the region(s) outside the designated region, i.e., Jilin province; and (iii) Changchun Kaitai distributes or sells competitors’ products. As of the date of this prospectus, this agreement has not been renewed.

On August 15, 2023, Shenzhen Bestman entered into a regional special distribution agreement with Nanjing Micro Sugar Health Technology Co., LTD (“Nanjing Micro Sugar”). The material terms of the regional distribution agreement between Shenzhen Bestman and Nanjing Micro Sugar include, among other things, (i) distribution: Nanjing Micro Sugar is Shenzhen Bestman’s regional special distributor in the Jiangsu province for promoting Shenzhen Bestman’s new blood meter products clinically, and Nanjing Micro Sugar must attain a certain annual sales target every year, with the first year’s target being RMB300,000 (approximately US$41,524), and if the agreement is renewed, the second year’s target being RMB500,000 (approximately US$69,206), and the third year’s target being RMB700,000 (approximately US$96,888), and any failure by Nanjing Micro Sugar to attain such target entitles Shenzhen Bestman to terminate the agreement; (ii) term: from July 31, 2023 to July 30, 2026; (iii) rights and obligations: Nanjing Micro Sugar can sell Shenzhen Bestman’s products in Jiangsu province and Shenzhen Bestman will provide products and technical support to Nanjing Micro Sugar ; (iv) quality of goods: Shenzhen Bestman guarantees that the products comply with national, industry, or Shenzhen Bestman's factory standards, as applicable, and that the products should meet the standards specified in the instructions; (v) purchase and transportation: the parties will enter into separate purchase agreements regarding the any purchases of Shenzhen Bestman’s goods; and (vi) termination: (A) Nanjing Micro Sugar is entitled to terminate the agreement in the event, among others things, (i) the agreement is not in accordance with the mandatory provisions of laws and regulations on agency qualifications at the time of signing, resulting in financial losses to Nanjing Micro Sugar; and (ii) Shenzhen Bestman does not have, or loses, the ownership or use rights of the relevant intellectual property relating to the subject goods during the term of the agreement, resulting in third party claims against Nanjing Micro Sugar. (B) Shenzhen Bestman is entitled to terminate the agreement in the event, among other things, (i) Nanjing Micro Sugar assigns the agreement in part or in whole to a third party or authorizes a third party to perform the agreement without the consent of Shenzhen Bestman; (ii) Nanjing Micro Sugar intentionally discloses Shenzhen Bestman’s confidential information (iii) Nanjing Micro Sugar intentionally reports wrong or misleading information for over three times to Shenzhen Bestman; or (iv) Nanjing Micro Sugar refuses to pay relevant fees under the agreement after 30 days of Shenzhen Bestman’s notification.

For the fiscal year ended June 30, 2024, these regional distributors contributed $27,781 to our revenues, accounting for less than 1% of our revenues. For the fiscal year ended June 30, 2023, these regional distributors contributed $22,545 to our revenue, accounting for less than 1% of our revenues. While currently Shenzhen Bestman’s revenue is not reliant upon regional domestic distributors, Shenzhen Bestman plans to expand the numbers of the domestic regional distributors in the future.

Non-regional distributors. The PRC operating entities have 1,980 non-regional distributors in China and 1,842 non-regional distributors, internationally, as of the date of this prospectus. Typically, when Shenzhen Bestman wants to introduce a new product or enter a new territory with a regional distributor, the competition between non- regional distributors allows Shenzhen Bestman to identify the most successful distributors over a limited period of time. Shenzhen Bestman will then consider whether or not to grant certain exclusive distribution rights based on such non-regional distributor’s performance.

International exclusive distributor. On March 26, 2024, Shenzhen Bestman entered into a strategic cooperation agreement with PT KARYA MEDIS NUSANTARA (“PT KARYA”), pursuant to which Shenzhen Bestman authorized PT KARYA as its exclusive distributor in Indonesia. The material terms of the strategic cooperation agreement between Shenzhen Bestman and PT KARYA include, among other things, (i) distribution: PT KARYA is Shenzhen Bestman’s exclusive distributor in Indonesia to produce fetal doppler products, models BF-560 and BF-610, for three years, which products PT KARYA may also produce and distribute for the first three years of the agreement term; (ii) term: from March 1, 2024 to February 28, 2029, and after the first three years, PT KARYA cannot produce the products mentioned above but can only sell them and provide necessary after-sale services; (iii) rights and obligations: PT KARYA can sell Shenzhen Bestman’s products in Indonesia and Shenzhen Bestman will provide products and technical support to PT KARYA; (iv) transportation: PT KARYA is responsible for the fees of transportation and custom clearance; and (vi) purchase amount: PT KARYA shall purchase at least 400, 800, and 1,500 fetal doppler model BF-560 in the first, second, and third year, respectively, and 50,100, and 200 fetal doppler model BF-610 in the first, second, and third year, respectively; and (vii) termination: Shenzhen Bestman has the right to terminate the agreement in advance if PT KARYA cannot reach the purchase requirements listed above. As of the date of this prospectus, there have been no sales generated in Indonesia, and other than the $2,000 deposit required under the agreement that we received from PT KARYA, we have not received any payments from PT KARYA.

Performance review. Shenzhen Bestman actively manages its distribution networks, regularly reviewing distributor performance and terminating distributors due to their underperformance or wrongful conduct. Shenzhen Bestman is focused on establishing a stable domestic and international distributor network.

Before 2021, the PRC operating entities did not have long-term written agreements with its domestic distributors. Each distributor order was typically governed by a brief purchase-order based sales agreement. The key terms of the distributor purchase agreements include:

•	The product’s name, type, quantity and price.

•	Quality standard - medical device qualifications, including business license, medical device production and operation licenses, medical device registration certificates, inspection report, etc.

•	Delivery method and payment terms.

•	Breach of contract terms, including refunds and return of products. Distributors are entitled to refunds and may return a product if the wrong product is delivered or the product does not meet agreed quality standards.

•	Dispute solutions, including bringing a lawsuit at the local People’s court.

From 2021 to 2024, Shenzhen Bestman entered into regional distribution agreements with its regional domestic distributors in the provinces of Jiangsu, Chongqing, Henan, Guangdong, Yunnan and Sichuan. The key terms of the distribution agreements include:

•	The product name, type, and price

•	Defined distribution area and defined distribution channel

•	Conditions for maintaining the status of regional domestic distributor

•	Both parties’ responsibilities, including, the standard and quality of the products, training services and post-sale services

•	Payment terms; pay to Shenzhen Bestman on a monthly basis based on the numbers of products sold by the distributor

•	Delivery method and cost; normally the cost will be bore by Shenzhen Bestman

•	Product checking method and objection period

As of the date of this prospectus, except for PT KARYA, the PRC operating entities do not have long-term written agreements with their overseas distributors. In general, the overseas distributors make orders on an as-needed basis on short-form order sheets. Accordingly, at any time, the distributors can reduce the quantities of products they order from the PRC operating entities, or cease purchasing products from the PRC operating entities. Such reductions or terminations could have a material adverse impact on the PRC operating entities’ revenues, profits and financial condition. The key terms of the order sheet include:

•	The product name, type, quantity, and price;

•	Ship terms depend on the negotiation with the distributor, and ship terms can be FOB, CIF etc.; and

•	Payment information.

See “Risk Factor — Risks Related to the Business and Industry of the PRC Operating Entities — The continuing development of the PRC operating entities’ products depends upon their strong working relationships with their distributors” and “Risk Factor  — Risks Related to the Business and Industry of the PRC Operating Entities — The PRC operating entities depend on a few major customers with whom they do not enter into long-term contracts, the loss of any of which could cause a significant decline in the PRC operating entities’ revenues.”

Direct Sales

Shenzhen Bestman retains the right to sell its products directly to pharmacies, clinics, hospitals, and individual customers in China. For example, Shenzhen Bestman sells its products through their directly operated official on-line shops on Tmall.com, and JD.com. As of June 30, 2024, Shenzhen Bestman’s Tmall and JD online shops had in total 273,740 visits. As of June 30, 2023, Shenzhen Bestman’s Tmall and JD online shops had in total 236,741 visits.

In addition, to promote its brands, Shenzhen Bestman actively participates in product fairs and exhibitions and may enter into sales agreement with clients it meets in the product fairs. Shenzhen Bestman also retains the right to sell directly in several of its international markets.

As of the date of this prospectus, Shenzhen Bestman has a direct sales team of 13 employees. The sales team provides Shenzhen Bestman with direct access to its customers and is capable of addressing its customers’ needs in a fast and efficient way. The sales team also coordinates with Shenzhen Bestman’s distributors in marketing and sales of Shenzhen Bestman’s products. The compensation package for its sales team includes fixed base salaries and commissions based on the revenues or collection they achieve. Shenzhen Bestman provides its sales team with regular training and internally developed systems to assist them in quickly becoming proficient and productive sales personnel.

When Shenzhen Bestman makes direct sales to pharmacies and hospitals it enters into a binding contract for each sale. When Shenzhen Bestman makes direct sales to individual customers through its online shops, it will conduct the transactions pursuant to the online platforms’ rules. The key terms of the online platform sales include: 1) the product name, type, quantity and price; 2) delivery method and payment terms; 3) breach of contract terms, including remedies, such as refunds and return of products (e.g., purchasers are entitled to refunds and may return the product if the wrong product is delivered or the product does not meet agreed upon quality standards; 4) shipping costs, which are typically borne by the seller; and 5) dispute solutions, including bringing a lawsuit at the local PRC court, if negotiations are unsuccessful.

Export sales

Nanjing Yonglei also sells the medical devices of other manufactures. Nanjing Yonglei purchases medical devices based on their customers’ orders and resells them to its overseas customers. Nanjing Yonglei sells Shenzhen Bestman’s brands and other brands through its existing customer bases. Nanjing Yonglei also participates in domestic and international exhibitions to acquire new customers.

Marketing

The PRC operating entities focus their marketing on establishing business relationships and growing their brand recognition, which primarily involves attending exhibitions and seminars and media diffusion. In 2023 and from January 1, 2024 until the date of this prospectus, the PRC operating entities attended 10 and 7 on-line and off-line medical exhibitions and seminars, respectively. Furthermore, the PRC operating entities are planning to open their own sales counters in certain famous chain pharmacies and planning to develop joint sales business with such chain pharmacies. In addition, the PRC operating entities hired well-known Chinese medical experts and industry experts as their consultants.

Recently, the PRC operating entities have started to explore different methods to market their medical products. For example, in March 2024, Shenzhen Bestman started to work with Guangdong Provincial Elderly Care Service Industry Promotion Association (the “Association”), a health association in Guangdong province to provide vascular health screening services to customers. Pursuant to the binding memorandum of service signed by and between the two parties dated March 13, 2024, a copy of which is filed as Exhibit 10.40 to the registration statement on Form F-1, of which this prospectus forms a part, Shenzhen Bestman joined in the Association as a member company and it provided human peripheral blood vessel health testing equipment, with a product model of BV-620VP, as membership fee to the Association. Other than this testing equipment, the Company has not paid any fees to the Association, including any membership fees or any upfront or execution fees. Under this binding memorandum, the Association has agreed to promote Shenzhen Bestman’s BV-620VP devices as a “recommended product”. Additionally, both parties will collaborate to establish cardiovascular and cerebrovascular experience centers to attract medical product customers and host awareness sessions on cardiovascular and cerebrovascular health. The Association settles the payment to Shenzhen Bestman monthly, if any model BV-620VP devices are sold, rented, or used during the memorandum term, which term extends for five years, from March 13, 2024 to March 12, 2029. Shenzhen Bestman will provide after-sales services to customers who purchase BV-620VP devices through the Association during the term of the memorandum. As of the date of this prospectus, no model BV-620VP devices have been sold by the Association. Within one year from the date of the binding memorandum of service, Shenzhen Bestman has the right to unilaterally terminate the binding memorandum and reclaim the peripheral blood vessel health testing equipment it provided to the Association. Other than this, the binding memorandum does not provide for any other termination provisions.

Shenzhen Bestman also signed a cooperation agreement with Beijing Kangruixiang Traditional Chinese Medicine Clinic Co., Ltd. (“Kangruixiang”), a traditional Chinese medicine (“TCM”) clinic in Beijing on March 13, 2024. Pursuant to the cooperation agreement, Shenzhen Bestman can exhibit certain of its products at the venue of Kangruixiang and sell its products to customers who visit the clinic operated by Kangruixiang. Kangruixiang obtains the right to use two ultrasonic vascular doppler detectors of Shenzhen Bestman (models BV-660T+ and BV-620VP) and is responsible for the sales. If any model BV-660T+ or model BV-620VP devices are sold, both parties share the revenue equally in the next month, provided that no device shall be sold by Kangruixiang at a price lower than 40% of the market guidance price. If any devices can be sold at or above 30% of its market guidance price, Shenzhen Bestman shares 20% of the revenue and Kangruixiang shares 80%, and Kangruixiang obtains the ownership of the two devices provided by Shenzhen Bestman. However, if Shenzhen Bestman cannot receive revenue shares reaching the market guidance price, then the two devices will be returned to Shenzhen Bestman at the end of the contract term. No minimum purchase requirements or payment milestones are agreed upon by the parties in the cooperation agreement. The market guidance prices of model BV-660T+ and BV-620VP are RMB598,000 ($82,468) and RMB98,940 ($13,644), respectively. The contract term is from March 13, 2024 to March 12, 2026. Under the cooperation agreement, neither party shall take actions that cause damage to the other party’s corporate interests or reputation. In the event of such occurrences or if either party determines that the benefits it receives under the agreement fail to satisfy its expectations, such party has the right to unilaterally terminate the agreement without paying damages to the other party. In the event of a termination, Shenzhen Bestman is entitled to reclaim the two devices originally delivered to Kangruixiang. As of the date of this prospectus, no devices have been sold by Kangruixiang, and no amount has been paid or received by the Company under the agreement.

On June 2, 2023, Shenzhen Bestman signed a cooperation agreement with Hainan Widilan Health Technology Co., Ltd. (“Widilan”), a healthcare company in Hainan province, pursuant to which the healthcare company will purchase Shenzhen Bestman’s products and promote them to its own distributors in China. The parties agree that the specific details of this cooperation will be stated in a separate agreement. No minimum purchase requirements or payment milestones are agreed upon by the parties in the cooperation agreement. This contract has a term from June 2, 2023 to June 1, 2026. No termination provisions were provided in the cooperation agreement, and the agreement shall be terminated upon expiration unless either party provides a written notice to the other party one month prior to the expiration date. As of the date of this prospectus, no products from Shenzhen Bestman have been sold by Widilan, and no amount has been paid or received by the Company under the agreement.

Products

Shenzhen Bestman has four product categories: i) ultrasonic doppler devices, ii) warmer and syringe destroyer products, iii) epidemic prevention products, and iv) health screening products — and produces a range of more than 35 medical devices across these categories. Currently, the products of Shenzhen Bestman mainly include fetal doppler series, fetal/maternal monitor series, ultrasonic vascular doppler detector series, breast self-check mammography apparatus, blood and infusion warmers series, vein finder series, syringe destroyer series, enteral nutrition pumps, medical infrared thermometers, insulin refrigerator box, intelligent disinfection vehicle, etc.

The chart below provides selected summary information about Shenzhen Bestman’s key products under each category:

	Series	Products
Ultrasonic doppler devices	Fetal doppler series
		BF-500+/500++	BF-500A/B	BF-500D+（TFT）	BF - 560

		BF – 600+	BF-610	BF – 610P

Fetal/maternal monitor series
		BFM - 700-E/E+	BFM 700/700 +	BFM - 700 M
Ultrasonic vascular doppler detector
		BV - 520 T	BV-520TV+	BV-520	BV-520+

		BV - 620 V	BV - 620VP	BV - 520 T +	BV - 520 P +

		BV - 650	BV-660 T +/660T++

Warmer and syringe destroyer products	Blood and infusion warmers series
		BFW-1000	BFW-1000+	BFW-1020A/B	BFW-1020C

		BFW-1050 A/B/C	BFW-1060 A	BFW-1060B
Syringe destroyer series
		BD-320/320A	BD - 310	BD - 300 B / 300 C
Epidemic prevention products	Infrared thermometer
BFT - 866
Intelligent disinfection vehicle
BST - BST-AI6A
Health screening products	Enteral nutrition pumps
BFP-10
Breast self-check mammography apparatus
		BVF - 260	BVF - 262	BVF-263	BVF-266

Ultrasonic Doppler Devices

Shenzhen Bestman’s ultrasonic doppler devices include fetal doppler series, fetal/maternal monitor series, and ultrasonic vascular doppler detector series. Shenzhen Bestman offers more than 15 different ultrasonic doppler devices that are used in homes and hospitals. The fetal dopplers are mainly used for the detection of fetal heart rate. It can be used in hospitals, clinics, doctor’s offices and homes. The fetal/maternal monitors mainly used for perinatal monitoring in hospitals, medical institutions, or homes. Ultrasonic vascular doppler detectors are mainly used for rapid and accurate diagnosis and diagnosis of non-interventional peripheral vascular disease (PAD) in human body. By measuring the doppler ultrasound technique for ankle/brachial index, or ABI, and a toe/brachial index, or TBI parameters to improve doctors’ detection rates of the diagnosis of peripheral vascular disease. It can quantitatively determine the detection rate of the diagnosis of peripheral vascular disease, and can also quantitatively determine the severe degree of a patient's peripheral vascular disease. It is suitable for geriatric departments, cardiovascular departments, departments of endocrinology, physical examination departments, and other departments.

Warmer and Syringe Destroyer Products

Shenzhen Bestman’s warmer and syringe destroyer products include warmers used to heat the input liquid during intravenous infusion therapy or blood transfusion treatment and syringe destroyers used to conveniently and quickly destroy used disposable syringes.

Epidemic Prevention Products

Shenzhen Bestman’s epidemic prevention products mainly include thermometers and intelligent disinfection vehicles. The thermometers are designed to measure the forehead temperature of the human body without physical contact and can be used in different settings, including homes, hotels, libraries, large enterprises, institutions, as well as hospitals, schools, etc. The intelligent disinfection vehicles (BST-AI6A) have various modes, including ultraviolet, or UV, sterilization, ozone sterilization, and disinfectant spray, which can disinfect infectious disease areas, radiation areas, and communities, reducing the risk of infection and cross-infection. The intelligent disinfection vehicles are equipped with lidar scanning functions, which enable the vehicles to automatically work and plan a route. In addition, the vehicles also have automatic charging functions, which enable the vehicles to automatically go to the charging stations to charge when a low battery is detected. The vehicles can be used for the disinfection of train cabins, railway stations, shopping malls, markets, etc., helping to reduce the workload of disinfection personnel.

Health Screening Products

Shenzhen Bestman’s health screening products include enteral nutrition pumps and breast self-check mammography apparatus. The enteral nutrition pumps are suitable for enteral feeding patients. The enteral nutrition pumps can control the direction of the enteral nutrient solution in the infusion tube and flow into the stomach and intestines of the human body at a constant speed, which is beneficial to the patient's absorption and utilization of the enteral nutrient solution. The breast self-check mammography apparatus are mammary transmission imaging instruments developed with advanced LED light source technology. The breast self-check mammography apparatus’ near-infrared rays can initially screen out malignant lesions in the general survey of breast diseases.

As medical device manufacturing and sales companies, the PRC operating entities are subject to extensive government regulation and supervision in China. See “PRC Regulation” for more information. Pursuant to PRC laws, the PRC operating entities must obtain a production license for the manufacturing of Class II medical device. As of the date of this prospectus, the PRC operating entities have obtained and maintained all necessary licenses and certificates and have obtained all required medical device qualifications to produce and sell their products in China. See “Risk Factors — Risks Related to the Business and Industry of the PRC Operating Entities — Any failure to maintain effective quality control over the PRC operating entities’ products could materially adversely affect the PRC operating entities’ business.”

Customers

The PRC operating entities’ customers include distributors, pharmacies, hospitals, and individual customers. Shenzhen Bestman also sells its products through on-line shops directly. As of the date of this prospectus, the PRC operating entities have a total number of 226,393 customers, including pharmacies, hospitals, and individual customers. For the fiscal year ended June 30, 2024, the PRC operating entities’ top three customers, POLYPHARMA SARL, SOCIMED SARL and ALITOM, accounted for 24%, 17% and 10%, respectively, of revenues. For the fiscal year ended June 30, 2023, the PRC operating entities’ top two customers, Polypharma Sarl Ltd. and Socimed Sarl Ltd., accounted for 23% and 12%, respectively, of revenues.

The PRC operating entities believe they maintain stable relationships with their significant customers, however, the PRC operating entities do not enter into long-term sales agreements with their customers. The loss of any of their major customers, or a significant reduction in sales to any such customers, would adversely affect the PRC operating entities profitability. See “Risk Factor — Risks Related to the Business and Industry of the PRC Operating Entities  — The PRC operating entities depend on a few major customers with whom they do not enter into long-term contracts, the loss of any of which could cause a significant decline in the PRC operating entities’ revenues.”

The PRC operating entities source their customers through multiple channels, such as through: (i) referrals from their present customers, (ii) industry exhibitions/expos, (iii) their distributors, and (iv) their on-line shops.

Through direct sales and a distribution network, the PRC operating entities’ products are sold to their customers at all levels across the world. The PRC operating entities target their overseas customers mainly via exporting distributors, exhibitions, and existing consumer base. In order to market their products, occupy more market share and secure more quality customers, the PRC operating entities frequently participate in, and promote their products at, specific medical device exhibitions/expos.

Each customer sale is typically governed by a brief purchase-order based sales agreement. The key terms of the sales agreements (including agreements with the distributors) include:

•	The product name, type, quantity and price.

•	Quality standard - medical device qualifications, including business license, medical device production and operation licenses, medical device registration certificates, inspection report, etc.

•	Delivery method; for international sales, the delivery method and responsibility for the loss will be negotiated with customers; usually, for shipments, most of the terms are FOB’s subject to negotiation with the customers.

•	Payment terms; commonly, the payment terms of international sales are Telegraphic Transfer (T/T) payment to delivery method, Letters of Credit (L/C) credit terms, as negotiated with the customers.

•	Breach of contract terms, including remedies, such as refunds and return of products (e.g., purchasers are entitled to refunds and may return the product if the wrong product is delivered or the product does not meet agreed upon quality standards).

•	Shipping costs, which are typically borne by the seller

•	Dispute solutions, including bringing a lawsuit at the local PRC court, if negotiations are unsuccessful.

For the fiscal year ended June 30, 2024, the revenues generated from domestic customers amounted to US$878,119, constituting approximately 27% of total revenues, with overseas customers accounting for US$2,402,284, constituting approximately 73% of total revenues.

For the fiscal year ended June 30, 2023, the revenues generated from domestic customers amounted to US$1,328,479, constituting approximately 40% of our total revenues, with overseas customers accounting for US$1,990,860, constituting approximately 60% of our total revenues.

Customer Support and Service

As of the date of this prospectus, the PRC operating entities have 43 employees located in the headquarters in Shenzhen, China. This enables the PRC operating entities to provide domestic training, technical support, and warranty, maintenance and repair services to end-users of products, as well as distributor support and service.

End-user Support and Service. The PRC operating entities’ products support and service staff includes 12 people with the capability to provide training and after-sale service to end-users of products. The PRC operating entities maintain a customer service center in Shenzhen for technical support and repair services. The PRC operating entities staff this customer service center primarily with technical support engineers to provide preliminary support.

The technical support engineers attempt to quickly identify whether the issue can be resolved over the telephone or if it will require the customer to send the product back to the service center. In some cases, the senior technical engineers provide on-site operating guidance and repair service. The PRC operating entities periodically review customer calls to ensure that any issues raised by customers are resolved to their satisfaction. The PRC operating entities believe their domestic support and service capabilities give them an advantage over their competitors and this creates and reinforces positive impressions of the PRC operating entities’ brand.

Distributor Support and Services. In addition to ensuring that the PRC operating entities’ brand is associated with high quality products and responsive service, the PRC operating entities’ customer support and service employees work with their distributors in a wide range of areas to help them become more effective. In particular, the PRC operating entities assist their distributors in establishing a series of best practices in their approach to sales and marketing management, providing feedback on their sales performance and customer relations. The PRC operating entities also provide their distributors with technical support, including training in the basic technologies of the products they sell and participating in presentations to potential customers.

International Sales and Support. In the international markets, the PRC operating entities rely on their distributors to provide after-sales services. The PRC operating entities provide technical support and training to their international distributors on an ongoing basis. When the PRC operating entities conduct training and technical support trips to the locations of their international distributors, they also take the opportunity to meet with a sample of end-users in that market to gather feedback on their products as well as market information, such as levels of satisfaction, price information and specific functions desired, from end-users serviced by their distributors.

The PRC operating entities’ Suppliers

The PRC operating entities source their suppliers through multiple channels, including through: (i) referrals from local medical device industry associations; (ii) industry exhibitions/expos; (iii) their distributors; and (iv) through online platforms.

The PRC operating entities’ suppliers are divided into two categories: 1) those providing raw materials for the manufacturing of the products; and 2) those providing products for the PRC operating entities’ resales.

The PRC operating entities’ raw and auxiliary materials used in their product manufacturing include electronic components, power adapters, transformers, display screen printed circuit boards (PCB), cells, and plastic shells, all of which are purchased from certified and qualified suppliers in China. The PRC operating entities believe that the raw and auxiliary materials are easy to source in China. In addition, as of the date of this prospectus, the PRC operating entities believe their raw material supplies have been stable and have not yet been impacted by the war between Ukraine and Russia.

The PRC operating entities from time to time receive orders from their customers with a variety of products not in their product portfolio. Through their suppliers, the PRC operating entities are usually capable of accommodating such customers’ needs and providing products manufactured by other companies to their clients.

As of the date of this prospectus, the PRC operating entities have a total number of 377 suppliers. Although the PRC operating entities can utilize any supplier they determine, the PRC operating entities believe that they established healthy and stable relationships with their significant suppliers through years of cooperation. For the fiscal year ended June 30, 2024, the most significant supplier represented approximately 52% of the PRC operating entities’ total purchases. For the fiscal year ended June 30, 2023, the most significant supplier represented approximately 48% of the PRC operating entities’ total purchases. There are no minimum purchase requirements with any of the suppliers, including the significant ones. Each supplier order is typically governed by a brief purchase-order based purchase agreement. The key terms of the supplier purchase agreements (including those agreements with our significant suppliers) include:

●	The product’s name, type, quantity, and price.

●	The supply cooperation relationship of the parties. Some suppliers supply finished products for re-sale, and others supply raw materials for manufacturing.

●	Quality terms which are typically expressed with reference to national or industry standards.

●	Delivery method and payment terms. Shipping costs are the responsibility of the supplier.

●	Breach of contract terms, including remedies, such as refund and return of product and compensatory damage provisions. If the supplier cannot deliver the product within the time agreed upon, or if the products do not meet the stated quality standard, the supplier must compensate the PRC operating entities for losses caused, including treble damages if the products are defective or counterfeit. In the event we cannot pay timely, liquidated damages are due to the supplier.

The PRC operating entities do not have long-term contracts with their suppliers. The PRC operating entities do not consider any of their suppliers to be material to their business since they believe the raw materials are easy to source and they maintain an alternative suppliers list. However, at any time, their current suppliers can reduce the quantities of products they sell to the PRC operating entities, or cease selling products to the PRC operating entities altogether, such reductions or terminations could have a material adverse impact on the PRC operating entities’ revenues, profits and financial condition even if the PRC operating entities maintain an alternative suppliers list. See “Risk Factor — Risks Related to the Business and Industry of The PRC Operating Entities — The PRC operating entities do not have long term contracts with their suppliers and the suppliers can reduce order quantities or terminate their sales to the PRC operating entities,” and “The PRC operating entities depend on the supply of raw materials and key component parts, and any adverse changes in such supply or the costs of raw materials may adversely affect The PRC operating entities’ operations.”

Research and Development

The PRC operating entities believe that their success to date has, in part, resulted from their strong research and development capabilities, which allows the PRC operating entities to introduce new and more advanced products at competitive prices. The PRC operating entities’ R&D expenses totaled $424,619 for the fiscal year ended June 30, 2024. The PRC operating entities’ R&D expenses totaled $413,778 for the fiscal year ended June 30, 2023. R&D expenses mainly consist of applicable personnel, design, sample manufacturing and materials expenses. The PRC operating entities’ research and development center located in Shenzhen, allows the PRC operating entities to compete for skilled research and development technicians and managers. As of the date of this prospectus, the PRC operating entities’ research and development team consists of 15 engineers.

The PRC operating entities expect that the R&D expenses will increase significantly in the near future, as they continue to develop new products, enhance their existing products and technologies and perform activities related to obtaining additional regulatory approval.

The PRC operating entities adhere to a market-oriented R&D approach and actively cooperate with universities, hospitals, medical institutions, and distributors in sorting out their R&D orientation based on the real market demand.

The PRC operating entities’ market-oriented R&D approach includes the following:

●	Cooperation with Universities and Experts. A lot of universities and medical colleges have research centers, where they develop and patent certain R&D results. The PRC operating entities communicate with universities’ research personnel and keep themselves informed of the universities’ latest R&D and patents. If the PRC operating entities believe such patents are needed, they will purchase patents from the universities. In addition, the PRC operating entities have established cooperative relationships with many universities in China, for example, from March 2019 to February 2021, Mr. Yong Bai, Shenzhen Bestman’s chairman and CEO was a visiting professor at the Business School of Beijing Institute of Technology (Zhuhai). Shenzhen Bestman provides internship positions to the students of the Business School of Beijing Institute of Technology (Zhuhai). From June 2015 to Jun 2018, Mr. Yong Bai was an adjunct advisor for Master's degree students in Engineering at South China Normal University. The PRC operating entities also engage outside consultants to assist them in their own R&D and in identifying trends in the medical device market.

●	Customers’ Feedback from Sales Representatives and Distributors. Sales and service representatives and distributors receive feedback and proposals from end-users from time to time. The PRC operating entities collect and review the feedback and proposals on a regular basis. Prior to developing a product improvement or new product, the PRC operating entities consult with their sales and service representatives and distributors and review end-users’ feedback to assist the PRC operating entities to better identify the changing needs and demands of end-users.

●	Close Cooperation between Departments. Once the PRC operating entities identify a product opportunity, their sales and service, research and development, and manufacturing teams work closely together to determine potential market demand for a product and how it fits with current design and manufacturing capabilities. The PRC operating entities organize regular meetings in which their sales and service, research and development, and manufacturing teams review progress and make decisions on the improvement of existing products and development of new products. If the PRC operating entities deem a new product to be commercially feasible, their research and development team will work closely with the manufacturing team to move production forward. This integrated approach allows the PRC operating entities to identify potential difficulties in commercializing or improving their products. Furthermore, it also enables the PRC operating entities to make adjustments as necessary and develop cost-efficient manufacturing processes prior to mass production.

As of the date of the prospectus, the PRC operating entities have in total 53 registered patents. Faced with the ever-changing market demands, the PRC operating entities continue to abandon and phase out unsuitable patents and technologies, and simultaneously invest in acquiring new patents and technologies that are tailored to the market’s fast changing requirements.

Competition

The medical device and healthcare industries are characterized by rapid product development, technological advances, intense competition and a strong emphasis on proprietary products. Across all product lines and product tiers, the PRC operating entities face direct competition, both domestically in China and internationally. The PRC operating entities compete based on factors such as price, value, customer support, brand recognition, reputation, and product functionality, reliability and compatibility.

For domestic sales, the PRC operating entities’ competitors include publicly traded and privately held multinational companies and domestic Chinese companies. Some of the PRC operating entities’ competitors are large, well-capitalized companies with significantly greater market share and resources than the PRC operating entities have. The PRC operating entities also compete with smaller domestic medical device companies that have a single product or a limited range of products.

In international markets, the PRC operating entities’ competitors include publicly traded and privately held multinational companies. The PRC operating entities believe they can successfully penetrate certain international markets by offering products of comparable quality at substantially lower prices. The PRC operating entities also face competition in international sales from companies that have local operations in the markets in which the PRC operating entities sell their products.

Although there can be no assurance that the PRC operating entities will be able to continue to compete successfully in the future, the PRC operating entities believe that they can compete successfully with these companies by offering products of substantially better quality at comparable prices.

We believe the following companies may be our competitors:

●	Ultrasonic doppler devices. Wallach Surgical, an American doppler products manufacturer, has been one of the leading manufacturers of colposcopes, cryosurgery systems, disposable and stainless steel instruments, and a variety of fetal monitors and doppler products for over 30 years. The Wallach Surgical brand is now part of CooperSurgical's products. (https://www.coopersurgical.com/our-brands/wallach/).

●	Warmer and syringe destroyer products. Foshan Keewell Medical Equipment Co., Ltd., or Keewell, was founded in February 2003 and it has mainly focused on research & development, manufacturing, implementation and advanced refining blood and infusion warmer products for medical applications. (Source: http://en.keewell.cn/about.html).

●	Health screening products. Hadeco, Inc., or Hadeco, a Japanese medical device manufacturer. Hadeco’s main products are ultrasonic dopplers and it has many distributors in China and worldwide. Through their Chinese and other international distributors, it sells their products to the world. (Source: https://www.hadeco.co.jp/en/companyen/).

●	Epidemic prevention products. Corfu Medical Co., Ltd., or Corfu, has nearly 10,000 models and specifications of products, covering five major areas of health monitoring, rehabilitation aids, respiratory support, medical care and traditional Chinese medicine physiotherapy.

These and other existing and potential competitors may have substantially greater financial, research and development, sales and marketing, personnel, and other resources than the PRC operating entities do and may have more experience in developing, manufacturing, marketing, and supporting new products.

Quality Control

All of the products, either the PRC operating entities self-manufactured or sourced, fall within the PRC operating entities’ quality control system subject to their quality inspection before delivery. The sourced products must first be shipped to the PRC operating entities for quality inspection, upon passing inspection, be packaged, labeled and shipped to customers.

Medical device and equipment are medical products directly applied to the human body, which is closely related to the life and health of its users. The PRC operating entities, mainly Shenzhen Bestman, have their own independent quality control system which they believe is strict and in accordance with the requirements of Chinese laws and regulations and in line with international standards. Shenzhen Bestman devotes significant attention to quality control for the designing, manufacturing, and testing of their products. In 2003, Shenzhen Bestman obtained the ISO-9001 certificate and in 2005, obtained the ISO-13485 certificate. As of the date of this prospectus, both the ISO-9001 and ISO-13485 certificates are effective. The ISO-9001 certificate will expire on September 14, 2027 and the ISO-13485 certificate will expire on September 27, 2027. In addition, Shenzhen Bestman’s product, the fetal doppler (models: BF-500B, BF-500+, and BF500++) received FDA approval in 2010. The registration renewal has been recently renewed and will be valid through December 31, 2025.

Shenzhen Bestman has more than 40 products that have passed the quality system inspections administered by the China Food and Drug Administration and local authorities in Guangdong province.

However, despite the PRC operating entities’ quality control management system, the PRC operating entities cannot eliminate the risks of errors, defects, or failures. The PRC operating entities may fail to detect or cure defects as a result of a number of factors, many of which are outside the PRC operating entities’ control, including:

●	technical or mechanical malfunctions in the production process;

●	human error or malfeasance by quality control personnel;

●	tampering by third parties; and

●	defective raw materials or equipment.

Failure to detect quality defects in the PRC operating entities’ products could result in patient injury, customer dissatisfaction, or other problems that could seriously harm the PRC operating entities’ reputation and business, expose the PRC operating entities to liability, and adversely affect our revenues and profitability. Relevant PRC laws and regulations were formulated to strengthen the administration of rules pertaining to product quality, as well as to clarify the rules on product liability, protect consumers and maintain social and economic order. Products offered for sales in China must meet the relevant quality and safety standards. Violations of state or industrial standards for health, safety and any other related violations may result in civil liabilities and penalties, such as compensation for damages, fines, suspension or shutdown of business, as well as confiscation of products illegally produced for sales and the sales proceeds of such products.

On January 9, 2018 and September 6, 2021, Shenzhen Bestman was fined RMB30,000 (approximately $4,661) and RMB35,000 (approximately $5,462), respectively, by Shenzhen Administration for Market Regulation, for producing medical devices that did not fully meet the corresponding quality standard requirements. In December 2018, Shenzhen Bestman was ordered by the Guangdong Provincial Drug Administration to stop production for rectification between December 2018 and February 2019, due to non-compliance with medical device quality specifications, and was fined RMB30,000 (approximately $4,661) by the Shenzhen Administration for Market Regulation for conducting manufacturing activities of medical devices during the above period. As of the date of the prospectus, Shenzhen Bestman has paid the monetary penalties and taken necessary measures to rectify the defects that occurred during the production of their products, including updating its internal management procedures. In addition, Shenzhen Bestman voluntarily recalled certain medical devices it manufactured because of quality controls.

The PRC operating entities’ products are subject to various laws and regulations relating to medical devices with various requirements in details, including, but not limited to, the registration and filings of medical devices, the production and operation license, the production and quality management. Although the PRC operating entities endeavor to stay in compliance with such laws and regulations, we cannot assure you that the PRC operating entities comply with relevant laws and regulations at all times. Any such failure may have a material and adverse effect on our business, financial condition and results of operations.

As of the date of the prospectus, the PRC operating entities are not aware of any other investigations, prosecutions, disputes, claims or other proceedings in respect of quality issues, nor have the PRC operating entities been penalized additionally or can foresee any penalty to be made by any related PRC government authorities.

Manufacturing and Assembly

Shenzhen Bestman manufactures, assembles and tests its products and stock inventory of raw materials, components, and finished products at its ISO 9001 and ISO 13485 certified 2,920 square meters manufacturing and assembly facilities in Shenzhen, China. In 2003, Shenzhen Bestman obtained the ISO-9001 certificate and in 2005, obtained the ISO-13485 certificate from the British Standards Institution, or BSI, a national standards body of the United Kingdom. As of the date of this prospectus, both the ISO-9001 and ISO-13485 certificates are effective. The ISO-9001 certificate will expire on September 14, 2027 and the ISO-13485 certificate will expire on September 27, 2027.

Shenzhen Bestman produces products based on the market demand, orders it receives or plans to receive, its production plan and capacity, and procurement information from its sales representatives and distributors. Shenzhen Bestman’s per-order production model is as follows:

This production process is subject to continuous review and monitoring by the quality control team to ensure that finished products are of the highest quality and meet customer requirements and ISO 9001 quality management system standard and ISO 13485 medical device quality management systems standard.

ISO 9001 standard is based on a number of quality management principles, including a strong customer focus, the motivation and implication of top management, the process approach and continual improvement. In 2012, Shenzhen Bestman obtained the ISO 9001 certificate. ISO 13485 specifies requirements for a quality management system where an organization needs to demonstrate its ability to provide medical devices and related services that consistently meet customer and applicable regulatory requirements. Such organizations can be involved in one or more stages of the life-cycle, including design and development, production, storage and distribution, installation, or servicing of a medical device and design and development or provision of associated activities (e.g. technical support). In 2012, Shenzhen Bestman the obtained ISO-13485 certificate.

Shenzhen Bestman has a forecasting team which collects data from its sales representatives and distributors on an ongoing basis and aggregates the data regularly into preliminary forecast data. In order to ensure the supply of raw materials and to minimize inventory, Shenzhen Bestman’s orders with suppliers generally contain floating clauses. The floating clauses allow Shenzhen Bestman to make a certain amount of adjustments of the raw materials and components purchased.

Outsourcing

Nanjing Yonglei also exports products produced by other manufacturers. When receiving orders containing products not manufactured by Shenzhen Bestman from overseas clients, Nanjing Yonglei purchases such products from other manufacturers. Before entering into any purchase agreements with other manufacturers, Nanjing Yonglei reviews such manufacture’s business license, production license, production qualification, product samples, etc. It will also attend on-site inspections, if necessary. In addition, the sourced products must first be shipped to Nanjing Yonglei for quality inspection, upon passing inspection, be packaged, labeled, and shipped to its customers.

Environmental

Shenzhen Bestman’s production activities are governed by PRC laws and regulations. Shenzhen Bestman has formulated safety production rules and believes that it disposes of production wastes in accordance with relevant laws and regulations. If new products are developed in the future and environmental measures are needed according to laws or regulations, Shenzhen Bestman will take corresponding environmental protection measures according to such relevant laws and regulations.

As of the date of this prospectus, Shenzhen Bestman’s waste discharge is in compliance with the local laws and regulations. Shenzhen Bestman is not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection, nor has it been punished or can foresee any punishment to be made by any government authorities of the PRC.

Employees

Our PRC operating entities had 56, 61, and 67 full-time employees as of June 30, 2024, 2023, and 2022, respectively.

The following table sets forth the number of employees categorized by function as of June 30, 2024:

Function/Department	Number	% of Total
Manufacturing	9	16.07
Research and Development	15	26.79
General and administration	7	12.50
Sales and Marketing	21	37.50
Training and Data Center	4	7.14
Total	56	100.0

As required by PRC laws and regulations, the PRC operating entities participate in various employee benefit plans that are organized by municipal and provincial governments, including, among other things, pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance, and housing fund plans through a PRC government-mandated benefit contribution plan. The PRC operating entities are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

Generally, the PRC operating entities enter into a three-year standard employment contract with their employees. Furthermore, the PRC operating entities enter into intellectual property ownership and confidentiality agreements with their R&D engineers and employees. Although the intellectual property rights and confidentiality agreements generally contain provisions that employees who breach the agreements are required to pay a certain amount of liquidated damages to the PRC operating entities, it may be difficult or expensive for the PRC operating entities to seek to enforce the provisions of these agreements.

The PRC operating entities believe they maintain a good working relationship with their employees, and they have not experienced any material labor disputes. None of their employees is represented by a labor union.

Properties

The PRC operating entities’ headquarters, manufacturing facilities and office spaces are mainly located in Shenzhen, Guangdong Province, PRC.

The PRC operating entities currently lease several properties in Shenzhen and Nanjing for an aggregate building area of approximately 3,271 square meters for their headquarters, manufacturing facilities and office spaces. Shenzhen Bestman entered into a lease agreement with its lessor, Shenzhen Yifang Digital Technology Co., Ltd. (“Shenzhen Yifang”). Nanjing Yonglei entered into a lease agreement with two individuals. By making three (3) months advance renewal request, both of the lease agreements are subject to renewal upon approval of the lessors.

Currently, all of the products Shenzhen Bestman produced are manufactured and tested in Shenzhen Yifang building. Shenzhen Bestman has a monthly designed production capacity of US$194,683. As of the date of this prospectus, Shenzhen Bestman has reached approximately 80% of the monthly designed production capacity. Shenzhen Bestman plans to gradually increase its production capacity by purchasing more production equipment. The capacity may be subject to change due to factors such as product mix, technological changes and production efficiency improvement. Shenzhen Bestman expects to expand its production capacity and market share. However, we are unable to predict at this time exactly when the joint venture company and the factory will be built and successfully begin production, due to the COVID-19, actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty.

The breakdown of the leased properties is as follows:

Lessor	Lessee	Location	Area (Square Meter)	Annual Rent	Term	Use
Shenzhen Yifang Digital Technology Co., Ltd.	Shenzhen Bestman	No.315 Shuangming Road, Guangming District, Shenzhen City, Guangdong Province, PRC	2,920	Approximately US$256,723	July 16, 2024 to July 15, 2025	Processing Workshop, officer, and research and development office
Individuals	Nanjing Yonglei	Room 8-603 Jinling Shangfu, 118 Daguang Road, Qinhuai District, Nanjing City, Jiangsu Province, PRC	259.09	Approximately US$27,884	January 1, 2020 to December 31, 2025	office
Individual	Nanjing Yonglei	Room 602, 592 Longpanzhong Road, Qinhuai District, Nanjing City, Jiangsu Province, PRC	91.74	Approximately US$7,714	January 1, 2020 to December 31, 2025	Dormitory

Intellectual Property

Our business is dependent on a combination of trademarks, patents, copy rights, domain names, trade names, trade secrets and other proprietary rights in order to protect our intellectual property rights. As of the date of this prospectus, we have 26 registered trademarks, including 15 registered trademarks in the PRC, one registered trademark in the European Union, four registered trademarks in Brazil, two registered trademarks in Japan, four registered trademarks in the U.S., and one in Indonesia, 55 registered patents (including utility model, invention design, and appearance design) in the PRC, and 50 registered copyrights in the PRC.

Trademarks

Set forth below is a detailed description of our registered trademarks:

Country	Trademark	Trademark Registration No.	Trademark Name	Trademark Registration Date	Trademark Classes	Trademark Owner	Trademark Term	Trademark Status
China		4223963	贝斯曼 E Bestman	12/28/2006	10	Shenzhen Bestman	12/28/2006-12/27/2026	Registered
China		5670360	BESTM	06/21/2010	10	Shenzhen Bestman	06/21/2010-06/20/2030	Registered
China		19217968	Bestman	04/07/2017	10	Shenzhen Bestman	04/07/2017-04/06/2027	Registered
China		19218020	贝斯曼 Bestman	04/07/2017	10	Shenzhen Bestman	04/07/2017-04/06/2027	Registered
China		21718803	贝斯曼 E Bestman	02/21/2018	9	Shenzhen Bestman	02/21/2018-02/20/2028	Registered
China		30368768	Bestman	05/07/2019	35	Shenzhen Bestman	05/07/2019-05/06/2029	Registered
China		30372897	Bestman	04/21/2019	42	Shenzhen Bestman	04/21/2019-04/20/2029	Registered
China		30377654	贝斯曼 Bestman	04/21/2019	42	Shenzhen Bestman	04/21/2019-04/20/2029	Registered
China		31865858	M	08/28/2019	10	Shenzhen Bestman	08/28/2019-08/27/2029	Registered
China		31871460	M	11/07/2019	35	Shenzhen Bestman	11/07/2019-11/06/2029	Registered
China		31871472	美兮美肌 MEIXIMEIJI	05/28/2019	35	Shenzhen Bestman	05/28/2019-05/27/2029	Registered
China		31875309	美兮美肌 MEIXIMEIJI	03/21/2019	10	Shenzhen Bestman	03/21/2019-03/20/2029	Registered
China		39849416	美兮美肌 MEIXIMEIJI	04/21/2020	11	Shenzhen Bestman	04/21/2020-04/20/2030	Registered
China		34140149	SOUL	09/14/2019	10	Shenzhen Bestman	09/24/2019-09/13/2029	Registered
China		58526011	Livemedery	02/14/2022		Shenzhen Bestman	02/14/2022-02/13/2032	Registered
European Union		016231681	贝斯曼 E Bestman	04/25/2017	9,10	Shenzhen Bestman	04/25/2017-01/09/2027	Registered
Brazil		914122622	Bestman	03/06/2019	9	Shenzhen Bestman	03/06/2019-03/06/2029	Registered
Brazil		914122800	Bestman	03/06/2019	10	Shenzhen Bestman	03/06/2019-03/06/2029	Registered
Brazil		914122860	贝斯曼 E Bestman	03/06/2019	9	Shenzhen Bestman	03/06/2019-03/06/2029	Registered
Brazil		914123149	贝斯曼 E Bestman	03/06/2019	10	Shenzhen Bestman	03/06/2019-03/06/2029	Registered
Japan		6197274	Bestman	11/15/2019	9,10	Shenzhen Bestman	11/15/2019-11/15/2029	Registered
Japan		6201574	贝斯曼 E Bestman	11/29/2019	9,10	Shenzhen Bestman	11/29/2019-11/29/2029	Registered
U.S.		5,472,669	贝斯曼 E-Bestman	05/22/2018	10	Shenzhen Bestman	05/22/2018-05/22/2028	Registered
U.S.		5,483,626	贝斯曼 E-Bestman	06/05/2018	9	Shenzhen Bestman	06/05/2018-06/05/2028	Registered
U.S.		5,560,716	Bestman	09/11/2018	10	Shenzhen Bestman	09/11/2018-09/11/2028	Registered
U.S.		5,707,582	Bestman	03/26/2019	9	Shenzhen Bestman	03/26/2019-03/26/2029	Registered
Indonesia		IDM000384963	贝斯曼 E-Bestman	03/17/2010	10	Shenzhen Bestman	03/17/2010-03/17/2030	Registered

Patents

Set forth below is a detailed description of our registered patents:

Country	Patent No.	Patent Name	Patent Publication Date	Patent Type	Patent Validity Period	Patent Status
China	ZL201620032693.7	Feeding pump gear transmission mechanism	06/29/2016	Utility model	10 years from the application date (01/13/2026)	Registered and effective
China	ZL201720026072.2	Peripheral vascular disease detection system	12/22/2017	Utility model	10 years from the application date (01/10/2027)	Registered and effective
China	ZL201820174252.X	Feeding pump	05/31/2019	Utility model	10 years from the application date (01/30/2028)	Registered and effective
China	ZL201820488946.0	Wearable ultrasonic vascular doppler detector	5/31/2019	Utility model	10 years from the application date (04/07/2028)	Registered and effective
China	ZL201920483771.9	An ultrasonic detection circuit with analog-to-digital conversion function	05/05/2020	Utility model	10 years from the application date (04/07/2029)	Registered and effective
China	ZL201920477142.5	Ultrasonic detection device with vascular detector direction detection function	04/10/2020	Utility model	10 years from the application date (04/07/2029)	Registered and effective
China	ZL201920469229.8	Blood pressure detection device	04/10/2020	Utility model	10 years from the application date (04/07/2029)	Registered and effective
China	ZL201920483600.6	A blood pressure detection and protection circuit	05/01/2020	Utility model	10 years from the application date (04/07/2029)	Registered and effective
China	ZL201920469376.5	Venting control circuit of blood pressure detecting device	05/01/2020	Utility model	10 years from the application date (04/07/2029)	Registered and effective
China	ZL201920465385.7	A blood pressure detection and inflation monitoring circuit	04/10/2020	Utility model	10 years from the application date (04/07/2029)	Registered and effective
China	ZL201920465410.1	Vascular detector velocity detection system	04/10/2020	Utility model	10 years from the application date (04/07/2029)	Registered and effective
China	ZL201920477145.9	Dual-mode blood flow detection device	05/19/2020	Utility model	10 years from the application date (04/07/2029)	Registered and effective
China	ZL201920463970.3	Ultrasonic blood flow detection probe and detection device	04/10/2020	Utility model	10 years from the application date (04/07/2029)	Registered and effective
China	ZL201920469378.4	Blood flow velocity detection system	04/10/2020	Utility model	10 years from the application date (04/07/2029)	Registered and effective
China	ZL201920465383.8	Blood flow and blood pressure detection device	04/10/2020	Utility model	10 years from the application date (04/07/2029)	Registered and effective
China	ZL201921080745.8	Refrigerated box for insulin injection pen	07/03/2020	Utility model	10 years from the application date (07/10/2029)	Registered and effective
China	ZL201921106499.9	Destroyer	08/25/2020	Utility model	10 years from the application date (07/14/2029)	Registered and effective
China	ZL201921107849.3	Multifunctional destroyer	08/25/2020	Utility model	10 years from the application date (07/14/2029)	Registered and effective
China	ZL201921105157.5	Cutting piece and destruction box	05/01/2020	Utility model	10 years from the application date (07/14/2029)	Registered and effective
China	ZL201921100489.4	Installation structure and shearing device	08/25/2020	Utility model	10 years from the application date (07/14/2029)	Registered and effective

China	ZL201922389378.6	Infrared detection equipment	10/16/2020	Utility model	10 years from the application date (12/24/2029)	Registered and effective
China	ZL202020332963.2	ABI detection device and blood vessel detection system	07/06/2021	Utility model	10 years from the application date (03/16/2030)	Registered and effective
China	ZL202121180789.5	Switching structure of infusion Tube	12/14/2021	Utility model	10 years from the application date (05/27/2031)	Registered and effective
China	ZL202120791704.0	Intelligent mobile disinfecting vehicles	12/14/2021	Utility model	10 years from the application date (04/15/2031)	Registered and effective
China	ZL 201430555956.9	Ultrasound doppler fetal heartbeat detector	08/05/2015	Appearance design	10 years from the application date (12/25/2024)	Registered and effective
China	ZL 201630029938.6	Ultrasonic vascular doppler detector (BV-660T)	06/29/2016	Appearance design	10 years from the application date (01/26/2026)	Registered and effective
China	ZL 201630029937.1	Feeding pump (BFP-10)	06/29/2016	Appearance design	10 years from the application date (01/26/2026)	Registered and effective
China	ZL 201630029940.3	Ultrasonic vascular doppler detector (BV-520P)	06/29/2016	Appearance design	10 years from the application date (01/26/2026)	Registered and effective
China	ZL 201630029941.8	Ultrasonic vascular doppler detector (BV-520T+)	07/06/2016	Appearance design	10 years from the application date (01/26/2026)	Registered and effective
China	ZL 201730673003.6	Blood transfusion warmer (BFW-1000 +)	07/31/2018	Appearance design	10 years from the application date (12/26/2027)	Registered and effective
China	ZL 201730673102.4	Vein finder (BVF-260)	07/06/2018	Appearance design	10 years from the application date (12/26/2027)	Registered and effective
China	ZL 201730673062.3	Ultrasound doppler fetal heartbeat detector (BF-500+)	07/06/2018	Appearance design	10 years from the application date (12/26/2027)	Registered and effective
China	ZL 201730673085.4	Ultrasound doppler fetal heartbeat detector (BF-610P)	07/06/2018	Appearance design	10 years from the application date (12/26/2027)	Registered and effective
China	ZL 201730673001.7	Ultrasound doppler fetal heartbeat detector (BF-560)	07/06/2018	Appearance design	10 years from the application date (12/26/2027)	Registered and effective
China	ZL 201730673023.3	Ultrasound doppler fetal heartbeat detector (BF-500D +)	07/06/2018	Appearance design	10 years from the application date (12/26/2027)	Registered and effective
China	ZL 201730673103.9	Vein finder (BVF-263)	07/06/2018	Appearance design	10 years from the application date (12/26/2027)	Registered and effective
China	ZL 201730673080.1	Ultrasound doppler fetal heartbeat detector (BF-500B)	07/06/2018	Appearance design	10 years from the application date (12/26/2027)	Registered and effective
China	ZL 201730672952.2	Ultrasound doppler fetal heartbeat detector (BF-600+)	07/06/2018	Appearance design	10 years from the application date (12/26/2027)	Registered and effective
China	ZL 201730672966.4	Ultrasound doppler fetal heartbeat detector (BF-530)	07/06/2018	Appearance design	10 years from the application date (12/26/2027)	Registered and effective
China	ZL 201730673107.7	Peripheral blood vessel detector (BV-660P)	07/31/2018	Appearance design	10 years from the application date (12/26/2027)	Registered and effective
China	ZL 201730673014.4	blood and infusion warmer (BFW-1020B)	09/04/2018	Appearance design	10 years from the application date (12/26/2027)	Registered and effective

China	ZL 201730673047.9	Destroyer (BD-320)	07/31/2018	Appearance design	10 years from the application date (12/26/2027)	Registered and effective
China	ZL 201730673097.7	Destroyer (BD-310)	07/31/2018	Appearance design	10 years from the application date (12/26/2027)	Registered and effective
China	ZL 201730673036.0	Destroyer (BD-300B)	07/31/2018	Appearance design	10 years from the application date (12/26/2027)	Registered and effective
China	ZL 201830087165.6	Multifunctional beauty instrument (BUC-88)	07/06/2018	Appearance design	10 years from the application date (03/08/2028)	Registered and effective
China	ZL201930014086.7	Ultrasound doppler blood flow pen probe	06/25/2019	Appearance design	years from the application date (01/09/2029)	Registered and effective
China	ZL201930414851.4	Multifunctional beauty instrument (BUC-88+)	01/21/2020	Appearance design	10 years from the application date (07/31/2029)	Registered and effective
China	ZL201930507425.5	Breast self-check mammography apparatus	05/19/2020	Appearance design	10 years from the application date (09/15/2029)	Registered and effective
China	ZL201930694663.1	Vascular disease detector (BVH-6688)	07/07/2020	Appearance design	10 years from the application date (12/11/2029)	Registered and effective
China	ZL202030088914.4	Medical infrared thermometer (BFT-866)	07/07/2020	Appearance design	10 years from the application date (03/16/2030)	Registered and effective
China	ZL202230498779.X	Infrared detection equipment	11/18/2022	Appearance design	15 years from the application date (08/01/2037)	Registered and effective
China	ZL202210418220.0	A warming infusion device with intelligent control module	07/12/2022	Invention design	20 years from the application date (04/19/2042)	Registered and effective
China	ZL201910277021.0	A ultra-sonic detection facility with blood flow examination function	10/03/2023	Invention design	20 years from the application date (04/07/2039)	Registered and effective
China	ZL201910277023.X	An ultrasonic detection circuit with analog-to-digital conversion function	04/08/2019	Invention design	20 years from the application date (04/07/2039)	Registered and effective
China	ZL201910277649.0	A blood flow blood pressure detection device	02/20/2024	Invention design	20 years from the application date (04/07/2039)	Registered and effective
China	ZL201910277009.X	Blood Flow Velocity Detection System	02/20/2024	Invention design	20 years from the application date (04/07/2039)	Registered and effective
China	ZL201910277666.4	An ultrasonic blood flow detection probe and detection device	02/20/2024	Invention design	20 years from the application date (04/07/2039)	Registered and effective
China	ZL201910276990.4	A dual-mode blood flow detection device	02/20/2024	Invention design	20 years from the application date (04/07/2039)	Registered and effective
China	ZL201910277650.3	A blood flow velocity detection system	03/22/2024	Invention design	20 years from the application date (04/07/2039)	Registered and effective
China	ZL201910277014.0	A deflation control circuit for a blood pressure testing device	05/14/2024	Invention design	20 years from the application date (04/07/2039)	Registered and effective
China	ZL202110135182.3	A customized data analyzing service platform and its method	09/13/2024	Invention design	20 years from the application date (01/31/2041)	Registered and effective
China	ZL202110135191.2	Data informatics guided healthcare measures platform business model and its predictive analysis methodology	09/13/2024	Invention design	20 years from the application date (01/31/2041)	Registered and effective

Copyrights

Set forth below is a detailed description of our registered copyrights:

Country	Copyright No.	Copyright Name	Copyright Publication Date	Copyright Type	Copyright Application Date	Copyright Status
China	2010SR032238	BV-620V Series Embedded Software for Ultrasonic Vascular Doppler Detector（(V2.03)	08/01/2008.	software copyright	07/02/2010	Registered and effective
China	2010SR032288	BV-520T Embedded Software for Ultrasound Doppler Flowmeter (V2.3)	04/01/2007	software copyright	07/02/2010	Registered and effective
China	2010SR032232	Doppler Ultrasound Fetal Heart Sound Meter BF-530 Embedded Software (V1.90)	03/01/2010	software copyright	07/02/2010	Registered and effective
China	2010SR032286	Ultrasound Doppler Fetal/Mother Monitor BFM-700/700+ Embedded Software (V2.1)	01/01/2008	software copyright	07/02/2010	Registered and effective
China	2010SR032240	Ultrasound Doppler Fetal/Maternal Monitor BFM-700PC Software (V1.0)	09/01/2008	software copyright	07/02/2010	Registered and effective
China	2010SR032290	Ultrasound Doppler Fetal/Mother Monitor BFM-700M Embedded Software (V2.2)	01/01/2008	software copyright	07/02/2010	Registered and effective
China	2010SR032285	Ultrasound Doppler Fetal Heart Sound Meter BF500D+ Embedded Software (V3.0)	12/01/2007	software copyright	07/02/2010	Registered and effective
China	2010SR032235	BF-500+/500++ Embedded Software for Ultrasound Doppler Fetal Heart Sound Meter (V1.0)	08/01/2002	software copyright	07/02/2010	Registered and effective
China	2012SR032646	BFW-1100 Blood Transfusion and Transfusion Warmer Central Monitoring System (V1.1)	12/01/2009	software copyright	04/25/2012	Registered and effective

China	2012SR032645	Blood and Infusion Warmer BFW-1020B Software (V1.24)	01/27/2012	software copyright	04/25/2012	Registered and effective
China	2013SR121371	Advanced Ultrasonic Vascular Doppler Detector System BV-650 Embedded Software (V1.00)	01/01/2013	software copyright	11/07/2013	Registered and effective
China	2013SR121373	Advanced Ultrasonic Vascular Doppler Detector System BV-650PC Software (V1.00)	06/01/2013	software copyright	11/07/2013	Registered and effective
China	2013SR128824	Ultrasound Doppler Fetal Heart Rate Monitor BF-518 Embedded Software (V1.0)	04/17/2013	software copyright	11/19/2013	Registered and effective
China	2013SR129369	Blood and Infusion Warmer BFW-1000+ Embedded Software (V1.31)	06/30/2013	software copyright	11/20/2013	Registered and effective
China	2014SR031036	Ultrasonic Vascular Doppler Detector BV-550 Software (V1.10)	04/27/2013	software copyright	03/14/2014	Registered and effective
China	2014SR085293	Vital Signs Monitor BSNT-100 Embedded Software (V1.10)	01/10/2014	software copyright	06/25/2014	Registered and effective
China	2014SR094165	BSNF-100 Embedded Software for Obstetrics Detector (V1.10)	10/10/2013	software copyright	07/09/2014	Registered and effective
China	2014SR159765	Doppler Ultrasound Fetal Heart Sound Meter BF-515 Embedded Software (V1.0)	08/01/2012	software copyright	10/24/2014	Registered and effective
China	2014SR159768	Incubator BFW-1050 Embedded Software (V1.08)	08/01/2012	software copyright	10/24/2014	Registered and effective
China	2017SR085304	BV-660T Embedded Software for Ultrasonic Vascular Doppler Detector (V2.21)	10/08/2016	software copyright	03/21/2017	Registered and effective
China	2017SR084835	Ultrasonic Vascular Doppler Detector BV-660T PC Software (V1.0)	10/08/2016	software copyright	03/21/2017	Registered and effective
China	2017SR727736	Ultrasonic Vascular Doppler Detector（BV-520P Embedded Software (V4.09)	06/30/2017	software copyright	12/25/2017	Registered and effective
China	2017SR727720	Ultrasonic Vascular Doppler Detector（BV-520T TFT Embedded Software (V4.01)	06/30/2017	software copyright	12/25/2017	Registered and effective
China	2017SR727728	Ultrasonic Vascular Doppler Detector（BV-520T+ Embedded Software (V1.01)	06/30/2017	software copyright	12/25/2017	Registered and effective
China	2017SR727712	BV-620P Embedded Software for Ultrasonic Vascular Doppler Detector (V4.09)	06/30/2017	software copyright	12/25/2017	Registered and effective
China	2017SR727693	Ultrasonic Vascular Doppler Detector BV-620 PC Software (V4.5)	07/30/2017	software copyright	12/25/2017	Registered and effective
China	2018SR303391	Doppler Ultrasound Fetal Heart Sound Meter BF-560 Embedded Software (V1.0)	07/30/2017	software copyright	05/04/2018	Registered and effective
China	2018SR448018	Ultrasound Doppler Fetal Monitor BFM-700E Embedded Software (V2.1)	07/30/2017	software copyright	06/13/2018	Registered and effective
China	2018SR468005	Feeding Pump BFP-10 Embedded Software (V1.0)	07/30/2017	software copyright	06/21/2018	Registered and effective
China	2018SR469363	Doppler Ultrasound Fetal Heart Sound Meter BF-600+ Embedded Software (V2.1)	07/30/2017	software copyright	06/21/2018	Registered and effective
China	2018SR469372	Doppler Ultrasound Fetal Heart Sound Meter BF-610P Embedded Software (V1.07)	07/30/2017	software copyright	06/21/2018	Registered and effective
China	2018SR469380	Ultrasound Doppler Fetal Monitor BFM-700E+ Embedded Software (V2.1)	07/30/2017	software copyright	06/21/2018	Registered and effective

China	2018SR469431	Doppler Ultrasound Fetal Heart Sound Meter BF-610 Embedded Software (V1.03)	07/30/2017	software copyright	06/21/2018	Registered and effective
China	2018SR470004	Doppler Ultrasound Fetal Heart Sound Meter BF-610M Embedded Software (V2.2)	07/30/2017	software copyright	06/21/2018	Registered and effective
China	2018SR470016	Embedded Software for Medical Incubator BFW-1050B (V1.4)	07/30/2017	software copyright	06/21/2018	Registered and effective
China	2018SR498460	Doppler Ultrasound Fetal Heart Sound Meter BF-500A Embedded Software (V1.0)	07/30/2017	software copyright	06/28/2018	Registered and effective
China	2018SR510564	Ultrasound Doppler Fetal Heartbeat Detector BF-500B Embedded Software (V1.0)	07/30/2017	software copyright	07/03/2018	Registered and effective
China	2018SR498464	BF-500D+ TFT Embedded Software for Doppler Ultrasound Fetal Heart Sound Meter (V1.0)	07/30/2017	software copyright	06/28/2018	Registered and effective
China	2018SR495502	Doppler Ultrasound Fetal Heart Sound Meter BF-510S Embedded Software (V2.0)	07/30/2017	software copyright	06/28/2018	Registered and effective
China	2018SR508685	Blood and infusion warmer BFW-1000 Embedded Software (V1.45)	07/30/2017	software copyright	07/03/2018	Registered and effective
China	2018SR509144	Digital ECG Machine ECG-213 Embedded Software (V1.1)	07/30/2017	software copyright	07/03/2018	Registered and effective
China	2018SR509086	Insulin Cold Box BIC-30 Embedded Software (V3.3)	07/30/2017	software copyright	07/03/2018	Registered and effective
China	2018SR498462	Doppler Ultrasound Fetal Heart Sound Meter BF-530 PC Software (V1.0)	07/30/2017	software copyright	06/28/2018	Registered and effective
China	2021SR1876517	Vascular Health Big Data Analysis Platform (V1.0)	N/A	software copyright	11/24/2021	Registered and effective
China	2021SR1876516	Angiopathy Android APP Software (V1.0)	N/A	software copyright	11/24/2021	Registered and effective
China	2023SR1322948	Ultrasound Doppler Blood Sensor BV-670 Embedded Software (V1.0)	N/A	software copyright	07/20/2023	Registered and effective
China	2023SR1331662	Infrared Breast Screener BVF-265 Embedded Software	N/A	software copyright	07/20/2023	Registered and effective
China	2024SR0293395	Ultrasound Doppler Blood Sensor BV-520ES Embedded Software (V1.0)	N/A	software copyright	06/30/2023	Registered and effective
China	2024SR0367087	Ultrasound Doppler Blood Sensor BV-670+ Embedded Software (V1.0)	N/A	software copyright	07/15/2023	Registered and effective
China	2024SR0379916	Ultrasound Doppler Blood Sensor BV-520E Embedded Software (V1.0)	N/A	software copyright	06/30/2023	Registered and effective

Insurance

The PRC operating entities provide social security insurance including pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan for their employees. The PRC operating entities do not carry any product liability or professional liability insurance. Even if the PRC operating entities purchase these kinds of insurance, the insurance may not fully protect them from the financial impact of defending against product liability or professional liability claims. The PRC operating entities have not purchased any property insurance and business disruption insurance. The PRC operating entities have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for them to have such insurance. See “Risk Factors — Risks Related to The PRC operating entities Business and Industry — The PRC operating entities are subject to product liability exposure. Any product liability claims or potential safety-related regulatory actions could damage our reputation and materially and adversely affect the PRC operating entities’ business, financial condition and results of operations.”

Legal Proceedings

The PRC operating entities are currently not a party to any material legal or administrative proceedings. From time to time, we and the PRC operating entities may be subject to various claims and legal actions arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our and the PRC operating entities’ resources, including the PRC operating entities’ management’s time and attention.

REGULATION

This section sets forth a summary of applicable laws, rules, regulations, government and industry policies and requirements that have a significant impact on our operations and business in China. This summary does not purport to be a complete description of all laws and regulations, which apply to our business and operations. Investors should note that the following summary is based on relevant laws and regulations in force as of the date of this prospectus, which may be subject to change.

Regulation Relating to Corporation and Foreign Investment

The establishment, operation and management of companies in China are mainly governed by the PRC Company Law, which was promulgated by the National People’s Congress on December 29, 1993 and came into effect on July 1, 1994. The PRC Company Law was subsequently amended on December 25, 1999, August 28, 2004, October 27, 2005, December 28, 2013, October 26, 2018, and December 29, 2023 (the latest revision became effective on July 1, 2024). The PRC Company Law generally governs two types of companies, namely limited liability companies and joint stock limited companies. Both types of companies have the status of legal persons, and the liability of shareholders of a limited liability company or a joint stock limited company is limited to the amount of registered capital they have contributed. The PRC Company Law shall also apply to foreign-invested companies in the form of a limited liability company or joint stock limited company. Where laws on foreign investment have other requirements, such requirements shall apply.

The Foreign Investment Law and the Implementing Regulations of the Foreign Investment Law provide that a system of pre-entry national treatment and “negative list” determinations shall be applied for the administration of foreign investment, where “pre-entry national treatment” means that the treatment given to foreign investors and their investments at market entry stage is no less favorable than that given to domestic investors and their investments, and “negative list” means the special administrative measures for foreign investment’s entry to specific fields or industries. Foreign investments in enterprises whose operations are not on the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with certain special requirements on shareholding and senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalogue of the specific industries, fields and regions in which foreign investors are encouraged and guided to invest according to the national economic and social development needs. The current industry entry clearance requirements governing investment activities in the PRC by foreign investors are set out in two categories, namely The Special Management Measures for the Entry of Foreign Investment (Negative List) (2024 version), or the 2024 Negative List, as promulgated on September 6, 2024 by the National Development and Reform Commission, or the NDRC, and the Ministry of Commerce, or the MOFCOM, and became effective on November 1, 2024, and the Encouraged Industry Catalogue for Foreign Investment (2022 version), as promulgated by the NDRC and the MOFCOM on October 26, 2022 and became effective on January 1, 2023. Industries not listed in these two catalogues are generally deemed “permitted” for foreign investment unless specifically restricted by other PRC laws.

In order to coincide with the implementation of the Foreign Investment Law (as defined below) and the Implementing Regulations of the Foreign Investment Law (as defined below), the MOFCOM and the SAMR promulgated the Measures for Reporting of Information on Foreign Investment on December 30, 2019, effective from January 1, 2020, which provides that foreign investors or foreign-invested enterprises shall submit investment information by submitting initial reports, change reports, deregistration reports, and annual reports through an enterprise registration system and a national enterprise credit information publicity system. The Announcement of the Ministry of Commerce [2019] No.62—Announcement on Matters Concerning the Reporting of Information on Foreign Investment promulgated by MOFCOM on December 31, 2019, and the Circular of the State Administration for Market Regulation on Effective Work on Registration of Foreign-invested Enterprises for the Implementation of the Foreign Investment Law promulgated by SAMR on December 28, 2019, further refine the related rules.

On March 15, 2019, the National People’s Congress, or the NPC, promulgated the Foreign Investment Law of the PRC, or the Foreign Investment Law, which became effective on January 1, 2020 and replaced the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The organization form and activities of foreign-invested enterprises shall be governed, among others, by the PRC Company Law and the PRC Partnership Enterprise Law. Foreign-invested enterprises established before the implementation of the Foreign Investment Law may maintain their original organization form and structure within five years after the implementation of the Foreign Investment Law. The Foreign Investment Law mainly provides for four forms of foreign investments: (a) establishment of a foreign invested enterprise within PRC by a foreign investor, individually or collectively with other investors; (b) acquisition of shares or equity interests in, asset interests of, or other like rights and interests of an enterprise within PRC by a foreign investor; (c) investments in a new project within the PRC by a foreign investor, individually or collectively with other investors, and (d) foreign investors’ investments in the PRC through any other methods under laws, administrative regulations, or provisions prescribed by the State Council of the PRC. The Foreign Investment Law does not address the concept and regulatory regime of VIE structures and uncertainties remain in relation to its interpretation and implementation.

On December 26, 2019, the State Council promulgated the Implementing Regulations of the Foreign Investment Law of the People’s Republic of China, or the Implementing Regulations of the Foreign Investment Law, which became effective on January 1, 2020. The Implementing Regulations of the Foreign Investment Law strictly implements the legislative principles and purpose of the Foreign Investment Law. It emphasizes promoting and protecting the foreign investment and refines the specific measures to be implemented. On the same day, the Supreme People’s Court issued an Interpretation on the Application of the Foreign Investment law of the PRC, effective as of January 1, 2020. This interpretation applies to all contractual disputes arising from the acquisition of the relevant rights and interests by a foreign investor by way of gift, division of property, merger of enterprises, division of enterprises.

Our WFOE, as a foreign invested entity, and HK Bestman, as a foreign investor, are required to comply with the information reporting requirements under the Foreign Investment Law the Implementing Rules and the Information Reporting Measures for Foreign Investment. As the date of this prospectus, both WFOE and HK Bestman have fully complied with the information reporting requirements and we are not aware of any other investigations, penalties or other proceedings in this regard.

Regulations Relating to Foreign Trade

On May 10, 2021, the Measures for the Record Registration of Foreign Trade Business Operators was promulgated by the Ministry of Commerce, which came into effect on the same day. The Measures for the Record Registration of Foreign Trade Business Operators, save as otherwise provided by laws and administrative regulations, provides that a foreign trade dealer engaged in the import or export of goods or technologies shall register with the authority responsible for foreign trade under the State Council of the PRC or its authorized entities. The PRC customs authority shall not process the declaration and clearance procedures for the imported or exported goods where a foreign trade operator fails to register as required. A registered foreign trade operator may act as other parties’ agent to handle foreign trade within its business scope. If any registered information of such trade operator changed, such trade operator shall go through the formalities of alteration within 30 days. Failure to complete such alternation procedure will result in automatic invalidation of the registration as a foreign trade operator.

Pursuant to the Customs Law of the PRC amended on April 29, 2021, where a consignee or consignor of import or export goods or a custom clearing enterprise go through the customs declaration procedures, they shall file for record with the customs authorities in accordance with the Administrative Provisions of the RPC Customs on Record-filing of Customs Declaration Entities and other relevant regulations.

As the date of this prospectus, our PRC operating entities engaging in the business of foreign trade have fully complied with such requirements by having obtained the Record Registration Form for Foreign Trade Business Operators and the Import and Export Commodity Consignee and Consigner Custom Declaration Registration.

Regulations Relating to Foreign Exchange and Dividend Distribution

Regulation on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in 2008. Under PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

In 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or Circular 59, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to Circular 59, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In 2013, SAFE specified that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. Instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

In March 2015, SAFE promulgated the Circular of the SAFE on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capital of foreign-invested enterprises nationwide. Circular 19 replaced both the Circular of SAFE on Issues Relating to the Improvement of Business Operations with Respect to the Administration of Foreign Exchange Capital Payment and Settlement of Foreign-invested Enterprises, or Circular 142, and the Circular of SAFE on Issues concerning the Pilot Reform of the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises in Certain Areas, or Circular 36. Circular 19 allows all foreign-invested enterprises established in the PRC to settle their foreign exchange capital on a discretionary basis according to the actual needs of their business operation, provides the procedures for foreign invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments and removes certain other restrictions that had been provided in Circular 142. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB funds converted from their foreign exchange capital for expenditure beyond their business scope and providing entrusted loans or repaying loans between non-financial enterprises. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective June 2016 and most recently amended on December 4, 2023, which reiterates some of the rules set forth in Circular 19. Circular 16 provides that discretionary foreign exchange settlement applies to foreign exchange capital, foreign debt offering proceeds and remitted foreign listing proceeds, and the corresponding RMB capital converted from foreign exchange may be used to extend loans to related parties or repay inter-company loans (including advances by third parties). However, there are substantial uncertainties with respect to the interpretation of Circular 16 and its implementation in practice. Circular 19 or Circular 16 may delay or limit us from using the proceeds of offshore offerings to make additional capital contributions to our mainland China subsidiary and any violations of these circulars could result in severe monetary or other penalties.

In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profits from domestic entities to offshore entities, including the requirement that (i) banks must check whether the transaction is genuine by reviewing board resolutions regarding profit distribution, original copies of tax filing records and audited financial statements, and (ii) domestic entities must retain income to account for previous years’ losses before remitting any profits. Moreover, pursuant to Circular 3, domestic entities must explain to the banks in detail the sources of capital and how the capital will be used, and provide board resolutions, contracts and other proof as a part of the registration procedure for outbound investment.

On October 23, 2019, SAFE issued Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross border Trade and Investment, or the Circular 28, which took effect on the same day and was last amended on December 4, 2023. Circular 28 allows non-investment foreign-invested enterprises to use their capital funds to make equity investments in China, provided that such investments do not violate the effective special entry management measures for foreign investment (negative list) and the target investment projects are genuine and in compliance with laws. Since Circular 28 was issued only recently, its interpretation and implementation in practice are still subject to substantial uncertainties.

In light of the recent flood of capital outflows of China due to the weakening RMB, the PRC government has imposed more restrictive foreign exchange policies and stepped up its scrutiny of major outbound capital movement, including overseas direct investments. More restrictions and substantial vetting process have been put in place by SAFE to regulate cross-border transactions under the capital account. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, while there are no current plans to pay dividends, in the event our board of directors decides to pay dividends to our shareholders, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the Ordinary Shares.

Regulations Relating to Dividend Distributions

According to the PRC Company Law and Foreign Investment Law, our mainland China subsidiary, as a foreign invested enterprise, or FIE, is required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, under the EIT Law, which became effective in January 2008 and was most recently amended on December 29, 2018, the maximum tax rate for the withholding tax imposed on dividend payments from PRC foreign invested companies to their overseas investors that are not regarded as a “resident” for tax purposes is 20%. The rate was reduced to 10% under the Implementing Regulations for the EIT Law issued by the State Council, effective since April 23, 2019. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, such as tax rate of 5% in the case of Hong Kong companies that hold at least 25% of an equity interest in the foreign-invested enterprise, and certain requirements specified by PRC tax authorities are satisfied.

Regulations relating to Outbound Direct Investment

On December 26, 2017, the National Development and Reform Commission promulgated the Administrative Measures for the Outbound Investment of Enterprises, or NDRC Order No.11, which took effect on March 1, 2018. According to NDRC Order No.11, non-sensitive overseas investment projects are required to make record filings with the NDRC or the local branch of the NDRC. On September 6, 2014, MOFCOM promulgated the Administrative Measures on Overseas Investments, which took effect on October 6, 2014. According to such regulations, overseas investments of PRC enterprises that involve non-sensitive countries and regions and non-sensitive industries must make record filings with MOFCOM or a local branch of MOFCOM. The Notice of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment was issued by SAFE on November 19, 2012 and last amended on December 30, 2019, under which PRC enterprises must register for overseas direct investment with local banks. The shareholders or beneficial owners who are PRC operating entities are required to be in compliance with the related overseas investment regulations. If such shareholder or beneficial owners fail to complete the filings or registrations required by overseas direct investment regulations, the relevant authority may order them to suspend or cease the implementation of such investment and make corrections within a specified time, and penalties may be imposed by the relevant PRC authorities.

Regulation on Foreign Exchange Registration of Overseas Investment by PRC Residents

In 2014, SAFE issued the SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, replacing the SAFE Circular on Issues Concerning the Regulation of Foreign Exchange in Equity Finance and Return Investments by Domestic Residents through Offshore Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles by PRC residents or entities to seek offshore investment and financing or to conduct round trip investment in China. Under SAFE Circular 37, a “special purpose vehicle” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in China by PRC residents or entities through special purpose vehicles, namely, establishing foreign-invested enterprises to obtain ownership, control rights and management rights. SAFE Circular 37 provides that, before making a contribution into a special purpose vehicle, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch.

In 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment. This notice has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to special purpose vehicles but had not registered as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the special purpose vehicles with qualified banks. An amendment to the registration is required if there is a material change with respect to the special purpose vehicle registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentations or failing to disclose the control of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

We have requested PRC residents who we know hold a direct or indirect interest in the Company to make the necessary applications, filings and registrations as required under SAFE Circular 37, and we have confirmed that all of these shareholders have completed the initial foreign exchange registrations with relevant banks. We cannot assure you, however, that all of these individuals may continue to make the required filings or updates in a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding a direct or indirect interest in our Company. Any failure or inability by such individuals to comply with SAFE regulations may subject us to fines or legal sanctions, restrict our cross-border investment activities, and limit our WFOE’s ability to distribute dividends to us.

Regulations Relating to Overseas Listings and M&A

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or the CSRC, adopted the Regulations on Mergers of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. Foreign investors shall comply with the M&A Rules when they purchase equity interests of a domestic company or subscribe in the increased capital of a domestic company, thus changing the nature of the domestic company into a foreign-invested enterprise; or when the foreign investors establish a foreign-invested enterprise in the PRC, purchase the assets of a domestic company and operate the assets; or when the foreign investors purchase the asset of a domestic company, establish a foreign-invested enterprise by injecting such assets and operate the assets. The M&A Rules purport, among other things, to require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding applications for approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. Although (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (ii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules, the interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether we could obtain such approval. Any failure to obtain CSRC approval for this offering within the prescribed timeframe would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011, in effect as of March 4, 2011, and the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by MOFCOM on August 25, 2011, in effect as of September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; if a domestic company fails to complete the filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for an initial public offering in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that (1) on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements; and (3) the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with contractual arrangements which duly meet the compliance requirements, and support the development and growth of these companies. Based on the foregoing, since we did not obtain the approvals from the SEC and Nasdaq for this offering and listing prior to March 31, 2023, the effective date of the Trial Measures, we are required to complete necessary filing procedures with the CSRC pursuant to the Trial Measures. We have submitted the application with the CSRC for this offering, as required by the Trial Measures. The filing application is currently under CSRC’s review and we have not yet received CSRC’s approval, as of the date of this prospectus. This offering is contingent upon the approval from the CSRC.

On February 24, 2023, the CSRC revised the Archives Rules issued in 2009. The revised Archives Rules came into effect on March 31, 2023. In the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests. Where a domestic company provides or publicly discloses to the relevant securities companies, securities service institutions, overseas regulatory authorities and other entities and individuals, or provides or publicly discloses through its overseas listing entity, any document or material involving any state secret or any work secret of any governmental agency, it shall report to the competent authority for approval in accordance with the law, and submit to the secrecy administration department for filing. Securities companies and securities service organizations shall comply with the confidentiality and archive management requirements, and keep the documents and materials properly. Securities companies and securities service institutions that provide domestic enterprises with relevant securities services for overseas issuance and listing of securities shall keep the working papers they compile (such as the records of working plan and procedure, evidence and supporting materials related to the services which are obtained and prepared by the aforementioned service providers) within the territory of the PRC. If such working papers need to be taken abroad, approval shall be obtained in accordance with relevant provisions.

Regulations Relating to Medical Devices

Regulation and Classification of Medical Devices

Pursuant to the Regulations on the Supervision and Administration of Medical Devices promulgated on January 4, 2000, effective on April 1, 2000, amended by the State Council on March 7, 2014, May 4, 2017 and February 9, 2021, and effective on June 1, 2021 (“Regulation on Supervision and Administration of Medical Devices”), the Food and Drug Administration of the State Council shall be responsible for the national administration and supervision of medical devices of the PRC and its local counterparts shall take charge of the local administration and supervision of medical devices of the PRC.

Under this regulation, medical devices have been classified into three categories based on the degree of risk. Class I medical devices refer to those devices with low level of risks and whose safety and effectiveness can be ensured through routine administration. Class II medical devices refers to those devices with moderate risks that must be strictly controlled and regulated to ensure their safety and effectiveness. Class III medical devices refers to those devices with relatively high risks that must be strictly controlled and regulated through special measures to ensure their safety and effectiveness.

The products the PRC operating entities currently manufacture and sell include Class I and Class II medical devices.

Registration and Filings of Medical Devices

Pursuant to the Regulations on the Supervision and Administration of Medical Devices and the Administrative Measures for the Registration and Record Filing of Medical Devices promulgated by SAMR on August 26, 2021 and in effect as of October 1, 2021, Class I medical devices are subject to filing administration, and Class II and Class III medical devices are subject to pre-approval registration administration. A registration certificate for Class II and Class III medical devices are issued upon approval, which is valid for five years and may be renewed six months prior to its expiration date.

Clinical trials are not required for the filing of the Class I medical devices, but are necessary for the registration of Class II and Class III medical device with certain exceptions.

Production License for Medical Devices

Pursuant to the Regulations on the Supervision and Administration of Medical Devices and the Measures for the Supervision and Administration of Medical Device Manufacture promulgated on July 30, 2014, as amended on November 17, 2017 and March 10, 2022, and came into effect as of May 1, 2022, manufacturers engaged in the manufacturing of Class I medical devices are subject to production filing administration and receive production filing certificates upon satisfaction of filing requirements; while those engaged in the manufacturing of Class II and Class III medical devices are subject to pre-approval licensing administration and receive medical device production licenses upon receipt of approval for licensing. A medical device production license is valid for five years and may be renewed 30 to 90 business days prior to its expiration date.

In addition, a manufacturer of medical devices shall satisfy the following conditions:

(1)	possessing production sites, environmental conditions, production equipment and professional technicians that are suitable for such medical device produced;

(2)	possessing organizations or professional examination staff and examination equipment that carry out quality examination for such medical device produced;

(3)	formulating a management system which ensures the quality of such medical device;

(4)	having capability of after-sale services that is suitable for such medical device produced; and

(5)	satisfying the requirements as prescribed in production R&D and production technique documents.

The PRC operating entities endeavor to stay in compliance with such laws and regulations, we cannot assure you that the PRC operating entities comply with all relevant laws and regulations at all times. Any such failure may have a material and adverse effect on our business, financial condition and results of operations.

Production and Quality Management of Medical Devices

Pursuant to the Measures for the Supervision and Administration of Medical Device Manufacture promulgated on July 20, 2004 and as amended on July 30, 2014, November 17, 2017 and March 10, 2022, and came into effect as of May 1, 2022, and the Standards on Production and Quality Management of Medical Devices promulgated by the CFDA on December 29, 2014 and in effect as of March 1, 2015, an enterprise engaged in the production of medical devices shall establish and effectively maintain a quality control system in accordance to the requirements of the Standards on Production and Quality Management of Medical Devices. The enterprise engaged in the production of medical devices shall regularly conduct comprehensive self-inspection on the operation of quality management system and submit this report to the local food and drug supervision and administration authorities before the end of every year. The enterprise shall also establish its procurement control procedures and assess its suppliers by establishing an examination system to ensure the purchased products are in compliance with the statutory requirements. The enterprise shall apply risk management to the whole process of design and development, production, sales and after-sale services.

Pursuant to the Notice of Four Guidelines including On-site Inspection Guidelines for the standards on Production and Quality Management of Medical Devices promulgated by the CFDA and in effect as of September 25, 2015, during the course of on-site verification of the registration of medical devices and on-site inspections of production licenses (including change production license), the inspection team shall, in accordance with the guidelines, issue recommended conclusions for on-site inspections, which shall be divided into “Passed,” “Failed” and “Reassessment after rectification.” During the supervision and inspection, if it is found that the requirements of the key items or ordinary items that may have direct impact on product quality are not satisfied, the enterprise shall suspend production and go through rectification. If it is found that the requirements of the ordinary items are not satisfied, and it does not directly affect product quality, the enterprise shall rectify such deficiency in a prescribed time. The regulatory authorities will examine and verify the recommended conclusions and on-site inspection materials submitted by the inspection group, and issue the final inspection results.

The inspection team has conducted several on-site inspections on our standards of production and quality management of medical devices during the track record period, the recommended conclusions issued by the inspection team were either “Passed” or satisfied “Reassessment after rectification” within the prescribed period and submitted to the inspection team.

On January 9, 2018 and September 6, 2021, Shenzhen Bestman was fined RMB30,000 (approximately $4,661) and RMB35,000 (approximately $5,462), respectively, by the Shenzhen Administration for Market Regulation, for producing medical devices that did not fully meet quality standard requirements. In December 2018, Shenzhen Bestman was ordered by the Guangdong Provincial Drug Administration to stop production for rectification between December 2018 and February 2019, due to non-compliance with medical device quality specifications, and was fined RMB30,000 (approximately $4,661) by the Shenzhen Administration for Market Regulation for conducting manufacturing activities of medical devices during the above period. As of the date of the prospectus, Shenzhen Bestman has paid the monetary penalties and taken necessary measures to rectify the defects that occurred during the production of their products, including updating the internal management procedures. In addition, Shenzhen Bestman voluntarily recalled certain medical devices they manufactured because of quality control concerns. As of the date of the prospectus, the PRC operating entities are not aware of any other investigations, prosecutions, disputes, claims or other proceedings in respect of quality issues, nor have the PRC operating entities been penalized additionally or can foresee any penalty to be made by any related PRC government authorities.

Good Clinical Practice for Medical Devices

On March 1, 2016, the CFDA and the National Health and Family Planning Commission jointly promulgated the Good Clinical Practice for Medical Devices, which was amended on March 24, 2022, and became effective on May 1, 2022. The regulations include full procedures for clinical trials of medical devices, including, among others, the protocol design, conduction, monitoring, verification, inspection, and data collection, recording, analysis and conclusion and reporting procedure of a clinical trial.

For conducting clinical trials of medical devices, an applicant shall organize to formulate scientific and reasonable clinical trial protocol based on the categories, risks and intended use of the medical devices for the clinical study. The applicant shall be responsible for the development and maintenance of the researcher’s manual, clinical trial protocol, informed consent form, case report form, relevant standard operating procedures and other relevant documents, and shall be responsible for organizing necessary training for the clinical trials. The applicant shall select the clinical trial institutions and its researchers from the qualified medical device clinical trial institutions according to the characteristics of the medical devices to be used in the clinical study.

As an applicant for clinical trials of medical devices, we are responsible for initiating, applying, organizing and monitoring such clinical trials, and are responsible for the authenticity and reliability of the clinical trials.

Operation License for Medical Device

Pursuant to the Regulations on the Supervision and Administration of Medical Devices and the Measures on Supervision and Administration of Business Operations of Medical Devices, promulgated on July 30, 2014 and in effect as of May 1, 2022 (amended and in effect as of November 17, 2017), filing and licensing are not required for the operation of Class I medical devices. Operators engaged in the operation of Class II medical devices are subject to filing administration and will receive a medical device operation filing certificate upon the satisfaction of filing requirements, while operators engaged in the operation of Class III medical devices are subject to pre-approval licensing administration and will receive a medical device operation license upon receipt of approval for licensing. A medical device operation license is valid for five years and may be renewed six months prior to its expiration date.

To engage in business operations of medical devices, the following requirements shall be met by enterprises:

(1)	having a quality control institution or staff corresponding to the business scope and scale, and the staff shall have relevant education or professional titles certified by the state;

(2)	having operation and storage premises corresponding to the business scope and scale;

(3)	having storage conditions corresponding to the business scope and scale; warehouses are not required if all storage is commissioned to other operators of medical devices;

(4)	having a quality control system corresponding to the medical devices concerned; and

(5)	possessing the capability of professional guidance, technical training and after-sale service corresponding to the medical devices it operates; or it has come into an agreement on technical support with a relevant institution.

An enterprise to be engaged in business operations of Class III medical devices shall also have a computerized information management system compliant with quality standards to ensure traceability of products. An enterprise to be engaged in business operations of Class I or Class II medical devices is encouraged (but is not legally required) to set up such a system.

Special Procedures for Examination and Approval of Innovative Medical Devices

On October 2017, the General Office of the CPC Central Committee and the General Office of the State Council issued the Opinions on Deepening the Reform of the Evaluation and Approval Systems and Encouraging Innovation on Drugs and Medical Devices, or the Opinions, which aim to encourage the innovation for medical devices.

Pursuant to the Opinions, the priority review and approval will be applicable to innovative medical devices supported by the National Science and Technology Major Projects and the National Key R&D Program of China, and the clinical trials of which having been conducted by the National Clinical Research Center, and approved by the management department of National Clinical Research Center. Pursuant to the Special Procedures for Examination and Approval of Innovative Medical Devices which were promulgated by the NMPA on November 2, 2018 and in effect as of December 1, 2018, special procedures shall be applicable to the examination and approval for medical devices in the following circumstances:

(1)	if the applicant legally owns the invention patent of the core technology of the product through its technological innovation activities in the PRC, or legally obtained the invention patent or the right of use thereof through transfer in the PRC, and that the interval between the date of application for the special examination and approval of innovative medical devices to the date of authorized publication should not exceed five years; or the patent administration department of the State Council has disclosed the application for the invention patent of the core technology and the Patent Search and Consultation Center of the National Intellectual Property Administration of the PRC has issued the patent search report setting out the novelty and innovation of the core technology solution of the product;

(2)	the applicant has developed the prototype product and completed the preliminary research under a true and controllable process that generated complete and traceable data; and

(3)	the product has a major working mechanism or mechanism of action which is the first of its kind in the PRC, has fundamental improvement in product performance or safety compared with similar products, is of an internationally leading standard in terms of techniques and has significant clinical value. The Center for Medical Device Evaluation of the NMPA will give priority to the innovative medical devices in their technical review upon receiving the registration application, after which the NMPA will give priority to the product in its administrative approval.

Advertisements of Medical Devices

Pursuant to the Regulations on Tentative Measures for the Censorship of Advertisement for Drugs, Medical Devices, Dietary Supplements, Food Formula for Special Medical Purpose promulgated by SAMR on December 24, 2019 and in effect as of March 1, 2020, the State Administration for Market Regulation is responsible for organizing and guiding the review of advertisements for drugs, medical devices, health foods and formula foods for special medical purposes. The administration for market regulation and drug administration (hereinafter referred to as the “advertisement review authorities”) of all provinces, autonomous regions and centrally administered municipalities shall be responsible for the review of advertisements for drugs, medical devices, health food and formula food for special medical purposes, and may entrust other administrative authorities to implement review of advertisements pursuant to the law.

The validity period of the advertisement approval number for drugs, medical devices, health food and formula food for special medical purposes shall be consistent with the shortest validity period of the product registration certificate, filing certificate or production license. If no valid period is prescribed in the product registration certificate, filing certificate or production license, the valid period of the advertisement approval number shall be two years.

Advertisements for drugs, medical devices, health food and formula food for special medical purposes shall be true and legitimate and shall not contain any false or misleading contents. Advertisers shall be responsible for the veracity and legitimacy of the contents of advertisements for drugs, medical devices, health food and formula food for special medical purposes. As of the date of this prospectus, we believe our medical devices advertisements are in compliance with the aforesaid regulations, and we are not aware of any investigations, penalties or other proceedings in this regard. However, the enforcement of such regulations is subject to the discretion of the advertisement review authorities, we cannot assure you that we will be able to meet these requirements on a timely basis, or at all.

National Medical Insurance Program

The national medical insurance program was adopted pursuant to the Decision of the State Council on the Establishment of the Urban Employee Basic Medical Insurance Program issued by the State Council on December 14, 1998, under which all employers in cities are required to enroll their employees in the Urban Employee Basic Medical Insurance Program and the insurance premium is jointly contributed by the employers and employees. Pursuant to the Opinions on the Establishment of the New Rural Cooperative Medical System forwarded by the General Office of the State Council on January 16, 2003, China launched the New Rural Cooperative Medical System to provide medical insurance for rural residents in selected areas which has since spread to the whole nation. The State Council promulgated the Guiding Opinions of the State Council about the Pilot Urban Resident Basic Medical Insurance on July 10, 2007, under which urban residents of the pilot district, rather than urban employees, may voluntarily join Urban Resident Basic Medical Insurance. In 2015, the PRC government announced the Outline for the Planning of the National Medical and Health Service System (2015-2020), which aims to establish a basic medical and health care system that covers both rural and urban citizens by 2020. On January 3, 2016, the State Council issued the Opinions on Integrating the Basic Medical Insurance Systems for Urban and Rural Residents to integrate the Urban Resident Basic Medical Insurance and the New Rural Cooperative Medical System and the establishment of a unified Basic Medical Insurance for Urban and Rural Residents, which will cover all urban and rural non-working residents expect for rural migrant workers and persons in flexible employment arrangements who participate in the basic medical insurance for urban employees.

With regard to reimbursement for medical devices and diagnostic tests, the Notice of Opinion on the Diagnosis and Treatment Management, Scope and Payment Standards of Medical Service Facilities Covered by the National Urban Employees Basic Medical Insurance Scheme (Lao She Bu Fa [1999] No. 22) prescribes the coverage of diagnostic and treatment devices and diagnostic tests where part of the fees is paid through the basic medical insurance scheme. It also includes a negative list that precludes certain devices and medical services from governmental reimbursement. Detailed reimbursement coverage and rate for medical devices and medical services (including diagnostic tests and kits) are subject to each province’s local policies.

Export Registration

Pursuant to Measures for the Supervision and Administration of Medical Device Manufacture promulgated by the CFDA and amended on November 17, 2017 and March 10, 2022, and came into effect as of May 1, 2022, CFDA, in accordance with the spirit of the Notice of Guo Ban Fa [94] No. 66 of the State Council, conducts inspections of safety and legality of the exported products manufactured by domestic enterprises, grants legitimate production license in China (if these products are sold within Chinese territory) and files the relevant product information by its branches at the level of a districted city for recordation. In accordance with international practice, the quality of exported medical devices is mainly supervised by the importing countries. However, some importing countries/regions may require exporting enterprises to provide Medical Device Product Export Sales Certificates issued by the CFDA. Pursuant to Announcement on Issuing the Provisions on the Administration of Medical Device Product Export Sales Certificates, promulgated by the CFDA and effective on September 1, 2015, such exporting enterprises may apply to the provincial departments of the CFDA at the places where enterprises are located for Medical Device Product Export Sales Certificates.

The predicate for obtaining Medical Device Product Export Sales Certificates is that the relevant production enterprises have obtained medical device product registration certificates and production licenses or have undergone the formalities for recordation and production recordation of medical device products in China. The valid period of Medical Device Product Export Sales Certificates, except being specified for one-time use, shall not expire after the earliest deadline of any certificate among various certificates submitted by the enterprise amid the application materials, and shall be no longer than two years. Where the relevant materials submitted by an enterprise change, the enterprise shall report to the certificate issuing department in a timely manner. Where the relevant materials change, or the Medical Device Product Export Sales Certificate still needs to be used after its expiration, the enterprise shall apply for a new Medical Device Product Export Sales Certificate. Where the CFDA find that any relevant enterprises fail to meet the requirements of relevant regulations on production, they shall downgrade the credit ratings of such enterprises to lower levels, or, when any enterprises are considered to be failing to, or may no longer, meet the requirements for issuance of certificates, or the relevant materials submitted by the enterprises change, the provincial CFDA departments shall notify the relevant information in a timely manner.

Two-invoice System

According to the Notice of Publishing Opinions on Implementing Two-invoice System in Drug Procurement Among Public Medical Institutions (For Trial Implementation), which was issued on December 26, 2016, the “two-invoice system” refers to the system that requires one invoice to be issued from pharmaceutical manufacturers to pharmaceutical distributors and the other invoice to be issued from pharmaceutical distributors to medical institutions. The wholly owned or holding commercial company (only one commercial company is permitted in the whole country) or the domestic general agent for overseas drugs (only one domestic agent is permitted in the whole country) established by a pharmaceutical manufacturer or a group enterprise integrating science, industry and trade may be regarded as a manufacturer. The allocation of drugs between a pharmaceutical distribution group enterprise and its wholly owned (holding) subsidiaries or among its wholly-owned (holding) subsidiaries may not be regarded as a process for which an invoice should be issued, but one invoice is allowed to be issued at most.

Currently, some provinces in the PRC have formulated relevant rules and regulations to implement the “two-invoice system” in the field of medical consumables, for instance, the Notice on the Sharing of Transparent Procurement Results of Medical Devices (Medical Consumables) across the Province promulgated by the Fujian Provincial Medical Security Management Committee Office in July 2018, the Notice on Further Promoting the “Two Invoice System” on Medicines and Medical Consumables issued by eight local government departments of Shaanxi Province including Deepen Medical and Healthcare System Reform Leading Group Office of Shaanxi Province in July 2018, and the Opinions on Implementation of the “Two Invoice System” in Medical Consumables Procurement by Public Medical Institutions in Anhui Province (for Trial Implementation) issued by five local government departments of Anhui Province including Food and Drug Administration of Anhui Province in November 2017.

Regulation relating to Disinfection Products

On December 26, 2017, the National Health and Family Planning Commission promulgated the Administrative Measures for Disinfection. According to the Administrative Measures for Disinfection, the production of disinfection products shall comply with the relevant specifications, standards and rules. An enterprise producing disinfectants, disinfecting apparatuses, and sanitary articles shall, after obtaining the business license issued by the administration for market regulation, also obtain the hygiene permit issued by the provincial health and family planning authority at the place where it is located before engaging in the production of disinfection products. Where an entity engaged in the production or operation of disinfection products violates the regulation, the authority shall order such entity to make corrections within a prescribed time and may impose fines for such violation. As of the date of this prospectus, Shenzhen Bestman has obtained the hygiene license for enterprises producing disinfection products and has received no notice or order to make corrections.

Regulation relating to Internet Information Services and Internet Drug Information Service

On September 25, 2000, the State Council promulgated the Measures for the Administration of Internet Information Services, or the ICP Measures, as amended on January 8, 2011. Under the ICP Measures, internet information services are categorized into commercial internet information services and non-commercial internet information services. The operators of non-commercial internet information services must file with relevant governmental authorities and operators of commercial internet information services in China must obtain an ICP license from the relevant governmental authorities. Further, the provision of particular information services, such as healthcare, medicine and medical advice must also comply with relevant laws and regulations and obtain approval from competent governmental authorities.

On November 17, 2017, the National Food and Drug Administration published the Administrative Measures on Internet Drug Information Services, or the Internet Drug Information Services Measures. The Internet Drug Information Services Measures apply to any activity of providing online users with drug (including medical devices) information through the internet. Internet drug information services are divided into two categories: commercial purpose and non-commercial purpose. The commercial internet drug information service refers to the activities which provide online users with paid drug information and other services through the internet, while the non-commercial internet drug information service refers to the activities which provide online users with public and shared drug information and other services through the internet for free. The internet drug information is required to be scientifically accurate and in compliance with the laws and regulations governing drug and medical device administration. A company must obtain an Internet Drug Information Services Certificate before engaging in the regulated activity. In the case of any engagement in internet drug information services without obtaining or making use of the Internet Drug Information Services Certificate beyond the period of validity thereof, a warning may be issued and the parties concerned may be ordered to suspend from engaging in any internet drug information service.

As of the date of this prospectus, we have obtained two Internet Drug Information Service Certificates for the websites we use to promote our products. However, historically Shenzhen Bestman did not file a record with relevant governmental authorities regarding its provision of certain non-commercial information services through a mobile application program “Bestman.” Although this mobile application program has been removed from the app store and Shenzhen Bestman has terminated the operations at its own option, we cannot assure you that Shenzhen Bestman has complied with all the laws and regulations in this regard.

Regulations Relating to Customer Rights Protection

The PRC Customer Rights and Interests Protection Law, or Customer Protection Law, as amended on October 25, 2013 and effective on March 15, 2014, sets out the obligations of business operators and the rights and interests of the customers. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide customers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity of the commodities. Failure to comply with the Customer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, exchange of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties if business operators commit crimes by infringing the legitimate rights and interests of customers.

Regulations Relating to Leasing

Pursuant to the Law on Administration of Urban Real Estate, when leasing premises, the lessor and lessee are required to enter into a written lease contract, containing such provisions as the leasing term, use of the premises, rental and repair liabilities, and other rights and obligations of both parties.

According to the Civil Code of PRC, which took effect from January 1, 2021, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease agreement if the lessee subleases the premises without the prior consent of the lessor. As of the date of this prospectus, we are not aware of any claim or challenge brought by any third parties concerning the use of the PRC operating entities leased properties without obtaining proper ownership proof.

Pursuant to the Administrative Measures for Commodity Housing Tenancy issued by the Ministry of Housing and Urban-Rural Development on December 1, 2010 and in effect as of February 1, 2011, the parties concerned to a housing tenancy shall go through the housing tenancy registration formalities with the competent construction (real estate) departments of the municipalities directly under the central government, cities and counties where the housing is located within 30 days after the housing tenancy contract is signed. The PRC operating entities lease real properties from third parties primarily for their production facilities and offices in China, and such lease agreements for these properties were not registered with the PRC governmental authorities in time as required by PRC law. Although the failure to do so does not in itself invalidate the leases, the PRC operating entities may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, the PRC operating entities may be subject to fines imposed by PRC government authorities ranging from RMB1,000 (approximately US$144.20) and RMB10,000 (approximately US$1,442) for each lease agreement that has not been registered with the relevant PRC governmental authorities. As of the date of this prospectus, Shenzhen Bestman has completed the registration of the lease agreements for the leased properties with the competent PRC governmental authorities.

Regulations Relating to Intellectual Property

China has adopted comprehensive legislation governing intellectual property rights, including trademarks and copyrights. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization (WTO) in December 2001. In terms of international conventions, China has entered into (including, but not limited to) the Agreement on Trade-Related Aspects of Intellectual Property Rights, the Paris Convention for the Protection of Industrial Property, the Madrid Agreement Concerning the International Registration of Marks and the Patent Cooperation Treaty.

Patents

According to the Patent Law of the PRC promulgated by the Standing Committee of the National People’s Congress on March 12,1984 with the current effective version in effect as of June 1, 2021, and the Implementation Rules of the Patent Law of the PRC, which was promulgated by the State Council in June 2001 and last amended in December 2023, there are three types of patents in the PRC: invention patents, utility model patents and design patents. The protection period is 20 years for an invention patent, 10 years for a utility model patent and 15 years for a design patent, which terms commence from their respective application dates. The Chinese patent system adopts a “first-to-file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. To be patentable, invention or utility models must meet three criteria demonstrating: novelty, inventiveness and practicability. A third party must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use constitutes an infringement of the patent rights. Any individual or entity that utilizes a patent or conducts any other activities that infringe upon a patent without prior authorization of the patent holder shall pay compensation to the patent holder and is subject to a fine imposed by relevant administrative authorities and, if constituting a crime, shall be held criminally liable in accordance with the law. According to the Patent Law of the PRC, any organization or individual that applies for a patent in a foreign country for an invention or utility model patent established in China is required to report to the National Intellectual Property Administration, or the NIPA, for confidentiality examination.

Copyright

Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, promulgated in September 1990, implemented in June 1991, amended in October 2001, February 2010 and November 2020, and effective on June 1, 2021, the term of protection for copyrighted software is 50 years. The Regulation on the Protection of the Right to Communicate Works to the Public over Information Networks, as most recently amended on January 30, 2013, provides specific rules on fair use, statutory license, and a safe harbor for use of copyrights and copyright management technology and specifies the liabilities of various entities for violations, including copyright holders, libraries and internet service providers.

Trademark

According to the Trademark Law of the People’s Republic of China, promulgated by the SCNPC in August 1982, and last amended in April 2019, the period of validity for a registered trademark is ten years, commencing on the date of registration. The registrant shall go through the formalities for renewal within twelve months prior to the expiry date of the trademark if continued use is intended. Where the registrant fails to do so, a grace period of six months may be granted. The validity period for each renewal of registration is ten years, commencing on the day immediately after the expiry of the preceding period of validity for the trademark. In the absence of a renewal upon expiry, the registered trademark shall be cancelled. Industrial and commercial administrative authorities have the authority to investigate any behavior that infringes the exclusive right under a registered trademark in accordance with the law. In case of a suspected criminal offense, the case shall be timely referred to a judicial authority and decided according to the law.

Domain Names

Domain names are protected under the Administrative Measures on the Internet Domain Names, which was promulgated by the Ministry of Industry and Information Technology in August 2017, and the Implementing Rules on Registration of National Top-level Domain Names, which were promulgated by China Internet Network Information Center in and came into effect in June 2019. The Ministry of Industry and Information Technology, or the MIIT, is the main regulatory body responsible for the administration of PRC internet domain names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and the applicants become domain name holders upon successful registration. The MIIT released the Circular on Regulating the Use of Domain Names in Internet Information Services on November 27, 2017, effective from January 1, 2018, which provides that the domain names used by the internet information service provider in providing internet information services shall be registered and owned by such internet information service provider, and if the internet information service provider is a legal entity, the domain name registrant shall be the legal entity (or any of its shareholders), or its principal or senior manager.

Trade Secrets

According to the PRC Anti-Unfair Competition Law, which was promulgated by the Standing Committee of the NPC in September 1993 and last amended in April 2019, the term “trade secrets” refers to technical and business information that is unknown to the public, has utility, may create business interests or profits for its legal owners or holders, and is maintained as a secret by its legal owners or holders. Under the PRC Anti-Unfair Competition Law, business persons are prohibited from infringing others’ trade secrets by: (1) obtaining the trade secrets from the legal owners or holders by any unfair methods such as theft, bribery, fraud, coercion, electronic intrusion, or any other illicit means; (2) disclosing, using or permitting others to use the trade secrets obtained illegally under item (1) above; (3) disclosing, using or permitting others to use the trade secrets, in violation of any contractual agreements or any requirements of the legal owners or holders to keep such trade secrets in confidence; or (4) instigating, inducing or assisting others to violate a confidentiality obligation or to violate a legal holder’s requirements on keeping confidentiality of trade secrets, disclosing, using or permitting others to use the trade secrets of such holder. If a third party knows or should have known of the above-mentioned illegal conduct but nevertheless obtains, uses or discloses trade secrets of others, the third party may be deemed to have committed a misappropriation of the others’ trade secrets. The parties whose trade secrets are being misappropriated may petition for administrative corrections, and regulatory authorities may stop any illegal activities and fine infringing parties.

Regulations Relating to Labor

Labor Law and Labor Contract Law

The Labor Law of the PRC, or the Labor Law, and its implementation rules provide that enterprises and institutions must establish and improve work safety and health system, strictly enforce national regulations and standards on work safety and health, and carry out work safety and health education for workers. Under such laws and rules, safety and health facilities shall meet national standards. Enterprises and institutions shall provide workers with safe and healthy conditions meeting national rules and standards on labor protection.

The Labor Contract Law of the PRC, or the Labor Contract Law, and its implementation rules provide requirements concerning employment contracts between an employer and its employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the one-month anniversary of the commencement date of the employment relationship to the day prior to the execution of the written employment contract. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations. In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or expiry of the labor contract. Employers in most cases are also required to provide severance payment to their employees after their employment relationship is terminated. According to the Labor Contract Law, if an employer requires the employees to work overtime, it shall pay the worker legally required working overtime salaries. When the employer fails to pay the relevant working overtime salary, it will be ordered to pay compensation to the employees at amount based on the actual working overtime salary that has not been duly paid.

Pursuant to the Interim Provisions on Labor Dispatch, which was promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, effective from March 1, 2014, employers may employ dispatched workers in temporary, auxiliary or substitutable positions, provided that the number of dispatched workers shall not exceed 10% of the total number of its workers. Pursuant to the Labor Law, if the employer violates the relevant labor dispatch regulations, the labor administrative department shall order it to make corrections within a prescribed time limit; if it fails to make corrections within the time limit, a penalty will be imposed on the basis of more than RMB5,000 (approximately US$718.58) and less than RMB10,000 (approximately US$1,442) per person.

Social Insurance and Housing Provident Fund

The PRC governmental authorities have passed a variety of laws and regulations regarding social insurance and housing funds from time to time, including, among others, the Social Insurance Law of the People’s Republic of China, the Regulation of Insurance for Labor Injury, the Regulations of Insurance for Unemployment, the Provisional Insurance Measures for Maternal Employees, the Interim Administrative Provisions on Registration of Social Insurance and the Administrative Regulations on the Housing Provident Fund. Pursuant to these laws and regulations, enterprises in the PRC shall provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, occupational injury insurance and medical insurance, as well as housing fund and other welfare plans. Failure to comply with such laws and regulations may result in various fines and legal sanctions and supplemental contributions to the local social insurance and housing fund regulatory authorities.

The PRC operating entities failed to make full contributions to social insurance and housing provident funds for their employees. Such failure to make full contributions to social insurance and to comply with applicable PRC labor-related laws regarding housing funds may subject the PRC operating entities to late payment penalties and other fines or labor disputes, and they could be required to make up the contributions for these plans, which may adversely affect the PRC operating entities’ financial condition and results of operations.

Regulations Related to Environmental Protection

Environmental protection

According to the Environmental Protection Law of the PRC, or the Environmental Protection Law, promulgated on December 26, 1989 and amended in 2014 (the revision was implemented on January 1, 2015), enterprises, public institutions, and other business operators shall prevent and reduce environmental pollution and ecological disruption, and assume liabilities for damages caused by them. These entities are also required to comply with the national environmental quality standards set out by the environmental protection administrative department of the State Council, and local environmental quality standards established by people's governments of provinces, autonomous regions, and municipalities. The state adopts certain policies and measures to encourage and support the development of environmental protection industries, and further reduction of pollutant discharge by enterprises, public institutions, and other business operators after meeting the statutory requirements for the discharge of pollutants. The Environmental Protection Law also stipulates that the obligation of enterprises, public institutions, and other business operators shall prevent and control pollution and damage to the environment caused by waste gas, water and residue, medical waste, dust, malodorous gasses, radioactive substances, noise, vibration, optical radiation, electromagnetic radiation, and other substances generated in their production, construction, and other activities. Any breach of the Environmental Protection Law may lead to fines, production restriction or business suspension, order of cessation or closedown, detention by public security authority, among other measures.

Prevention and control of water pollution

The Water Pollution Prevention and Control Law of the PRC promulgated on May 11, 1984 and amended in 1996, 2008 and 2017 (the latest revision was implemented on January 1, 2018), provides that each new construction, expansion, reconstruction or any other related project, which directly or indirectly discharges pollutants into a water source, is subject to the state regulations on environmental protection of construction projects. Discharged water pollutants shall not exceed the national or local standards for discharge of water pollutants and the indexes for control of the total discharge of major water pollutants. Each enterprise that discharges pollutants directly or indirectly into a water source must register its facility with, and submit relevant information to, the local environmental protection authorities. Such information may include the categories, quantity and concentration of pollutants discharged during the ordinary course of the operations of the enterprise. Such an enterprise may also be required to submit information on its water pollution prevention and control measures to the local environmental protection authorities. In addition, the PRC government also requires that each enterprise obtain a permit for the direct or indirect discharge of pollutants into the water, and pay a pollutant discharge fee.

Prevention and control of air pollution

The Atmospheric Pollution Prevention and Control Law of the PRC promulgated on September 5, 1987 and amended in 1995, 2000, 2015 and 2018 (the latest amendment was implemented on October 26, 2018), provides that each new construction, expansion, reconstruction or other related project that discharges atmospheric pollutants is subject to state regulations on environmental protection of construction projects. Each enterprise that discharges atmospheric pollutants must register its facilities with, and submit relevant information to the local environmental protection authorities. Such information may include the categories, quantity and concentration of pollutants during the ordinary course of the operations of the enterprise. Such an enterprise may also be required to provide certain technological information associated with atmospheric pollution to the local environmental protection authorities. In addition, the PRC government has implemented a system to collect fees from enterprises that discharge pollutants based on the categories and quantities of atmospheric pollutants discharged. The relevant environmental protection authorities have established standards for collecting fees that take into consideration the relevant atmospheric pollution regulations and the national economic and technological development level.

Prevention and control of environmental pollution by solid waste

Enterprises' production and construction are also regulated by the Law of the PRC on the Prevention and Control of Environmental Pollution Caused by Solid Wastes which was promulgated on October 30, 1995 and recently amended on April 29, 2020. Entities discharging industrial solid waste are obliged to establish and perfect a responsibility system for the prevention and control of environmental pollution and to adopt treatment measures on industrial solid waste to reduce or control environmental pollution. The PRC government has in place an industrial solid waste declaration and registration system. Enterprises and public institutions shall make use of industrial solid waste produced thereby pursuant to economic and technical conditions. For industrial solid waste that will not or cannot be utilized temporarily, enterprises and public institutions shall, in accordance with the regulations of the environmental protection administrative department of the State Council, build facilities and sites for their safe and classified storage or carry out harmless waste treatment measures. It is prohibited to close down, leave idle or dismantle, without approval, facilities or places for the prevention and control of environmental pollution due to industrial solid waste.

Prevention and control of environmental noise pollution

According to the Law of the PRC on Prevention and Control of Noise Pollution promulgated on October 29, 1996 and recently amended on December 24, 2021, enterprises producing environmental noise pollution shall take measures to control it and pay fees for excessive emission of such pollution according to applicable laws and regulations. They also shall maintain and keep normal operation of the facilities for prevention and control of such pollution. Any industrial enterprise that produces ambient noise pollution due to the use of permanent equipment in the course of industrial production must, in accordance with the regulations of the competent department for the ecological environment under the State Council, report to the competent department for the ecological environment of the local people's government at or above the county level the types and quantity of its equipment that produce ambient noise pollution, the noise level produced under normal operation and the facilities installed for prevention and control of such pollution, and provide technical information relating to the prevention and control of noise pollution. Any industrial enterprise that intends to make a substantial change in the types or quantity of the equipment that produces ambient noise pollution, in the noise level or facilities for prevention and control of such pollution must submit a report without delay and take prevention and control measures as may be legally required.

As of the date of this prospectus, the PRC operating entities are not aware of any investigations, prosecutions, disputes, claims or other proceedings in respect of environmental protection, nor have any of them been punished or can any of them foresee any punishment to be made by any PRC environmental administration authorities. However, we cannot assure you that all the PRC operating entities are in strict compliance with all such regulations relating to environmental protection based on our knowledge. If any of the PRC operating entities fails to comply with relevant environmental requirements relating to production activities in a timely manner, they may be subject to fines, rectification, suspension and closure, which may materially and adversely affect the production at the PRC operating entities' factory and in turn may impact the PRC operating entities' business.

Regulations Relating to Tax in the PRC

Enterprise Income Tax

According to the Enterprise Income Tax Law promulgated by the NPC in March 2007 and amended in February 2017 and December 2018, and the Implementation Rules of the Enterprise Income Tax Law of the PRC promulgated by the State Council in December 2007 and amended in April 2019, other than a few exceptions, the income tax rate for both domestic enterprises and foreign-invested enterprises is 25%. Enterprises are classified as either “resident enterprises” or “non-resident enterprises”. Besides enterprises established within the PRC, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate for their global income. A non-resident enterprise refers to an entity established under foreign law whose “de facto management bodies” are not within the PRC but which have an establishment or place of business in the PRC, or which do not have an establishment or place of business in the PRC but have income sourced within the PRC. An income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident enterprise investors that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

According to the Notice on Promoting the Implementation of Corporate Income Tax Policies for Advanced Technology Service Enterprises Nationwide, or the Notice, effective in January 2017, an enterprise which is recognized as an “Advanced Technology Service Enterprise” under such Notice enjoys a reduced enterprise income tax rate of 15%.

In 2009, the State Administration of Taxation, or the SAT, issued the Circular of the State Administration of Taxation on Issues Relating to Identification of PRC-Controlled Overseas Registered Enterprises as Resident Enterprises in accordance with the De Facto Standards of Organizational Management, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of senior management to carry out daily operations or perform their duties is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders’ meeting minutes, are located or maintained in China; and (iv) at least 50% of the voting board members or senior executives habitually reside in China.

The SAT issued the Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-Resident Enterprises, or SAT Public Notice 7, in February 2015. SAT Public Notice 7 extends its tax jurisdiction to not only indirect transfers but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company.

The SAT also issued the Public Notice on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Public Notice 37, in October 2017, which came into effect on December 1, 2017. According to SAT Public Notice 37, where the non-resident enterprise fails to declare its tax payable pursuant to Article 39 of the EIT Law, the tax authority may order it to pay its tax due within required time limits, and the non-resident enterprise shall declare and pay its tax payable within such time limits specified by the tax authority.

According to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, or the Double Tax Avoidance Arrangement, which was promulgated and came into effect in August 2006, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, which was promulgated by the SAT in February 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Based on the Announcement on Certain Issues with Respect to the “Beneficial Owner” in Tax Treaties, which was promulgated by the SAT in February 2018 and came into effect in April 2018, if an applicant’s business activities do not constitute substantive business activities, it could result in the negative determination of the applicant’s status as a “beneficial owner”, and consequently, the applicant could be precluded from enjoying the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.

Value-Added Tax and Business Tax

Pursuant to applicable PRC tax regulations, any entity or individual conducting business in the service industry used to be generally required to pay a business tax at the rate of 5% on the revenues generated from providing such services. However, if the services provided are related to technology development and transfer, such business tax may be exempted, subject to approval by the relevant tax authorities. Whereas, pursuant to the Provisional Regulations on Value-Added Tax of the PRC and its implementation regulations, unless otherwise specified by relevant laws and regulations, any entity or individual engaged in the sales of goods, provision of processing, repairs and replacement services and importation of goods into China is generally required to pay a value-added tax, or VAT, for revenues generated from sales of products, while qualified input VAT paid on taxable purchases can be offset against such output VAT.

In November 2011, the Ministry of Finance and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In March 2016, the Ministry of Finance and the State Administration of Taxation further promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax, which became effective on May 1, 2016. Pursuant to the pilot plan and relevant notices, VAT is generally imposed in lieu of business tax in the modern service industries (such as R&D and technical services, information technology services, culture and creativity services, logistics auxiliary services, leasing services, authentication and consultation services, radio and television services, and business support services), including the VATS, on a nationwide basis. VAT of a rate of 6% applies to revenues derived from the provision of some modern services. Certain small taxpayers under PRC law are subject to reduced value-added tax at a rate of 3%. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided.

On April 4, 2018, the Ministry of Finance and the State Administration of Taxation issued the Notice on Adjustment of VAT Rates, which came into effect on May 1, 2018. According to the abovementioned notice, the taxable goods previously subject to VAT rates of 17% and 11%, become subject to lower VAT rates of 16% and 10%, starting from May 1, 2018. Furthermore, according to the Announcement on Relevant Policies for Deepening Value-added Tax Reform jointly promulgated by the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs, which became effective on April 1, 2019, the taxable goods previously subject to VAT rates of 16% and 10%, become subject to lower VAT rates of 13% and 9%, starting from April 1, 2019.

Regulations Relating to Value-Added Telecommunications Services

Licenses for Value-Added Telecommunications Services

The Telecommunications Regulations of the PRC, or the Telecommunications Regulations, which were promulgated by the State Council on September 25, 2000 and last amended with immediate effect on February 6, 2016, provide the regulatory framework for telecommunications service providers in the PRC. The Telecommunications Regulations classify telecommunications services into basic telecommunications services and value-added telecommunications services. Value-added telecommunications services are defined as telecommunications and information services provided through public network infrastructure. Providers of value-added telecommunications services are required to obtain a license for value-added telecommunications services, or the VATS License. According to the Telecommunications Regulations, an operator providing value-added telecommunications services without a VATS License, or beyond the scope specified in its VATS License, may be ordered to make corrections, have its illegal income confiscated, and be fined three to five times the amount of its illegal income. If there is no illegal income, or if the illegal income is less than RMB 50,000, a fine ranging from RMB 100,000 to RMB 1 million shall be imposed. In serious cases, the operator may be ordered to suspend its business operations.

The Catalog of Telecommunications Services, attached to the Telecommunications Regulations and last amended by the MIIT on June 6, 2019, divides telecommunications services into different categories, such as B21 online data processing and transaction processing services and B25 information services. Pursuant to the Catalog of Telecommunications Services, B21 online data processing and transaction processing services refer to the online data processing and transaction/affair processing services provided through public communication networks or the internet, using multiple data and affair/transaction processing application platforms connected to various public communication networks or the internet. Online data processing and transaction processing services include transaction processing services, electronic data interchange services, and network/electronic equipment data processing services. B25 information services refer to the information services provided via the public communication network or the internet including information collection, development, processing, and construction of information platforms. Information services are classified into information release platforms and transmission services, information retrieval and inquiry services, information community platform services, instant information interaction services, as well as information protection and processing services.

As a subcategory (B25 Information Service) of the value-added telecommunications services, internet information services are regulated by the Administrative Measures on Internet Information Services, or the Internet Measures, which was promulgated by the State Council on September 25, 2000 and last amended with immediate effect on January 8, 2011. Internet information services are defined as services that provide information to online users through the internet. The Internet Measures classify internet information services into non-commercial internet information services and commercial internet information services. Commercial internet information service providers shall obtain a VATS License for internet information service from telecommunications authorities.

On March 1. 2009, the MIIT issued the Administrative Measures for the Licensing of Telecommunications Business, or the Telecom Licensing Measures, which took effect on April 10, 2009 and was last amended on July 3, 2017. The Telecom Licensing Measures sets forth more specific provisions regarding the types of licenses required to operate value-added telecommunications services, the qualifications and procedures for obtaining such licenses, and the administration and supervision of such licenses. An approved telecommunications services operator shall conduct its business in accordance with the scope specified in its VATS License. In addition, the holder of a VATS License is required to obtain approval from the original issuing authority in respect of any change to its shareholders.

Foreign Investment in Value-Added Telecommunications Services

Foreign direct investment in telecommunications companies in China is governed by the Regulations for the Administration of Foreign-Invested Telecommunications Enterprises, which was promulgated by the State Council on December 11, 2001 and amended on September 10, 2008, February 6, 2016, and March 29, 2022. The Regulations for the Administration of Foreign-Invested Telecommunications Enterprises requires foreign-invested value-added telecommunications enterprises in the PRC to be established as sino-foreign equity joint ventures, allowing foreign investors to acquire up to 50% of the equity interests in such enterprise. However, the requirement that main foreign investor investing in a value-added telecommunications enterprise in the PRC shall demonstrate a positive track record and experience in operating a value-added telecommunications business has been repealed by the Decision of the State Council on Amending and Abolishing Some Administrative Regulations, effective since May 1, 2022. In July 2006, the MIIT released the Notice on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, or the MII Notice, pursuant to which, domestic telecommunications enterprises are prohibited to rent, transfer, or sell a telecommunications business operation license to foreign investors in any form, or provide any resources, premises, facilities, or other assistance in any form to foreign investors for their illegal operation of any telecommunications business in the PRC. In addition, under the MII Notice, the internet domain names and registered trademarks used by a foreign-invested value-added telecommunication service operator shall be legally owned by that operator (or its shareholders).

According to the Special Administrative Measures (Negative List) for Access of Foreign Investments (2024 version), the proportion of foreign investments in an entity engaged in value-added telecommunications business (except for e-commerce, domestic multi-party communications, storage-forwarding, and call centers) shall not exceed 50%, and the scope of business operated by foreign-invested entities shall be limited to the telecommunication services that China has promised to open up since its accession to the World Trade Organization in December 2001.

Regulations Relating to Imports and Sales of Medical Products in Nigeria

Medical products, other than drugs and pharmaceutical products, require no specific government license for their import and sales in Nigeria.

According to the “Guidelines on Medical Equipment Management in Nigeria” published by the federal ministry of health in August 2005, medical equipment consists of devices and products used in different aspects of health care delivery that are designed to aid in the prevention, diagnosis, treatment, rehabilitation etc. of medical problems. A medical device may also come in the form of an instrument, apparatus, implant, in vitro reagent, or similar or related article that is used to diagnose, prevent, or treat disease or other conditions and does not achieve its purposes through chemical action within or on the body (which would make it a drug or pharmaceutical product). The major categories of medical equipment and supplies are: electronic, diagnostic, surgical, durable medical equipment, acute care, and storage and transport.

Consumer Protection Laws

The Federal Competition and Consumer Protection Act

Although there is currently no law expressly imposing liability on manufacturers and importers of medicines and medical devices in Nigeria, the Federal Competition and Consumer Protection Act, 2018 (the “FCCPA”) imposes product liability on manufacturers, supplying defective or hazardous products or goods to consumers. In this regard, where a manufacturer of medicines or medical devices produces defective or hazardous products which consumers use, such manufacturer may become liable under the FCCPA.

Product liability cannot be restricted or excluded by any contract with a supplier, intermediary, or consumer. Product liability may exist when a consumer buys the goods directly from the manufacturer or enters into any form of contract with the manufacturer of such goods. Manufacturers may also be subjected to liability where they misrepresent facts and such misrepresentation leads to pecuniary loss or health hazards on the part of the consumers. A manufacturer may not restrict or exclude any form of liability which it may be subject to.

Under the FCCPA, contravention of consumer rights incurs criminal liability, on the part of both the manufacturing company and the director of a company. The punishment for contravention for a director of a company found liable is a term of imprisonment not exceeding five years or a fine of up to ~~N~~10, 000,000 (Ten Million naira, approximately $24,073), or a combination of both. Suppliers of the product for which a claim is asserted under the FCCPA, if found liable, are subject to the same punishment.

As of the date of this prospectus, there have been no claims asserted or threatened against any of the PRC operating entities, brought under the FCCPA or otherwise, with respect to defective products distributed in Nigeria.

Consumer Protection Council Act, Chapter C25 of the Laws of the Federation of Nigeria 2004 (the “CPCA”)

The CPCA established the Consumer Protection Council (the “CPC”) to provide speedy redress for consumer or community complaints through negotiation, mediation, and conciliation. The CPC also seeks to remove hazardous products from the market and ensure that the offenders replace such products with safe and appropriate alternatives. The CPC publishes lists of products of which the consumption and sales have been banned, restricted, or have not been approved by Nigerian or foreign governments. The CPC may also require offenders to protect, compensate and provide relief and safeguards for injured consumers suffering adverse effects of harmful, violent, or hazardous technologies.

A consumer or community that has suffered loss, injury, or damage as a result of the use of any good, product, or service may make a complaint in writing and seek redress through a state committee. Upon investigation, if it is established that the consumer’s rights have been violated or a wrong has been committed by way of trade, provision of services, or advertisement, which has caused injury or loss to the consumer, the CPC may take such action as it deems necessary. The CPCA provides relief that is supplemental to redress by way of litigation. Thus, any action taken by the CPC under the CPCA is in addition to the right of the consumer to pursue independent legal action.

As of the date of this prospectus, no claims have been made or threatened against any of the PRC’s operating entities under the CPCA.

The Sale of Goods Act 1893

The Sale of Goods Act 1893 (the “SGA”) is a statute of general application imported into Nigeria during colonialism and implemented nationwide. A number of states in Nigeria have re-enacted a form of the SGA into their state legislation with slight amendments to suit their local requirements. All other states of Nigeria where a re-enactment of the SGA has not occurred still rely upon and apply the SGA.

The SGA stipulates that, where a contract provides for sales of goods by specification, an implied condition that the goods shall correspond with the said specification arises. Also, where the buyer has expressly or impliedly made known to the seller the particular purpose for which the goods are required, an implied condition arises that the goods shall be reasonably fit for such purpose and that the goods are of merchantable quality. If the seller breaches any of the implied warranties or conditions, the buyer may maintain an action against the seller for damages for breach of warranty or condition. The SGA provides a supplementary cause of action to the rights of the consumer under common law.

In order to avoid liability under the SGA, a company must ensure that its products that are imported and sold in Nigeria match their specifications.

As of the date of this prospectus, no claims have been made or threatened against any of the PRC’s operating entities under the SGA.

Consumer Protection Agency Law of Lagos State (the “CPAL”)

The Consumer Protection Agency Law of Lagos State (the “CPAL”) is a state version of the FCCPA applicable only in Lagos state. Chapter C13 of the CPAL established the Lagos State Consumer Protection Agency (the “LCPA”).

The CPAL sets out the following functions of the LCPA, among others: (1) to ensure the replacement of hazardous products with safe products and seek ways and means of eliminating hazardous products from the market in conjunction with the relevant government agencies, (2) to initiate investigations in its own name, whether upon the receipt of a complaint or not, (3) to cause an offending company, firm, trade association or individual to compensate or provide relief to injured consumers or communities as a result of adverse effects of harmful products, (4) to cause, where necessary, quality tests to be conducted on a consumer product, and (5) to apply to a court to prevent the circulation of any product that constitutes an imminent public hazard, to enforce and protect the rights of consumers, or seek relief or compensation for injured consumers where negotiation, conciliation or mediation fails.

Where a manufacturer or seller sells defective or hazardous products within Lagos state which consumers use, such manufacturer may become liable under the CPAL.

As of the date of this prospectus, no claims have been made or threatened against any of the PRC’s operating entities under the CPAL.

Laws on Quality of Products Imported to Nigeria

Standards Organization of Nigeria Act 2015

The Standards Organization of Nigeria Act (No. 14 of 2015) (the “SON”), empowers the relevant government agency to formulate and apply standards in the regulation of both imported and domestically manufactured goods.

In 2005, the SON introduced the Standards Organization of Nigeria Conformity Assessment Program (the “SONCAP”) to prevent the importation of substandard and unsafe goods into Nigeria. A pre-shipment verification process is used to verify that the products to be imported into Nigeria are in conformity with the applicable Nigerian Industrial Standards (the “NIS”) or approved equivalents, and technical regulations before shipment.

All goods to be imported into Nigeria are required to be verified and tested at the country of supply (i.e. the exporting country), and a SONCAP certificate or SONCAP import permit must be issued demonstrating that the products to be imported meet the applicable standards and regulations. Each shipment of goods or products (subject to the SONCAP) arriving any Nigerian port must be accompanied by a SONCAP certificate or import permit. Where goods do not comply with the set standards and regulations, a Non-Conformity Report (the “NCR”) may be issued.

All products, except those specifically exempted in the list below, are regulated under the SONCAP program. Products exempt from the SONCAP program include the following: food products, drugs (medicines), chemicals used as raw material by bona fide manufacturers, military wares and equipment, goods classified as contraband by the Federal Government of Nigeria, used products other than automobiles, machinery or related spare parts for bona fide manufacturers who intend to use them for their own manufacturing purposes are advised to apply to the SON for a SONCAP import permit.

All regulated products arriving at Nigerian entry points (ports, airports, land borders) without the SONCAP certificate will be rejected at the entry point and the customs release will be refused. The importer/exporter will then be required to re-export the goods or they will face delays while the goods are sampled and tested against the Nigerian requirements. The exporter/importer will bear all the costs related to this (sampling, testing, delay at the border point).

For convenience and efficiency, the SON accredited some independent firms such as Cotecna, Intertek, SGS (Standard Global Services), CCIC (China’s Certification and Inspection Group), etc. to process and issue SONCAP Certificate on behalf of the SON.

Currently, all of the PRC operating entities’ products are subject to the SONCAP and their local Nigerian distributors are responsible for applying for the SONCAP certificate.

As of the date of this prospectus, no NCRs have been issued in respect of any products the PRC operating entities have exported to Nigeria.

The National Agency for Food and Drug Administration and the Control Act, Chapter N1 of the Laws of the Federation of Nigeria 2004

The National Agency for Food and Drug Administration was officially established in October 1992. The National Agency for Food and Drug Administration and the Control Act Cap N1 Laws of the Federation of Nigeria 2004 (the “LFN”) regulate and control the manufacture, importation, exportation, distribution, advertisement, sales, and use of food, drugs, cosmetics, medical devices, packaged water, chemicals, and detergents (collectively known as “regulated products”).

For the purposes of the LFN, electric hospital beds and electric sterilizers may be regarded as medical devices. The only obligation owed by importers or manufacturers under the LFN is to ensure that all products are in perfect condition, well tested, and fully functional before they are imported into Nigeria.

As of the date of this prospectus, no claims or investigations have been made or threatened against any of the PRC’s operating entities under the LFN.

Regulations Relating to Imports and Sales of Medical Products in Cameroon

The English Sales of Goods Act of 1893 is a statute of general application that regulates the standards and quality of goods, such as the fitness of goods for their express purposes and the merchantable quality of goods in its Section 13 and 14.

For the French speaking part of the Republic of Cameroon, there is the Civil Code, which imposes the following two obligations on the seller/supplier of any product: (i) to deliver goods in conformity with the standards established by the Standard and Quality Agency (the “ANOR”), which conformity review is performed by Programmed’ Evaluation de la Conformite Avant Embarquement (the "PECAE"); and (ii) to guarantee the quality of goods sold or supplied meet the requirements of Article 1625 of the French Criminal Code. In order to further protect consumers, various additional laws have been brought up by the Cameroon Parliament to protect such interests.

The Constitution

The starting point for consumer protection law is the constitution of Cameroon. This is because every law gets its legitimacy from the constitution, which is the supreme law of the land. The current constitution was adopted in 1996, and consists of a preamble and 13 parts, with each part divided into articles. The preamble of the Cameroon constitution guarantees the right of its citizens to a fair hearing before the courts, a right to safety and a healthy environment.

Organization for the Harmonization of Africa Business Law ("OHADA")

The OHADA, enacted on January 1, 1998 and modified on January 1, 2014, applies to general commercial law for the purpose of modernizing and promoting business activities in Cameroon. The OHADA primarily addresses the commercial sales of goods in Cameroon. Article 255 of the OHADA provides for the consumer protection, holding the seller liable for any defect of merchantability that exists at the time risk of loss is transferred to the buyer. Goods are required to conform to contracts and such conformity is based on the requirement that goods: (i) must be fit for any purpose for which the goods of that nature are generally applied; (ii) must be fit for any special purpose for they were brought, to the knowledge of the seller at the time of the conclusion of the contract; (iii) must match any sample or model which was given to the buyer by the seller; and (iv) should be packaged according to the usual method of packaging for goods of the same nature and to ensure their conservation and protection.

The Cameroonian Penal Code (No.67/LF/1 12 Juin 1967)(the “Penal Code”)

The Penal Code contains the substantive criminal laws of Cameroon. The Penal Code addresses consumer considerations in the areas of fraud, misdescription of goods, falsification and adulteration of food products, safety of consumer goods, safety and quality of food, misleading indications about the goods and the carrying out of dangerous activities. Section 258 of the Penal Code relates to adulteration of food, drinks and drugs and punishes by imprisonment.

Law No. 96/11 of 5 August, 1996 on Standardization

Law No. 96/11 of 5 August, 1996 on Standardization established the “ANOR” (Agence des Normes et de la qualité) and the ANOR became operational in January 2011. The ANOR is in charge of standardization, conformity assessment, certification, training and promotion of standards of consumer goods. The mission of the ANOR is to contribute to the development and implementation of the Cameron government’s policies in the areas of standardization and quality control. To this end, it is responsible for the development and certification of standards, certification and assessment of compliance with such standards (which is addressed by PECAE), promotion of standards and quality, and the cooperation with international bodies and specialized committees in the fields of standardization and quality control. The ANOR is a member of the Codex Alimentarius, the African Organization for Standardization (the “ORAN”).

Article 14 of Law No. 96/11 establishes some of the offences that can be committed by manufacturers or suppliers, which include: (i) failure to comply with compulsory standards; and (ii) illegal use of the national mark, and refusal to subject one’s products, goods or services to quality control.

The punishments for either category of offence are the sanctions provided in Article 18 and 19 of said law and without prejudice to the right of other legal departments to institute proceedings. According to Article 18, the circulation of goods that fail to comply with these compulsory standards shall lead to withdrawal from the distribution channel and the payment of a fine.

As of the date of this prospectus, there have been no claims or investigations asserted or threatened against any of the PRC operating entities brought under any of the foregoing consumer protection laws and regulations, criminal laws or otherwise, with respect to defective products distributed in Cameroon.

The Food and Drug Law (PNDCL 305B)

The Food and Drugs Authority (the “FDA”) was established in 1992, originally as the Food and Drug Board based on the 1992 Food and Drug Law (the "PNDCL 305B"). The PNDCL 305B was later amended by the Food and Drug Act in 1996. The FDA is the national regulatory body responsible for food, drugs, food supplements, herbal and homeopathic medicines, medical devices, household chemical substances, veterinary medicines, cosmetics, tobacco, tobacco products and the conduct of clinical trial protocols in Cameroon.

The FDA is made up of different units and the Medical Devices Department (the “MDD”), one of such units, which was created in March 2013 from what was then the Drugs Division, is responsible for the regulation of all classes of medical devices in Cameroon. It also monitors the safety of all medical devices for the purpose of effective classification and ensures that all manufacturers and importers of medical devices in Cameroon are licensed.

The FDA through its different units and in collaboration with other agencies (national and international) protects consumers by ensuring that any product sold/supplied or manufactured (either locally or internationally) for public use are of good quality, and are safe, efficacious and effective. This is done through registration, inspection, licensing, surveillance and clinical trial activities conducted in conformity with the applicable national and international standards and tailored to meet customer satisfaction.

As of the date of this prospectus, there have been no claims or investigations asserted or threatened against any of the PRC operating entities, brought by the FDA or otherwise, with respect to defective products distributed in Cameroon.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers of the Company as of the date of this prospectus.

Name	Age	Position/Title
Yong Bai	66	Director, Chairman of the Board of Directors, and Chief Executive Officer
Yufang Li	34	Chief Financial Officer
Wei Fang	52	Director
Yee Man, Yung*	31	Independent Director Appointee
Lei Lei*	62	Independent Director Appointee
Yu Guo*	58	Independent Director Appointee

*	Has accepted director appointment effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus forms a part.

Yong Bai has served as our Chairman of the Board of Directors and Chief Executive Officer since May 25, 2022. Mr. Bai is our founder and chief engineer. He founded Shenzhen Bestman in August 2001 and has since serves as the Chairman of the Board of Director of Shenzhen Bestman. He has extensive experience of over 30 years in the medical device industry. Mr. Bai was one of the drafters of the YY0164 ultrasound doppler monitor standards. Mr. Bai received his Bachelor’s degree in radio from the Xi'an Basic University in 1981. In 1988, Mr. Bai received his Master’s degree in science from Shaanxi Normal University. Mr. Bai is also a senior engineer of medical instrument research and development.

Yufang Li has served as our Chief Financial Officer since May 25, 2022. Ms. Li has extensive accounting experience. Ms. Li joined Shenzhen Bestman in February 2018 as an accountant and later assumed the position of the lead accountant. Before joining Shenzhen Bestman, from July 2016 to July 2017, Ms. Li worked for Hengqi Education Co., Ltd., an education agency, as an accountant. Ms. Li received her Master’s degree in sports management from the Nanchang Hangkong University in 2016. In 2009, she received her Bachelor’s degree in financial management at Binzhou College.

Wei Fang, has served as a member of our Board of Directors since February 22, 2022. Mr. Fang has over ten years of experience in the securities and investment industry. Mr. Fang served as the Partner of Tiger Securities and the CEO of Tiger Securities International in Hong Kong from May 2018 to July 2019. From January 2017 to April 2018, Mr. Fang served as the CEO of Haotian International Securities in Hong Kong. Mr. Fang was the Head of High Net Worth Individual, Corporate Client and ICBC Global Wealth Management Center of ICBC International in Hong Kong from October 2014 to December 2016. Mr. Fang has a Bachelor’s Degree in Economics from Anhui University of Finance and Economics in 1994. Mr. Fang obtained his Master of Business Administration Degree from Georgia South University in 2004. Mr. Fang brings to the Board of Directors his deep experience in the securities and investment industry.

Yee Man Yung will serve as our independent director starting immediately prior to the effectiveness of our registration statement, of which this prospectus forms a part. Ms. Yung has served as an independent non-executive director of Tianci International, Inc. since August 2021. Ms. Yung has also served as a human resource manager and an assistant to a board member of Link-Asia International MedTech Group Limited Since April 2020. From July 2018 to July 2019, Ms. Yung served as an account manager at Tiger Brokerage (Tiger Technology Corporation Limited). From April 2017 to July 2018, Ms. Yung served as an account manager at Wisdom Investor Relations Limited. Ms. Yung received her Bachelor’s degree in business management from the University of Leeds in 2016. Ms. Yung received a Master’s degree in corporate communication from the University of Leeds in 2017. Ms. Yung received a Master of business administration from the University of South Australia in 2022.

Lei Lei will serve as our independent director starting immediately prior to the effectiveness of our registration statement, of which this prospectus forms a part. Ms. Lei has served as a director of Golden Island (Management) Limited since June 2012. From September 2012 to December 2016, Ms. Lei served as an executive director and the deputy chief executive officer at Culture Landmark Investment Limited. From October 2004 to May 2012, Ms. Lei served as the executive president of Sunp Canada Inc. Ms. Lei received her Bachelor’s degree in engineering from Chongqing University of Posts and Telecommunications in 1985. Ms. Lei received her Master’s degree in philosophy from Shaanxi Normal University in 1988.

Yu Guo will serve as our independent director starting immediately prior to the effectiveness of our registration statement, of which this prospectus forms a part. Mr. Guo has served as the deputy director of Asia Pacific Peng Sheng Taxation Firm Company since January 2015. Mr. Guo has served as a senior manager at Dahua Accounting Firm (Shenzhen Branch) since September 2015. Mr. Guo has also served as an independent director at Jiangsu Ben Chuan Intelligent Circuit Technology Co. since February 2018. From November 2021, Mr. Guo has served as the chairman of the board of directors of Anhui Zhongwei Xinghua Biotechnology Co. From July 2022, Mr. Guo has served as the chairman of the board of directors of Zhongwei Xinghua Holdings (Guangdong) Co. From May 2016 to June 2022, Mr. Guo served as an independent director at Shengshi Technology Co. In 2003, Mr. Guo received his Bachelor’s degree in accounting from Hunan University. Mr. Guo is a certified public accountant and a member of the Shenzhen Institute of Certified Public Accountants. Mr. Guo is also a member of the Shenzhen Certified Tax Practitioner Management Center.

Employment Agreements and Indemnification Agreements

We intend to enter into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term unless either we or the executive officer gives prior notice to terminate such employment, or for a specified time period, or for a specified time period which will be renewed automatically unless a notice of non-renewal is given. We may terminate an executive officer’s employment for cause, at any time, without notice or remuneration, including, among other reasons, as a result of the executive officer’s commitment of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offence, fraud or dishonesty, habitual neglect of his or her duties, material misconduct being inconsistent with the due and faithful discharge of the executive officer’s material duties or material breach of internal procedures or regulations which causes damage to the Company. An executive officer may terminate his or her employment at any time with three month’s prior written notice.

Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use, except for our benefit, any confidential information of our Company or of our customers and suppliers. In addition, each of our executive officers has agreed to be bound by non-solicitation restrictions set forth in their confidentiality agreements with us.

We intend to enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we will agree to indemnify our directors and executive officers against all liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company to the fullest extent permitted by law, with certain limited exceptions.

Board of Directors

Our Board of Directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our Company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with us is required to declare the nature of his interest at a meeting of our directors.

A general notice by any director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm, shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest.

After such general notice, special notice relating to any particular transaction shall not be required. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein. If he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered.

The directors may exercise all the powers of the Company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the Company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We will establish three committees under the Board of Directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees which will become effective upon the establishment of each committee. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will consist of Yu Guo, Lei Lei, and Yee Man Yung. Mr. Yu Guo will be the chairman of our audit committee. We have determined that Yu Guo, Lei Lei, and Yee Man Yung satisfy the “independence” requirements of the Rule 5605(c)(2) of the Nasdaq listing rules and meets the independence standards under Rule 10A-3 under the Exchange Act. Our audit committee will consist solely of independent directors that satisfy the Nasdaq and SEC requirements within one year of the completion of this offering. Our Board of Directors has also determined that Yu Guo qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Nasdaq listing rules.

The audit committee will oversee our accounting and financial reporting processes and the audits of our financial statements. The audit committee will be responsible for, among other things:

●	selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services performed by our independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and our independent registered public accounting firm;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and our independent registered public accounting firms;

●	reporting regularly to the full Board of Directors; and

●	performing such other matters that are specifically delegated to our audit committee by our Board of Directors from time to time.

Compensation Committee

Our compensation committee will consist of Lei Lei, Yu Guo, and Yee Man Yung. Ms. Lei Lei will be the chairwoman of our compensation committee. We have determined that Lei Lei, Yu Guo, and Yee Man Yung satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq listing rules.

The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated.

The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our Chief Executive Officer and other executive officers;

●	reviewing and recommending to the Board of Directors for determination with respect to the compensation of our non-employee directors;

●	reviewing and making recommendations to the Board of Directors with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Yee Man, Yung, Lei Lei, and Yu Guo. Yee Man, Yung will be the chairman of our nominating and corporate governance committee. We have determined that Yee Man, Yung, Lei Lei, and Yu Guo satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq listing rules.

The nominating and corporate governance committee will assist the Board of Directors in selecting directors and in determining the composition of our board and board committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our Board of Directors, or for appointment to fill any vacancy;

●	reviewing annually with our Board of Directors its composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our Board the Directors to serve as members of committees;

●	advising the board periodically with respect to developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations;

●	making recommendations to our Board of Directors on corporate governance matters and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. See “Description of Share Capital — Differences in Corporate Law” for additional information on our directors’ fiduciary duties under Cayman Islands law.

In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association as may be amended from time to time. Our company has a right to seek damages against any director who breaches a duty owed to us.

Our directors have all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our Board of Directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of officers;

●	exercising the borrowing powers of our Company and mortgaging the property of our Company; and

●	approving the transfer of shares of our Company, including the registering of such shares in our share register.

Code of Ethics and Corporate Governance

We have adopted a code of ethics, which is applicable to all of our directors, executive officers and employees. We will make our code of ethics publicly available on our website.

In addition, our Board of Directors has adopted a set of corporate governance guidelines covering a variety of matters, including insider trading policy, written disclosure policy and whistleblower protection policy.

Terms of Directors and Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the Board of Directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our Board of Directors.

Interested Transactions

A director may, subject to any separate requirement for audit committee approval under applicable law, the amended and restated memorandum and articles of association or the Nasdaq listing rules, or disqualification by the chairman of the relevant board meeting, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

For the fiscal years ended June 30, 2024 and 2023, we paid an aggregate of  RMB53,250 (approximately $7,371) and RMB412,760 (approximately US$ 60,999) in cash to our directors and executive officers, respectively. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

The VIE and its subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her medical insurance, maternity insurance, workplace injury insurance, unemployment insurance, pension benefits through a PRC government-mandated multi-employer defined contribution plan and other statutory benefits.

Family Relationships

None of our directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Controlled Company

Following the completion of this offering, our founder, Chief Executive Officer, Director, and Chairman of the Board of Directors, Mr. Yong Bai will beneficially own 9,870,477 Ordinary Shares, representing 51.95% of the total voting power of our issued and outstanding share capital immediately following the completing of this offering. As a result, we will be a “controlled company” within the meaning of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Insider Participation Concerning Executive Compensation

Our Board of Directors, which is currently comprised of two directors, has been making all determinations regarding executive officer compensation from the inception of the Company. When our Compensation Committee has been established, it will be making all determination regarding executive officer compensation (please see below).

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sales of the Ordinary Shares offered in this offering for:

●	each of our directors and executive officers who beneficially own our Ordinary Shares;

●	our directors and executive officers as a group; and

●	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 15,000,000 Ordinary Shares outstanding as of the date of this prospectus (reflecting a 500-for-1 forward split of our ordinary shares approved by our shareholders and board of directors on February 22, 2023). Percentage of beneficial ownership of each listed person after this offering includes Ordinary Shares outstanding immediately after the completion of this offering.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. As of the date of the prospectus, we have 13 shareholders of record, none of whom are located in the United States. We will be required to have at least 300 shareholders at closing in order to satisfy the Nasdaq listing standards.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering		Percentage of Votes Held After this Offering
	Number	Percent**	Number	Percent**	Percent
Directors and Executive Officers(1):
Yong Bai(3)	9,870,477	65.80%	9,870,477	51.95%	51.95%
Yufang Li	-	-	-	-
Wei Fang(4)	599,717	4.00%	599,717	3.16%	3.16%
Yee Man Yung	-	-	-	-
Lei Lei	-	-	-	-
Yu Guo	-	-	-	-
All directors and executive officers as a group:	10,470,194	69.80%	10,470,194	55.11%	55.11%
5% Shareholders(2):
MED Pixiu Holding Co., Limited(3)	7,536,078	50.24%	7,536,078	39.66%	39.66%

(1)	Unless otherwise indicated, the business address of the individuals is 8th Floor, Yifang Building, No. 315 Shuangming Avenue, Dongzhou Community, Guangming Street, Guangming District, Shenzhen, Guangdong, PRC.
(2)	Unless otherwise indicated, the business address of the following shareholders is 2/F, Palm Grove House, PO Box 3340, Road Town, Tortola, British Virgin Islands.
(3)	Mr. Yong Bai, our CEO, beneficially holds in total 9,870,477 Ordinary Shares including those beneficially owned by virtue of being the sole directors of certain shareholders, consisting of (i) 7,536,078 Ordinary Shares held by MED Pixiu Holding Co., Limited, a British Virgin Islands company, of which 50% shares is held by Bai Ze Holding Co., Limited, a British Virgin Islands company (“Bai Ze Holding”), which is 100% owned by Mr. Yong Bai, and of which 50% shares is held by Ajiliusi Holding Co., Limited, a British Virgin Islands company, which is 100% owned by Mr. Yong Bai; (ii) 622,782 Ordinary Shares held through Pandaluosi Holding Co., Limited, which is 100% held by Dixiu Holding Co., Limited, of which Mr. Yong Bai is the sole director; (iii) 214,692 Ordinary Shares held through Bo Lv Da Ma Si Holding Co., Limited, of which Mr. Yong Bai is the sole director; (iv) 746,983 Ordinary Shares held through Nie Si Tuo Er Holding Co., Limited, of which 10% shares is held by Bai Ze Holding and Mr. Yong Bai is the sole director; and (v) 749,942 Ordinary Shares held by Ka er ka si Holding Co., Limited, a British Virgin Islands company, which is 100% owned by Bai Ze Holding. Bai Ze Holding is 100% owned by Mr. Yong Bai.
(4)	The number of Ordinary Shares beneficially owned prior to this offering represents 599,717 Ordinary Shares held by Bili Holding Co., Limited, a British Virgin Islands company, which is 100% owned by Mr. Wei Fang, our director.

As of the date of this prospectus, none of our Ordinary Shares are held by record holders in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company. See “Description of Share Capital — History of Share Capital” for a description of issuances of our Ordinary Shares that have resulted in significant changes in ownership held by our major shareholders.

RELATED PARTY TRANSACTIONS

Except as set forth below, during our preceding three financial years up to the date of this prospectus, there have been no transactions or loans between the company and (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of the company that gives them significant influence over the company, and close members of any such individual's family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the company, including directors and senior management of companies and close members of such individuals' families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence:

Private Placements

See "Description of Share Capital — History of Share Capital."

Contractual Arrangements with the VIE and the VIE Shareholders

The VIE Agreements are designed so that the operations of the VIE are solely for the benefit of WFOE and, ultimately, the Company. As such, under U.S. GAAP, the Company is deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIE for accounting purposes only and must consolidate the VIE because it met the conditions under U.S. GAAP to consolidate the VIE. For a description of these contractual arrangements, see “Corporate History and Structure — Our VIE Agreements.”

Employment Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Material Transactions with Related Parties

Transaction with Bestman Instrument (Hong Kong) Co., Limited.

Shenzhen Bestman sells products at market price to Bestman Instrument (Hong Kong) Co., Limited, an affiliate controlled by Mr. Yong Bai, our chairman and shareholder. For the fiscal years ended June 30, 2022 and 2021, the sales amount was nil and $149,291, respectively, and as of June 30, 2022 and 2021, the amount due from Bestman Instrument (Hong Kong) Co., Limited was nil and $102,489, respectively. For the fiscal year ended June 30, 2024 and 2023, the sales amount was nil, and as of June 30, 2024 and 2023, the amount due from Bestman Instrument (Hong Kong) Co., Limited was nil. The main business of Bestman Instrument (Hong Kong) Co., Limited is the import and export of medical instruments, and the main types of products it purchases from the Company include the syringe destroyer and the medical infrared thermometer. Bestman HK has not been under Mr. Yong Bai’s control since November 2021, and Mr. Yong Bai, Bestman HK and Shenzhen Bestman entered into a debt assignment agreement. Under the agreement, Bestman HK's payable of $102,508 to Shenzhen Bestman was transferred to Mr. Yong Bai.

Transaction with Peixian New Vision Marketing Planning Center.

Peixian New Vision Marketing Planning Center, an affiliate controlled by Ms. Guidi Huang, the supervisor of Shenzhen Bestman and a 0.84% shareholder of our Company provided product marketing service to Shenzhen Bestman. For the fiscal years ended June 30, 2022 and 2021, the service fee amount was $24,371 and $10,466, respectively, and as of June 30, 2022 and 2021, the prepayment made to Peixian New Vision Marketing Planning Center was $7,465 and $2,684, respectively. For the fiscal year ended June 30, 2023, the service fee amount was $2,956, and as of June 30, 2023, the amount due to Peixian New Vision Marketing Planning Center was $ 1,378. The main business of Peixian New Vision Marketing Planning Center is marketing promotion, and the service Peixian New Vision Marketing Planning Center provided to the PRC operating entities included product promotion, product market survey, user feedback survey. Peixian New Vision Marketing Planning Center has been deregistered on November 2, 2023. Ms. Huang Guidi has taken over the incompleted transactions between Peixian New Vision Marketing Planning Center and Shenzhen Bestman.

Transaction with Shenzhen Jiafangwang Technology Co., Ltd.

Shenzhen Bestman was provided financing consultation services to Shenzhen Jiafangwang Technology Co., Ltd., an affiliate controlled by Ms. Guidi Huang, the supervisor of Shenzhen Bestman and a 0.84% shareholder of our Company. For the fiscal years ended June 30, 2022 and 2021, the service fee amount was $3,098 and nil, respectively, and as of June 30, 2022 and 2021, the amount of prepayment to Shenzhen Jiafangwang Technology Co., Ltd was $1,493 and $1,549, respectively. For the fiscal year ended June 30, 2023, the service fee amount was nil, and as of June 30, 2023, the amount due to Shenzhen Jiafangwang Technology Co., Ltd was $1,379. The main business of Shenzhen Jiafangwang Technology Co., Ltd. is real estate consultation and management consultation, and the service provided by Shenzhen Jiafangwang Technology Co., Ltd includes financing consultation services. Shenzhen Jiafangwang Technology Co., Ltd. has been deregistered on May 30, 2023. Ms. Huang Guidi has taken over the incompleted transactions between Shenzhen Jiafangwang Technology Co., Ltd. and Shenzhen Bestman.

Transaction with individual, Ms. Guidi Huang.

For the fiscal year ended June 30, 2024, the service fee charged by Ms. Guidi Huang was $5,536, respectively. As of June 30, 2024, the amount due to Ms. Guidi Huang was $5,501 for service fee.

Transaction with Shenzhen Ebitech Technology Co., Ltd.

Shenzhen Bestman made unsecured, interest-free and due-on-demand advances to Shenzhen Ebitech Technology Co., Ltd, an affiliate controlled by Mr. Yong Bai, our chairman and shareholder, for working capital purposes during the fiscal years ended June 30, 2023 and 2022, and Shenzhen Ebitech Technology Co., Ltd made repayments to Shenzhen Bestman, periodically. During the fiscal years ended June 30, 2022 and 2021, Shenzhen Ebitech Technology Co., Ltd. borrowed an aggregate of nil and $87,747 from Shenzhen Bestman, respectively. As of June 30, 2022, Shenzhen Bestman had outstanding amounts of $48,631 due from Shenzhen Ebitech Technology Co., Ltd. As of June 30, 2021, Shenzhen Bestman had outstanding amounts of $5,925 due from Shenzhen Ebitech Technology Co., Ltd. For the fiscal year ended June 30, 2023, Shenzhen Bestman borrowed an aggregate of $ 1,330,043 from Shenzhen Ebitech Technology Co., Ltd., and the sales amount to Shenzhen Ebitech Technology Co., Ltd was $199,544. As of June 30, 2023, the amount due to Shenzhen Ebitech Technology Co., Ltd was $1,626,896, which is composed of the interest-free loan borrowed from Shenzhen Ebitech Technology Co., Ltd. and the prepayment from Shenzhen Ebitech Technology Co., Ltd., and Shenzhen Bestman had an outstanding amount of nil due from Shenzhen Ebitech Technology Co., Ltd. For the fiscal year ended June 30, 2024, the expense paid on behalf of Shenzhen Ebitech Technology Co., Ltd. was $1,246 and the sales amount to Shenzhen Ebitech Technology Co., Ltd was $91,074. As of June 30, 2024, the amount due to Shenzhen Ebitech Technology Co., Ltd was $ 1,663,901, which is composed of the interest-bearing loan borrowed from Shenzhen Ebitech Technology Co., Ltd. and the prepayment from Shenzhen Ebitech Technology Co., Ltd., and Shenzhen Bestman had an outstanding amount of $1,238 due from Shenzhen Ebitech Technology Co., Ltd.

Transaction with individual, Mr. Wei Fang.

The PRC operating entities obtain financial services from Mr. Wei Fang, our director and shareholder. For the fiscal years ended June 30, 2022 and 2021, the service fee was $33,564 and $50,336, respectively, and as of June 30, 2022 and 2021, the amount due from Mr. Wei Fang was nil and $18,069, respectively. The balance represents the prepayment of the services. For the fiscal year ended June 30, 2023, the service fee amount was nil, and as of June 30, 2023, the amount due from Mr. Wei Fang was nil. Mr. Wei Fang is a Hong Kong citizen and is a specialist in the financial industry.

Transaction with Shenzhen Beiguanai Health Service Co., Ltd

Shenzhen Bestman made an unsecured, interest-free loan of RMB3,000,000 (approximately $443,348) to Shenzhen Beiguanai Health Service Co., Ltd, whose director is Ms. Guidi, the supervisor of Shenzhen Bestman and one of our shareholder, for working capital purposes during the fiscal years ended June 30, 2023, and it has repaid the Company RMB2,210,001（approximately $305,891）and RMB789,999 (approximately $75,369) during the fiscal year ended June 30, 2024 and 2023, respectively. For the fiscal year ended June 30, 2024, the interest-free loans from Shenzhen Beiguanai Health Service Co., Ltd was $59,932 and the Company repaid with amount of $47,060. As of June 30, 2024, the amount due to Shenzhen Beiguanai Health Service Co., Ltd were $12,798 and $3,715 for interest-fee loan and receip in advance for good payments, respectively.

Transaction with individual Mr. Yong Bai, Shenzhen Guanzhihe Investment Consulting Enterprise (Limited Partnership), and Shenzhen Beisizhenghe Investment Consulting Enterprise (Limited Partnership)

Mr. Yong Bai, our Chief Executive Officer, chairman and principal shareholder and Shenzhen Guanzhihe Investment Consulting Enterprise (Limited Partnership) and Shenzhen Beisizhenghe Investment Consulting Enterprise (Limited Partnership) of which Mr. Yong Bai is the executive partner, made unsecured, interest-free and due-on-demand advances to the PRC operating entities for working capital purposes during the fiscal years ended June 30, 2024, 2023, 2022, and 2021, and the PRC operating entities made repayments to Mr. Yong Bai, Shenzhen Guanzhihe Investment Consulting Enterprise (Limited Partnership) and Shenzhen Beisizhenghe Investment Consulting Enterprise (Limited Partnership) periodically.

During the fiscal years ended June 30, 2022 and 2021, the PRC operating entities borrowed an aggregate of $320,662 and $625,934 from Mr. Yong Bai, and nil from Shenzhen Guanzhihe Investment Consulting Enterprise (Limited Partnership) and $217,867 and nil from Shenzhen Beisizhenghe Investment Consulting Enterprise (Limited Partnership), respectively. During the fiscal years ended June 30, 2022 and 2021, Mr. Yong Bai paid expenses on behalf of the Company of $9,903 and $163,379, respectively.

As of June 30, 2022, the PRC operating entities had outstanding amounts of $314,755, nil and $nil, due to Mr. Yong Bai, Shenzhen Guanzhihe Investment Consulting Enterprise (Limited Partnership) and Shenzhen Beisizhenghe Investment Consulting Enterprise (Limited Partnership), respectively. As of June 30, 2021, the PRC operating entities had outstanding amounts of $3,048,565, nil and $223,452, due to Mr. Yong Bai, Shenzhen Guanzhihe Investment Consulting Enterprise (Limited Partnership) and Shenzhen Beisizhenghe Investment Consulting Enterprise (Limited Partnership), respectively.

For the fiscal year ended June 30, 2023, the PRC operating entities borrowed an aggregate of $416,171 from Mr. Yong Bai, and nil from Shenzhen Guanzhihe Investment Consulting Enterprise (Limited Partnership), and nil from Shenzhen Beisizhenghe Investment Consulting Enterprise (Limited Partnership), respectively. For the fiscal year ended June 30, 2023, Mr. Yong Bai paid expenses on behalf of the Company of $3,189, respectively.

For the fiscal year ended June 30, 2024, the interest-free loans from Mr. Yong Bai totalled $129,903 and the expenses on behalf of the Company paid by Mr. Yong Bai totalled $52,515.

In December 2021, all of loan from Shenzhen Beisizhenghe Investment Consulting Enterprise (Limited Partnership) and Shenzhen Guanzhihe Investment Consulting Enterprise (Limited Partnership) were made through changing of loan to Bestman into equity investment in Bestman. In December 2021, Mr. Yong Bai and Shenzhen Bestman entered into a debt offset agreement, which states that the amount due from Mr. Yong Bai of $102,508 was offset against the expenses paid on behalf of the Company by Mr. Yong Bai.

As of June 30, 2023, the PRC operating entities had outstanding balances of $3,041,281, nil and nil, due to Mr. Yong Bai, Shenzhen Guanzhihe Investment Consulting Enterprise (Limited Partnership) and Shenzhen Beisizhenghe Investment Consulting Enterprise (Limited Partnership), respectively.

As of June 30, 2024, the amounts due to Mr. Yong Bai were $274,253 and $2,870,697 for expenses paid on behalf of the Company and interest-free loans, respectively.

Policies and Procedures for Related Party Transactions

We intend to adopt an audit committee charter, effective upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, which will require the audit committee to review all related-party transactions on an ongoing basis and all such transactions will be approved by the audit committee.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Companies Act (Revised) of the Cayman Islands, which we refer to as the Companies Act, and the common law of the Cayman Islands.

As of the date of this prospectus, our Company’s authorized share capital is US$50,000 divided into 25,000,000,000 Ordinary Shares of par value US$0.000002 each. As of the date of this prospectus, there were 15,000,000 Ordinary Shares issued and outstanding.

Immediately prior to the completion of this offering, there will be an aggregate of 19,000,000 issued and outstanding Ordinary Shares.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

The following description of our share capital and provisions of our memorandum and articles of association are summaries and are qualified by reference to the memorandum and articles of association that will be in effect immediately prior to and upon the completion of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Ordinary Shares

General

Under our amended and restated memorandum and articles of association, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

All of our issued and outstanding Ordinary Shares will be fully paid up and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the directors determine otherwise, each holder of our ordinary share will not receive a certificate in respect of such ordinary share. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary share. We may not issue shares or warrants to bearer.

Voting Rights

In respect of all matters subject to a shareholders’ vote, each ordinary share will be entitled to vote(s) on all matters submitted to a vote by the members at any general meeting of the Company.

A shareholder may participate in a general meeting in person, by proxy or by telephone or other electronic means. At any general meeting a resolution put to the vote at the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of such meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

As a matter of Cayman Islands law, (i) an ordinary resolution requires the affirmative vote of a majority of the shareholders who, being entitled to do so, attend and vote at a general meeting of the company; and (ii) a resolution is deemed to be a special resolution where it has been approved by either (i) at least two-thirds (or any higher threshold specified in a company’s articles of association) of a company’s shareholders who attend and vote at a general meeting for which notice specifying the intention to propose the resolution as a special resolution has been given; or (ii) if so authorized by a company’s articles of association, by a unanimous written resolution of all of the company’s shareholders.

Under Cayman Islands law, some matters, such as amending the memorandum and articles of association, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of shareholders by a special resolution.

General Meetings of Shareholders and Shareholder Proposals

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold at least ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum required for any general meeting of shareholders consists of one or more shareholders present or by proxy, holding shares which carry in aggregate not less than one-third of all votes attaching to all of our shares in issue and entitled to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles of association.

Dividends

Subject to the Companies Act and any rights and restrictions of any other class or series of shares, our board of directors may, from time to time and in accordance with our amended and restated memorandum and articles of association, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. The “share premium account,” represents the excess of the price paid to our company on the issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

Unless provided for by the rights attached to a share, no dividend or other monies payable by us in respect of a share shall bear interest.

Transfer of Ordinary Shares

Provided that a transfer of Ordinary Shares complies with applicable rules of Nasdaq, a shareholder may transfer Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

(a)	where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

Our Board of Directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our Board of Directors may also decline to register any transfer of any Ordinary Share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our Board of Directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of Ordinary Shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Share is to be transferred does not exceed four;

●	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof; or

●	the Ordinary Shares transferred are free of any lien in favor of us.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

This, however, is unlikely to affect market transactions of the Ordinary Shares purchased by investors in the public offering. Once the Ordinary Shares have been listed, the legal title to such Ordinary Shares and the registration details of those Ordinary Shares in the Company’s register of members will remain with the Depository Trust Company. All market transactions with respect to those Ordinary Shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the Depository Trust Company systems.

The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Winding Up; Liquidation

Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the Ordinary Shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our Ordinary Shares are entitled to receive any remaining assets of our company available for distribution as determined by the liquidator. The shareholders may, subject to our amended and restated memorandum and articles of association and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. Any Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture. No shareholder shall be entitled to vote at any general meeting unless all calls or other sums payable by such shareholder have been paid. Our Board of Directors may deduct from a dividend or any other amount payable to a person in respect of an Ordinary Share any amount due by that person to the Company on a call or otherwise in relation to an Ordinary Share.

Redemption of Shares, Repurchase and Surrender of Shares

Subject to the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve). If the repurchase proceeds are paid out of our Company’s capital, our Company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding and (c) unless the manner of purchase (if not so authorized under the articles of association) has first been authorized by a resolution of our shareholders.

In addition, under the Companies Act, our Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), whether or not our Company is being wound-up, may be varied either with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the issued shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares

Our amended and restated memorandum and articles of association authorizes our Board of Directors to issue additional Ordinary Shares from time to time as our Board of Directors shall determine, to the extent of available authorized but unissued shares.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders, and provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Changes in Capital

Subject to the Companies Act, our shareholders may from time to time by ordinary resolution:

●	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution prescribes;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	convert all or any of its paid-up shares into stock and reconvert the stock into paid up shares of any denomination;

●	sub-divide our existing shares, or any of them into shares of a smaller amount than that fixed by our amended and restated memorandum of association; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; and

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company that does not hold a license to carry on business in the Cayman Islands:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

●	may not issue negotiable or bearer shares, but may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under the Companies Act, we must keep a register of members and there should be entered therein:

●

the names and addresses of our members, and, a statement of the shares held by each member, which:

o       distinguishes each share by its number (so long as the share has a number);

o       confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

o       confirms the number and category of shares held by each member; and

o       confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company,   and if so, whether such voting rights are conditional

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified. The Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Listing

We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “BSME.” At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Transhare Corporation, at 17755 US Hwy 19 N, Clearwater, FL 33764.

Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modelled on English law but does not follow recent English statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.

The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with, among other things, a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a special resolution of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, give notice in the prescribed manner to any dissenting shareholders to require them to transfer such shares to the offeror on the terms of the offer, unless an application is made by the dissenting shareholder to the Court for an order otherwise within one month from the date on which the notice was given. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions

When a take-over offer is made and accepted by holders of not less than 90% of the shares affected within four months, the offer may, within a two-month period commencing on the expiration of such four months period, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands by a dissenting shareholder within one month from the date on which the notice was given but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period commencing on the expiration of such four months period, give notice to require the dissenting shareholders to transfer such shares on the terms of the offer, unless an application is made to the Grand Court of the Cayman Islands by the dissenting shareholder within one month from the date on which the notice was given.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means than these statutory provisions, such as by way of a share capital exchange, asset acquisition or control of an operating business through contractual arrangements.

Shareholders’ Suits

In principle, we will be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder.

However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles which laid out certain exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not beyond the scope of the company’s authority, could be effected only if duly authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority”.

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such indemnification may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of their own actual fraud, willful default or willful neglect.

This standard of conduct is generally the same as is permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we will enter into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association upon the closing of this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty.

The common law duties owed by a director are those to act with skill, and care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that English and Commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under statute, our directors are subject to a number of statutory obligations, which provisions prescribe penalties for breach. The most serious of these involves dishonesty or the authorizing of illegal payments and carry both criminal and civil penalties. By way of example, material statutory provisions attracting penalties include where (1) the director willfully authorizes or permits any distribution or dividend in contravention of the Companies Act; (ii) where the director knowingly or willfully authorizes or permits any payment out of capital by a company for a redemption or purchase of its own shares when the company is insolvent; (iii) where there has been a failure to maintain the books of account, minutes of meetings, or the company’s statutory registers of members, beneficial ownership, mortgages and charges, or directors (which includes alternate directors); (iv) where there has been a failure to provide information or access to documents to specified persons as required by the Companies Act; and (v) where the director makes or authorizes a false annual return to the Registrar of Companies.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters and adopt both the ordinary resolutions and the special resolutions by way of unanimous written resolutions signed by all of the shareholders of our Company who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the Board of Directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association.

Our amended and restated memorandum and articles of association allow any one or more shareholders where together hold shares which carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our Company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. If the directors do not convene such meeting for a date not later than twenty-one clear days' after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Other than this right to requisition a shareholders’ meeting, our amended and restated memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

There are no prohibitions in relation to cumulative voting under the Companies Act but our amended and restated articles of association do not provide for cumulative voting.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Subject to the provisions of our amended and restated memorandum and articles of association (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated, he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years.

This statute has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Companies Act does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands law, including the duty to ensure that, in their opinion, such transactions must be entered into in the bona fide  best interests of the company and for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

In addition, under our amended and restated memorandum and articles of association, no director or his affiliates shall be prevented from transacting with the Company or held liable for any profit realized under any such transaction if such director discloses the nature of his interest.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act and our amended and restated memorandum and articles of association, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our Company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

As permitted under the Companies Act and our amended and restated memorandum and articles of association, our amended and restated memorandum and articles of association may only be amended by special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders

Our amended and restated memorandum and articles of association do not limit the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of our Ordinary Shares have been paid. In addition, our amended and restated memorandum and articles of association do not stipulate the ownership threshold above which shareholder ownership must be disclosed.

Inspection of Books and Records

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual reports containing audited financial statements. See “Where You Can Find Additional Information.”

Anti-Money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

(b)	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection – Cayman Islands

We have certain duties under the Data Protection Act (Revised) of the Cayman Islands (the "DPA") based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA ("personal data").

In the following discussion, the "Company" refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a "data controller" for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our "data processors" for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder's investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder's Personal Data

The Company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

(i)	where this is necessary for the performance of our rights and obligations under any purchase agreements;

(ii)

where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering, Foreign Account Tax Compliance Act (FATCA) or Common Reporting Standard (CRS) requirements); and/or

(iii)	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities, such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

History of Share Capital

We were incorporated in Cayman Islands on June 25, 2021. We have issued the following Ordinary Shares to our founding shareholders:

Purchaser	Date of Issuance	Number of Ordinary Shares***	Consideration
MED Kunpeng Holding Co., Limited*	June 25, 2021	500	$0.001
MED Pixiu Holding Co., Limited	September 15, 2021	6,371,000	$12.742
	April 2, 2024	1,165,078	$2.330
Dang Kang Holding Co., Limited	September 15, 2021	631,500	$1.263
	April 2, 2024	115,483	$0.231
Nie Si Tuo Er Holding Co., Limited	September 15, 2021	631,500	$1.263
	April 2, 2024	115,483	$0.231
Ao De Xiu Si Holding Co., Limited	September 15, 2021	631,500	$1.263
	April 2, 2024	115,483	$0.231
Xie Zhi Holding Co., Limited	September 15, 2021	631,500	$1.263
	April 2, 2024	115,483	$0.231
Pu Li A Mo Si Holding Co., Limited	September 15, 2021	631,500	$1.263
	April 2, 2024	115,483	$0.231
Shui Qi Lin Holding Co., Limited	September 15, 2021	626,500	$1.253
	April 2, 2024	114,569	$0.229
Xi Jin Holding Co., Limited	September 15, 2021	626,500	$1.253
	April 2, 2024	114,569	$0.229
Pandaluosi Holding Co., Limited	September 15, 2021	526,500	$1.053
	April 2, 2024	96,282	$0.193
Bili Holding Co., Limited	September 15, 2021	507,000	$1.014
	April 2, 2024	92,717	$0.185
Bo Lv Da Ma Si Holding Co., Limited	September 15, 2021	181,500	$0.363
	April 2, 2024	33,192	$0.066
XUAN Gui Holding Co., Limited	September 15, 2021	50,500**	$0.100
	April 2, 2024	9,236	$0.018
Ka er ka si Holding Co., Limited	February 22, 2022	634,000	$1.268
	April 2, 2024	115,942	$0.232

*On September 15, 2021, MED Kunpeng Holding Co., Limited transferred its 500 shares to XUAN Gui Holding Co., Limited.

**The number of Ordinary Shares held by XUAN Gui Holding Co., Limited includes the 500 shares transferred from MED Kunpeng Holding Co., Limited on September 15, 2021.

***The number of Ordinary Shares reflects a 500-for-1 forward split of our ordinary shares approved by our shareholders and board of directors on February 22, 2023.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Ordinary Shares. We have applied to list our Ordinary Shares on the Nasdaq Capital Market. Upon completion of this offering, we will have outstanding 4,000,000 Ordinary Shares held by public shareholders, representing approximately 21.05% of our Ordinary Shares in issue. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” (as that term is defined in Rule 144 under the Securities Act) without restriction or further registration under the Securities Act. Sales of substantial amounts of our Ordinary Shares in the public market could materially adversely affect prevailing market prices of our Ordinary Shares.

Lock-up Agreements

We, our directors and executive officers, and all of our existing shareholders before the offering will enter into a lock-up agreement for a period of six (6) months from the date on which the trading of the Ordinary Shares on the Nasdaq Capital Market commences, subject to certain exceptions, with respect to our Ordinary Shares and securities that are substantially similar to our Ordinary Shares.

These restrictions also apply to any Ordinary Shares acquired by our directors and executive officers in the offering pursuant to the directed share program, if any. These parties collectively own all of our outstanding Ordinary Shares, without giving effect to this offering.

The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See “Underwriting.”

We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sales, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

All of our Ordinary Shares that will be outstanding upon the completion of this offering, other than those sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1% of the number of Ordinary Shares then outstanding, which will equal 190,000 Ordinary Shares immediately after this offering; or

●	the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased Ordinary Shares under a written compensatory plan or other written agreement executed prior to the completion of this offering may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sales when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

The following discussion of material PRC, Cayman Islands, and United States federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local, and other tax laws or under tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier (Cayman) LLP, our Cayman Islands counsel; to the extent it relates to PRC tax law, it is the opinion of Han Kun Law Offices, our PRC counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

British Virgin Islands

Our subsidiary incorporated in the British Virgin Islands is not subject to income taxes or capital gain under current laws of British Virgin Islands. Heketuoer BVI had no activities or profit during the periods presented.

PRC Taxation

Income Tax and Withholding Tax

In March 2007, the National People’s Congress of China enacted the Enterprise Income Tax Law, or EIT Law, which became effective on January 1, 2008 (as amended in December 2018). The EIT Law provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to EIT at the rate of 25% on their worldwide income. The Implementing Rules of the EIT Law further defines the term “de facto management body” as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise.

In April 2009, the SAT issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is deemed to be located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not offshore enterprises controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises.

According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

In addition, the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Overseas Incorporated Resident Enterprises (Trial Version), or Bulletin 45, which became effective since September, 2011, further clarifies certain issues related to the determination of tax resident status. Bulletin 45 also specifies that when provided with a resident Chinese-controlled, offshore-incorporated enterprise’s copy of its recognition of residential status, a payer does not need to withhold a 10% income tax when paying certain PRC-source income, such as dividends, interest and royalties to such Chinese-controlled offshore-incorporated enterprise.

We believe that our Cayman Islands holding company, MED EIBY Holding Co., Limited, is not a PRC resident enterprise for PRC tax purposes. MED EIBY Holding is a company incorporated outside China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. As such, we do not believe that our Company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes, even if the conditions for “de facto management body” prescribed in the Circular 82 are applicable. For the same reasons, we believe our other entities outside China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with our position and there is a risk that the PRC tax authorities may deem our Company as a PRC resident enterprise since a substantial majority of the members of our management team are located in China, in which case we would be subject to the EIT at the rate of 25% on worldwide income. If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for EIT purposes, a number of unfavorable PRC tax consequences could follow.

If the PRC tax authorities determine that MED EIBY Holding Co., Limited is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our Ordinary Shares. In addition, non-resident enterprise shareholders (including the holders of Ordinary Shares) may be subject to a 10% PRC tax on gains realized on the sales or other disposition of Ordinary Shares, if such income is treated as sourced from within the PRC. Our non-PRC individual shareholders (including the holders of Ordinary Shares) may be subject to 20% PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise (which in the case of dividends may be withheld at source) unless a reduced rate is available under an applicable tax treaty. It is unclear whether, if we are considered a PRC resident enterprise, holders of our Ordinary Shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

According to the Announcement of SAT on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or Circular 7, which was promulgated by the SAT and became effective on February 3, 2015, if a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by transfer of the equity interests of an offshore holding company (other than a purchase and sale of shares issued by a PRC resident enterprise in the public securities market) without a reasonable commercial purpose, the non-resident enterprise, being the transferor, or the transferee, or the PRC entity which directly owns such taxable assets, may report to the relevant tax authority such indirect transfer, and PRC tax authorities have the power to reassess the nature of the transaction and the indirect equity transfer may be treated as a direct transfer. As a result, the gain derived from such indirect transfer, may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

Under the terms of Circular 7, a transfer which meets all of the following circumstances shall be directly deemed as having no reasonable commercial purposes if:

●	over 75% of the value of the equity interests of the offshore holding company are directly or indirectly derived from PRC taxable properties;

●	at any time during the year before the indirect transfer, over 90% of the total properties of the offshore holding company are investments within PRC territories, or in the year before the indirect transfer, over 90% of the offshore holding company’s revenues is directly or indirectly derived from PRC territories;

●	the function performed and risks assumed by the offshore holding company are insufficient to substantiate its corporate existence; or

●	the foreign income tax imposed on the indirect transfer is lower than the PRC tax imposed on the direct transfer of the PRC taxable properties.

On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or Circular 37, which took effect on December 1, 2017. Circular 37 purports to provide further clarifications by setting forth the definitions of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of the withholding amount and the date on which the withholding obligation arises.

Specifically, Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in instalments, the instalments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

There is uncertainty as to the application of Circular 7 and Circular 37. Circular 7 and Circular 37 may be determined by the PRC tax authorities to be applicable to transfers of our shares that involve non-resident investors, if any of such transactions were determined by the tax authorities to lack a reasonable commercial purpose.

As a result, we and our non-resident investors in such transactions may become at risk of being taxed under Circular 7 and Circular 37, and we may be required to comply with Circular 7 and Circular 37 or to establish that we should not be taxed under the general anti-avoidance rule of the EIT Law. This process may be costly and have a material adverse effect on our financial condition and results of operations.

Value-added Tax

Under the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax to Replace Business Tax, or Circular 36, which was promulgated by the Ministry of Finance and the SAT on March 23, 2016, became effective on May 1, 2016 and as amended on July 1, 2017 and April 1, 2019, entities and individuals engaging in the sales of services, intangible assets or fixed assets within the territory of the PRC are required to pay value added tax, or VAT, instead of business tax.

According to the Circular 36, our mainland China subsidiary, the VIE and its subsidiaries are subject to VAT, at a rate of 6% to 17% on proceeds received from customers and are entitled to a refund for VAT already paid or borne on the goods purchased by it and utilized in the production of goods or provisions of services that have generated the gross sales proceeds.

According to the Circular of the Ministry of Finance and the SAT on Adjusting Value-added Tax Rates, promulgated on April 4, 2018 and effective since May 1, 2018, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 17% tax rates are lowered to 16%.

According to the Circular on Policies to Deepen Value-added Tax Reform, promulgated on March 20, 2019 and effective since April 1, 2019, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 16% and 10% tax rates are lowered to 13% and 9% respectively.

Hong Kong Taxation

Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong)

Under the Inland Revenue Ordinance, where an employer commences to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than three months after the date of commencement of such employment. Where an employer ceases or is about to cease to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than one month before such individual ceases to be employed in Hong Kong.

Tax on dividends

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by HK Bestman to Heketuoer BVI.

Capital gains and profit tax

The Inland Revenue Ordinance provides, among other things, that profits tax shall be charged on every person carrying on a trade, profession or business in Hong Kong in respect of his or her assessable profits arising in or derived from Hong Kong at the standard rate of 8.25% on assessable profits up to $2,000,000 and 16.5% on any part of assessable profits over $2,000,000 for corporate taxpayers, as at the date of this prospectus. The Inland Revenue Ordinance also contains detailed provisions relating to, among other things, permissible deductions for expenses, set-offs for losses and allowances for depreciations of capital assets.

No tax is imposed in Hong Kong in respect of capital gains from the sale of shares. However, trading gains from the sale of shares by persons carrying on a trade, profession or business in Hong Kong, where such gains are derived from or arise in Hong Kong, will be subject to Hong Kong profits tax. Certain categories of taxpayers (for example, financial institutions, insurance companies and securities dealers) are likely to be regarded as deriving trading gains rather than capital gains unless these taxpayers can prove that the investment securities are held for long-term investment purposes.

Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong)

Under the Stamp Duty Ordinance, the Hong Kong stamp duty, currently charged at the ad valorem rate of 0.13% (commencing from August 1, 2021) on the higher of the consideration for, or the market value of, the shares, will be payable by the purchaser on every purchase and by the seller on every sale of Hong Kong shares (in other words, a total of 0.26% is currently payable on a typical sale and purchase transaction of Hong Kong shares). In addition, a fixed duty of HK$5 is currently payable on any instrument of transfer of Hong Kong shares. Where one of the parties is a resident outside Hong Kong and does not pay the ad valorem duty due by it, the duty not paid will be assessed on the instrument of transfer (if any) and will be payable by the transferee. If no stamp duty is paid on or before the due date, a penalty of up to ten times the duty payable may be imposed.

Estate duty

Hong Kong estate duty was abolished effective from February 11, 2006. No Hong Kong estate duty is payable by shareholders in relation to the shares owned by them upon death.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares by a U.S. Holder (as defined below) that acquires our Ordinary Shares in this offering and holds our Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, any withholding or information reporting requirements, or any state, local and non-U.S. tax considerations relating to the ownership or disposition of our Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	banks and other financial institutions;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a market-to-market method of accounting;

●	certain former U.S. citizens or long-term residents;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities (including private foundations);

●	holders who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	investors that will hold our Ordinary Shares as part of a straddle, hedging, conversion or other integrated transaction for U.S. federal income tax purposes;

●	persons holding their Ordinary Shares in connection with a trade or business outside the United States;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares);

●	investors required to accelerate the recognition of any item of gross income with respect to their Ordinary Shares as a result of such income being recognized on an applicable financial statement;

●	investors that have a functional currency other than the U.S. dollar; and

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Ordinary Shares through such entities, all of whom may be subject to tax rules that differ significantly from those discussed below.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the U.S. Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating the VIE as being owned by us for United States federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with the VIE for accounting purposes because we have met the conditions under U.S. GAAP to consolidate the VIE, and as a result, we are treating the VIE as our wholly-owned subsidiary for U.S. federal income tax purposes. If we are not treated as owning the VIE for United States federal income tax purposes, we would likely be treated as a PFIC. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sales of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the U.S. Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sales or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sales or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Ordinary Shares are regularly traded on Nasdaq and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the U.S. Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC rules discussed above, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is not income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sales, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sales, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the U.S. Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement (the “Underwriting Agreement”) with Benjamin Securities Inc., as representative of the Underwriters in this offering. The Representative may retain other brokers or dealers to act as a sub-agents or selected dealers on their behalf in connection with this offering. Prime Number Capital is acting as co-manager.

Underwriter	Number of Ordinary Shares
Benjamin Securities, Inc.
Prime Number Capital LLC
Total

The Underwriter is offering the Ordinary Shares subject to its acceptance of the Ordinary Shares from us and subject to prior sales. The underwriting agreement provides that the obligations of the Underwriter to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by its counsel and to other conditions. The Underwriter is obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such Ordinary Shares are taken.

No Over-Allotment Option

There is no over-allotment option granted to the Underwriter in connection with this offering.

Discounts and Expenses

The underwriting discounts are equal to 7% of the initial public offering price set forth on the cover page of this prospectus for the Ordinary Shares sold.

The following table shows the per Ordinary Share and total initial public offering price, underwriting discounts, and proceeds before expenses to us.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts to be paid by us	$	$
Proceeds, before expenses, to us	$	$

We have agreed to reimburse the Representative up to a maximum of $200,000 (including advances) for out-of-pocket accountable expenses, including, but not limited to, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, accountable roadshow expenses, and background checks on our principal shareholders, directors and officers.

We have also agreed to pay the Representative a non-accountable expense allowance in the amount equal to 1% of the gross amount to be disbursed to the Company from the closing of the offering.

We have also agreed to pay the Representative a success fee upon the completion of this offering, if the amount raised reaches $15 million, this fee will be $20,000 and if the amount raised exceeds $15 million, this fee will be $60,000.

We have applied to list our Ordinary Shares on Nasdaq Capital Market under the symbol “BSME.” At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Indemnification

We have agreed to indemnify the Representative against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Right of First Refusal

We have agreed to grant the Underwriters for the 12-month period following the closing of the initial public offering, a right of first refusal to act as financial advisor or joint financial advisor on at least equal economic terms on any public or private financing (debt or equity), merger, business combination, recapitalization or sales of some or all of the equity or asset of the Company.

Lock-Up Agreements

We have agreed that, subject to certain exceptions set forth in the underwriting agreement, that we, our executive officers, directors, and all of our existing shareholders before the offering will not, without the prior written consent of the Underwriter, from the date of this prospectus and continuing for a period of six (6) months from the date on which the trading of the Ordinary Shares on the Nasdaq Capital Market commences, directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant, amend or extend any option or option terms, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares or any such other securities.

The Underwriter may in its sole discretion and at any time without notice release some or all of the Ordinary Shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Pricing of the Offering

Prior to the completion of this offering, there has been no public market for our Ordinary Shares. The initial public offering price of the Ordinary Shares has been negotiated between us and the underwriter. Among the factors considered in determining the initial public offering price of the Ordinary Shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

Electronic Offer, Sales, and Distribution of Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the Underwriter or selling group members, if any, participating in this offering and the Underwriter may distribute prospectuses electronically. The Underwriter may agree to allocate a number of Ordinary Shares to selling group members for sales to its online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the Underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the Underwriter may engage in transactions that stabilize, maintain, or otherwise affect the price of our Ordinary Shares. Specifically, the Underwriter may sell more Ordinary Shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Ordinary Shares available for purchase by the Underwriter under option to purchase additional Ordinary Shares. The Underwriter can close out a covered short sale by purchasing Ordinary Shares in the open market. The Underwriter must close out any naked short position by purchasing Ordinary Shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The Underwriter may also impose a penalty bid. This occurs when an underwriter or dealer repays selling concessions allowed to it for distributing our Ordinary Shares in this offering because such underwriter repurchases those Ordinary Shares in stabilizing or short covering transactions.

Finally, the Underwriter may bid for, and purchase, our Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The Underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the Underwriter may engage in passive market making transactions in our Ordinary Shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Ordinary Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The Underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the Underwriter and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The Underwriter and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares, where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Stamp Taxes

If you purchase Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

NOTICE TO INVESTORS

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, an offer of Ordinary Shares described in this prospectus may not be made to the public in that member state unless the prospectus has been approved by the competent authority in such member state or, where appropriate, approved in another member state and notified to the competent authority in that member state, all in accordance with the Prospectus Regulation, except that an offer to the public in that member state of any Ordinary Shares may be made at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Ordinary Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For purposes of this provision, the expression an “offer of securities to the public” in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Ordinary Shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The sellers of the Ordinary Shares have not authorized and do not authorize the making of any offer of Ordinary Shares through any financial intermediary on their behalf, other than offers made by the Underwriter with a view to the final placement of the Ordinary Shares as contemplated in this prospectus. Accordingly, no purchaser of the Ordinary Shares, other than the Underwriter, is authorized to make any further offer of the Ordinary Shares on behalf of the sellers or the Underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors as defined in the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the Ordinary Shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Ordinary Shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sales of the Ordinary Shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Ordinary Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This document, as well as any other offering or marketing material relating to the Ordinary Shares which are the subject of the offering contemplated by this prospectus, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. Neither the Ordinary Shares nor the shares underlying the Ordinary Shares will be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Ordinary Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The Ordinary Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Ordinary Shares with the intention to distribute them to the public. The investors will be individually approached from time to time. This document, as well as any other offering or marketing material relating to the Ordinary Shares, is confidential and it is exclusively for the use of the individually addressed investors in connection with the offer of the Ordinary Shares in Switzerland and it does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in or from Switzerland.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the Ordinary Shares.

The Ordinary Shares are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the Ordinary Shares, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the Ordinary Shares shall be deemed to be made to such recipient and no applications for the Ordinary Shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the Ordinary Shares you undertake to us that, for a period of 12 months from the date of issue of the Ordinary Shares, you will not transfer any interest in the Ordinary Shares to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

The Ordinary Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Ordinary Shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sales, or invitation for subscription or purchase, of the Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

●	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

●	where no consideration is or will be given for the transfer; or

●	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Cayman Islands

This prospectus does not constitute a public offer of the Ordinary Shares or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Ordinary Shares or ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in the PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and our Ordinary Shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Notice to Prospective Investors in Taiwan

The Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Ordinary Shares in Taiwan.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sales of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sales of the Ordinary Shares, these may not be marketed, offered for sales, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. Investors in Kuwait who approach us or any of the Underwriter to obtain copies of this prospectus are required by us and the Underwriter to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sales of the Ordinary Shares.

Notice to Prospective Investors in the United Arab Emirates

The Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Ordinary Shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Ordinary Shares offered should conduct their own due diligence on the Ordinary Shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sales of our Ordinary Shares. Except for the SEC registration fee, the Nasdaq Capital Market listing fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

SEC registration fee	US$	2,836
Financial Industry Regulatory Authority Inc. filing fee	US$	4,280
Nasdaq Capital Market listing fee	US$	50,000
Printing and engraving expenses	US$	64,052
Legal fees and expenses	US$	767,106
Accounting fees and expenses	US$	316,645
Miscellaneous	US$	110,681
Total	US$	1,315,600

We will bear these expenses and the underwriting discounts incurred in connection with the offer and sales of the Ordinary Shares by us.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares offered in this offering will be passed upon for us by Ogier (Cayman) LLP, our counsel as to Cayman Islands law. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. Hunter Taubman Fischer & Li LLC may rely upon Ogier (Cayman) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. The Underwriter is being represented by Ye & Associates, P.C. with respect to certain legal matters as to United States federal securities and New York State law. Ye & Associates, P.C. may rely upon Jintian & Gongcheng Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements for the fiscal years ended June 30, 2024 and 2023, included in this prospectus have been so included in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Marcum Asia CPAs LLP is located at Units 06-09, 46th Floor, China World Tower B, No. 1 Jian Guo Men Wai Avenue, Chaoyang District, Beijing, China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

MED EIBY HOLDING CO., LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Med Eiby Holding Co., Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Med Eiby Holding Co., Limited (the “Company”) as of June 30, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit, and cash flows for each of the two years in the period ended June 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

The accompanying consolidated financial statements as of June 30, 2023 and June 30, 2022 have been restated to correct errors identified in previously issued financial statements as further described in Note 21.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

    Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2021.

Beijing, China

November 1, 2024

BEIJING OFFICE • Units 06-09 • 46th Floor • China World Tower B • No. 1 Jian Guo Men Wai Avenue • Chaoyang District • Beijing • 100004

Phone 8610.8518.7992 • Fax 8610.8518.7993 • www.marcumasia.com

MED EIBY HOLDING CO., LIMITED

CONSOLIDATED BALANCE SHEETS

As of June 30, 2024 and 2023

(Amounts in U.S. dollars (“US$”), except for number of shares or otherwise noted)

	As of June 30,
	2024	2023 (As restated)
ASSETS
Current assets
Cash and cash equivalents	222,926	234,652
Accounts receivable, net	1,494,851	1,230,198
Inventories	291,783	371,137
Amount due from related parties	1,238	320,915
Prepayments and other current assets, net	191,256	226,773
Total current assets	2,202,054	2,383,675

Non-current assets
Property, Equipment and Software, net	34,626	-
Deferred offering costs	889,752	800,772
Right-of-use assets	258,680	317,980
Other non-current assets	54,904	55,025
Total non-current assets	1,237,962	1,173,777
Total assets	3,440,016	3,557,452

LIABILITIES
Current liabilities
Short-term borrowing	134,302	413,719
Current portion of long-term bank borrowing	37,153	33,302
Accounts payable	890,609	649,878
Advance from customers	384,365	546,037
Accrued expenses and other current liabilities	912,203	751,528
Amount due to related parties	823,756	799,347
Lease liabilities-current	208,386	199,216
Lease liabilities-current-a related party	53,087	34,542
Total current liabilities	3,443,861	3,427,569

Non-current liabilities
Amount due to related parties - non current	4,126,476	3,988,720
Long-term bank borrowings	845,060	30,332
Lease liabilities-non current	-	17,192
Lease liabilities-non current-a related party	46,551	86,922
Total non-current liabilities	5,018,087	4,123,166

Total liabilities	8,461,948	7,550,735

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ DEFICIT
Ordinary share, $ 0.000002 par value, 25,000,000,000 shares authorized, 15,000,000 shares issued and outstanding as of June 30, 2024 and 2023*	30	30
Subscription receivable	(30)	(30)
Additional paid-in capital	6,060,919	6,060,919
Accumulated deficit	(11,456,755)	(10,413,390)
Accumulated other comprehensive income	373,904	359,188
Total shareholders’ deficit	(5,021,932)	(3,993,283)

Total liabilities and shareholders’ deficit	3,440,016	3,557,452

* The shares data are presented on a retroactive basis to reflect the share dividend (Note 14). The additional paid-in capital and accumulated deficit as of June 30, 2022 and 2023 are restated to reflect the restatement (Note 21).

The accompanying notes form an integral part of these consolidated financial statements.

MED EIBY HOLDING CO., LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the fiscal years ended June 30, 2024 and 2023.

(Amounts in U.S. dollars (“US$”), except for number of shares or otherwise noted)

	Fiscal Year Ended June 30,
	2024	2023
Revenues
Third party sales	3,189,329	3,119,795
Related party sales	91,074	199,544
Total revenues	3,280,403	3,319,339
Cost of revenues	(2,196,015)	(1,793,776)
Gross profit	1,084,388	1,525,563
Operating expenses:
Selling and marketing expenses	(485,263)	(554,521)
General and administrative expenses	(1,129,526)	(1,254,210)
Research and development expenses	(424,619)	(413,778)
Total operating expenses	(2,039,408)	(2,222,509)

Loss from operations	(955,020)	(696,946)

Other income/(expenses):
Interest expense	(104,915)	(70,613)
Interest income	1,930	82
Foreign currency exchange gain	23,591	56,256
Other income, net	980	40,407
Total other (expenses)/income, net	(78,414)	26,132

Loss before income tax	(1,033,434)	(670,814)
Income taxes expense	(9,931)	(34,059)
Net loss	(1,043,365)	(704,873)

Other comprehensive loss
Foreign currency translation adjustment	14,716	324,464
Total comprehensive loss	(1,028,649)	(380,409)

Net loss attributable to ordinary shareholders	(1,043,365)	(704,873)
Weighted average number of ordinary shares used in calculating net loss per share*	15,000,000	15,000,000
Net loss per share*	(0.07)	(0.05)

* The shares data are presented on a retroactive basis to reflect the share subdivision and share dividend (Note 14).

The accompanying notes form an integral part of these consolidated financial statements.

MED EIBY HOLDING CO., LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the fiscal years ended June 30, 2024 and 2023.

(Amounts in U.S. dollars (“US$”), except for number of shares or otherwise noted)

	Ordinary shares *	Ordinary shares amount *	Subscription receivable	Additional paid-in capital	Accumulated Deficit (Note 21)	Accumulated other comprehensive income	Total shareholders’ deficit
Balance as of June 30, 2022 (As restated)	15,000,000	30	(30)	6,060,919	(9,708,517)	34,724	(3,612,874)
Net loss	-	-	-	-	(704,873)	-	(704,873)
Foreign currency translation adjustment	-	-	-	-	-	324,464	324,464
Balance as of June 30, 2023 (As restated)	15,000,000	30	(30)	6,060,919	(10,413,390)	359,188	(3,993,283)
Net loss	-	-	-	-	(1,043,365)	-	(1,043,365)
Foreign currency translation adjustment	-	-	-	-	-	14,716	14,716
Balance as of June 30, 2024	15,000,000	30	(30)	6,060,919	(11,456,755)	373,904	(5,021,932)

* The shares data are presented on a retroactive basis to reflect the share subdivision and share dividend (Note 14). The additional paid-in capital and accumulated deficit as of June 30, 2022 and 2023 are restated to reflect the restatement (Note 21).

The accompanying notes form an integral part of these consolidated financial statements.

MED EIBY HOLDING CO., LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the fiscal years ended June 30, 2024 and 2023.

(Amounts in U.S. dollars (“US$”), except for number of shares or otherwise noted)

	Fiscal Year Ended June 30,
	2024	2023
Cash Flows from operating activities:
Net loss	(1,043,365)	(704,873)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	3,166	39,259
Impairment of long-lived assets	-	88,097
Provision on/(reverse of) credit losses	172,820	(8,923)
Amortization of right-of-use assets	234,047	234,765
Changes in operating assets and liabilities
Accounts receivable	(435,528)	(56,647)
Inventories	79,003	312
Prepayments and other current assets, net	20,853	54,548
Accounts payable	243,574	(376,794)
Accrued expenses and other current liabilities	177,415	236,791
Advances from customers	(161,419)	173,990
Amount due to related parties	49,069	371,059
Lease liabilities	(204,378)	(218,347)
Net cash used in operating activities	(864,743)	(166,763)

Cash flows from investing activities:
Purchases of property and equipment	(13,627)	(2,190)
Loans provided to a related party	-	(443,348)
Repayments of loans from a related party	305,891	116,748
Net cash provided by/(used in) investing activities	292,264	(328,790)

Cash flows from financing activities:
Proceeds of loans from related parties	250,583	1,853,226
Repayments of loans to related parties	(141,494)	-
Payment for deferred offering cost	(91,265)	(233,494)
Proceeds from bank borrowings	1,103,975	518,717
Repayments to long-term bank borrowings	(145,362)	(1,337,221)
Repayments to short-term bank borrowings	(415,236)	(69,162)
Net cash generated from financing activities	561,201	732,066

Effect of foreign exchange rate changes on cash and cash equivalents	(448)	(16,958)
Net (decrease)/increase in cash and cash equivalents	(11,726)	219,555
Cash and cash equivalents at the beginning of year	234,652	15,097
Cash and cash equivalents at the end of year	222,926	234,652

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the period for:
Interest expenses paid	112,859	81,457
Income taxes paid	5,762	9,885
SUPPLEMENTAL DISCLOSURE OF NON-CASH FLOWS INFORMATION:
Recognition of right-of use assets and lease liabilities	175,100	575,516
A related party made payment for purchase of a vehicle on behalf of the Company	30,451	-

The accompanying notes form an integral part of these consolidated financial statements.

MED EIBY HOLDING CO., LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED JUNE 30, 2024 AND 2023.

(Amounts in U.S. dollars (“US$”), except for number of shares or otherwise noted)

1.	Organization and principal activities

Med Eiby Holding Co., Limited (“Med Eiby”) was incorporated on June 25, 2021 in Cayman Islands. The Company, its subsidiaries (collectively, the “Company”), its variable interest entities (“VIEs”) and the VIEs’ subsidiary are engaged in research and development, manufacturing, and trading a broad portfolio of essential healthcare products. The Company’s products were distributed through independent distributors and direct sales to individual customers. The products are used by hospitals, doctors’ offices and by patients at home.

	Place of Incorporation	Percentage of ownership	Date of incorporation	Principal activities
Wholly owned subsidiaries
Heketuoer Holding Co., Limited (“Heketuoer”)	BVI	100% by Med Eiby	July 8, 2021	Investment holding
Xuan Wu Holding Co., Limited (“Xuan Wu Holding”)	BVI	100% by Med Eiby	March 29, 2022	Investment holding
MED BESTMAN Holding Co., Limited (“Med Bestman”)	Hong Kong	100% by Heketuoer	July 12, 2021	Investment holding
Beijing Agamemnon Technology Service Co., Limited (“WFOE”)	Beijing, PRC	100% by Med Bestman	January 24, 2022	Investment holding
VIE and wholly owned subsidiary of VIE
Shenzhen Bestman Instrument Co., Ltd. (“Shenzhen Bestman”)	Shenzhen, PRC	Consolidated by Med Bestman through VIE agreements	August 3, 2001	Research and development, manufacturing and sales of medical equipment
Nanjing Yonglei Medical Product Import and Export Trade Co., Ltd. (“Yonglei”)	Nanjing, PRC	100% by Shenzhen Bestman	September 29, 2005	Medical equipment trading

Reorganization

In anticipation of an initial public offering (“IPO”) of its equity securities, on January 28, 2022, the Company undertook a reorganization and became the ultimate holding company of Heketuoer, Med Bestman and WFOE. Heketuoer, Med Bestman, WFOE and Shenzhen Bestman were all controlled by the same shareholders before and after the reorganization (the “Reorganization”). Details of the subsidiaries and VIE of the Company are set out above.

Effective on January 28, 2022, shareholders of Shenzhen Bestman and WFOE entered into a series of contractual agreements (the “VIE Agreements” which are described below). As a result, the Company, through its wholly owned subsidiaries Heketuoer, Med Bestman and WFOE, has been determined to be the primary beneficiary of Shenzhen Bestman and its subsidiary; and Shenzhen Bestman and its subsidiary became VIE of the Company. Accordingly, the Company consolidates the operations, assets and liabilities of Shenzhen Bestman and its subsidiary. Immediately before and after the Reorganization completed on January 28, 2022 as described above, the Company together with its wholly-owned subsidiary Heketuoer, Med Bestman and WFOE, and its VIE were effectively controlled by the same shareholders; therefore, the Reorganization was accounted for as a recapitalization. The accompanying consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented. The consolidation of the Company and its subsidiaries and VIE has been accounted for at historical cost as of the beginning of the first period presented in the accompanying financial statements. The Company currently conducts the business activities through the VIE. WFOE has entered into the following contractual arrangements with Shenzhen Bestman and its shareholders, which enable the Company to (i) exercise effective control over Shenzhen Bestman, (ii) receive substantially all of the economic benefits of Shenzhen Bestman, and (iii) have an exclusive option to purchase all or part of the equity interests and assets in Shenzhen Bestman when and to the extent permitted by PRC law. As a result of these contractual arrangements, the Company is fully and exclusively responsible for the management of Shenzhen Bestman, assumes the obligation to absorb losses of Shenzhen Bestman and has the exclusive right to exercise all voting rights of Shenzhen Bestman’s shareholders. Therefore, the Company is considered the primary beneficiary of Shenzhen Bestman and has consolidated Shenzhen Bestman’s assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements as required by FASB ASC Topic 810, Consolidation.

The primary terms of the VIE Agreements are further described below.

Powers of Attorney

On January 28, 2022, each shareholder of Shenzhen Bestman, executed Power of Attorney, accepted by WFOE and acknowledged by Shenzhen Bestman, whereby shareholders of Shenzhen Bestman irrevocably appoint and constitute WFOE or its designee as their attorney-in-fact to exercise on the shareholders’ behalf any and all rights that shareholders of Shenzhen Bestman have in respect of their equity interests in Shenzhen Bestman including to (i) convene, hold and attend shareholders’ meetings of the VIE, (ii) exercise all voting rights of the VIE’s shareholders with respect to all matters to be discussed and voted on in the shareholders’ meetings of the VIE, (iii) exercise all voting rights of the VIE’s shareholders under the PRC laws promulgated from time to time, and (iv) exercise all voting rights of the VIE’s shareholders in accordance with law and the articles of association of the VIE. The powers of attorney will remain effective until the shareholders are no longer registered VIE’s shareholders. These four Powers of Attorney will remain irrevocable and effective until the shareholders are no longer registered shareholders of Shenzhen Bestman.

Exclusive Option Agreement

Shenzhen Bestman and its shareholders have entered into an Exclusive Option Agreement with WFOE on January 28, 2022. Under the Exclusive Option Agreement, the shareholders of Shenzhen Bestman granted WFOE (or its designee) an irrevocable and exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in Shenzhen Bestman. According to the Exclusive Option Agreement, the purchase price to be paid by the Company to each shareholder of the Shenzhen Bestman will be the RMB10 ($1.55) (“Base Price”) or the Base Price calculated on pro rata basis in the event of purchasing part of the equity interest or certain other amount permitted by applicable PRC law at the time when such share transfer occurs. If the lowest price permitted under PRC law exceeds the Base Price, the amount exceeding the Base Price shall be promptly donated by the shareholders of Shenzhen Bestman to WFOE or any other person designated by WFOE. Without the prior written consent of WFOE, the VIE’s shareholders shall not dispose of or encumber any of their equity interests in the VIE, and the VIE shall not dispose of or transfer any of its assets or income or distribute any dividends to the VIE’s shareholders in any manner. The Exclusive Option Agreement will remain effective unless the equity interests held by its shareholders have been transferred or assigned to WFOE or any other person designated by WFOE.

Exclusive Business Cooperation Agreement

On January 28, 2022, WFOE entered into an Exclusive Business Cooperation Agreement with Shenzhen Bestman. Under this Agreement, WFOE has the exclusive right to provide Shenzhen Bestman with comprehensive business support, including technical support and marketing services, services related to the development and manufacturing of medical devices, information technology and consulting services, the development, maintenance and update of computer system, hardware and database. Without WFOE’s written consent, Shenzhen Bestman shall not accept any technology consulting and services covered by this agreement from any third party, and Shenzhen Bestman agrees to pay a service fee which shall be reasonably determined by WFOE. This Agreement will remain effective for 30 years from the execution of such Exclusive Business Cooperation Agreement, and will automatically be extended for another 30 years upon each expiration date, unless otherwise terminated by WFOE on the expiration date upon prior written notice or terminated pursuant to other agreements entered into among all parties to the Exclusive Business Cooperation Agreement.

Equity Pledge Agreement

Under the Equity Pledge Agreement dated January 28, 2022 among each of the shareholders of Shenzhen Bestman and WFOE, each shareholder of Shenzhen Bestman agreed to pledge all of his or her equity interest in Shenzhen Bestman to WFOE to secure the performance of Shenzhen Bestman’s obligations under the Power of Attorney, Exclusive Option Agreement, and Shenzhen Bestman’s payment obligations under Exclusive Business Cooperation Agreement and any such agreements to be entered into in the future. The Shenzhen Bestman shareholders also agreed that upon occurrence of any event of default, as set forth in the Equity Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. Shareholders of Shenzhen Bestman agreed not to transfer, sell, pledge, dispose of or otherwise create any encumbrance on their equity interests in Shenzhen Bestman without the prior written consent of WFOE. The Equity Pledge Agreement will remain effective unless otherwise terminated by WFOE in the event of material breach by VIE, or terminated pursuant to other agreements entered into among all parties to the Equity Pledge Agreement.

Spousal Consent Letter

On January 28, 2022, the spouse of an individual shareholder of Shenzhen Bestman, Mr. Huaye Bai, unconditionally and irrevocably agreed to the execution by his spouse of the Exclusive Option Agreement, Power of Attorney and Equity Pledge Agreement, and the disposal of the operating rights or the assets for the business of Shenzhen Bestman held by Mr. Huaye Bai and registered in his name, and that he may perform, amend or terminate such agreements without his spouse’s consent. The spouse of Mr. Huaye Bai further undertakes not to make any assertions in connection with the operating rights and assets of Shenzhen Bestman which are held by Mr. Huaye Bai. The spouse undertakes to execute all necessary documents and take all necessary actions to ensure appropriate performance of the agreements above.

Risks in relation to the VIE structure

The Company relies on contractual arrangements with its VIE and the shareholders of the VIE for a substantially all of its business operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIE or its shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on the Company’s business;

If the PRC government determines that the contractual arrangements constituting part of the Company’s VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, the Company may be unable to exercise its contractual rights over the assets of VIE and its subsidiary.

Contractual arrangements in relation to the VIE may be subject to scrutiny by the PRC tax authorities and they may determine that the Company or its VIE owe additional taxes, which could negatively affect the Company’s financial condition.

The Company believes that the contractual arrangements with its VIE and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, the VIE Agreements have not been tested in a court of law in China as of the issuance date of the financial statements, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

•	revoke the business and operating licenses of the Company’s mainland China subsidiary and the VIE;

•	discontinue or restrict the operations of any related-party transactions between the Company’s mainland China subsidiary and the VIE;

•	limit the Company’s business expansion in China by way of entering into contractual arrangements;

•	impose fines or other requirements with which the Company’s mainland China subsidiary and VIE may not be able to comply;

•	require the Company or the Company’s mainland China subsidiary and the VIE to restructure the relevant ownership structure or operations; or

•	restrict or prohibit the Company’s use of the proceeds of the additional public offering to finance the Company’s business and operations in China.

The Company’s ability to engage in the manufacture, research and development and sales of Class I and II medical devices may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, the Company may not be able to consolidate its VIE in its consolidated financial statements as it may lose the ability to exert effective control over the VIE and their respective shareholders and it may lose the ability to receive economic benefits from the VIE for accounting purposes. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its mainland China subsidiary and the VIE.

The interests of the shareholders of the VIE may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing the VIE not to pay the service fees when required to do so. The Company cannot assure that when conflicts of interest arise, shareholders of the VIE will act in the best interests of the Company or that conflicts of interests will be resolved in the Company’s favor. Currently, the Company does not have existing arrangements to address potential conflicts of interest the shareholders of the VIE may encounter in its capacity as beneficial owners and directors of the VIE, on the one hand, and as beneficial owners and directors of the Company, on the other hand. The Company believes the shareholders of the VIE will not act contrary to any of the contractual arrangements and the exclusive option agreements provide the Company with a mechanism to remove the current shareholders of the VIE should they act to the detriment of the Company. The Company relies on certain current shareholders of the VIE to fulfill their fiduciary duties and abide by laws of the PRC and act in the best interest of the Company. If the Company cannot resolve any conflicts of interest or disputes between the Company and the shareholders of the VIE, the Company would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

Total assets and liabilities presented on the consolidated balance sheets and revenues, expenses, net loss presented on consolidated statements of operations and comprehensive loss as well as the cash flows from operating, investing and financing activities presented on the consolidated statements of cash flows are substantially the financial positions, operations and cash flows of Shenzhen Bestman and its subsidiary. Med Eiby and its subsidiaries has not provided any financial support to Shenzhen Bestman and its subsidiary for the fiscal years ended June 30, 2024 and 2023. The following financial information of the VIE and the wholly owned subsidiary of VIE were included in the consolidated financial statements as of June 30, 2024 and 2023 and for the years then ended:

	As of June 30,
	2024	2023
	US$	US$
Total assets	3,478,686	3,596,032
Total liabilities	8,460,558	7,578,552

	For the fiscal years ended June 30,
	2024	2023
	US$	US$
Total net revenue	3,280,403	3,319,339
Net loss	(1,011,619)	(694,010)

Net cash used in operating activities	(863,481)	(166,792)
Net cash provided by/(used in) investing activities	284,097	(328,790)
Net cash provided by financing activities	561,201	732,066

2.	Liquidity

The Company has incurred recurring net losses of $1,043,365 and $704,873 during the fiscal years ended June 30, 2024 and 2023, respectively. As of June 30, 2024, the Company had a working capital deficit of $1,241,807 and the cash flow used in the operating activities for the fiscal years ended June 30, 2024 and 2023 were $864,743 and $166,763, respectively. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to reduce or eliminate its net losses for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, the Company may not be able to achieve profitability. The Company has financed its capital requirements with borrowings from related parties and bank which has historically been sufficient to meet its working capital requirements. The Company had net cash provided by financing activities of $561,201 and $732,066 for the fiscal years ended June 30, 2024 and 2023, respectively.

The Company has obtained approval for a RMB10,000,000 (approximately $1,384,121) revolving line of credit from China Everbright Bank, of which the Company has borrowed RMB10,000,000 (approximately $1,384,121) in August 2024, at an interest rate of 3% per annum and with a maturity date of August, 2027, without any special debt covenant terms, which was secured by a mortgage on property of Mr. Yong Bai. In addition, the Company has obtained approval for a RMB10,000,000 (approximately $1,384,121) revolving line of credit  from a non-bank financial institution  of Shenzhen Haosen Micro-Credit Loans Co., Ltd., and this line of credit has not been used as of the issuance date of these consolidated financial statements and will expire in April, 2026 without any special debt covenant terms. The interes rate is 6% per annum. Management concluded that the current assets and the available lines of credit will be sufficient to satisfy its obligations as they become due and will support the operations for one year from the issuance date of the consolidated financial statements. The Company will meet anticipated working capital requirements and capital expenditures within the next 12 months from the issuance date of the consolidated financial statements.

3.	Summary of Significant Accounting Policies

a)	Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

b)	Basis of Consolidation

The consolidated financial statements include the financial statements of Med Eiby, its subsidiaries and VIE and VIE’s subsidiary. All intercompany transactions and balances are eliminated upon consolidation.

c)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and related notes.

The most significant estimates and judgments include provision for credit losses, net realizable value of inventory, useful life of property and equipment and software, assessment for impairment of long-lived assets, valuation allowance on deferred tax assets. Actual amounts could differ from those estimates.

d)	Functional Currency and Foreign Currency Translation

The Company’s reporting currency is the United States dollar (“US$”). The Company’s operations are principally conducted through mainland China subsidiaries where RMB, the local currency, is the functional currency. Therefore, the functional currency of Med Eiby is the US$ and the functional currency of Shenzhen Bestman and Yonglei is the Renminbi (“RMB”).

Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in currencies other than the applicable functional currency are translated into the functional currency at the prevailing rates of exchange at the balance date. Gains and losses from foreign currency transactions are included in the results of operations.

The Company’s financial statements are reported using U.S. Dollars (“US$”). The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in consolidated statements of changes in equity.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in the consolidated financial statements in this report:

	As of June 30,
	2024	2023
Balance sheet items, except for equity accounts	7.2672	7.2513

	For the fiscal years ended June 30,
	2024	2023
Items in the statements of operation and comprehensive loss, and statements of cash flows	7.2248	6.7667

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

e)	Fair Value Measurement

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2:	Quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3:	Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, amount due from a related party, accounts payable, amounts due to related parties, borrowings, accrued expenses and other current liabilities. The carrying amounts approximate their fair values due to their short maturities as of June 30, 2024 and 2023.

The Company noted no transfers between levels during any of the periods presented. The Company did not have any instruments that were measured at fair value on a recurring or non-recurring basis as of June 30, 2024 and 2023.

f)	Cash and cash equivalents

Cash and cash equivalents consist of petty cash on hand and cash held in banks, which are highly liquid and are unrestricted as to withdrawal or use. The Company maintains all bank accounts in mainland China.

g)	Accounts receivable, net

Accounts receivable are stated at historical carrying amount net of write-offs and allowance for collectability in accordance with ASC Topic 326. The Company prepared an expected loss model in accordance with ASC 326. ASC 326 requires the Company to estimate future expected credit losses on such instruments before an impairment may occur. The adoption of ASC 326 did not have a material impact on the Company’s recognition of financial instruments within the scope of the standard. The Company established an allowance for uncollectible accounts receivable based on expected credit loss, which uses a lifetime expected loss allowance for accounts receivables and incorporate historical experience and other factors surrounding the credit risk of specific type of customers.

Accounts receivable are written off after all collection efforts have ceased. The Company regularly reviews the adequacy and appropriateness of the allowance for credit loss.

h)	Inventories

Inventories primarily consist of raw materials, work-in-process and finished goods, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost is principally determined using the first in first out method. The Company records adjustments to inventory for excess quantities, slow moving, obsolescence, when appropriate, to reflect inventory at net realizable value. These adjustments are based upon a combination of factors including current sales volume, market conditions, historical usage, inventory aging, expiration date, expected demand, anticipated sales price, product obsolescence, lower of cost or market analysis and expected realizable value of the inventory.

i)	Deferred Offering Costs

The Company complies with the requirement of the Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A—“Expenses of Offering.” Deferred offering costs consist of underwriting, legal, consulting, and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. As of June 30, 2024 and 2023, the deferred offering costs were $889,752 and $800,772, respectively.

j)	Property, Equipment and Software, net

Property and equipment items are recorded at their historic cost, less accumulated depreciation and impairment losses. Software is a non-monetary asset without physical substance. These items are initially measured at cost and subsequently carried at cost less any accumulated amortization and impairment losses. The Company calculates depreciation and amortization using the straight-line method, after consideration of the estimated residual values, over the following estimated useful lives:

Category	Useful lives	Estimated residual value
Production equipment	5 years	5%
Vehicles	5 years	5%
Electronic equipment	5 years	5%
Office equipment	5 years	5%
Research and development equipment	5 years	5%
Software	10 years	0%

Major improvements are capitalized and expenditures for maintenance and repairs are expensed as incurred.

k)	Impairment of Long-Lived Assets

Long-lived assets consist primarily of property, equipment and software and right-of-use assets. The Company evaluates the carrying value of long-lived assets when it determines a triggering event has occurred, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators exist, recoverability of assets is measured by a comparison of the carrying value of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset. Examples of such triggering events include a significant disposal of a portion of such assets, and adverse change in the market involving the business employing the related assets. If such assets are determined not to be recoverable, the Company performs an analysis of the fair value of the asset group and will recognize an impairment loss when the fair value is less than the carrying amounts of such assets. The Company recorded impairment of long-lived assets of nil and $88,097 for the fiscal years ended June 30, 2024 and 2023.

l)	Value-added Tax

The Company is subject to Value-added taxes (“VAT”) and related surcharges on revenue generated from sales of products, such VAT is collected from customers and remitted to governmental authorities. VAT collected from customers is excluded from revenue. The Company is subject to a VAT rate of 13% since April 1, 2019. This VAT may be offset by qualified input VAT paid by the Company to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of accrued expenses and other current liabilities and prepayments and other current assets when it is positive on the consolidated balance sheets.

m)	Revenue Recognition

Revenue is recognized based on the requirements of ASC Topic 606 when control of the promised goods or services is transferred to the customers in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods or services. Revenue is recognized when the following 5-step revenue recognition criteria are met:

1)	Identify the contract with a customer

2)	Identify the performance obligations in the contract

3)	Determine the transaction price

4)	Allocate the transaction price

5)	Recognize revenue when or as the entity satisfies a performance obligation

The Company primarily generates revenue through: 1) manufacturing and sales of Class I and II medical devices under their own brands, i.e. the brands owned by Shenzhen Bestman; and 2) resales of Class I, II and III medical devices sourced from other manufacturers. Revenue from product sales is recognized at the point in time the control of the products is transferred, generally upon customer receipt based upon the standard contract terms. Shipping and handling activities are considered to be fulfillment activities rather than promised services and are not, therefore, considered to be separate performance obligations. The Company’s sales terms provide no right of return outside of a standard quality policy and returns are generally not significant. Payment terms for product sales do not include variable considerations, financing components, noncash payments and payment to customers and are generally set at 6 months after the consideration becomes due and payable.

Revenue from resales of sourced medical devices from third party manufacturers is accounted on a gross basis as a principal, as the Company controls the goods before such goods are transferred to the customers. In making this evaluation, some of the factors that are considered include whether the Company has control over the specified goods or services before they are transferred to the customer. The Company also assesses if it is primarily responsible for fulfilling the promise to provide the goods or services, has inventory risk, and has discretion in establishing the price. For all of the Company’s transactions, management concluded that gross presentation is appropriate, as the Company is primarily responsible for providing the performance obligation directly to the customers and assumes fulfilment risk of all sales. The Company also retains inventory risk as it would be responsible for the risk prior to the transfer of ownership of the inventory, as agreed under the terms of trade. Finally, the Company can establish the price of the goods sold.

Contract assets and liabilities

A contract asset is an entity’s right to consideration in exchange for goods or services that the entity has transferred to a customer. The Company did not have contract assets as of June 30, 2024 and 2023, respectively.

The Company’s contract liabilities primarily relate to unsatisfied performance obligations when payment has been received from customers before the Company’s products are delivered, and are recorded as “advance from customers” on the consolidated balance sheets. Advance from customers amounted to $384,365 and $546,037 as of June 30, 2024 and 2023, respectively. Revenue included in the beginning balance of advance from customers and recognized for the fiscal years ended June 30, 2024 and 2023 amounted to $237,328 and $385,931, respectively.

Revenue Disaggregation

The Company’s disaggregated revenues are represented by three categories which are type of goods and type of customers and by geographic areas. The Company attributed revenues to geographic areas based on customers’ places of registration.

Type of Goods

	For the fiscal years ended June 30,
	2024	2023
	US$	US$
Self-manufactured products	1,255,773	1,656,413
Resales of sourced medical devices from third party manufacturers	2,024,630	1,662,926
Total Revenue	3,280,403	3,319,339

Type of Customers

	For the fiscal years ended June 30,
	2024	2023
	US$	US$
Direct sales	105,146	138,838
Distributors	3,175,257	3,180,501
Total Revenue	3,280,403	3,319,339

By Geographic Areas

	For the fiscal years ended June 30,
	2024	2023
	US$	US$
China	878,119	1,328,479
Cameroon	782,720	799,109
Senegal	568,143	409,578
HKSAR	317,357	-
Nigeria	290,119	373,221
Others	443,945	408,952
Total Revenue	3,280,403	3,319,339

n)	Loss per Share

Earnings (loss) per share is calculated in accordance with ASC 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing the net income (loss) attributable to shareholders of the Company by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share is computed based on the weighted average number of ordinary shares and dilutive ordinary share equivalents. Dilutive ordinary share equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive. There is no ordinary stock equivalent issued to date.

o)	Comprehensive Loss

Comprehensive loss is defined to include all changes in shareholders’ deficit of the Company during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Accumulated other comprehensive loss, as presented on the consolidated balance sheets, represents only accumulated foreign currency translation adjustments.

p)	Research and Development Costs

Research and development expenses are expensed as incurred. Research and development expenses were $424,619 and $413,778 for the fiscal years ended June 30, 2024 and 2023, respectively.

q)	Income Taxes

Current income taxes are provided on the basis of net profit for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in which temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of comprehensive income in the period of the enactment of the change.

The Company considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Company has considered possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carryforwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

The Company recognizes a tax benefit associated with an uncertain tax position when, in its judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that the Company judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The Company’s liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Company’s effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Company classifies interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense. The Company adopted ASU 2019-12 beginning July 1, 2022, which removes specific exceptions to the general principles in Topic 740 and to simplifies accounting for income taxes. The impact of adoption of this ASU was immaterial to its financial statements.

r)	Lease

In accordance with ASC Topic 842, Leases (“ASC 842”), the Company, using the modified retrospective transition approach through a cumulative-effect adjustment in the period of adoption rather than retrospectively adjusting prior periods beginning July 1, 2022. Based on the portfolio of leases as of June 30, 2022, a right-of-use asset of approximately $509,583 and a lease liability of approximately $509,583 was recognized on the consolidated balance sheet upon its adoption date of July 1, 2022, primarily relating to the rental of office and staff dormitory with terms of no less than 12 months.

Right-of-use (“ROU”) assets represent the Company’s rights to use underlying assets for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term, reduced by lease incentives received, plus any initial direct costs, using the discount rate for the lease at the commencement date. As the implicit rate in lease is not readily determinable for the Company’s operating leases, the Company generally use the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

s)	Segment Reporting

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The chief operating decision maker is the Company’s Chairman of the Board of Directors and Chief Executive Officer Mr. Yong Bai, who reviews operating results of different products at revenue level with no allocation of operating costs. Consequently, based on management’s assessment, the Company has determined that it has one operating segment as defined by FASB ASC 280. As of June 30, 2024 and 2023, all of the long-lived assets of the Company were located in the PRC.

t)	Russia-Ukraine War

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. As of June 30, 2024, the conflict in Ukraine and the imposition of broad economic sanctions on Russia did not have material impact on the Company’s supply chain and financial condition results of operations and cash flows. Depending on future developments, the conflict may impact the Company’s business and operating results.

u)	Recently Issued Accounting Standards

In March 2023, the FASB issued ASU No. 2023-01, “Leases (Topic 842): Common Control Arrangements”, which amended certain provisions of ASC 842 that apply to arrangements between related parties under common control. In addition, the ASU amended the accounting for leasehold improvements in common-control arrangements for all entities. ASU 2023-01 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted in any annual or interim period as of the beginning of the related fiscal year. The Company adopted ASU 2023-01 from July 1, 2024 and the impact of adoption of this ASU was immaterial to its financial statements.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”, that would enhance disclosures for significant segment expenses for all public entities required to report segment information in accordance with ASC 280. ASC 280 requires a public entity to report for each reportable segment a measure of segment profit or loss that its chief operating decision maker (“CODM”) uses to assess segment performance and to make decisions about resource allocations. The amendments in ASU 2023-07 improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more useful financial analyses. The amendments in ASU 2023-07 do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. A public entity should apply the amendments in ASU 2023-07 retrospectively to all prior periods presented in the financial statements. The Company adopted ASU 2023-01 from July 1, 2024 and the impact of adoption of this ASU was immaterial to its financial statements.

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This ASU incorporates certain U.S. Securities and Exchange Commission (SEC) disclosure requirements into the FASB Accounting Standards Codification. The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to compare entities subject more easily to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. For all other entities, the amendments will be effective two years later. However, if by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. The Company is currently evaluating the impact the adoption of ASU 2023-06 will have on its consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which establishes new income tax disclosure requirements in addition to modifying and eliminating certain existing requirements. Under the new guidance, entities must consistently categorize and provide greater disaggregation of information in the rate reconciliation. They must also further disaggregate income taxes paid. The requirements in ASU 2023-09 will be effective for annual periods beginning after December 15, 2024. The company is continuing to evaluate the provisions of ASU 2023-09 and does not anticipate a material impact on its consolidated financial statements and related disclosures upon adoption.

Recently issued ASUs by the FASB, except for the ones mentioned above, are not expected to have a significant impact on the Company’s consolidated results of operations or financial position.

4.	Certain risks and concentration

The Company’s financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivables.

As of June 30, 2024 and 2023, the substantially all of the Company’s cash was held in major financial institutions located in the PRC, which management considers to being of high credit quality. For accounts receivable, the Company extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. Further, the Company reviews the recoverable amount of each individual receivable at each balance sheet date to ensure that adequate allowances are made for credit loss.

The top customers whose revenues individually represented greater than 10% of the total net revenues of the Company for the fiscal years ended June 30, 2024 and 2023 were as follows:

	For the fiscal years ended June 30,
	2024	2023
Customer A	24%	23%
Customer B	17%	12%
Customer C	10%	* %

*less than 10% of total net revenue

Accounts receivable due from customers who represent 10% or more of the Company’s total accounts receivable were as follows:

	As of June 30,
	2024	2023
Customer D	28.3%	47%
Customer A	20.3%	* %
Customer B	19%	18%
Customer E	* %	17%

*less than 10% of total accounts receivable

The Company is also subject to concentration risk from its suppliers. The top supplier whose purchases individually represented greater than 10% of the total purchases of the Company for the fiscal years ended June 30, 2024 and 2023 was as follows:

	For the fiscal years ended June 30,
	2024	2023
Supplier A	52%	48%

Accounts payable due to suppliers who represent 10% or more of the Company’s total accounts payable were as follows:

	As of June 30,
	2024	2023
Supplier A.	71%	48%

*less than 10% of total account payable

5.	Accounts receivable, net

Accounts receivable, net consisted of the following:

	As of June 30,	As of June 30,
	2024	2023
	US$	US$
Accounts receivable	1,662,054	1,231,763
Provision for credit losses	(167,203)	(1,565)
Accounts receivable, net	1,494,851	1,230,198

The movements in the allowance for credit losses were as follows:

	June 30, 2024	June 30, 2023
	US$	US$
Balance at beginning of the period	(1,565)	-
Addition	(167,274)	(1,677)
Reversal	660	-
Foreign currency translation adjustment	976	112
Balance at ending of the period	(167,203)	(1,565)

6.	Inventories

Inventories consist of the following:

	As of June 30,	As of June 30,
	2024	2023
	US$	US$
Raw material	130,236	166,525
Work-in-process	112,047	137,658
Finished goods	49,500	66,954
Total	291,783	371,137

There has been no inventory impairment made for the years ended June 30, 2024 and 2023.

7.	Prepayments and other current assets, net

Prepayments and other current assets consisted of the following:

	As of June 30,	As of June 30,
	2024	2023
	US$	US$
Prepayments for inventory	61,882	53,799
Deposits	50,915	23,729
Prepaid expenses	35,170	103,683
Tax recoverable	22,165	32,831
Advances to staff	17,683	4,466
Others	3,441	8,265
Total	191,256	226,773

The Company made a provision of prepayment of $6,206 for the fiscal year ended June 30, 2024, and made a reversal of provision of prepayment of nil and $10,600 for the fiscal years ended June 30, 2024 and 2023.

8.	Property, equipment and software, net

Property, equipment and software consisted of the following:

	As of June 30,	As of June 30,
	2024	2023
	US$	US$
Vehicles	37,774	-
Less: accumulated depreciation and amortization	3,148	-
Property, Equipment and Software, net	34,626	-

Depreciation and amortization expenses were $3,166 and $39,259 for the fiscal years ended June 30, 2024 and 2023, respectively. The impairment charge of nil and $88,097 was recorded for the fiscal year ended June 30, 2024 and 2023.

9.	Short-term bank borrowing

Short-term bank borrowing is a working capital loan from a bank in China.

Short-term bank borrowing as of June 30, 2024 and 2023 represented the following:

Lender	Interest rate	Issuance Date	Maturity Date	June 30, 2024	June 30, 2023
Shenzhen Rural Commercial Bank Co. LTD	3.9%	04/23/2024	10/23/2024	$134,302	$-
Industrial and Commercial Bank of China	3.6%	06/07/2023	06/06/2024	$-	$413,719

The principal of the loan borrowed from Shenzhen Rural Commercial Bank Co. LTD was RMB 976,000 (approximately $134,302) and the Company fully repaid on the loan’s maturity date. Interest expense was $932 for the fiscal year ended June 30, 2024.

The principal of the loan was RMB3,000,000 (approximately $415,236) as of June 30, 2023 from Industrial and Commercial Bank of China and was fully repaid during the fiscal year ended June 30, 2024. Interest expense was $13,069 and $629 for the fiscal years ended June 30, 2024 and 2023, respectively.

10.	Long-term bank borrowing and lines of credit

Long-term bank borrowing is a working capital loan from banks in China. Long-term bank borrowing as of June 30, 2024 and 2023 represented the following:

	As of June 30,	As of June 30,
	2024	2023
	US$	US$
Long term bank borrowing	882,213	63,634
Less: current portion of long-term bank borrowings	37,153	33,302
Long-term bank borrowing, net of current portion	845,060	30,332

Lender	Interest rate	Issuance Date	Maturity Date	June 30, 2024	June 30, 2023
Shenzhen Rural Commercial Bank Co. LTD	3.9%	03/25/2024	03/25/2027	$840,351	$-
Shenzhen Qianhai WeBank	5.5%	10/28/2022	1/28/2025	$23,393	$63,634
Sichuan XWBANK	7.2%	10/18/2023	10/18/2025	$18,469	$-

The principal of the loan borrowed from Shenzhen Rural Commercial Bank Co. LTD was RMB 6,200,000 (approximately $853,223) and the Company repaid RMB93,000 (approximately $12,872) during the fiscal year ended June 30, 2024. Interest expense was $8,763 related to this long-term bank borrowing for the fiscal years ended June 30, 2024.

The principal of the loan borrowed from Shenzhen Qianhai WeBank was RMB510,000 (approximately $63,730) during the fiscal year ended June 30, 2023 and the Company repaid RMB291,429 (approximately $40,337) during the fiscal year ended June 30, 2024. Interest expense was $6,649 related to this long-term bank borrowing for the fiscal years ended June 30, 2024.

The principal of the loan borrowed from Sichuan XWBANK was RMB200,000 (approximately $27,682) and the Company repaid RMB65,782 (approximately $9,105) during the fiscal year ended June 30, 2024. Interest expense was $1,214 related to this long-term bank borrowing for the fiscal years ended June 30, 2024.

The principal of the loan borrowed from Tianjin Jincheng Bank Co., LTD was RMB600,000 (approximately $83,047) and the Company repaid RMB600,000 (approximately $83,047) during the fiscal year ended June 30, 2024. Interest expense was $8,921 related to this long-term bank borrowing for the fiscal years ended June 30, 2024.

As of June 30, 2024, the PRC operating entities have obtained a credit line of RMB10,000,000 (approximately $1,384,121) from China Everbright Bank, of which the Company has borrowed RMB10,000,000 (approximately $1,384,121) in August 2024. In addition, the PRC operating entities have obtained a credit line of RMB10,000,000 (approximately $1,384,121) from a financial institution, and this line of credit has not been used and will expire in April 2026.

11.	Accounts payable

Accounts payable consisted of the following:

	As of June 30,	As of June 30,
	2024	2023
	US$	US$
Inventory Purchase	851,951	631,130
Others	38,658	18,748
Total	890,609	649,878

12.	Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

	As of June 30,	As of June 30,
	2024	2023
	US$	US$
Accrued payroll and welfare	645,813	459,096
Accrued service fee	91,698	120,442
VAT payable	69,276	65,168
Income tax payable	59,579	55,555
Reimburse employee advances	30,983	41,995
Accrued loan interest	1,864	1,936
Others	12,990	7,336
Total	912,203	751,528

13.	Income Taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax is imposed.

BVI

Heketuoer and Xuan Wu Holding are incorporated in the British Virgin Islands (“BVI”). Under the current laws of the British Virgin Islands, Heketuoer and Xuan Wu Holding are not subject to tax on income or capital gains. In addition, dividend payments are not subject to withholdings tax in the BVI.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the Company’s Hong Kong subsidiary, Med Bestman, is subject to 16.5% income tax on its taxable income generated from operations in Hong Kong. On December 29, 2017, Hong Kong government announced a two-tiered profit tax rate regime. Under the two-tiered tax rate regime, the first HK$2.0 million of assessable profits will be subject to an 8.25% tax rate and the remaining assessable profits will continue to be taxed at the existing 16.5% tax rate. The two-tiered tax regime became effective from the assessment year of 2018/19, which was on or after April 1, 2018. The application of the two-tiered rates is restricted to only one nominated enterprise among connected entities. The Company has no assessable profits in its Hong Kong subsidiary for fiscal years ended June 30, 2024 and 2023.

PRC

Under the Enterprise Income Tax Law (“EIT Law”), Foreign Investment Enterprises (“FIEs”) and domestic companies are subject to Enterprise Income Tax (“EIT”) at a uniform rate of 25%.

Shenzhen Bestman was entitled to the High and New Technology Enterprise status (“HNTE”) and enjoyed a preferential tax rate of 15%. The HNTE certificate was renewed on December 23, 2021 for a three-year validity period.  Thus, Shenzhen Bestman is eligible for a 15% preferential tax rate for a period of three years from calendar year 2021 to 2023 if all the criteria for HNTE status could be satisfied in the relevant years. In Sep 2024, BSM re-applied for the HNTE certificate renewal and submitted renewal application documents to related government department, waiting for the final approval and public announcement by government department.

For qualified small and low-profit enterprises, from January 1, 2023 to December 31, 2027, 25% of the first RMB 3.0 million of the assessable profit before tax is subject to the tax rate of 20%. For the year ended June 30, 2024, there is a qualified small and low-profit enterprise in PRC, and thus it was eligible for the above preferential tax rate for small and low-profit enterprises.

The Enterprise Income Tax Law (the “EIT Law”) of the PRC includes a provision specifying that legal entities organized outside PRC will be considered residents for Chinese income tax purposes if their place of effective management or control is within the PRC. If legal entities organized outside PRC were considered residents for Chinese income tax purpose, they would become subject to the EIT Law on their worldwide income. This would cause any income from legal entities organized outside PRC earned to be subject to PRC’s 25% EIT. The Implementation Rules to the EIT Law provides that non-resident legal entities will be considered as PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, and properties, etc. reside within PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Company does not believe that the legal entities organized outside PRC should be characterized as PRC residents for EIT Law purposes.

Loss before income tax expense is attributable to the following geographic locations:

	For the fiscal years ended June 30,
	2024	2023
	US$	US$
PRC	(1,004,224)	(661,444)
Non-PRC	(29,210)	(9,370)
Total	(1,033,434)	(670,814)

Provisions for income tax are as follows:

	As of June 30,	As of June 30,
	2024	2023
	US$	US$
Deferred income tax expense	-	-
Current income tax expenses	9,931	34,059
Total	9,931	34,059

The following is a reconciliation of the Company’s total income tax expense to the loss before income taxes for the fiscal years ended June 30, 2024 and 2023, respectively:

	For the fiscal years ended June 30,
	2024	2023
	US$	US$
Loss before income tax provision	(1,033,434)	(670,814)
PRC statutory EIT rate	25%	25%
Computed income tax benefit with PRC statutory income tax rate	(258,358)	(167,704)
Research and development super-deduction	(94,730)	(94,515)
Non-deductible expenses	2,600	437
Effect of income tax rate differences in jurisdictions other than the PRC	7,303	2,087
Effect of preferential tax rate	132,462	114,817
Effect of tax rate change	129,602	-
Changes in valuation allowance	91,052	178,937
Income tax expense	9,931	34,059

Withholding tax on undistributed dividends

The EIT law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise (“FIE”) to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. According to the Arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income in August 2006, if an enterprise is a non-resident for PRC tax purpose, dividends paid out of profits earned by its direct subsidiary in Hong Kong after January 1, 2008 are subject to a withholding tax rate of 10%. If the PRC enterprise directly owns 25% of its Hong Kong subsidiary’s equity or more, according to the criteria of beneficial owner in the Hong Kong Special Administrative Region (“Hong Kong SAR"), the withholding tax rate shall be 5%.

Super deduction on research and development (“R&D”) expenses

In accordance with implementation rules of the EIT Laws, an enterprise engaged in manufacturing business and whose main operating revenue accounts for more than 50% of the total revenue, is entitled to claim an additional tax deduction amounting to 100% of the qualified R&D expenses incurred in determining its tax assessable profits for that year. Shenzhen Bestman can enjoy a 100% super deduction for eligible R&D expenses before taxation as a qualified manufacturing company. During the fiscal years ended June 30, 2024 and 2023, $378,921 and $378,061 of R&D expense was eligible for the super deduction, which contributed $94,730 and $94,515 decrease in tax expense, respectively.

Deferred tax assets, net

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The following table sets forth the significant components of the deferred tax assets

	As of June 30,	As of June 30,
	2024	2023
	US$	US$
Deferred tax assets, net
Inventory write-down	-	50,072
Net operating loss carried forward	1,394,284	1,121,128
Accrued expenses	(13,138)	-
Impairment loss of long-lived asset	13,215	13,215
Impairment loss of prepayment	32,711	162,002
Provision for credit losses	10,397	-
Less: valuation allowance	(1,437,469)	(1,346,417)
Balance at the end of the year	-	-

Changes in valuation allowance are as follows:

US$
Balance as of June 30, 2023	1,346,417
Addition	91,583
Foreign exchange difference	(531)
Balance as of June 30, 2024	1,437,469

In general, the PRC tax authority has up to five years to conduct examinations of the Company’s tax filings. Accordingly, mainland China subsidiaries and VIE and its subsidiaries for the tax years ended Dec 31, 2019 through Dec 31, 2023 remain open to examination by the taxing jurisdictions. According to PRC tax regulations, the PRC enterprise net operating loss can generally carry forward for no longer than five years, and HNTE’s net operating losses can be carried forward for no more than 10 years, starting from the year subsequent to the year in which the loss was incurred. Carryback of losses is not permitted. As of June 30, 2024, tax-loss carry-forwards amounted to $9,290,834, and would expire in calendar years 2027 through 2034 if not utilized.

The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are composed principally of net operating loss carryforwards. Under the applicable accounting standards, management has considered the Company’s history of losses and concluded that it is more likely than not that the Company will not generate future taxable income prior to the expiration of the majority of net operating losses for Shenzhen Bestman. Accordingly, as of June 30, 2024 and 2023, a $1,437,469 and $1,346,417 valuation allowance has been established respectively.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of June 30, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions.

14.	Ordinary shares and additional paid-in capital

On February 22, 2023, the Company’s authorized and issued ordinary shares of par value US$0.001 each were subdivided into 500 shares of par value US$0.000002 each (the “Subdivision”), and following the Subdivision, the authorized share capital of US$50,000 was divided into 25,000,000,000 Ordinary Shares with a par value of US$0.000002 each, and the issued share capital was US$25 divided into 12,681,000 Ordinary Shares with a par value of US$0.000002 each, with the shareholder’s shareholding ratio remaining unchanged. All numbers of shares and per share data presented in the consolidated financial statements and related notes have been retroactively restated to reflect the share split stated above.

On April 2, 2024, pursuant to the board of directors’ resolutions, a total of 2,319,000 Ordinary Shares were allotted and issued to the shareholders in proportion to their respective shareholdings. Pursuant to ASC 505, the issuance of shares on April 2, 2024 was share dividend in form, in the case of deficit position of retained earnings, the Company recorded this issuance of shares similar with a share split and retrospectively adjust the historical financial statements for all periods presented. As of June 30, 2023, the Company’s authorized and issued Ordinary Shares were 25,000,000 and 15,000,000 on a retrospective basis.

15.	Leases

The leases of the Company mainly consisted of office leasing and employee dormitory leasing.

	As of June 30,	As of June 30,
	2024	2023
	US$	US$
Right-of-use assets	258,680	317,980

Lease liabilities – current	208,386	199,216
Lease liabilities-current-a related party*	53,087	34,542
Lease liabilities – non-current	-	17,192
Lease liabilities-non-current-a related party*	46,551	86,922
Total lease liabilities	308,024	337,872

*The Company entered into two lease agreements as a lessee under which it leased an office and employee dormitories for operating purposes for 6 years from a related party, Mr. Yong Xu, who is the executive director and general manager of Yonglei. The Company accounts for the leases in accordance with ASC 842 and the related lease liabilities were recorded under operating lease liabilities – a related party.

The weighted average remaining lease terms and discount rates for the operating lease as of June 30, 2024 and 2023 were as follows:

	For the fiscal years ended June 30,	For the fiscal years ended June 30,
	2024	2023
Weighted average remaining lease term (years)	1.19	1.52
Weighted average discount rate	4.7%	6.5%

The total future minimum lease payments of operating lease with respect to the office and dormitories as of June 30, 2024 are as follows:

Offices and dormitories rental
US$
FY 2025	269,111
FY 2026	47,312
FY 2027 and thereafter	-
Minimum lease payments	316,423

Less: imputed interest	(8,399)

Present value of lease liabilities	308,024
Less: Current portion	(261,473)

Non-current portion of lease liabilities	46,551

Operating lease expenses were $247,288 and $264,030 included in operating expenses in the consolidated statements of operations and comprehensive loss for the fiscal years ended June 30, 2024 and 2023, respectively. The cash paid during the fiscal years ended June 30, 2024 and 2023 for amounts included in the measurement of lease liabilities was $204,378 and $218,347, respectively.

16.	Commitments and Contingencies

In the ordinary course of business, the Company may be subject to commitments and contingencies, including capital commitments, legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened significant claims and litigation as of June 30, 2024 and through the issuance date of these consolidated financial statements.

17.	Loss per share

The following table sets forth the computation of basic net loss per share:

	For the fiscal years ended June 30,
	2024	2023
	US$	US$
Net loss attributable to ordinary shareholders	(1,043,365)	(704,873)
Weighted average number of ordinary shares outstanding
– basic and diluted*	15,000,000	15,000,000
Basic and diluted net loss per share*	(0.07)	(0.05)

* The shares data are presented on a retroactive basis to reflect the share subdivision and the share dividend.

The Company does not have shares with a dilutive effect for the fiscal years ended June 30, 2024 and 2023.

18.	Restricted Net Assets

Pursuant to laws applicable to entities incorporated in the PRC, the Company’s mainland China subsidiary and VIE and VIE’s subsidiary are required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. And as of June 30, 2024 and 2023, the Company did not have statutory surplus or discretionary surplus reserve.

Under PRC laws and regulations, statutory surplus reserves are restricted to set-off against losses, expansion of production and operation and increasing registered capital of the respective company and are not distributable other than upon liquidation. The reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor allowed for distribution except under liquidation.

As a result of these PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Company. Amounts restricted include paid-in capital and the statutory reserves of the Company’s mainland China subsidiaries. The aggregate amounts of capital and statutory reserves restricted which represented the amount of net assets of the relevant subsidiaries in the Company not available for distribution were $165,488 and $165,488 as of June 30, 2024 and 2023.

19.	Related Party Transactions and Balances

Related Parties:

Name of related parties	Relationship with the Company
MED Pixiu Holding Co., Limited (“MED Pixiu”)	Entity under common control of Mr. Yong Bai
Mr. Yong Bai	The Chairman of the Board of Directors and Chief Executive Officer of Med Eiby, principal shareholder of the Company.
Mr. Yong Xu	The executive director and general manager of Yonglei
Ms. Guidi Huang	The Supervisor of Shenzhen Bestman and 0.84% shareholder of the Company.
Shenzhen Ebitech Technology Co., Ltd.	Entity under common control of Mr. Yong Bai
Shenzhen Jiafangwang Technology Co., Ltd.	Entity under common control of Ms. Guidi Huang
Peixian New Vision Marketing Planning Center	Entity under common control of Ms. Guidi Huang
Mr. Wei Fang	Mr. Wei Fang is the Director and 4% shareholder of the Company
Ms. Yufang Li	Ms. Yufang Li is an executive of the Company
Mr Qing Wang	Mr Qing Wang is the legal person of WFOE

Due from Related Parties

Due from related parties is as follow:

Name of related parties	Nature	As of June 30,
		2024	2023
		US$	US$
Shenzhen Ebitech Technology Co., Ltd.	Expenses paid on behalf of related parties	1,238	-
Shenzhen Beiguanai Health Service Co., Ltd.	Interest-free loan	-	304,773
Mr. Yong Xu*	Prepayment of operating lease expense	-	16,142
Amount due from related parties - current		1,238	320,915

On June 8, 2023, Shenzhen Beiguanai Health Service Co., Ltd borrowed an interest-free loan of RMB3,000,000 (approximately $443,348) from the Company with a maturity date of December 31, 2023., and it has repaid the Company RMB2,210,001 (approximately $305,891) and RMB789,999 (approximately $75,369) during the fiscal year ended June 30, 2024 and 2023, respectively. For the fiscal year ended June 30, 2024, the interest-free loans from Shenzhen Beiguanai Health Service Co., Ltd was $59,932 and the Company repaid with amount of $47,060.

*The Company entered into two lease agreements as a lessee under which it leased an office and employee dormitories for operating purposes for 6 years from a related party, Mr. Yong Xu, who is the executive director and general manager of Yonglei. The Company accounts for the leases in accordance with ASC 842 and the related lease liabilities were recorded under operating lease liabilities – a related party (See Note 15).

Due to Related Parties

Due to related parties are as follows:

Name of related parties	Nature	As of June 30,
		2024	2023
		US$	US$
Shenzhen Ebitech Technology Co., Ltd.	Receipt in advance for goods payments	(420,157)	(385,739)
Shenzhen Ebitech Technology Co., Ltd.	Interest	(5,303)	-
Ms. Yufang Li	Interest-free loans	(88,877)	(115,740)
Shenzhen Beiguanai Health Service Co., Ltd.	Interest-free loan	(12,798)	-
Shenzhen Beiguanai Health Service Co., Ltd.	Receipt in advance for goods payments	(3,715)	-
Mr. Yong Xu	Interest-free loan	(6,055)	-
Peixian New Vision Marketing Planning Center	Service fee charged to related parties	-	(1,378)
Shenzhen Jiafangwang Technology Co., Ltd.	Service fee charged to related parties	-	(1,379)
Ms. Guidi Huang	Service fee charged to related parties	(5,501)	-
Ms. Yufang Li	Expenses paid on behalf of the Company	(5,707)	-
Mr Qing Wang	Expenses paid on behalf of the Company	(1,390)	(1,393)
Mr. Yong Bai	Expenses paid on behalf of the Company	(274,253)	(293,718)
Amount due to related parties - current		(823,756)	(799,347)

Shenzhen Ebitech Technology Co., Ltd.	Principal of interest loan from related parties with 5.11% interest	(1,238,441)	(1,241,157)
Mr. Yong Xu	Interest-free loans	(17,338)	-
Mr. Yong Bai	Interest-free loans	(2,870,697)	(2,747,563)
Amount due to a related party – non current		(4,126,476)	(3,988,720)

The maturity dates of the interest-free loans due to Mr. Yong Bai were June 30, 2029.

The principal of the loan borrowed from Shenzhen Ebitech Technology Co., Ltd. was RMB9,000,000 (approximately $1,238,441), which expires in December 2025. Interest expense pertaining to the above loan for the fiscal year ended June 30, 2024 amounted to $63,656.

Related Party Sales

The Company sells products to one of its related parties and there are no accounts receivable as of June 30, 2024 and 2023; the sales to the related party for the fiscal years ended June 30, 2024 and 2023 were as follows:

	For the fiscal years ended June 30,
	2024	2023
Name of related party	US$	US$
Sales
Shenzhen Ebitech Technology Co., Ltd.	91,074	199,544

Related Parties Loans

The Company received loans from or provided loans to its related parties; the loans amount from or to related parties for the fiscal years ended June 30, 2024 and 2023 are as follows:

	For the fiscal years ended June 30,
	2024	2023
Name of related parties	US$	US$
Interest-free loans from related parties
Shenzhen Beiguanai Health Service Co., Ltd.	(59,932)	-
Mr. Yong Xu	(30,451)	-
Mr. Yong Bai	(129,903)	(416,171)
Ms. Yufang Li	(60,748)	(107,012)
Total	(281,034)	(523,183)

Interest loan from related parties
Shenzhen Ebitech Technology Co., Ltd.	-	(1,330,043)

Interest-free loan to related parties
Shenzhen Beiguanai Health Service Co., Ltd.	-	443,348

Repayments from a related party
Shenzhen Beiguanai Health Service Co., Ltd.	305,891	116,748

Interest-free loan repayments to related parties
Ms. Yufang Li	87,513	-
Mr. Yong Xu	6,921	-
Shenzhen Beiguanai Health Service Co., Ltd.	47,060	-

The interest-free loan of US $30,451 provided by Mr. Yong Xu is considered a non-cash transaction, as he made the payment for the purchase of a vehicle on behalf of the Company.

Expenses paid on behalf of the Company:

	For the fiscal years ended June 30,
Name of related parties	2024 US$	2023 US$
Mr. Yong Bai	(52,515)	(3,189)
Mr Qing Wang	-	(1,493)
Ms. Yufang Li	(11,386)	-
Total	(63,901)	(4,682)

Expense paid on behalf of related parties:

	For the fiscal years ended June 30,
Name of related parties	2024 US$	2023 US$
Shenzhen Ebitech Technology Co., Ltd.	1,246	-
Total	1,246	-

Service received from related parties

The Company made prepayment for service fee to related parties, and received the services from related parties with amounts as follows:

	For the fiscal years ended June 30,
	2024	2023
Name of related parties	US$	US$
Operating lease expenses charged by a related party
Mr. Yong Xu	40,800	25,055

Service fee charged by related parties
Ms. Guidi Huang	(5,536)	(2,956)
Total	35,264	22,099

20.	FINANCIAL INFORMATION OF THE PARENT COMPANY

Parent-only financial statements as follow:

CONDENSED PARENT COMPANY BALANCE SHEETS

	As of June 30,
	2024 US$	2023 US$
ASSETS
Investment deficit in subsidiary and VIE	(5,014,112)	(3,985,463)
Total assets	(5,014,112)	(3,985,463)

Other current liabilities	7,820	7,820
Total liabilities	7,820	7,820

SHAREHOLDERS’ DEFICIT
Ordinary share, $ 0.000002 par value, 25,000,000,000 shares authorized, 15,000,000 shares issued and outstanding as of June 30, 2024 and 2023*	30	30
Subscription receivable	(30)	(30)
Additional paid-in capital	6,060,919	3,904,307
Accumulated deficit	(11,456,755)	(8,256,778)
Accumulated other comprehensive income	373,904	359,188
Total shareholders’ deficit	(5,021,932)	(3,993,283)

Total liabilities and shareholders’ deficit	(5,014,112)	(3,985,463)

* The shares data are presented on a retroactive basis to reflect the share dividend. (Note 14).

CONDENSED PARENT COMPANY STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the fiscal years ended June 30,
	2024 US$	2023 US$
Total operating expenses	-	(7,820)
Equity in loss of subsidiaries and VIE	(1,043,365)	(697,053)

Loss before income tax expense	(1,043,365)	(704,873)
Income tax expense	-	-
Net Loss	(1,043,365)	(704,873)
Other Comprehensive loss
Foreign currency translation adjustment	14,716	324,464
Comprehensive loss	(1,028,649)	(380,409)

CONDENSED PARENT COMPANY STATEMENTS OF CASH FLOWS

For the fiscal years ended June 30,
	2024 US$	2023 US$
Cash flows from operating activities	-	(7,820)
Cash flows from investing activities	-	-
Cash flows from financing activities	-	7,820
Effect of exchange rate changes	-	-
Net change in cash, cash equivalents and restricted cash	-	-
Cash, cash equivalents and restricted cash at the beginning of year	-	-
Cash, cash equivalents and restricted cash at the end of year	-	-

21.	RESTATEMENT

In March 2019 and June 2021, the Company granted two senior managers and six external consultants share options equivalent to 33.34% and 1% of the Company's ordinary shares, respectively, as compensation for their past contributions. These awards vested immediately on the grant date. These share awards were not accounted for when granted in the fiscal years ended June 30, 2019 and 2021.

The Company restated prior year financial statements to correct the error with an adjustment between the opening accumulated deficit and additional paid-in capital. This restatement did not affect the Company’s consolidated statements of operations and comprehensive loss or consolidated statements of cash flows for the years ended June 30, 2024 and 2023, nor did it impact the consolidated total net assets of the Company.

The following table summarized the corrections made to the previously reported consolidated financial statements as of June 30, 2023 and 2022.

	As of June 30, 2023
Financial items	As previously reported	Adjustment	As restated
Accumulated deficit	(8,256,778)	(2,156,612)	(10,413,390)
Additional paid-in capital	3,904,307	2,156,612	6,060,919
Total shareholders' deficit	$(3,993,283)	$-	$(3,993,283)

	As of June 30, 2022
Financial items	As previously reported	Adjustment	As restated
Accumulated deficit	(7,551,905)	(2,156,612)	(9,708,517)
Additional paid-in capital	3,904,307	2,156,612	6,060,919
Total shareholders' deficit	$(3,612,874)	$-	$(3,612,874)

22.	Subsequent Events

On October 8, 2024, The Company entered into a share purchase agreement with Shenzhen Star Orange Intelligence Cloud Technology Co., Ltd for a total consideration of $14.

The Company evaluated subsequent events through November 1, 2024, the date on which these consolidated financial statements were issued, and the management determined that except for the events mentioned above, there were no subsequent events that require recognition and disclosure in the consolidated financial statements.

Until              , 2025 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

4,000,000 Ordinary Shares

MED EIBY HOLDING CO., LIMITED

PROSPECTUS

Dated              , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association provide that each officer or director of our Company (but not auditors) shall, to the extent permitted by law, be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own actual fraud, willful default or willful neglect, in or about the conduct of our Company’s business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreement filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering.

Purchaser	Date of Issuance	Number of Ordinary Shares***	Consideration
MED Kunpeng Holding Co., Limited*	June 25, 2021	500	$0.001
MED Pixiu Holding Co., Limited	September 15, 2021	6,371,000	$12.742
	April 2, 2024	1,165,078	$2.330
Dang Kang Holding Co., Limited	September 15, 2021	631,500	$1.263
	April 2, 2024	115,483	$0.231
Nie Si Tuo Er Holding Co., Limited	September 15, 2021	631,500	$1.263
	April 2, 2024	115,483	$0.231
Ao De Xiu Si Holding Co., Limited	September 15, 2021	631,500	$1.263
	April 2, 2024	115,483	$0.231
Xie Zhi Holding Co., Limited	September 15, 2021	631,500	$1.263
	April 2, 2024	115,483	$0.231
Pu Li A Mo Si Holding Co., Limited	September 15, 2021	631,500	$1.263
	April 2, 2024	115,483	$0.231
Shui Qi Lin Holding Co., Limited	September 15, 2021	626,500	$1.253
	April 2, 2024	114,569	$0.229
Xi Jin Holding Co., Limited	September 15, 2021	626,500	$1.253
	April 2, 2024	114,569	$0.229
Pandaluosi Holding Co., Limited	September 15, 2021	526,500	$1.053
	April 2, 2024	96,282	$0.193
Bili Holding Co., Limited	September 15, 2021	507,000	$1.014
	April 2, 2024	92,717	$0.185
Bo Lv Da Ma Si Holding Co., Limited	September 15, 2021	181,500	$0.363
	April 2, 2024	33,192	$0.066
XUAN Gui Holding Co., Limited	September 15, 2021	50,500**	$0.100
	April 2, 2024	9,236	$0.018
Ka er ka si Holding Co., Limited	February 22, 2022	634,000	$1.268
	April 2, 2024	115,942	$0.232

*On September 15, 2021,  MED Kunpeng Holding Co., Limited transferred its 500 shares to XUAN Gui Holding Co., Limited.

** The number of Ordinary Shares held by XUAN Gui Holding Co., Limited includes the 500 shares transferred from MED Kunpeng Holding Co., Limited on September 15, 2021.

***The number of Ordinary Shares reflects a 500-for-1 forward split of our ordinary shares approved by our shareholders and board of directors on February 22, 2023.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on January 17, 2025.

MED EIBY Holding Co., Limited

By:	/s/ Yong Bai
	Name:	Yong Bai
	Title:	Chief Executive Officer, Director, and Chairman of the Board of Directors (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yong Bai
Name: Yong Bai	Chief Executive Officer, Director, and Chairman of the Board of Directors (Principal Executive Officer)	January 17, 2025

/s/ Yufang Li
Name: Yufang Li	Chief Financial Officer (Principal Accounting and Financial Officer)	January 17, 2025

/s/ Wei Fang
Name: Wei Fang	Director	January 17, 2025

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on January 17, 2025.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Sr. Vice President on behalf of Cogency Global Inc.

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1***	Amended and Restated Memorandum and Articles of Association
4.1***	Specimen Certificate for Ordinary Shares
5.1***	Opinion of Ogier (Cayman) LLP regarding the validity of the ordinary shares being registered
10.1***	Form of Indemnification Agreement with the Registrant’s directors and officers
10.2***	Form of Employment Agreement by and between executive officers and the Registrant
10.3#***	English Translation of the Powers of Attorney executed by each VIE shareholder, accepted by our WFOE and acknowledged by the VIE dated January 28, 2022
10.4#***	English Translation of the Equity Pledge Agreement by and among our WFOE, the VIE and the VIE shareholder dated January 28, 2022
10.5#***	English Translation of the form of Spousal Consent granted by the spouse of each individual shareholder of the VIE, as currently in effect, and a schedule of all executed Spousal Consent adopting the same form
10.6***	English translation of the Exclusive Business Cooperation Agreement by and between our WFOE and the VIE dated January 28, 2022
10.7#***	English translation of the Exclusive Option Agreement by and among our WFOE, the VIE and the VIE shareholder dated January 28, 2022
10.8#***	English Translation of Loan Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. as borrower, and Huaxia Bank as lender, dated December 27, 2018
10.9#***	English Translation of Loan Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. as borrower, and Shenzhen Qianhai Weizhong Bank (WeBank) Limited, as lender, dated July 29, 2021
10.10#***	English Translation of Lease Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. and Shenzhen Yifang Digital Technology Co., Ltd., dated July 16, 2024
10.11#***	English Translation of Lease Agreement between Nanjing Yonglei and two individuals, dated January 1, 2020
10.12#***	English Translation of Regional Distribution Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. and Chengdu Enpusheng Medical Technology Co., Ltd. dated June 22, 2022 and the renewed agreement to be effective on June 22, 2023
10.13***	English Translation of Orders between Shenzhen Bestman Precision Instrument Co., Ltd. and Bestman Instrument (Hong Kong) Co., Limited.
10.14***	English Translation of Service Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. and Peixian New Vision Marketing Planning Center., dated September 24, 2021 and the renewed agreement dated on September 28, 2022
10.15#***	English Translation of Service Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. and Shenzhen Jiafangwang Technology Co., Ltd.
10.16#***	English Translation of Loan Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. and Shenzhen Ebitech Technology Co., Ltd.
10.17#***	English Translation of Loan Repayment Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. and Shenzhen Ebitech Technology Co., Ltd.
10.18#***	English Translation of Loan Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. and Shenzhen Beisizhenghe Investment Consulting Enterprise (Limited Partnership)
10.19#***	English Translation of Loan Repayment Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. and Shenzhen Beisizhenghe Investment Consulting Enterprise (Limited Partnership)
10.20***	English Translation of Product Order Sheet between Shenzhen Bestman Precision Instrument Co., Ltd. and Shenzhen Ebitech Technology Co., Ltd.
10.21#***	English Translation of Framework Agreement between Shenzhen Bestman Precision Instrument Co., Ltd., a Uganda Company, and an individual dated March 23, 2022.
10.22***	English Translation of Supplement Agreement of the Framework Agreement between Shenzhen Bestman Precision Instrument Co., Ltd., an Uganda Company, and an individual dated August 27, 2022
10.23#***	English Translation of Regional Distribution Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. and Guangdong Suikang Pharmaceutical Co. Ltd. dated May 22, 2024
10.24#***	English Translation of Regional Distribution Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. and Henan Kuiao Technology Co. dated May 22, 2024
10.25#***	English Translation of Regional Distribution Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. and Yunnan Baitian Medical Technology Co. dated May 22, 2024
10.26#***	English Translation of Regional Distribution Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. and Shenzhen Zhongyu Medical Technology Co. dated November 23, 2021
10.27***	English Translation of Regional Distribution Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. and Guangxi Kunnuo Technology Co. dated January 19, 2022
10.28***	English Translation of Loan Agreement between Shenzhen Bestman Precision Instrument Co., Ltd. as borrower, and Shenzhen Qianhai Weizhong Bank (WeBank) Limited, as lender, dated October 28, 2022
10.29***	English Translation of Maximum Guarantee Contract between Shenzhen Bestman Precision Instrument Co., Ltd. and Shenzhen Qianhai Weizhong Bank (WeBank) Limited, dated October 28,2022
10.30***	English Translation of Comprehensive Credit Line Contract between Shenzhen Bestman Precision Instrument Co., Ltd. and Shenzhen Qianhai Weizhong Bank (WeBank) Limited, dated October 28,2022
10.31#***	English Translation of Strategic Cooperation Agreement for Clinical Promotion between Shenzhen Bestman and Changchun Kaitai Science and Trade Co. Ltd., dated May 10, 2023
10.32#***	English Translation of Housing Lease Contract between Nanjing Yonglei and an individual, effective on January 1, 2020
10.33***	English Translation of Working Capital Loan Contract by and between Shenzhen Bestman Precision Instrument Co., Ltd and Industrial and Commercial Bank of China dated May 29, 2023
10.34***	English Translation of Loan Agreement by and between Shenzhen Bestman Precision Instrument Co., Ltd and Shenzhen Beiguanai Health Service Co., Ltd dated June 8, 2023
10.35***	English Translation of Consent to Terminating the Agreement by and between Shenzhen Bestman Precision Instrument Co., Ltd, an Ugandan company, and an individual dated July 10, 2023
10.36***	English Translation of Letter of Support executed by Mr. Yong Bai on October 12, 2023
10.37#***	English Translation of Special-appointed Dealer Sales Cooperation Agreement by and between Shenzhen Bestman Precision Instrument Co., Ltd and Nanjing Micro Sugar Health Technology Co., LTD dated August 15, 2023
10.38#***	English Translation of Special-appointed Dealer Sales Cooperation Agreement by and between Shenzhen Bestman Precision Instrument Co., Ltd and Shenzhen Qinghe Changfeng Medical Technology Co., LTD dated January 26, 2024
10.39#***	Strategic Cooperation Agreement by and between Shenzhen Bestman Precision Instrument Co., Ltd and PT KARYA MEDIS NUSANTARA dated March 26, 2024
10.40***	Memorandum of Service by and between Shenzhen Bestman Precision Instrument Co., Ltd and Guangdong Provincial Elderly Care Service Industry Promotion Association dated March 13, 2024
10.41***	Form of Sales Confirmation with Alitom Medicare Ltd.
10.42#***	Strategic Cooperation Agreement on Medical Device Delivery entered into by and between Shenzhen Bestman and Beijing Kangruixiang Chinese Medicine Clinic Co., Ltd., dated March 13, 2024
10.43#***	Strategic Cooperation Agreement entered into by and between Shenzhen Bestman and Hainan Widilan Health Technology Co., Ltd., dated June 2, 2023
21.1***	Subsidiaries of the Registrant
23.1***	Consent of Marcum Asia CPAs LLP, an independent registered public accounting firm
23.2***	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1)
23.3*	Consent of Han Kun Law Offices
24.1***	Powers of Attorney (included on signature page)
99.1***	Code of Business Conduct and Ethics of the Registrant
99.2***	Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.
99.3***	Consent of Independent Director Appointee Yu Guo
99.4***	Consent of Independent Director Appointee Lei Lei
99.5***	Consent of Independent Director Appointee Yee Man, Yung
107***	Calculation of Filing Fee Table

*	To be filed by amendment
**	Filed herewith
***	Previously filed
#	Portions of this exhibit has been omitted in accordance with Item 601 of Regulation S-K.